UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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CLEAR CHANNEL COMMUNICATIONS, INC.
(Name of Registrant as Specified in Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CLEAR CHANNEL COMMUNICATIONS, INC.
200 East Basse Road
San Antonio, Texas 78209

January 29, 2007

Dear Shareholders:

We cordially invite you to attend the special meeting of shareholders of Clear Channel Communications, Inc., a Texas corporation (the “Company”), at the Westin Riverwalk Hotel, 420 Market Street, San Antonio, Texas 78205 on March 21, 2007, at 8:00 a.m., Central Standard Time.

At the special meeting, we will ask you to consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated as of November 16, 2006, among the Company, BT Triple Crown Merger Co., Inc., a Delaware corporation (“Merger Sub”), B Triple Crown Finco, LLC, a Delaware limited liability company, and T Triple Crown Finco, LLC, a Delaware limited liability company (together with B Triple Crown Finco, LLC, the “Fincos”), which provides for the recapitalization of the Company by the merger of Merger Sub with and into the Company. The Fincos were formed by private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. If the Company’s shareholders adopt the merger agreement and the merger is completed, you will receive $37.60 in cash, without interest and less any applicable withholding tax, for each share of Company common stock you own (unless you have properly exercised your appraisal rights with respect to the merger). You may also receive additional per share consideration under certain circumstances if the merger is consummated after January 1, 2008.

After careful consideration, the Company’s board of directors by unanimous vote (excluding Messrs. Mark P. Mays, Randall T. Mays, L. Lowry Mays and B. J. McCombs who recused themselves from the deliberations) has determined that the merger agreement is advisable, fair to and in the best interests of the unaffiliated shareholders of the Company, that the Company enter into the merger agreement and consummate the merger on the terms and conditions of the merger agreement. The Company’s board of directors (other than those directors who recused themselves from the deliberations) unanimously recommends that you vote “FOR” the adoption of the merger agreement. In considering the recommendation of the Company’s board of directors with respect to the merger agreement, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. See “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 41.

The accompanying proxy statement provides you with detailed information about the proposed merger and the special meeting. Please give this material your careful attention. You may also obtain more information about the Company from documents we have filed with the Securities and Exchange Commission.

Your vote is very important regardless of the number of shares you own. The merger can not be completed unless holders of two-thirds of the outstanding shares entitled to vote at the special meeting of shareholders vote for the adoption of the merger agreement. We would like you to attend the special meeting. However, whether or not you plan to attend the special meeting, it is important that your shares be represented. Accordingly, please sign, date and return the enclosed proxy card in the postage-paid envelope prior to the special meeting. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. Remember, failing to vote has the same effect as a vote against the adoption of the merger agreement.

Thank you for your continued support and we look forward to seeing you on March 21, 2007.

Sincerely,

Mark P. Mays
Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in the enclosed documents. Any representation to the contrary is a criminal offense.

The proxy statement is dated January 29, 2007, and is first being mailed to shareholders on or about February 1, 2007.

CLEAR CHANNEL COMMUNICATIONS, INC.
200 EAST BASSE ROAD
SAN ANTONIO, TEXAS 78209

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON MARCH 21, 2007

January 29, 2007

Dear Shareholders:

A special meeting of the shareholders of Clear Channel Communications, Inc., a Texas corporation (the “Company”), will be held at the Westin Riverwalk Hotel, 420 Market Street, San Antonio, Texas 78205 on March 21, 2007, at 8:00 a.m. Central Standard Time, for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of November 16, 2006 (the “Merger Agreement”) among the Company, BT Triple Crown Merger Co., Inc., a Delaware corporation (“Merger Sub”), B Triple Crown Finco, LLC, a Delaware limited liability company, and T Triple Crown Finco, LLC, a Delaware limited liability company (together with B Triple Crown Finco, LLC, the “Fincos”). The Merger Agreement, a copy of which is attached as Annex A to the accompanying proxy statement, provides for the recapitalization of the Company by the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation. Pursuant to the Merger Agreement each share of Company common stock, other than those shares (i) held in the Company’s treasury stock or owned by Merger Sub immediately prior to the effective time of the merger, (ii) held by shareholders who properly exercise their appraisal rights under Texas law, if any, and (iii) shares held by certain employees of the Company who have agreed with the Fincos to convert equity securities of the Company held by them into equity securities of the surviving corporation, will be converted into the right to receive $37.60 in cash, without interest, and less any applicable withholding tax. You may also receive additional per share consideration under certain circumstances if the merger is consummated after January 1, 2008;

2. To consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Merger Agreement; and

3. To transact such other business that may properly come before the special meeting or any adjournment thereof.

In accordance with the Company’s bylaws, the board of directors has fixed 5:00 p.m. Central Standard Time on January 22, 2007 as the record date for the purposes of determining shareholders entitled to notice of and to vote at the special meeting and at any adjournment thereof. A list of our shareholders will be available at our principal executive offices at 200 East Basse Road, San Antonio, Texas, 78209, during ordinary business hours for ten days prior to the special meeting. All shareholders of record are cordially invited to attend the special meeting in person.

The adoption of the Merger Agreement requires the affirmative vote of two-thirds of the votes entitled to be cast by the holders of the outstanding shares of the Company’s common stock. Whether or not you plan to attend the special meeting, we urge you to vote your shares by completing, signing, dating and returning the enclosed proxy card as promptly as possible prior to the special meeting to ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the adoption of the Merger Agreement. If you fail to return a valid proxy card and do not vote in person at the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, it will have the same effect as a vote against the adoption of the Merger Agreement. Any shareholder attending the special meeting may vote in person, even if he or she has returned a proxy card; such vote by ballot will revoke any proxy previously submitted. However, if you hold your shares through a bank or broker or other custodian, you must provide a legal proxy issued from such custodian in order to vote your shares in person at the special meeting.

If you plan to attend the special meeting, please note that space limitations make it necessary to limit attendance to shareholders and one guest. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras (including cellular telephones with photographic capabilities), recording devices and other electronic devices will not be permitted at the special meeting. The special meeting will begin promptly at 8:00 a.m., Central Standard Time.

Shareholders who do not vote in favor of the adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written objection to the merger to the Company before the vote is taken on the Merger Agreement and they comply with all requirements of Texas law, which are summarized in the accompanying proxy statement. We urge you to read the entire proxy statement carefully.

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

By Order of the Board of Directors

Andrew W. Levin
Executive Vice President, Chief Legal Officer,
and Secretary

San Antonio, Texas

i

ii

In this proxy statement, the terms “Company,” “Clear Channel,” “we,” “our,” “ours,” and “us” refer to Clear Channel Communications, Inc., unless the context otherwise requires.

iii

SUMMARY

This summary highlights selected information from the proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find Additional Information” beginning on page 91. The Agreement and Plan of Merger, dated as of November 16, 2006 (the “Merger Agreement”) by and among Clear Channel, BT Triple Crown Merger Co., Inc. (“Merger Sub”), B Triple Crown Finco, LLC and T Triple Crown Finco, LLC (collectively, the “Fincos”), is attached as Annex A to this proxy statement. We encourage you to read the Merger Agreement because it is the legal document that governs the parties’ agreement pursuant to which the Company will be recapitalized by means of a merger of Merger Sub with and into the Company (the “Merger”). Each item in this summary includes a page reference directing you to a more complete description of that item.

The Parties to the Merger (See “The Parties to the Merger” on page 21)	Clear Channel, incorporated in 1974, is a diversified media company with three reportable business segments: radio broadcasting, Americas outdoor advertising (consisting of operations in the United States, Canada and Latin America) and international outdoor advertising. Clear Channel owns over 1,100 radio stations and a leading national radio network operating in the United States. In addition, Clear Channel has equity interests in various international radio broadcasting companies. Clear Channel also owns or operates more than 164,000 national and 710,000 international outdoor advertising display faces. Additionally, Clear Channel owns or programs 42 television stations and owns a full-service media representation firm that sells national spot advertising time for clients in the radio and television industries throughout the United States. Clear Channel is headquartered in San Antonio, Texas, with radio stations in major cities throughout the United States.

Each Finco is a newly formed Delaware limited liability company. B Triple Crown Finco, LLC was formed by a private equity fund sponsored by Bain Capital Partners, LLC (“Bain Capital Fund IX”) and T Triple Crown Finco, LLC was formed by a private equity fund sponsored by Thomas H. Lee Partners, L.P. (“THL Partners Fund VI” and together with Bain Capital Fund IX, the “Sponsors”), in each case, solely for the purpose of effecting the Merger and the transactions related to the Merger.

Merger Sub is a newly formed Delaware corporation and a wholly-owned subsidiary of the Sponsors, and was organized solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement. Merger Sub has not engaged in any business except activities incidental to its organization and in connection with the transactions contemplated by the Merger Agreement.

The Merger (See “The Merger Agreement” on page 65)	The Merger Agreement provides that Merger Sub will be merged with and into the Company, and each outstanding share of the common stock, par value $0.10 per share, of the Company (“Company common stock”), other than (i) shares held in the treasury of the Company or owned by Merger Sub immediately prior to the Effective Time (as defined below), (ii) shares held by shareholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal rights in accordance with Texas law, if any, and (iii) shares held by certain employees of the Company who agree with the Fincos to convert equity securities of the Company held by them into equity securities of the surviving corporation, will be converted into the right to receive $37.60 in cash, without interest and less any applicable withholding tax.

In addition, if the Merger becomes effective (the “Effective Time”) after January 1, 2008, you also will receive an amount equal to the lesser of (i) the pro rata portion, based upon the number of days elapsed since January 1, 2008, of $37.60 multiplied by 8% per annum, per share, or (ii) an amount equal to (a) the Company’s operating cash flow (as more fully described under “The Merger Agreement — Treatment of Common Stock and Other Securities”) from January 1, 2008 through the last day of the month before the closing date, less any dividends paid or declared following that period and prior to the closing date and amounts committed or paid to purchase equity interests in the Company or derivatives thereof with respect to that period (to the extent that those dividends or amounts are not deducted from operating cash flow for any prior period), divided by (b) the total number of outstanding shares of Company common stock, and shares underlying options with exercise prices less than the merger consideration. The total amount paid per share of Company common stock is referred to in this proxy statement as the “Merger Consideration.”

Effects of the Merger (See “The Merger Agreement — Effects of the Merger” on page 66)	If the Merger Agreement is adopted by our shareholders and the other conditions to closing are satisfied, Merger Sub will merge with and into the Company. The separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation, wholly-owned by entities sponsored by the Sponsors and their co-investors. Upon completion of the Merger, shares of Company common stock, other than (i) shares held in the treasury of the Company or owned by Merger Sub immediately prior to the Effective Time, (ii) shares held by shareholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal rights in accordance with Texas law, if any, and (iii) shares held by certain employees of the Company who agree with the Fincos to convert equity securities of the Company held by them into equity securities of the surviving corporation, will be converted into the right to receive the Merger Consideration. Following completion of the Merger, the Company’s common stock will be delisted from the New York Stock Exchange (“NYSE”) and no longer publicly traded. The surviving corporation will be a privately held corporation, and you will cease to have any ownership interest in the surviving corporation or any rights as its shareholder.

The Special Meeting of Shareholders (See “The Special Meeting of Shareholders” on page 22)	Place, Date and Time. The special meeting will be held at the Westin Riverwalk Hotel, 420 Market Street, San Antonio, Texas 78205 on March 21, 2007, at 8:00 a.m., Central Standard Time.

Purpose. You will be asked to consider and vote upon the approval and adoption of the Merger Agreement, pursuant to which Merger Sub will merge with and into the Company.

Record Date and Quorum. You are entitled to vote at the special meeting if you owned shares of Company common stock as of 5:00 p.m. Central Standard Time on January 22, 2007, which time on that date is the record date for the special meeting. As of the record date there were 493,902,969 shares of Company common stock outstanding and entitled to vote, held by approximately 3,220 holders of record. The presence in person or by proxy of a majority of the issued and outstanding shares of Company common stock at the special meeting constitutes a quorum for the purpose of considering the proposals.

Vote Required For Adoption of the Merger Agreement. The approval and adoption of the Merger Agreement requires the affirmative vote of two-thirds of the votes entitled to be cast by the holders of the outstanding shares of Company common stock. The failure to vote has the same effect as a vote “AGAINST” the adoption of the Merger Agreement.

Vote Required For Adjournment. If a quorum exists, holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting.

Who Can Vote at the Special Meeting. You may vote at the special meeting all of the shares of Company common stock you own of record as of the record date. You may vote any shares you hold of record in person at the special meeting, even if you have returned a proxy card and your vote by ballot will revoke any proxy previously submitted. If you hold your shares through a bank or broker or other custodian, you must provide a legal proxy issued from such custodian in order to vote your shares in person at the special meeting.

Procedure for Voting. You may vote your shares by attending the special meeting and voting in person or you may submit a proxy by signing and returning the enclosed proxy card. You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must advise Innisfree M&A Incorporated, the Company’s proxy solicitor, in writing, that you are revoking your proxy and deliver a new proxy dated after the date of the earlier proxy being revoked, or submit a later-dated proxy by telephone or the Internet at or before the special meeting, before your shares of Company common stock have been voted at the special meeting, or attend the special meeting and vote your shares in person. Merely attending the special meeting without voting will not constitute revocation of your earlier proxy.

If your shares are held in “street name” by your broker, please follow the directions provided by your broker in order to instruct your broker as to how to vote your shares. If you do not instruct your broker to vote your shares, it has the same effect as a vote “AGAINST” adoption of the Merger Agreement.

Timing and Likelihood of Closing (See “The Merger Agreement — Effective Time; Marketing Period” on page 66)	We are working toward completing the Merger as quickly as possible, and we anticipate that it will be completed by the end of 2007, assuming satisfaction or waiver of all of the conditions to the Merger. However, because the Merger is subject to certain conditions, including adoption of the Merger Agreement by our shareholders, receipt of certain regulatory approvals and the conclusion of the Marketing Period (as defined below under “The Merger Agreement — Effective Time; Marketing Period”), the exact timing of the completion of the Merger and the likelihood of the consummation thereof cannot be predicted. If any of the conditions in the Merger Agreement are not satisfied, or waived, including the conditions described below under “The Merger Agreement — Conditions to the Merger,” the Merger Agreement may terminate as a result.

Determinations of the Special Advisory Committee and of the Board of Directors (See “The Merger — Reasons for the Merger — Determinations of the Special Advisory Committee and of the Board of Directors” on page 37	Special Advisory Committee. The special advisory committee is a committee formed by the disinterested members of our board of directors comprised of three disinterested and independent members of our board of directors. The special advisory committee was formed for the purpose of (i) prior to execution of the Merger Agreement, providing its assessment, after receiving the advice of its legal and financial advisors and other experts, as to the fairness of the terms of the Merger Agreement, and (ii) following execution of the Merger Agreement, in the event the Company receives a Competing Proposal (as defined below under “The Merger Agreement — Solicitation of Alternative Proposals”), providing its assessment, after receiving advice of its legal and financial advisors and other experts, as to the fairness and/or superiority of the terms of the Competing Proposal and the continuing fairness of the terms of the Merger Agreement. The process for pursuing, and all negotiations with respect to, the Merger Agreement (and any other possible transaction) were not directed by the special advisory committee but rather were directed by the disinterested members of the board of directors. The special advisory committee engaged its own legal and financial advisors in connection with its assessment of the fairness of the terms of the Merger Agreement. The special advisory committee unanimously determined that the terms of the Merger Agreement were fair to the Company’s unaffiliated shareholders.

Board of Directors. The Company’s board of directors by unanimous vote (excluding Messrs. Mark P. Mays, Randall T. Mays, L. Lowry Mays and B. J. McCombs who recused themselves from the deliberations), recommends that you vote “FOR” the adoption of the Merger Agreement. The board of directors (i) determined that the Merger is fair to and in the best interests of the Company and its unaffiliated shareholders, (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, (iii) recommended that the shareholders of the Company vote in favor of the Merger and directed that such matter be submitted for consideration of the shareholders of the

Company at the special meeting, and (iv) authorized the execution, delivery and performance of the Merger Agreement and the transactions contemplated by the Merger Agreement.

Recommendation of the Board of Directors. The board of directors by unanimous vote (excluding Messrs. Mark P. Mays, Randall T. Mays, L. Lowry Mays and B. J. McCombs who recused themselves from the deliberations) recommends that the shareholders of the Company vote “FOR” the adoption of the Merger Agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Interests of the Company’s Directors and Executive Officers in the Merger (See “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger” on page 41)	In considering the recommendation of the board of directors with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our shareholders generally. These interests include the treatment of shares (including restricted shares) and options held by the directors and officers, as well as indemnification and insurance arrangements with officers and directors, change in control severance benefits that may become payable to certain officers, employment agreements and an equity ownership in the surviving corporation if the Merger is consummated. These interests, to the extent material, are described below under “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger.” The board of directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the Merger.

Opinions of Financial Advisors (See “Opinions of Financial Advisors” on page 49)	Opinion of the Company’s Financial Advisor. Goldman, Sachs & Co. (“Goldman Sachs”) delivered its opinion to our board of directors that, as of November 16, 2006 and based upon and subject to the factors and assumptions set forth therein, the merger consideration of $37.60 per share in cash to be received by the holders of the outstanding shares of Company common stock (other than the Rollover Shares (as defined below under “The Merger Agreement — Rollover by Shareholders”)) was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated November 16, 2006, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. We encourage you to read the Goldman Sachs opinion carefully in its entirety. Goldman Sachs provided its opinion for the information and assistance of our board of directors in connection with its consideration of the transaction. Goldman Sachs’ opinion is not a recommendation as to how any holder of shares of our common stock should vote with respect to the Merger. Pursuant to an engagement letter between the Company and Goldman Sachs, the Company has agreed to pay Goldman Sachs a transaction fee of approximately $40 million, the principal portion of which is payable upon consummation of the Merger.

Opinion of the Special Advisory Committee’s Financial Advisor. In connection with the Merger, the special advisory committee received the opinion of its financial advisor, Lazard Frères & Co. LLC (“Lazard”). On November 16, 2006, Lazard delivered its written opinion to the special advisory committee, to the effect that, as of such date and based upon and subject to the assumptions, factors and qualifications set forth in the opinion, the Merger Consideration to be paid to the holders of our common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders (other than the Company, Merger Sub, any holder of Rollover Shares and any shareholder who is entitled to demand and properly perfects appraisal rights).

The full text of Lazard’s written opinion, dated November 16, 2006, is attached to this proxy statement as Annex C and is incorporated into this proxy statement by reference. We encourage you to read the Lazard opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with the opinion. Lazard’s written opinion is addressed to the special advisory committee. Lazard’s written opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or whether our shareholders should take any other action relating to the Merger. Pursuant to an engagement letter between the special advisory committee and Lazard, the Company has agreed to pay Lazard an aggregate fee of $5 million, a significant portion of which was payable in connection with the rendering of its opinion. Lazard’s fee was not contingent upon the outcome of the opinion.

Financing (See “Financing” on page 47)	Equity Financing. The Fincos have received equity commitment letters for an aggregate commitment of up to approximately $4.0 billion which consists of the following: (i) equity commitment letters from each of the Sponsors, pursuant to which, subject to the conditions contained therein, the Sponsors have collectively agreed to make or cause to be made a cash capital contribution to the Fincos of up to $2.46 billion, which, subject to certain conditions, each of the Sponsors may assign to other investors and (ii) equity commitment letters from Citigroup Capital Partners II Employee Master Fund, L.P., Citigroup Capital Partners II Cayman Holdings, L.P., Citigroup Capital Partners II 2006 Citigroup Investment, L.P., Citigroup Capital Partners II Onshore, L.P., CGI Private Equity LP, LLC, CSFB LP Holding, DB Investment Partners, Inc., Morgan Stanley Strategic Investments, Inc. and RBS Equity Corporation (the “Equity Investors”) for approximately $1.55 billion in the aggregate, a portion of each of which, subject to certain conditions agreed to with the Fincos, may be assigned to other affiliated and non-affiliated investors.

Debt Financing. In connection with the execution and delivery of the Merger Agreement, the Fincos have obtained commitments to provide up to $21.475 billion in aggregate debt financing, consisting of (i) senior secured credit facilities in an aggregate principal amount of $16.375 billion, (ii) a receivables-backed revolving credit facility with a maximum availability of $1.0 billion, (iii) a senior unsecured bridge loan facility in an aggregate principal amount of up to $2.6 billion, and (iv) a senior subordinated unsecured bridge loan facility in an aggregate principal amount of up to $1.5 billion to finance, in part, the payment of the Merger Consideration, the repayment or refinancing of certain of our debt outstanding on the closing date of the Merger and the payment of fees and expenses in connection with the Merger, refinancing, financing and related transactions and, after the closing date of the Merger, to provide for ongoing working capital, refinance other debt and general corporate purposes. The debt commitments are not conditioned on nor do they require or contemplate the acquisition of the outstanding public shares of Clear Channel Outdoor Holdings, Inc. (“Clear Channel Outdoor Holdings”). The debt commitments do not require or contemplate any changes to the existing cash management and intercompany arrangements between the Company and Clear Channel Outdoor Holdings, the provisions of which are described in Clear Channel Outdoor Holdings’ SEC filings. The consummation of the Merger will not permit Clear Channel Outdoor Holdings to terminate these arrangements and the Company may continue to use the cash flows of Clear Channel Outdoor Holdings for its own general corporate purposes pursuant to the terms of the existing cash management and intercompany arrangements between the Company and Clear Channel Outdoor Holdings, which may include making payments on the new debt.

The Fincos agreed to use their reasonable best efforts to arrange the debt financing on the terms and conditions described in the debt financing commitments. If any portion of the debt financing becomes unavailable in the manner or from the sources contemplated in the Debt Commitment Letter (as defined below under “Financing — Debt Financing”), the Fincos have agreed to use their reasonable best efforts to obtain alternative financing from alternative sources.

Under the Merger Agreement, the Debt Commitment Letter may be amended, restated or otherwise modified or superseded to add lenders and arrangers, increase the amount of debt, replace or modify the facilities or otherwise replace or modify the Debt Commitment Letter in a manner not less beneficial in the aggregate to Merger Sub and the Fincos, except that any new debt financing commitments shall not (i) adversely amend the conditions to the debt financing set forth in the Debt Commitment Letter in any material respect, (ii) reasonably be expected to delay or prevent the closing of the Merger, or (iii) reduce the aggregate amount of debt financing available for closing unless replaced with new equity or debt financing.

Regulatory Approvals (See “Regulatory Approvals” on page 63)	Under the Communications Act of 1934, as amended (the “Communications Act”), the Company and the Fincos may not complete the Merger unless they have first obtained the approval of the Federal Communications Commission (the “FCC”) to transfer control of the Company’s FCC licenses to affiliates of the Fincos. FCC approval is sought through the filing of applications with the FCC, which are subject to public comment and objections from third parties. Pursuant to the Merger Agreement, the parties filed on December 12, 2006 all applications necessary to obtain such FCC approval. The timing or outcome of the FCC approval process cannot be predicted.

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the rules promulgated thereunder, the Company cannot complete the Merger until it notifies and furnishes information to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, and the applicable waiting period has expired or been terminated.

The Merger is also subject to review by the governmental authorities of various other jurisdictions under the antitrust, communication and investment review laws of those jurisdictions.

Procedure for Receiving the Merger Consideration See “The Merger Agreement — Treatment of Common Stock and Other Securities — Exchange and Payment Procedures” on page 69)	The Fincos will appoint a paying agent reasonably acceptable to us to coordinate the payment of the applicable portion of the aggregate Merger Consideration following the Merger. Promptly after the Effective Time, the paying agent will mail a letter of transmittal and instructions to you and the other shareholders. The letter of transmittal and instructions will tell you how to surrender your Company common stock certificates in exchange for the applicable portion of the Merger Consideration. Please do not send in your share certificates now.

Material United States Federal Income Tax Consequences (See “Material United States Federal Income Tax Consequences” on page 61)	The Merger will be a taxable transaction to you. For United States federal income tax purposes, your receipt of cash in exchange for your shares of Company common stock generally will result in you recognizing gain or loss measured by the difference, if any, between the cash you receive in the Merger and your tax basis in your shares of Company common stock. You should consult your own tax advisor for a full understanding of the Merger’s tax consequences that are particular to you.

Conditions to the Merger (See “The Merger Agreement — Conditions to the Merger” on page 81)	Before we can complete the Merger, a number of conditions must be satisfied. These conditions include: • adoption of the Merger Agreement by our shareholders;

• the expiration or termination of any applicable waiting period under the HSR Act and any applicable foreign antitrust laws;

• no governmental authority having enacted any law or order making the Merger illegal or otherwise prohibiting the consummation of the Merger;

• the receipt of the FCC Consent (as defined below under “Regulatory Approvals”);

• the performance, in all material respects, by all parties to the Merger Agreement of their respective agreements and covenants in the Merger Agreement, and the representations and warranties of the Company, the Fincos and Merger Sub in the Merger Agreement being true and correct, subject to certain “Material

Adverse Effect” qualifications (as defined below under “The Merger Agreement — Representations and Warranties”);

• the Fincos’ delivery to the Company at the closing of a solvency certificate; and

• the non-occurrence of any change, effect or circumstance that has had or would reasonably be expected to have a material adverse effect on the business, operations, results of operations or financial condition of the Company and its subsidiaries taken as a whole, subject to certain exceptions.

If a failure to satisfy one of these conditions to the obligations of the Company to complete the Merger is not considered by our board of directors to be material to our shareholders, the board of directors could waive compliance with that condition. Our board of directors is not aware of any condition to the Merger that cannot be satisfied. Under Texas law, after the Merger Agreement has been adopted by our shareholders, the Merger Consideration cannot be changed and the Merger Agreement cannot be altered in a manner adverse to our shareholders without re-submitting the revisions to our shareholders for their approval.

Solicitation of Alternative Proposals (See “The Merger Agreement — Solicitation of Alternative Proposals” on page 77)	Until 11:59 p.m., Eastern Standard Time, on December 7, 2006, we were permitted to initiate, solicit and encourage a Competing Proposal from third parties, (including by way of providing access to non-public information and participating in discussions or negotiations regarding, or taking any other action to facilitate a Competing Proposal). The Company did not receive any Competing Proposals prior to that time.

From and after 11:59 p.m., Eastern Standard Time, on December 7, 2006 we have agreed not to:

• initiate, solicit, or knowingly facilitate or encourage the submission of any inquiries proposals or offers with respect to a Competing Proposal (including by way of furnishing information);

• participate in any negotiations regarding, or furnish to any person any information in connection with, any Competing Proposal;

• engage in discussions with any person with respect to any Competing Proposal;

• approve or recommend any Competing Proposal;

• enter into any letter of intent or similar document or any agreement or commitment providing for any Competing Proposal;

• otherwise cooperate with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person (other than the Fincos or their representatives) with respect to, or which would reasonably be expected to result in, a Competing Proposal; or

• exempt any person from the restrictions contained in any state takeover or similar law or otherwise cause such restrictions not to apply to any person or to any Competing Proposal.

From and after 11:59 p.m. Eastern Standard Time on December 7, 2006 the Company agreed to:

• immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any persons conducted prior to November 16, 2006 with respect to any actual or potential Competing Proposal; and

• with respect to parties with whom discussions or negotiations have been terminated on, prior to or subsequent to November 16, 2006, the Company shall use its reasonable best efforts to obtain the return or the destruction of, in accordance with the terms of the applicable confidentiality agreement, any confidential information previously furnished by the Company.

Notwithstanding these restrictions, at any time prior to the approval of the Merger Agreement by our shareholders, if the Company receives a written Competing Proposal that our board of directors determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal (as defined below under “The Merger Agreement — Solicitation of Alternative Proposals”), the Company may, subject to certain conditions:

• furnish information to the third party making the Competing Proposal; and

• engage in discussions or negotiations with the third party with respect to the Competing Proposal.

In addition, we may terminate the Merger Agreement and enter into a definitive agreement with respect to a Competing Proposal if we receive a bona fide written Competing Proposal that our board of directors determines in good faith, after consultation with the Company’s outside counsel and financial advisors, is a Superior Proposal (after giving effect to any adjustments to the terms of the Merger Agreement offered by the Fincos) and if our board of directors determines in good faith, after consultation with the Company’s outside counsel, that the failure to take such action would reasonably be expected to be a breach of the board of directors fiduciary duties under applicable law.

Termination (See “The Merger Agreement — Termination” on page 83)	The Company and the Fincos may agree to terminate the Merger Agreement without completing the Merger at any time. The Merger Agreement may also be terminated in certain other circumstances, including (in each case subject to certain limitations and exceptions):

• by either the Fincos or the Company, if:

  • the closing of the Merger has not occurred on or before the date that is 12 months from the FCC Filing Date (as defined below under “The Merger Agreement — Termination”), except that under certain conditions that date may be extended by the Company or the Fincos to the date that is 18 months from the FCC Filing Date (the “Termination Date”);

  • any governmental entity has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and that order or other action is final and non-appealable;

• the Company’s shareholders do not adopt the Merger Agreement at the special meeting or any postponement or adjournment thereof;

  • there is a material breach by the non-terminating party of any of its representations, warranties, covenants or agreements in the Merger Agreement that would result in the failure of certain closing conditions and that breach has not been cured within 30 days following delivery of written notice by the terminating party;

• by the Company, if on or prior to the last day of the Marketing Period neither Merger Sub nor the surviving corporation has received the proceeds of the financings sufficient to consummate the Merger;

• by the Company, if, prior to the adoption of the Merger Agreement by the shareholders of the Company, the board of directors has concluded in good faith, after consultation with outside legal and financial advisors, that a Competing Proposal is a Superior Proposal;

• by the Fincos, if the board of directors changes, qualifies, withdraws or modifies in a manner adverse to the Fincos its recommendation that the Company’s shareholders approve and adopt the Merger Agreement, or fails to reconfirm its recommendation within five business days of receipt of a written request from the Fincos; or

• by the Fincos, if the board of directors fails to include in the proxy statement distributed to the shareholders of the Company, its recommendation that the Company’s shareholders approve and adopt the Merger Agreement.

Termination Fees (See “The Merger Agreement — Termination Fees” on page 83)	The Merger Agreement provides that, upon termination of the Merger Agreement under specified circumstances the Company will be required to pay the Fincos a termination fee of $500 million. These circumstances include a termination of the Merger Agreement by:

(i) the Company in order to accept a Superior Proposal,

(ii) the Fincos, if the board of directors, (a) changes its recommendation to the Company’s shareholders that they approve and adopt the Merger Agreement, (b) fails to reconfirm its recommendation, or (c) fails to include its recommendation in this proxy statement,

(iii) the Fincos or the Company, if the Company’s shareholders do not adopt the Merger Agreement at the special meeting, so long as prior to the special meeting, a Competing Proposal has been publicly announced or made to known to the Company and not withdrawn at least two business days prior to the special meeting and within 12 months of the termination of the Merger Agreement the Company enters into a definitive proposal with respect to, or consummates, any Competing Proposal; or

(iv) the Fincos, if the Fincos are not in material breach of their obligations under the Merger Agreement and if the Company has willfully and materially breached its representations, warranties and obligations under the Merger Agreement, which breach has not been cured within 30 days, and prior the date of termination a Competing Proposal has been publicly announced or been made known to the Company and within 12 months after the termination of the Merger Agreement the Company enters into a definitive agreement with respect to any Competing Proposal.

The Merger Agreement provides that, upon termination of the Merger Agreement under specified circumstances Merger Sub will be required to pay the Company a termination fee as follows:

(i) if the Company or the Fincos terminate the Merger Agreement, because the Effective Time has not occurred on or before the Termination Date and the terminating party has not breached in any material respect its obligations under the Merger Agreement that proximately caused the failure to consummate the Merger on or before the Termination Date, all conditions to the Fincos’ and Merger Sub’s obligation to consummate the Merger have been satisfied, other than conditions relating to the expiration or termination of any applicable waiting period under the HSR Act or the receipt of the FCC Consent, then Merger Sub will pay to the Company a termination fee of $600 million in cash; however, if the only condition that has not been satisfied is the receipt of the FCC Consent and Merger Sub, the Fincos and each attributable investor have carried out their respective obligations relating to obtaining that consent, the termination fee will be $300 million in cash;

(ii) if the Company terminates the Merger Agreement, due to the Fincos and Merger Sub having willfully and materially breached or failed to perform in any material respect any of their representations, warranties, or obligations under the Merger Agreement such that certain closing condition would not be satisfied, which breach has not been cured within 30 days and all conditions to the Fincos’ and Merger Sub’s obligation to consummate the Merger have been satisfied, other than conditions relating to the expiration or termination of any applicable waiting period under the HSR Act or the receipt of the FCC Consent, then Merger Sub will pay to the Company a termination fee of $600 million in cash; however, if the only condition that has not been satisfied is the receipt of the FCC Consent and Merger Sub, the Fincos and each attributable investor have carried out their respective obligations relating to obtaining that consent, the termination fee will be $300 million in cash;

(iii) if the Company terminates the Merger Agreement due to the Fincos’ failure to effect the closing because of a failure to receive adequate proceeds from one or more of the financings contemplated by the financing commitments on or prior to the last day of the Marketing Period or the Fincos’ breach or failure to perform in any material respects, upon a willful and material breach by Merger Sub and/or the Fincos, of any of their representations, warranties and covenants such that certain closing conditions would not be satisfied and such breach has not been cured within 30 days following delivery of written notice by the Company, then Merger Sub will be required to pay the Company a termination fee equal to $500 million.

In the event that the Merger Agreement is terminated (i) by the Company or the Fincos because of the failure to obtain the approval of the Company’s shareholders at the special meeting or any adjournment or postponement thereof or (ii) by the Fincos due to a willful or material breach of the Merger Agreement by the Company, and a termination fee is not otherwise then payable by the Company under the Merger Agreement, the Company has agreed to pay the Fincos’ reasonable out-of- pocket fees and expenses incurred in connection with the Merger Agreement and this proxy statement in an amount not to exceed $45 million, which amount will be credited towards any termination fee payable by the Company in the future.

Limited Guarantee of the Sponsors (See “The Merger Agreement — Limited Guarantees” on page 85)	In connection with the Merger Agreement, each of the Sponsors (each an affiliate of the Fincos) and the Company entered into a Limited Guarantee pursuant to which, among other things, each of the Sponsors is providing the Company a guarantee of payment of its pro rata portion of the termination fees payable by Merger Sub.

Company’s Stock Price (See “Market Prices of Our Common Stock and Dividend Data” on page 86)	The Company common stock is listed on the NYSE under the trading symbol “CCU.” On October 24, 2006, which was the last trading day immediately prior to the date on which we announced that the board of directors was exploring possible strategic alternatives for the Company to enhance shareholder value, the Company common stock closed at $32.20 per share and the average closing stock price of the Company common stock during the 60 trading days ended October 24, 2006, was $29.27 per share. On November 15, 2006, which was the last trading day immediately prior to the date on which we announced the approval of the Merger Agreement by our board of directors, the Company common stock closed at $34.12 per share. On January 26, 2007, which was the last trading day before this proxy statement was filed, the Company common stock closed at $37.10 per share.

Shares Held by Directors and Executive Officers (See “Security Ownership By Certain Beneficial Owners and Management” on page 86)	As of January 22, 2007, the directors and executive officers of the Company beneficially owned approximately 8.4% of the shares of Company common stock entitled to vote at the special meeting, assuming the Company’s outstanding options are not exercised.

Dissenters’ Rights of Appraisal (See “Dissenters’ Rights of Appraisal” on page 88)	The Texas Business Corporation Act (“TBCA”) provides you with appraisal rights in connection with the Merger. This means that if you are not satisfied with the amount you are receiving in the Merger, you are entitled to have the fair value of your shares determined by a Texas court and to receive payment based on that valuation. The ultimate amount you receive as a dissenting shareholder in an appraisal proceeding may be more or less than, or the same as, the amount you would have received in the Merger. To exercise your appraisal rights, you must deliver a written objection to the Merger before the Merger Agreement is voted on at the special meeting and you must not vote in favor of the adoption of the Merger Agreement. Your failure to follow exactly the procedures specified under Texas law will result in the loss of your appraisal rights.

QUESTIONS

If you have additional questions about the Merger or other matters discussed in this proxy statement after reading this proxy statement, please contact our proxy solicitor, Innisfree M&A Incorporated, at:

Innisfree M&A Incorporated
501 Madison Avenue
20th Floor
New York, NY 10022
Shareholders Call Toll-Free:	(877) 456-3427
Banks and Brokers Call Collect:	(212) 750-5833

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed Merger. These questions and answers may not address all questions that may be important to you as a shareholder of Clear Channel Communications, Inc. To fully understand the Merger, please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	What is the proposed transaction?

A:	The proposed transaction is the merger of the Company with the Merger Sub, an entity formed by private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P., solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement. If the Merger Agreement is adopted by the Company’s shareholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into the Company (the “surviving corporation”). Pursuant to the Merger Agreement, the Company will be the surviving corporation in the Merger and will become wholly-owned by entities sponsored by the Sponsors and co-investors and shares of Company common stock will not be publicly traded after the Merger.

Q:	What will I receive for my shares of Company common stock in the Merger?

A:	Upon completion of the Merger, you will receive $37.60 in cash, without interest and less any applicable withholding tax, for each share of Company common stock that you own. For example, if you own 100 shares of Company common stock, you will receive $3,760 in cash in exchange for your shares of Company common stock. In addition, if the Merger occurs after January 1, 2008, you will also receive an additional amount equal to the lesser of:

• the pro rata portion, based upon the number of days elapsed since January 1, 2008, of $37.60 multiplied by 8% per annum, or

•  an amount equal to (a) the Operating Cash Flow (as defined below under “The Merger Agreement — Treatment of Common Stock and Other Securities”) for the Company and its subsidiaries for the period from and including January 1, 2008 through and including the last day of the last month preceding the Closing Date for which financial statements are available at least ten (10) calendar days prior to the Closing Date less dividends paid or declared with respect to the foregoing period and amounts committed or paid to purchase equity interests in the Company or derivatives thereof with respect to that period (but only to the extent that those dividends or amounts are not deducted from the Operating Cash Flow for the Company and its subsidiaries for any prior period) divided by (b) the sum of the number of outstanding shares of Company common stock (including outstanding restricted shares) plus the number of shares of Company common stock issuable pursuant to convertible securities of the Company outstanding at the Closing Date with exercise prices less than the Merger Consideration.

The total amount paid per share of Company common stock is referred to in this proxy statement as the “Merger Consideration.”

Q:	Will I continue to receive dividends?

A:	Our current policy is to provide quarterly cash dividends on your shares of Company common stock at a rate of $0.1875 per share. The terms of the Merger Agreement allow us to continue this policy through the closing date of the Merger. However, any future decision by our board of directors to pay cash dividends will depend on, among other factors, our earnings, financial position, capital requirements and regulatory changes.

Q:	How will options to purchase Company common stock be treated in the Merger?

A:	Except as otherwise agreed by the Fincos and a holder of options to purchase Company common stock, each outstanding option to purchase Company common stock (a “Company stock option”) that remains outstanding and unexercised as of the Effective Time, whether vested or unvested, will automatically become fully vested and convert into the right to receive a cash payment, without interest and less any applicable withholding tax, equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per share of such Company stock option and (ii) the number of shares of Company common stock issuable upon exercise of such Company stock option. As of the Effective Time, Company stock options will no longer be outstanding and will automatically cease to exist, and the holders thereof will no longer have any rights with respect to the Company stock options, except the right to receive the cash payment, if any, described in the preceding sentence.

Q:	How will restricted shares of Company common stock be treated in the Merger?

A:	Except as otherwise agreed by the Fincos and a holder of restricted shares with respect to that holder’s restricted shares, each restricted share of Company common stock (“Company restricted stock”) that remains outstanding as of the Effective Time, whether vested or unvested, will automatically become fully vested and convert into the right to receive a cash payment equal to the Merger Consideration (except for the Rollover Shares). As of the Effective Time, all such Company restricted stock, whether vested or unvested, will no longer be outstanding and will automatically cease to exist, and the holders thereof, including our directors and executive officers, will no longer have any rights with respect to the Company restricted stock, except the right to receive a cash payment equal to the Merger Consideration in respect of each vested Company restricted stock.

Q:	Where and when is the special meeting?

A:	The special meeting will be held at the Westin Riverwalk Hotel, 420 Market Street, San Antonio, Texas 78205 on March 21, 2007, at 8:00 a.m., Central Standard Time.

Q:	Are all Company shareholders as of the record date entitled to vote at the special meeting?

A:	Yes. All shareholders who own Company common stock at 5:00 p.m. Central Standard Time on January 22, 2007, will be entitled to receive notice of the special meeting and to vote the shares of Company common stock that they hold on that date at the special meeting, or any adjournments of the special meeting.

Q:	Which of my shares may I vote?

A:	All shares owned by you as of the close of business on the record date may be voted by you. These shares include shares that are: (i) held directly in your name as the shareholder of record, and (ii) held for you as the beneficial owner through a stockbroker, bank or other nominee. Each of your shares is entitled to one vote at the special meeting.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	Most of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record: If your shares are registered directly in your name with the Company’s transfer agent, The Bank of New York, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by The Bank of New York on behalf of the Company. As the shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the special meeting. We have enclosed a proxy card for you to use.

Beneficial Owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the special meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the special meeting, unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares.

Q:	How can I vote my shares in person at the special meeting?

A:	Shares held directly in your name as the shareholder of record may be voted by you in person at the special meeting. If you choose to do so, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the special meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the special meeting. If you desire to vote in person at the special meeting any previously submitted proxies will be revoked. Shares held in “street name” may be voted in person by you at the special meeting only if you obtain a signed proxy from the record holder giving you the right to vote the shares. Your vote is important. Accordingly, we urge you to sign and return the accompanying proxy card whether or not you plan to attend the special meeting.

If you plan to attend the special meeting, please note that space limitations make it necessary to limit attendance to shareholders and one guest. Admission to the special meeting will be on a first-come, first-served basis. Registration and seating will begin at 7:30 a.m. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding stock in street name will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras (including cellular telephones with photographic capabilities), recording devices and other electronic devices will not be permitted at the special meeting.

Q:	How can I vote my shares without attending the special meeting?

A:	Whether you hold shares directly as the shareholder of record or beneficially in street name, when you return your proxy card or voting instructions accompanying this proxy statement, properly signed, the shares represented will be voted in accordance with your directions.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not vote your shares on your behalf unless you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting “AGAINST” the Merger.

Q:	What vote of the Company’s shareholders is required to adopt the Merger Agreement?

A:	For us to complete the Merger, shareholders holding two-thirds of the outstanding shares of Company common stock at 5:00 p.m. Central Standard Time on January 22, 2007, must vote “FOR” the adoption of the Merger Agreement, with each share having a single vote for these purposes. Accordingly, failure to vote or an abstention will have the same effect as a vote “AGAINST” adoption of the Merger Agreement.

Q:	What vote of our shareholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A:	The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of shareholder holding a majority of the outstanding shares of Company common stock present or represented by proxy at the special meeting and entitled to vote on the matter.

Q:	What constitutes a quorum?

A:	The presence, in person or by proxy, of shareholders holding a majority of the outstanding shares of Company common stock is necessary to constitute a quorum at the special meeting. Only votes cast “FOR” a matter constitute affirmative votes. Abstentions are counted for quorum purposes, but since they are not votes cast “FOR” a particular matter, they will have the same effect as negative votes or a vote “AGAINST” a particular matter.

Q:	Does our board of directors recommend that our shareholders vote “FOR” the adoption of the Merger Agreement?

A:	Yes. After careful consideration, the board of directors by unanimous vote (excluding Messrs. Mark P. Mays, Randall T. Mays, L. Lowry Mays and B. J. McCombs who recused themselves from the deliberations), recommends that you vote:

• “FOR” the adoption of the Merger Agreement. You should read “The Merger — Reasons for the Merger” beginning on page 37 of this proxy statement for a discussion of the factors that our board of directors considered in deciding to recommend the adoption of the Merger Agreement.

In considering the recommendation of the board of directors with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our shareholders generally. See “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 41.

Q:	Am I entitled to exercise appraisal rights instead of receiving the Merger Consideration for my shares?

A:	Yes. As a holder of Company common stock you are entitled to appraisal rights under Texas law in connection with the Merger if you meet certain conditions, which are described in this proxy statement under the caption “Dissenters’ Rights of Appraisal” beginning on page 88.

Q:	What effects will the proposed Merger have on the Company?

A:	If the Merger Agreement is adopted by our shareholders and the other conditions to closing are satisfied, Merger Sub will merge with and into the Company. The separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation, wholly-owned by entities sponsored by the Sponsors and their co-investors. Upon completion of the Merger, your shares of Company common stock will be converted into the right to receive the Merger Consideration, unless you have properly exercised your appraisal rights. The surviving corporation will be a privately held corporation, and you will cease to have any ownership interest in the surviving corporation or any rights as its shareholder. You will no longer have any interest in the Company’s future earnings or growth. Following consummation of the Merger, the registration of the Company common stock and the Company’s reporting obligations with respect to the Company common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated upon application to the Securities and Exchange Commission (the “SEC”). In addition, upon completion of the Merger, shares of Company common stock will no longer be listed on any stock exchange or quotation system, including the NYSE.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and the date that the Merger is expected to be completed. If you transfer your shares of Company common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive the Merger Consideration. In order to receive the Merger Consideration, you must hold your shares through completion of the Merger.

Q:	When do you expect the Merger to be completed?

A:	We are working toward completing the Merger as quickly as possible, and we anticipate that it will be completed by the end of 2007, assuming satisfaction or waiver of all of the conditions to the Merger. However, because the Merger is subject to certain conditions, including adoption of the Merger Agreement by our shareholders, receipt of certain regulatory approvals and the conclusion of the Marketing Period (as defined below under “The Merger Agreement — Effective Time; Marketing Period”), the exact timing of the completion of the Merger and the likelihood of the consummation thereof cannot be predicted. If any of the conditions in the Merger Agreement are not satisfied, including the conditions described below under “The Merger Agreement — Conditions to the Merger” beginning on page 81 of this proxy statement, the Merger Agreement may terminate as a result.

Q:	What happens if the Merger is not consummated?

A:	If the Merger Agreement is not adopted by shareholders or if the Merger is not completed for any other reason, shareholders will not receive any payment for their shares in connection with the Merger. Instead, the Company will remain an independent public company and shares of Company common stock will continue to be listed and traded on the NYSE. Under specified circumstances, the Company may be required to pay the Fincos a termination fee or reimburse the Fincos for their out-of-pocket expenses as described under the caption “The Merger Agreement — Termination Fees.”

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes and the information incorporated by reference, and to consider how the Merger affects you. If you are a shareholder as of the record date, then you can ensure that your shares are voted at the special meeting by completing, signing, dating and returning each proxy card in the postage-paid envelope provided or submitting your proxy by telephone or the Internet prior to the special meeting.

Q:	How do I revoke or change my vote?

A:	You can change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy by notifying the Company in writing or by submitting a later-dated new proxy by mail to the Company c/o Innisfree M&A Incorporated at 501 Madison Avenue, 20th Floor, New York, NY 10022. In addition, your proxy may be revoked by attending the special meeting and voting in person. However, simply attending the special meeting will not revoke your proxy. If you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the instructions received from your broker to change your vote.

Q:	What does it mean if I get more than one proxy card or vote instruction card?

A:	If your shares are registered differently and are in more than one account, you will receive more than one card. Please sign, date and return all of the proxy cards you receive (or submit your proxy by telephone or the Internet) to ensure that all of your shares are voted.

Q:	What if I return my proxy card without specifying my voting choices?

A:	If your proxy card is signed and returned without specifying choices, the shares will be voted as recommended by the Board.

Q:	Who will bear the cost of this solicitation?

A:	The expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by the Company. Additional solicitation may be made by telephone, facsimile or other contact by certain directors, officers, employees or agents of the Company, none of whom will receive additional compensation therefor. The Company will, upon request reimburse, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding material to the beneficial owners of shares held of record by others. The Fincos, directly or through one or more affiliates or representatives, may at their own cost, also make, additional solicitation by mail, telephone, facsimile or other contact in connection with the Merger.

Q:	Will a proxy solicitor be used?

A:	Yes. The Company has engaged Innisfree M&A Incorporated (“Innisfree”) to assist in the solicitation of proxies for the special meeting and the Company estimates that it will pay Innisfree a fee of approximately $50,000. The Company has also agreed to reimburse Innisfree for reasonable administrative and out-of-pocket expenses incurred in connection with the proxy solicitation and indemnify Innisfree against certain losses, costs and expenses. The Fincos have engaged Georgeson Inc. to assist them in any solicitation efforts they may decide to make in connection with the Merger and it is expected that they will pay Georgeson a fee of approximately $50,000. The Fincos have also agreed to reimburse Georgeson for reasonable administrative and out-of-pocket expenses incurred in connection with the proxy solicitation and indemnify Georgeson against certain losses, costs and expenses.

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the Merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the applicable portion of the Merger Consideration. You should use the letter of transmittal to exchange stock certificates for the applicable portion of the Merger Consideration to which you are entitled as a result of the Merger. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY.

Q:	Who can help answer my other questions?

A:	If you have more questions about the Merger, need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement or the enclosed proxy card, you should contact Innisfree, toll-free at telephone: (877) 456-3427. Banks and brokers may call collect at (212) 750-5833. If your broker holds your shares, you should also call your broker for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you to in this proxy statement, contain “forward looking” statements based on estimates and assumptions. Forward looking statements include information concerning possible or assumed future results of operations of the Company, the expected completion and timing of the Merger and other information relating to the Merger. There are “forward looking” statements throughout this proxy statement, including, among others, under the headings “Summary,” “Questions and Answers About the Special Meeting and the Merger,” “The Merger,” “Opinions of Financial Advisors,” “Regulatory Approvals,” and “Merger Related Litigation,” and in statements containing the words “believes,” “estimates,” “expects,” “anticipates,” “intends,” “contemplates,” “may,” “will,” “could,” “should,” or “would” or other similar expressions.

You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements included in this proxy statement or elsewhere.

In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the financial performance of the Company through the date of the completion of the Merger;

•	the satisfaction of the closing conditions set forth in the Merger Agreement, including the approval of the Company’s shareholders and regulatory approvals;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including a termination under circumstances that could require us to pay a $500 million termination fee;

•	the outcome of any legal proceedings instituted against the Company and others in connection with the proposed Merger;

•	the failure to obtain the necessary debt financing arrangements set forth in the commitment letters received in connection with the Merger;

•	the impact of planned divestitures;

•	the failure of the Merger to close for any reason;

•	the effect of the announcement of the Merger on our customer relationships, operating results and business generally;

•	business uncertainty and contractual restrictions that may exist during the pendency of the Merger;

•	any significant delay in the expected completion of the Merger;

•	regulatory review, approvals and restrictions;

•	the amount of the costs, fees, expenses and charges related to the Merger and the final terms of the financings that will be obtained for the Merger;

•	diversion of management’s attention from ongoing business concerns;

•	the need to allocate significant amounts of our cash flow to make payments on our indebtedness, which in turn could reduce our financial flexibility and ability to fund other activities;

and other risks set forth in our current filings with the Securities and Exchange Commission, including our most recent filings on Forms 10-Q and 10-K. See “Where You Can Find Additional Information” on page 91.

THE PARTIES TO THE MERGER

Clear Channel Communications, Inc.

Clear Channel, incorporated in 1974, is a diversified media company with three reportable business segments: radio broadcasting, Americas outdoor advertising (consisting of operations in the United States, Canada and Latin America) and international outdoor advertising. Clear Channel’s principal executive offices are located at 200 East Basse Road, San Antonio, Texas, 78209, and its telephone number is (210) 822-2828. Clear Channel owns over 1,100 radio stations and a leading national radio network operating in the United States. In addition, Clear Channel has equity interests in various international radio broadcasting companies. Clear Channel also owns or operates more than 164,000 national and 710,000 international outdoor advertising display faces. Additionally, Clear Channel owns or programs 42 television stations and owns a full-service media representation firm that sells national spot advertising time for clients in the radio and television industries throughout the United States. Clear Channel is headquartered in San Antonio, Texas, with radio stations in major cities throughout the United States.

B Triple Crown Finco, LLC and T Triple Crown Finco, LLC

B Triple Crown Finco, LLC, a Delaware limited liability company and T Triple Crown Finco, LLC, a Delaware limited liability company, which we refer to as the Fincos, were organized solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement. B Triple Crown Finco, LLC is currently wholly-owned by Bain Capital Fund IX and its principal executive office is located at 111 Huntington Avenue, Boston, MA 02199 and its telephone number is (617) 516-2000. T Triple Crown Finco, LLC is currently wholly-owned by THL Partners Fund VI and its principal executive office is located at 100 Federal Street, Boston, MA 02110 and its telephone number is (617) 227-1050.

The Sponsors have severally agreed to cause up to an aggregate of $2.46 billion of cash to be contributed to the Fincos, which will constitute a portion of the aggregate equity commitment of approximately $4.0 billion received by the Fincos. Subject to certain conditions, each of the Sponsors may assign a portion of its equity commitment obligation to other investors, resulting in a corresponding reduction of such Investor’s commitment to the extent the assignee funds its commitment, provided that any such transfer will not release such Investor of its obligations under the limited guarantees. As a result, the investor groups may ultimately include additional equity investors.

BT Triple Crown Merger Co., Inc.

BT Triple Crown Merger Co., Inc., a Delaware corporation, which we refer to as Merger Sub, is currently wholly-owned by the Sponsors and was organized solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement. Merger Sub’s principal executive offices are located at 100 Federal Street, Boston, MA 02110 and its telephone number is (617) 227-1050. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the Merger Agreement. Under the terms of the Merger Agreement, Merger Sub will merge with and into the Company. The Company will survive the Merger and Merger Sub will cease to exist.

THE SPECIAL MEETING OF SHAREHOLDERS

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by our board of directors for use at a special meeting to be held at the Westin Riverwalk Hotel, 420 Market Street, San Antonio, Texas 78205 on March 21, 2007, at 8:00 a.m., Central Standard Time, or at any adjournment thereof. The purpose of the special meeting is to consider and vote on the proposal to adopt the Merger Agreement (and to approve the adjournment of the special meeting, if necessary or appropriate to solicit additional proxies). If the shareholders fail to adopt the Merger Agreement, the Merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A.

Who Can Vote at the Special Meeting

In accordance with the Company’s bylaws, the board of directors has set 5:00 p.m. Central Standard Time on January 22, 2007 as the record date. The holders of record of Company common stock as of the record date are entitled to receive notice of and to vote at the special meeting. If you own shares that are registered in someone else’s name (for example, a broker), you need to direct that person to vote those shares or obtain an authorization from them to vote the shares yourself at the special meeting. On January 22, 2007, there were 493,902,969 shares of Company common stock outstanding held by approximately 3,220 holders of record.

Vote Required for Adoption of the Merger Agreement; Quorum

The adoption of the Merger Agreement requires the approval of the holders of two-thirds of the outstanding shares of Company common stock entitled to vote thereon, with each share having a single vote for these purposes. The failure to vote has the same effect as a vote “AGAINST” adoption of the Merger Agreement.

The holders of a majority of the outstanding shares of Company common stock entitled to be cast as of the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share of Company common stock is represented at the special meeting, it will be counted for the purposes of determining a quorum and for transacting all business, unless the holder is present solely to object to the special meeting. If a quorum is not present at the special meeting, it is expected that the meeting will be adjourned to solicit additional proxies. If a new record date is set for an adjourned meeting, then a new quorum will have to be established.

Voting By Proxy

This proxy statement is being sent to you on behalf of the board of directors for the purpose of requesting that you allow your shares of Company common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of Company common stock represented at the special meeting by proxies voted by properly executed proxy cards will be voted in accordance with the instructions indicated on that proxy. If you sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by the board of directors. After careful consideration, the board of directors (excluding Messrs. Mark P. Mays, Randall T. Mays, L. Lowry Mays and B. J. McCombs who recused themselves from the deliberations), unanimously recommends a vote “FOR” adoption of the Merger Agreement. In considering the recommendation of the board of directors with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our shareholders generally. See “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 41.

The persons named in the proxy card will use their own judgment to determine how to vote your shares regarding any matters not described in this proxy statement that are properly presented at the special meeting. The Company does not know of any matter to be presented at the special meeting other than the proposal to adopt the Merger Agreement (and to approve the adjournment of the meeting, if necessary or appropriate to solicit additional proxies).

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either send a signed written notice to the Company revoking your proxy, submit a proxy by mail dated after the date of the earlier proxy you wish to change or attend the special meeting and vote your shares in person. Merely attending the special meeting without voting will not constitute revocation of your earlier proxy.

If your shares of Company common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. If you do not instruct your broker to vote your shares, it has the same effect as a vote “AGAINST” adoption of the Merger Agreement.

The Company will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of the Company may solicit proxies personally and by telephone, facsimile or otherwise. None of these persons will receive additional or special compensation for soliciting proxies. The Company has retained Innisfree to assist in its solicitation of proxies in connection with the special meeting. Innisfree may solicit proxies from individuals, banks, brokers, custodians, nominees, other institutional holders and other fiduciaries. The Company has agreed to reimburse Innisfree for its reasonable administrative and out-of-pocket expenses, to indemnify it against certain losses, costs and expenses, and to pay its customary fees in connection with the proxy solicitation. The Company also, upon request, will reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. The Fincos, directly or through one or more affiliates or representatives, may, at their own cost, also make additional solicitation by mail, telephone, facsimile or other contact in connection with the Merger. The Fincos have retained Georgeson Inc. to assist them in any solicitation efforts they may decide to make in connection with the Merger. Georgeson may solicit proxies from individuals, banks, brokers, custodians, nominees, other institutional holders and other fiduciaries. The Fincos have agreed to reimburse Georgeson for its reasonable administrative and out-of-pocket expenses, to indemnify it against certain losses, costs and expenses, and to pay its customary fees in connection with such proxy solicitation.

Submitting Proxies Via the Internet or by Telephone

Most of our shareholders who hold their shares of Company common stock through a broker or bank will have the option to submit their proxies or voting instructions via the Internet or by telephone. If your shares are held in “street name,” you should check the voting instruction card provided by your broker to see which options are available and the procedures to be followed.

Adjournments

Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the special meeting, of the time, date and place of the adjourned meeting. If no quorum exists, the Chairman of the meeting shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. If a quorum exists, holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. If your proxy card is signed and no instructions are indicated on your proxy card, your shares of Company common stock will be voted “FOR” any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow the Company’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

THE MERGER

The discussion of the Merger in this proxy statement is qualified in its entirety by reference to the Merger Agreement which is attached to this proxy statement as Annex A. You should read the Merger Agreement carefully.

Background of the Merger

Our board of directors periodically reviews and assesses strategic alternatives available to us to enhance shareholder value. As part of this on-going review, on April 29, 2005 the Company announced a strategic realignment of its businesses. The plan included an initial public offering of approximately 10% of the common stock of Clear Channel Outdoor Holdings, Inc., comprised of the Company’s Americas and international outdoor segments, and a 100% spin-off of the Company’s live entertainment segment and sports representation business, which now operates under the name Live Nation. The Company completed the initial public offering of Clear Channel Outdoor Holdings, Inc. on November 11, 2005 and the spin-off of Live Nation on December 21, 2005. In addition, since that time the Company has returned $1.6 billion to the Company’s shareholders in the form of stock repurchases and increased by 50% its regular quarterly dividend.

Notwithstanding these initiatives, the Company’s common stock continued to trade during late 2005 and through the summer of 2006 at levels which management and the board of directors believed discounted the value of the Company. On August 18, 2006, Messrs. Mark Mays and Randall Mays, our Chief Executive Officer and President/Chief Financial Officer, respectively, contacted Goldman Sachs and requested Goldman Sachs to prepare a preliminary assessment of the strategic alternatives available to the Company, including a possible sale of the Company.

On August 24, 2006, representatives of The Blackstone Group, or Blackstone, contacted Messrs. Mark Mays and Randall Mays and stated that Blackstone was interested in exploring the possible acquisition of the Company. During this discussion, representatives of Blackstone discussed their views on the merits of a possible acquisition of the Company, but did not make any proposals regarding the price or structure of a transaction. Messrs. Mark Mays and Randall Mays did not make any proposals regarding a transaction or solicit any proposals from Blackstone.

On August 28, 2006, representatives of Goldman Sachs met with Messrs. Mark Mays and Randall Mays and discussed various strategic alternatives available to the Company, including the spin-off or taxable sale of Clear Channel Outdoor Holdings and the sale of non-core operating assets.

On August 30, 2006, Messrs. Mark Mays and Randall Mays met with representatives of Blackstone in San Antonio, Texas. On September 1, 2006, Messrs. Mark Mays and Randall Mays met with representatives of Providence Equity Partners, or Providence, in San Antonio, Texas. At these meetings, Messrs. Mark Mays and Randall Mays discussed with representatives of these two private equity groups their respective views on the feasibility of a leveraged acquisition transaction by the Company. No proposals regarding a transaction were made by any of the parties at those meetings.

On September 5, 2006, at a special meeting of the board of directors held by telephone, Mr. Mark Mays stated that, in light of the fact that the Company’s common stock continued to trade at prices which management considered to discount the value of the Company, the recent strong operating performance reported by the Company and prevailing conditions in the financial markets, he considered it appropriate for the board to conduct a thorough consideration of strategic alternatives.

Mr. Mark Mays further stated he was regularly contacted by private equity groups inquiring about the Company’s interest in a possible transaction involving either the sale of the Company as a whole or one or more divisions or a portion of its assets. He reported that no specific proposal had been made by any group and that the contacts had been limited to general inquiries.

The board of directors determined to conduct a thorough review of strategic alternatives available to the Company at its next regular meeting. The board of directors requested that Goldman Sachs be engaged to advise the board of directors in connection with that review. The board of directors directed management to attempt to determine whether a leveraged buyout transaction was feasible in the current financial markets so that it could include this alternative as part of its review. The board of directors authorized management to permit Blackstone and Providence to act together to evaluate possible transactions.

Management was directed to first obtain an agreement from Blackstone and Providence containing customary confidentiality and standstill provisions. The board expressly directed that the authority being granted was limited to providing confidential information to Blackstone and Providence for the purpose of determining whether a leveraged buyout of the Company represented a feasible strategic alternative in the financial markets at this time and that management was not authorized to commence a sale process or to negotiate price or terms of a potential transaction.

Following the meeting, the directors consulted with one another regarding the engagement of a financial advisor and legal counsel in connection with the board’s strategic review. It was the consensus of the board, subject to formal ratification at the next scheduled meeting, to engage Goldman Sachs as its financial advisor and Akin Gump Strauss Hauer & Feld, LLP, or Akin Gump, as its legal advisor.

On September 11, 2006, the Company entered into a confidentiality agreement with each of Blackstone and Providence to enable the parties to share information regarding the Company and its business in order to determine whether a sale of the Company represented a feasible strategic alternative at this time. The confidentiality agreements expressly prohibited Blackstone and Providence from contacting any actual or potential co-investors, financiers or other third parties who would or might provide equity, debt or other financing for a transaction without the Company’s consent. The confidentiality agreements also contained customary standstill provisions which, among other things, prevented Blackstone and Providence and their representatives from acquiring Company common stock or participating in a proxy solicitation regarding the Company’s common stock without the Company’s consent.

Representatives of Blackstone and Providence met with Messrs. Mark Mays and Randall Mays in New York City on September 13, 2006 as part of their due diligence review. Representatives of Akin Gump and Weil, Gotshal & Manges, or Weil, legal counsel for Blackstone and Providence, were also in attendance.

On September 22, 2006, a consortium, which we refer to as Consortium 1, led by Blackstone and Providence, submitted a preliminary nonbinding proposal to acquire the Company in an all cash transaction for $34.50 per share of common stock. The proposal indicated that Blackstone, Providence, Bank of America Corporation and certain limited partners of Blackstone and Providence would fund the equity for the transaction. Accompanying the preliminary, nonbinding proposal was a letter from Bank of America Securities, LLC, or BAS, in which BAS stated that it was highly confident of its ability to arrange for the necessary debt facilities in connection with the possible transaction.

On September 25, 2006, the board of directors convened a special meeting at the Company’s headquarters in San Antonio, Texas, to review and discuss the Company’s strategic alternatives. The meeting was also attended by representatives of Akin Gump and Goldman Sachs. Akin Gump reviewed the directors’ fiduciary duties in the context of considering the Company’s strategic alternatives. Messrs. Mark Mays and Randall Mays made a presentation regarding the Company’s recent business results and financial performance, the Company’s existing financial condition and the Company’s strategic plans, goals and prospects.

Representatives of Goldman Sachs then made a presentation, which included an assessment of the Company’s various strategic alternatives and reviewed illustrative financing at assumed leverage ratios for a leveraged buyout transaction. The directors discussed the presentation and asked questions of management regarding their confidence in the Company’s plans, forecasts and prospects. The board of directors discussed the risk and challenge of the Company’s existing business plans and prospects, as well as the opportunities such plans presented to the Company. The board of directors discussed each of these alternatives in detail, including the potential value that each alternative could generate to the Company’s shareholders, the attendant risks and challenges of each alternative, the potential disruption to the Company’s existing business plans and prospects occasioned by each alternative and the likelihood of successfully executing on such alternatives.

Representatives of Goldman Sachs also reviewed with the board of directors the proposal from Consortium 1. The board of directors discussed the proposal generally and in relation to the other strategic alternatives that might be available to the Company, particularly the spin-off of Clear Channel Outdoor Holdings combined with a sale of non-core assets by the Company.

The board of directors of the Company (excluding Messrs. Mark, Randall and L. Lowry Mays and B. J. McCombs who were recused due to their potential interest in the transaction) continued the meeting. These directors, whom we refer to as the disinterested directors, consisting of Alan D. Feld, Perry J. Lewis, Phyllis B. Riggins, Theodore H. Strauss, J. C. Watts, John H. Williams and John B. Zachry, have each been determined by the board of directors to be independent for the purposes of the transaction. Akin Gump again reviewed the directors’ fiduciary duties in considering strategic alternatives, including the possible sale of the Company. Following discussion among the disinterested directors and representatives of Goldman Sachs and Akin Gump, the board of directors, by unanimous action of the disinterested directors, resolved to begin a process to explore strategic alternatives to enhance shareholder value.

Further, the disinterested directors determined to advise Messrs. Mark, Randall and L. Lowry Mays and B. J. McCombs that they should not participate in deliberations by the board of directors with respect to any proposed leveraged buyout transaction because of their possible participation in the transaction following any closing. The disinterested directors determined that all communications between any potential buying groups be directly with Akin Gump and Goldman Sachs and not through members of management. Further, the disinterested directors advised Messrs. Mark, Randall and L. Lowry Mays and B. J. McCombs to not have discussions, either directly or through their representatives, regarding the terms on which any of them would participate in the management of, or invest in, a surviving corporation following any sale of the Company.

Goldman Sachs stated that, if a sales process developed with respect to the sale of the Company, Goldman Sachs would be willing to offer debt financing to all potential buying groups to facilitate the sale process, noting that no buying group would be obligated to use Goldman Sachs as its debt financing source. Akin Gump discussed with the board of directors the nature of the potential conflict of interest that might arise from Goldman Sachs acting both as the financial advisor to the board of directors and the Company and a possible financing source in connection with the sale of the Company and described to the board of directors certain procedures that Goldman Sachs could undertake to ensure the separation between the financing teams and the team advising the board of directors and the Company and the safeguards that the Company could undertake with regard to such conflict, including obtaining a fairness opinion from another investment bank.

Representatives of Goldman Sachs were then excused from the board meeting and the disinterested directors engaged in a discussion of the risks and benefits relating to Goldman Sachs’ offer, including the potential conflict of interest and the related safeguards, with Akin Gump. After the discussion, the disinterested directors determined that, although they could anticipate circumstances in which such an offer may facilitate a sale process, those circumstances were not currently present and they determined to not authorize Goldman Sachs to make such an offer.

The disinterested directors determined that it would be advisable to establish a special advisory committee to evaluate and report to the directors as to the fairness of the terms of any leveraged buyout transaction or other proposal determined by the board of directors to be advisable to the Company and that presented potential conflicts with the interests of any of the directors. The special advisory committee, consisting of Perry J. Lewis, who was designated as chair of the committee, John H. Williams and John Zachry, was formed and given the power, among others, to retain separate legal counsel and separate financial advisors. The process for pursuing, and all negotiations with respect to, any possible transaction would be directed by the disinterested directors as a whole.

The disinterested directors engaged in a discussion of the proposal made by Consortium 1. The disinterested directors determined that the price proposed was not adequate when compared with the other strategic alternatives considered at the meeting. After an extended discussion and consideration of all relevant issues, the disinterested directors authorized Goldman Sachs to communicate to Consortium 1 that the board of directors had no interest in pursuing a transaction at the valuation proposed by Consortium 1. The disinterested directors further directed Goldman Sachs to communicate to Consortium 1 that the Company was terminating access to further due diligence on the Company and its business and that if it desired to continue discussions and diligence it should materially improve its proposal.

In making these determinations, the disinterested directors emphasized that the board of directors had made no determination to effect a sale of the Company and neither management nor Goldman Sachs was authorized to engage in a sale process. Nevertheless, in the event that discussions with Consortium 1 continued or if another buying group or buying groups emerged, the disinterested directors requested Mr. Alan Feld to act as lead director for purposes of any discussion with potential buyer groups and to oversee and provide direction to Goldman Sachs between meetings of the board of directors with respect to any future discussions.

Representatives of Goldman Sachs contacted Consortium 1 on September 26, 2006 and relayed the directions of the board of directors, to the effect that a price of $34.50 was inadequate and that the board of directors had determined not to pursue discussions and to terminate the due diligence process and that the board of directors would entertain further diligence and discussions if the consortium materially improved its offer.

On September 27, 2006, Consortium 1 contacted representatives of Goldman Sachs and indicated that, based upon certain assumptions regarding the Company’s operations, it would be willing to acquire the Company for $35.50 per share but would require further due diligence, including access to more members of senior management, in order to improve on this price. Blackstone and Providence also requested that, due to the size of some of the contractual obligations owing to management, it desired an opportunity to engage in discussions with Messrs. Mark, Randall and L. Lowry Mays regarding the terms on which they would be willing to participate in the management of, or invest in, the surviving corporation in the event a sale was accomplished. After discussion with representatives of Goldman Sachs and Akin Gump, Mr. Alan Feld authorized representatives of Goldman Sachs to allow Consortium 1 to undertake a limited due diligence investigation of the Company for the sole purpose of improving on its proposal. The request to have conversations with Messrs. Mark, Randall and L. Lowry Mays was deferred until the board of directors could next meet.

On September 29, 2006, Blackstone and Providence requested permission to admit Kohlberg Kravis Roberts & Co., or KKR, to Consortium 1, which Mr. Alan Feld approved. KKR executed a confidentiality agreement containing substantially the same terms as the confidentiality agreements executed by Blackstone and Providence.

At a special meeting of the board of directors held by telephone on October 3, 2006 (attended by each of the directors other than John Zachry), which representatives of Goldman Sachs and Akin Gump also attended, representatives of Goldman Sachs reported on the discussions with Blackstone and Providence since the September 25, 2006 meeting of the board of directors. Following this report, Messrs. Mark, Randall, and L. Lowry Mays and B. J. McCombs recused themselves and left the meeting. In response to the request by Blackstone and Providence on September 27, 2006, the disinterested directors determined that legal counsel for Messrs. Mark, Randall and L. Lowry Mays, whom the disinterested directors authorized be engaged at the Company’s expense to represent the Mayses in connection with any proposed leveraged buyout transaction, would be permitted to have general discussions with Weil regarding the terms upon which management might participate in the surviving corporation following a possible transaction on the condition that no direct discussions would be permitted, no specific negotiations arriving at any agreement would be had and that Akin Gump would be included in all such discussions.

On October 5 and 6, 2006, members of management held a two-day diligence session with representatives of Consortium 1 in New York City to discuss the Company’s business, operations, financial condition, results of operations and financial forecasts for future periods. Also in attendance were representatives of Akin Gump and Goldman Sachs.

On October 6, 2006, there was a meeting between counsel for Messrs. Mark, Randall and L. Lowry Mays and Weil in which counsel for the Mayses presented a summary of the terms on which the Mayses might participate in the management of, and invest in, the surviving corporation if a leveraged buyout transaction were to occur. Counsel for the Mayses also advised Weil that discussions with respect to Mr. L. Lowry Mays were only in respect of his employment arrangements and that he was not at this time interested in discussing the possibility of any on-going investment in the Company. The meeting was also attended by Akin Gump.

On October 10, 2006, the special advisory committee met and determined to engage Sidley Austin LLP as its special counsel. The special advisory committee retained Lazard as its financial advisor. Such retention contemplated that Lazard would undertake a study to enable it to render an opinion as to the fairness from a financial point of view of the financial consideration to be received by our shareholders in connection with any sale of the Company, which engagement was confirmed in an engagement letter dated October 25, 2006.

On October 11, 2006, representatives of Consortium 1 contacted Goldman Sachs and indicated that Consortium 1 would require further due diligence and an opportunity to meet further with senior management of the Company before revising its proposal. At the direction of Mr. Alan Feld, Goldman Sachs requested Consortium 1 to identify with specificity what further diligence it required for this limited purpose and arranged for further meetings to be held on October 12 and October 13, 2006 in San Antonio, Texas. Separately, representatives of the Company and Goldman Sachs were contacted by representatives of Thomas H. Lee Partners, L.P., or THL Partners, who stated that if the Company was considering a leveraged buyout transaction, it desired to have an opportunity to discuss such a transaction with the Company.

On October 12 and 13, 2006, management held a due diligence session with representatives of Consortium 1 in San Antonio, Texas, to discuss the Company’s business, operations, financial condition, results of operations and financial forecasts for future periods. Also in attendance were representatives of Goldman Sachs.

At a special meeting of the board of directors held by telephone on October 13, 2006 (attended by each of the directors other than J.C. Watts), which representatives of Goldman Sachs and Akin Gump also attended, representatives of Goldman Sachs updated the board of directors with respect to recent discussions with Consortium 1. Goldman Sachs then made a presentation on the potential strategic alternatives available to enhance shareholder value.

During the meeting, Goldman Sachs reported the contact with THL Partners and THL Partners’ desire to have exploratory discussions regarding a potential leveraged buyout transaction. Following Goldman Sachs’ report, Messrs. Mark, Randall and L. Lowry Mays and B. J. McCombs recused themselves and left the meeting. The disinterested directors present continued to discuss THL Partners’ request for exploratory discussions. The disinterested directors discussed the increased possibility of a leak, as well as the distraction to the Company’s management, and the potential negative impact on the Company and its business and operations, that could arise by engaging in discussions with multiple parties. In light of these concerns and the potential adverse impact on the Company, the disinterested directors present directed Goldman Sachs to communicate to THL Partners that the board of directors had not determined to sell the Company. Akin Gump then reported that it had prepared a draft of a merger agreement to be distributed to Weil to elicit their views on the non-price terms of their proposal. The disinterested directors present requested that Akin Gump review the terms of the proposed form of merger agreement with Mr. Alan Feld, who would provide guidance on the terms reflected in the draft merger agreement.

Following discussions with Mr. Alan Feld, on October 14, 2006 Akin Gump distributed a draft merger agreement to Weil.

On October 15, 2006, Weil distributed a revised summary of senior executive arrangements and a management equity term sheet to counsel to Messrs. Mark, Randall and L. Lowry Mays. Akin Gump was provided a copy of each of these submissions.

On October 18, 2006, Blackstone and Providence contacted representatives of Goldman Sachs and informed Goldman Sachs that KKR had withdrawn from Consortium 1, but that the remainder of the consortium was making a non-binding preliminary proposal to purchase the Company at the price of

$35.00 per share. Blackstone and Providence indicated that they would need to identify other equity and debt sources to complete the transaction and that they could complete their remaining due diligence and other work necessary to enter into definitive agreements for the proposed acquisition within two weeks.

Later that same day, Weil provided to Akin Gump Consortium 1’s written position on certain key terms in the draft merger agreement previously transmitted to it, including the termination date, the length of the marketing period, a go-shop right, the definition of material adverse effect, fiduciary termination rights, termination fees payable in certain circumstances by the Company, on the one hand, and by the buyer, on the other hand, the conditions to closing, interim operating covenants, equity syndication terms, board recommendation provisions, specific performance rights, a proposed cap on the liability of the private equity firms for breach by the buyer and in other circumstances and the allocation of risk with respect to regulatory approvals required with respect to FCC matters and antitrust approvals.

At a special meeting of the board of directors held by telephone on October 19, 2006 (attended by each of the directors other than J.C. Watts), which representatives of Goldman Sachs and Akin Gump also attended, Goldman Sachs updated the board of directors with respect to recent discussions with Consortium 1. Following Goldman Sachs’ report, Messrs. Mark, Randall and L. Lowry Mays and B. J. McCombs recused themselves and left the meeting. Akin Gump reviewed the directors’ fiduciary duties when considering strategic alternatives, including a possible sale of the Company. The disinterested directors present continued to discuss the most recent proposal by Consortium 1. It was noted that not only had the price proposed by the consortium been reduced but that any transaction was less certain to be executed in light of the fact that Consortium 1 no longer had equity and debt commitments sufficient to complete the transaction. The disinterested directors present discussed the alternatives available to the Company, including a discussion of the values for the shareholders that could be achieved from a possible sale of the Company compared to a spin-off of Clear Channel Outdoor Holdings combined with a sale of non-core assets. Following discussion, the disinterested directors present directed Goldman Sachs to communicate to Consortium 1 that the board of directors considered its proposal inadequate; that the board of directors had a meeting scheduled for October 25, 2006 to discuss and review the Company’s strategic alternatives and if Consortium 1 desired that its proposal be given consideration, it should improve its proposal prior to such time; and that the board of directors intended in the interim to contact other parties that had expressed an interest in exploring a sale transaction. The disinterested directors present then authorized Goldman Sachs to contact THL Partners to ascertain whether it had an interest in leading a consortium to explore a possible sale transaction.

On October 20, 2006, Goldman Sachs contacted Blackstone and Providence and relayed the directives of the board of directors. Goldman Sachs also contacted THL Partners and informed THL Partners that it would provide THL Partners an opportunity to conduct due diligence to determine whether it had an interest in forming a consortium to pursue discussions with the Company regarding a possible sale transaction. Goldman Sachs informed THL Partners that the board of directors was meeting on October 25, 2006 to discuss and review the Company’s strategic alternatives and if THL Partners desired that a proposal be given consideration, it should provide an indication of interest prior to such time.

On October 21, 2006, Akin Gump met with Mr. Alan Feld to obtain guidance on the written positions taken by Consortium 1 with respect to the draft merger agreement.

On October 21 and 22, 2006, management participated in multiple telephone conferences with representatives of THL Partners to discuss the Company’s business, operations, financial condition, results of operations and financial forecasts for future periods. Prior to that time, THL Partners signed a confidentiality agreement containing substantially the same terms as the confidentiality agreements executed by each of the other private equity firms.

On October 24, 2006, there were press reports to the effect that the Company was in discussions with private equity firms regarding a possible sale transaction. Later that day, THL Partners submitted a non-binding expression of interest to acquire all of the Company’s outstanding capital stock in an all cash transaction for $35.00 to $37.00 per share. THL Partners indicated that it would need to identify other equity and debt sources to complete the transaction but felt confident that it could secure firm commitments for the remaining equity and debt among firms that it had worked with in the past. The proposal further indicated that

THL Partners anticipated that it could complete its remaining due diligence and other work necessary to enter into definitive agreements for the proposed acquisition within 20 days.

On that same day, Consortium 1 submitted a revised proposal to acquire all of the Company’s outstanding common stock in an all cash transaction for $35.00 per share. The proposal indicated that KKR had rejoined the consortium. Accompanying the proposal was a “highly confident letter” from BAS and Merrill Lynch, representing 100% of the debt financing necessary to complete the transaction. The proposal further contemplated a 20 day exclusivity period and stated that Consortium 1 anticipated that it could complete its remaining due diligence and other work necessary to enter into definitive agreements for the proposed acquisition within that 20 day period.

On the same day, there were also press reports to the effect that the Company was in discussions with private equity firms regarding a possible sale transaction.

On October 25, 2006, the board of directors convened a regular meeting at the Company’s headquarters in San Antonio, Texas, to include a review and discussion of the Company’s strategic alternatives. The meeting was also attended by representatives of Akin Gump and Goldman Sachs. Akin Gump reviewed the directors’ fiduciary duties in the context of considering the Company’s strategic alternatives, including a possible sale of the Company.

Representatives of Goldman Sachs updated the board of directors regarding events that had transpired since the last meeting. Representatives of Goldman Sachs then discussed the proposals that had been received by the board of directors from Consortium 1 and THL Partners. Following Goldman Sachs’ discussion, the directors discussed the presentation and asked questions of management regarding their confidence in the Company’s plans, forecasts and prospects. The board of directors discussed the risks and challenges of the Company’s existing business plans and prospects, as well as the opportunities presented to the Company by each of the alternative plans. The board of directors discussed each of these alternatives in detail, including the potential value that each alternative could generate to the Company’s shareholders, the attendant risks and challenges of each alternative, the potential disruption to the Company’s existing business plans and prospects occasioned by each alternative and the likelihood of successfully executing on such alternatives.

Following the discussion, Messrs. Mark, Randall and L. Lowry Mays and B. J. McCombs recused themselves and left the meeting and the disinterested directors continued the meeting. Akin Gump again reviewed the directors’ fiduciary duties in considering strategic alternatives, including the possible sale of the Company. The disinterested directors discussed each of the two proposals. It was noted that given the recent press reports about possible discussions with private equity firms, it was no longer possible to avoid the disruption that would accompany a more public process. After taking these factors into account and reviewing the other strategic alternatives presented to it, the disinterested directors determined that the Company should issue a press release that same day announcing that the board of directors had commenced a review of the Company’s strategic alternatives and that the board of directors had retained Goldman Sachs to advise it with respect to that review.

Further, Goldman Sachs was directed to inform Consortium 1 and THL Partners that the Company intended to issue the press release and request that they submit their best and final proposal to the board of directors by close of business on November 10, 2006, accompanied by equity and debt financing commitments, sponsor guarantees, a summary of the terms (if any) proposed by the consortium with respect to management’s participation and/or investment in the surviving corporation and comments to a draft merger agreement to be supplied by Akin Gump.

Later that day, representatives of Goldman Sachs communicated the board of directors requests for final proposals to each of Consortium 1 and THL Partners. They also explained to each that Goldman Sachs and Akin Gump would make themselves available to discuss and negotiate key terms and provisions of the draft merger agreement prior to the November 10, 2006 deadline and that the board of directors encouraged each of them to avail themselves of the opportunity to negotiate proposed changes to the draft merger agreement issues prior to the November 10, 2006 deadline.

On that same day, THL Partners requested permission to form a consortium, which we refer to as Consortium 2, with Bain Capital, or Bain, and Texas Pacific Group, or TPG, which was approved by Mr. Alan Feld. Bain and TPG each entered into a confidentiality agreement with the Company with terms substantially similar to the confidentiality agreements entered into by each of the other private equity firms.

On October 26, 2006, management held a due diligence session with Consortium 2 in San Antonio, Texas, to discuss the Company’s business, operations, financial condition, results of operations and financial forecasts for future periods. Representatives of Goldman Sachs were also in attendance. Akin Gump transmitted to legal counsel to Consortium 2, Ropes & Gray, a copy of the draft merger agreement previously submitted to Consortium 1. Further, Akin Gump explained the procedures previously approved by the board of directors with respect to contacts with Mark, Randall and L. Lowry Mays with respect to the terms on which they might participate in the management or equity of the surviving corporation. Counsel for Mark, Randall and L. Lowry Mays distributed to Ropes & Gray a summary of senior executive arrangements and a management equity term sheet. The summary and term sheet contained terms that were substantially identical to those most recently distributed to Consortium 1.

On October 27, 2006, the board of directors received a written non-binding, preliminary, indication of interest from a consortium, which we refer to as Consortium 3, consisting of Apollo Management, L.P., or Apollo, and The Carlyle Group, or Carlyle, to acquire all of the Company’s outstanding common stock for at least $36.00 per share in cash. The indication of interest stated that Consortium 3 had been informed by Goldman Sachs that the board of directors requested the submission of fully financed bids on November 10, 2006 and requested the board of directors to consider a more extended process. At the direction of Mr. Alan Feld, Goldman Sachs informed Consortium 3 that, upon execution of confidentiality agreements, it would be provided access to management and due diligence materials and requested Consortium 3 to submit a more definitive proposal (including plans for financing) by November 1, 2006.

On that same day, Lazard received, and forwarded to Goldman Sachs, from a consortium, which we refer to as Consortium 4, consisting of Cerberus Capital Management, or Cerberus, and Oak Hill Capital Management, or Oak Hill, a non-binding, preliminary indication of interest to engage in discussions regarding a possible leveraged buyout transaction with the Company. The indication of interest did not contain a price at which Consortium 4 would be interested in completing a transaction.

A special meeting of the board of directors was held by telephone on October 28, 2006 (attended by each of the directors other than Mr. Theodore H. Strauss), which representatives of Goldman Sachs and Akin Gump also attended. Mr. Alan Feld and representatives of Goldman Sachs updated the board of directors regarding events that had transpired since the last meeting. Messrs. Mark, Randall and L. Lowry Mays and B. J. McCombs then excused themselves from the meeting. The disinterested directors present then discussed the indications of interest received from Consortium 3 and Consortium 4. Following the discussion, the disinterested directors present directed Goldman Sachs to inform Consortium 3 that if, following preliminary due diligence on the Company and its business, it submitted a more definitive proposal that was competitive, the board of directors would look favorably on their request that the time for submission of bids be extended. In addition, the directors present directed Goldman Sachs to contact Consortium 4 and inquire as to whether they had intended to submit an indication of interest and, if that was the case, to provide a preliminary indication of the valuation they were considering.

Goldman Sachs also reported that both THL Partners and Apollo had inquired regarding the availability of financing from Goldman Sachs. Goldman confirmed that, to facilitate the sale process, Goldman Sachs would be willing to offer debt financing to all consortia, noting that no consortium would be obligated to use Goldman Sachs as its debt financing source. Akin Gump reviewed with the disinterested directors the nature of the potential conflict of interest that might arise from Goldman Sachs acting both as the financial advisor to the board of directors and the Company and a possible financing source in connection with the sale of the Company and the procedures that Goldman Sachs could undertake to ensure the separation between the financing teams and the team advising the board of directors of the Company and the safeguards that the Company could undertake with regard to such conflict.

Representatives of Goldman Sachs were then excused from the board meeting and the disinterested directors engaged in a discussion of the risks and benefits relating to Goldman Sachs’ offer, including the potential conflict of interest and the related safeguards, with Akin Gump present. After the discussion, the disinterested directors present determined that, in light of the short period that remained prior to the time for the submission of the bids and in order to increase the competitiveness of the bidding process, Goldman Sachs was authorized to offer debt financing on the condition that appropriate procedural safeguards acceptable to Akin Gump and Mr. Alan Feld were put in place and that Goldman Sachs offered the same package of debt financing to each consortium.

On October 29, 2006, Apollo and Carlyle each executed confidentiality agreements with terms substantially similar to those contained in the confidentiality agreements with the other private equity firms.

On October 29 and 30, 2006, management held a due diligence session by telephone with representatives of Consortium 3 to discuss the Company’s business, operations, financial condition, results of operations and financial forecasts for future periods.

On October 29, 2006, the board of directors and representatives of Goldman Sachs received a written non-binding, preliminary indication of interest from Consortium 4 to acquire all of the Company’s outstanding common stock for a price ranging from $37.00 to $39.00 per share. At the direction of Mr. Alan Feld, representatives of Goldman Sachs informed Consortium 4 that, upon execution of confidentiality agreements, they would be provided access to management and due diligence materials and were requested to submit a more definitive proposal (including plans for financing) in the next several days. Goldman Sachs was also directed to inform them that if, after they completed preliminary due diligence on the Company and its business, they submitted a more definitive proposal (including plans for financing) that was competitive, the board of directors would look favorably on any request to extend the time for submission of bids.

On October 30, 2006, Mr. Alan Feld, on behalf of the board of directors, and Goldman Sachs executed a consent letter outlining agreed upon procedures with respect to the planned offer by Goldman Sachs of debt financing to each consortium.

On that same day, drafts of confidentiality agreements in substantially the same form executed by each of the other private equity firms were presented to Cerberus and Oak Hill and their counsel. The Company and Akin Gump engaged in negotiations with Cerberus and Oak Hill from October 30, 2006 through November 10, 2006 to attempt to reach agreement on a form of confidentiality agreement. The parties were unable to reach agreement due to the fact that Cerberus and Oak Hill were unwilling to agree to provisions comparable to those agreed to by the other private equity firms.

On that same day, Weil presented to Akin Gump comments from Consortium 1 on the draft merger agreement.

On that same day, management held a due diligence session in San Antonio, Texas, with representatives of Lazard to discuss the Company’s business, operations, financial condition, results of operations and financial forecasts for future periods.

In addition, on that same day, management also held a telephonic due diligence session with representatives of Consortium 3 to discuss the Company’s business, operations, financial condition, results of operations and financial forecasts for future periods. Representatives of Goldman Sachs were also in attendance.

On October 31, 2006, management held a due diligence session in San Antonio, Texas, with representatives of Consortium 3 to discuss the Company’s business, operations, financial condition, results of operations and financial forecasts for future periods. Representatives of Goldman Sachs were also in attendance.

In or around late October 2006, representatives of TPG indicated to THL Partners and Bain that TPG was having difficulty with its participation in the transaction, and that TPG did not want to impede the process.

On November 1, 2006, Apollo verbally submitted to Goldman Sachs a revised non-binding preliminary indication of interest to acquire all of the common stock of the Company in an all cash transaction at a price of $35.00 per share and informed Goldman Sachs that Carlyle had removed itself from Consortium 3.

Following this time, Apollo did not request to participate in any further diligence or indicate any interest to form another consortium or submit a proposal.

During the first two weeks of November 2006, through November 15, 2006, Consortium 1 and Consortium 2, their financing partners, representatives and advisors continued to conduct due diligence on the Company and its business. In addition, the Company, Akin Gump and FCC and antitrust counsel for the Company conducted due diligence on the members of each of the consortia, particularly with respect to their investments in other media companies and the markets that such companies operated in and the participation of any non-United States persons in such consortia.

On November 3, 2006, the special advisory committee retained Watson Wyatt & Company (“Watson Wyatt”) as its executive compensation consultant. The retention was confirmed in an engagement letter dated November 6, 2006. Such retention contemplated that Watson Wyatt would review the existing change-in-control arrangements for Messrs. Mark, Randall and L. Lowry Mays, any proposed settlement of such existing arrangements in conjunction with a change of control of the Company and any proposed new incentive and investment arrangements for management. Watson Wyatt’s engagement also contemplated a comparison of proposed management arrangements with benchmark data.

During the first two weeks of November, the special advisory committee met three times in connection with its review of the possible transactions. At these meetings, the special advisory committee received the advice and reports of Sidley, Lazard and Watson Wyatt.

On November 4, 2006, Ropes & Gray submitted to Akin Gump written comments to the draft merger agreement on behalf of Consortium 2.

A special meeting of the board of directors was held by telephone on November 7, 2006 (attended by each of the directors), which representatives of Goldman Sachs, Akin Gump and Sidley also attended. Representatives of Goldman Sachs updated the board of directors regarding events that had transpired since the last meeting of the board of directors. Akin Gump reviewed the directors’ fiduciary duties in considering strategic alternatives, including the possible sale of the Company. Messrs. Mark, Randall and L. Lowry Mays and B. J. McCombs then recused themselves and left the meeting. Akin Gump then summarized the key terms of the draft merger agreement presented to each of Consortium 1 and Consortium 2. The key terms covered the scope of the representations, warranties and covenants made by the respective parties to the agreement, as well as the conditions to closing the transaction and the provisions relating to the termination of such agreement. Akin Gump then summarized the comments on the draft merger agreement received from each consortium. The disinterested directors instructed Akin Gump and Goldman Sachs that they would not approve a definitive agreement that was contingent on receipt of financing for the transaction; that the board of directors must have the right to change its recommendation to the Company’s shareholders with respect to the transaction if required by its fiduciary duties to do so; that the board of directors must be able to terminate the agreement if it received a superior proposal following execution of a definitive agreement; that the fee payable by the Company if it terminated the agreement must be reasonable, with a lower fee payable during a post-signing go-shop period; that the buying group must agree not to syndicate its equity holdings to other bidders in the process in order to protect the integrity of the bidding process; that the buying group must covenant to take all necessary actions to obtain FCC and HSR approvals; that the buying group must be liable to the Company if the buyer breaches its obligations under the definitive agreement or a closing fails to occur due to the failure of the regulatory conditions; and that the terms of the transaction should provide additional purchase price in the event the closing of the transaction is extended beyond an agreed upon date, which we refer to as a ticking fee.

During the period from November 8, 2006 through November 12, 2006, Akin Gump and Goldman Sachs continued to negotiate the terms of a draft merger agreement with Consortium 1 and Consortium 2 through telephonic meetings and in-person meetings held at Akin Gump’s offices in New York City. Also participating in some of these meetings were the parties’ respective FCC and antitrust counsel. During the course of these discussions and negotiations, the parties addressed each of the key terms of the draft merger agreement and the proposed plans of each of the two consortium for dealing with potential FCC and HSR issues raised by the fact that each of the consortia had investments in other media companies, some of which operated broadcast stations and print media in markets overlapping markets served by the Company’s television and radio broadcast stations. Key terms addressed in these negotiations included the terms of any ticking fee, the board of directors’ request for a go-shop period, the structure and amount of break up fees and reverse break up fees, change of recommendation provisions, the board of directors request that the equity holdings of each consortium not be syndicated to other participants in the bidding process, the definition of superior proposal and material adverse effect, and the remedies of the Company for breach of the merger agreement.

On November 8, 2006, Consortium 2 informed Goldman Sachs it would not be able to submit a complete bid package on November 10, 2006. After consulting with Mr. Alan Feld, Goldman Sachs informed each of Consortium 1 and Consortium 2 that the deadline for submitting the bid packages would be moved to November 13, 2006.

From November 8, 2006 through November 12, 2006, representatives Goldman Sachs and Akin Gump periodically consulted with Mr. Alan Feld to provide him an update on developments in the separate negotiations and to solicit his guidance on potential resolution of differences between the positions taken by the board of directors and the positions taken by the two consortia.

During this period, the parties and their advisors finalized the terms of separate agreements to be entered into by the equity sponsors that comprised each consortium, which we refer to as limited guarantees, pursuant to which such equity sponsors would guarantee certain payment obligations of the buyer under the draft merger agreement, subject to a cap. In addition, during this time period, counsel for Messrs. Mark, Randall and L. Lowry Mays and counsel for each of the consortia continued to exchange views on the terms on which the Mayses would participate in management, and invest in, the surviving corporation resulting for any transaction.

On November 12, 2006, Akin Gump and representatives of Goldman Sachs met separately with each of Consortium 1 and Consortium 2 and their advisors to review the procedures for submitting bids on November 13, 2006. Each consortium was informed that Akin Gump would deliver to it a final draft of the merger agreement reflecting the terms which had been agreed to during the course of negotiations and, where agreement had not been reached, the terms proposed by the board of directors. Each consortium was told that, as part of the bid package, it would have an opportunity to make changes to the final draft of the merger agreement, but that any changes submitted would weigh against its bid when considered by the board of directors. Each consortium was requested to submit written bid packages on November 13, 2006 indicating the price per share to be paid for 100% of the common stock of the Company in an all cash transaction and consisting of (i) a copy of the final draft of the merger agreement, marked with any proposed changes, (ii) a detailed description of financing sources, including commitment letters, (iii) a final form of the limited guarantee and (iv) a description of the terms proposed by the consortium with respect to the participation of Messrs. Mark, Randall and L. Lowry Mays in the surviving corporation.

On November 12, 2006, representatives of THL Partners and Bain informed Goldman Sachs that TPG would not be a participant in Consortium 2.

Consortium 1 and Consortium 2 submitted complete bid packages on November 13, 2006.

The board of directors convened a special meeting on November 14, 2006, which was also attended by representatives of Akin Gump, Goldman Sachs, and Sidley. Present at the commencement of the meeting were each of the disinterested directors. Akin Gump reviewed the directors’ fiduciary duties in considering strategic alternatives, including the sale of the Company. Representatives of Goldman Sachs then made a presentation to the disinterested directors. During this presentation Goldman Sachs orally reviewed the history of negotiations with Consortium 1 and Consortium 2 and developments since the last meeting of the board of directors. Goldman Sachs also reviewed its contacts with Consortium 3 and Consortium 4 and confirmed to the disinterested directors that each such consortium had been informed that if, after conducting preliminary due diligence, it had made a qualified proposal that sufficient time would be provided to it in order to participate in the bidding process.

Goldman Sachs then reviewed the two bid packages received on November 13, 2006. Each consortium proposed an all cash transaction at a price of $36.50 per common share. Goldman Sachs also described the terms proposed by each of the consortium for the participation of management in the surviving corporation. Akin Gump described how the key terms discussed at the November 7, 2006 board meeting had been resolved and reviewed with the disinterested directors the principal differences between the two merger agreements submitted as part of the bid packages. The non-financial terms proposed by Consortium 2 were overall more favorable than those proposed by Consortium 1 with respect to matters affecting the responsibilities of the consortium to resolve issues that may arise in obtaining necessary regulatory consents. Conversely, the structure and amounts of the termination fees payable by the consortium in the event of a breach or failure to close in certain circumstances proposed by Consortium 1 were more favorable than those proposed by Consortium 2. Further, Consortium 1 proposed a go-shop period of 30 days following signing and Consortium 2 proposed a go-shop period of 21 days following signing. The disinterested directors then received reports from regulatory counsel with respect to the FCC and HSR approval processes, issues that may be encountered and any differences presented by the participants of the two consortia.

Following the presentations by Goldman, Akin Gump and regulatory counsel, the disinterested directors directed Goldman Sachs to communicate with each of Consortium 1 and Consortium 2 that their bids reflected identical per share prices and that they would need to improve their bids if they were to receive favorable consideration and to review the merger agreement provisions they could improve to make their bid more favorable.

The disinterested directors then discussed the current change in control contracts between the Company and each of Messrs. Mark, Randall and L. Lowry Mays, including provisions providing for income tax and excise tax gross ups and the potential financial impact these arrangements might have on a merger proposal when compared to benchmark arrangements with executives at comparable companies. The disinterested directors determined to request Messrs. Mark, Randall and L. Lowry Mays to accept a reduction in their change in control payments and benefits, including the elimination of income tax gross ups. Messrs. Alan Feld and John Zachry, chairman of the compensation committee, were requested to communicate these requests. The meeting was adjourned to the following morning.

Following adjournment, Goldman Sachs and Akin Gump communicated the instructions of the board of directors to each of Consortium 1 and Consortium 2 and requested that each of the consortiums submit improved bids on November 15, 2006.

The meeting of the board of directors was reconvened on November 15, 2006. Mr. Mark Mays reported to the board that, in order to assure the receipt of the best price available in the circumstances, each of he, Messrs. Randall Mays and L. Lowry Mays had agreed to a reduction in payments and benefits otherwise provided by their change in control agreements in the event that the Company entered into a merger agreement with either Consortium 1 or Consortium 2 and the merger (or a superior proposal) was consummated. The agreed upon reductions included the elimination of Mr. L. Lowry Mays’ cash severance payment otherwise due him upon a termination of employment following the Merger, a reduction in the severance payment and benefits otherwise due Messrs. Mark Mays and Randall Mays upon a termination of employment following the Merger, the elimination of the income tax gross ups otherwise due Messrs. Mark Mays and Randall Mays, and certain other modifications. As a result of these agreed upon changes, it was estimated, by the disinterested directors based on certain assumptions, including among others the timing of the closing, that the Company would realize approximately $300 million in savings, which the disinterested directors expected would enable the potential buyer to offer a higher consideration for the Company. The disinterested directors expressed their appreciation to the Mayses for these concessions and Goldman Sachs was instructed by the disinterested directors to inform each of Consortium 1 and Consortium 2 of these changes so that they could be reflected in their revised proposals. In addition, the deadline for submitting the revised proposals was extended to provide sufficient time to reflect these changes.

The board of directors then received an updated presentation from Goldman Sachs reflecting its final assessment of the strategic alternatives available to the Company. The directors discussed the presentation and asked questions of management and conducted a thorough review of each of these alternatives, including the risks and challenges presented by each alternative; the potential value that each alternative could generate to the Company’s shareholders; the potential disruption to the Company’s existing business plans and prospects occasioned by each alternative; and the likelihood of successfully executing on such alternatives. Following this presentation the board of directors determined that, depending on receipt of a final proposal from one of the consortium that was acceptable to the disinterested directors, a sale of the Company presented the strategic alternative that was in the best interests of the shareholders. Messrs. Mark, Randall and L. Lowry Mays confirmed that they were prepared to conclude their management arrangements with either consortium if that were the decision of the disinterested directors.

Messrs. Mark, Randall and L. Lowry Mays and B. J. McCombs left the meeting and the disinterested directors continued the meeting. Following receipt of the revised proposal from each of Consortium 1 and Consortium 2, the two proposals were read to the disinterested directors. Consortium 1 submitted a revised proposal at $36.85 per share and Consortium 2 submitted a revised proposal at $37.60 per share. In addition, each of the two revised proposals reflected improvements to the terms of the merger agreement. It was determined by the disinterested directors that the proposal submitted by Consortium 2 represented the most attractive proposal. At the request of the disinterested directors, Goldman Sachs reviewed with the disinterested directors its financial analysis of the merger consideration proposed by Consortium 2 and rendered to the board of directors an opinion, which opinion was subsequently confirmed in writing, to the effect that, as of that date and based upon and subject to the factors and assumptions set forth in its opinion, the $37.60 per share in cash to be received by the holders of the outstanding shares of Company common stock (other than holders of Rollover Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The full text of the written opinion of Goldman Sachs, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken with such opinions, is attached as Annex B to this proxy statement.

Prior to approving the execution of definitive agreements, the disinterested directors requested that the special advisory committee report to the directors its assessment of the fairness of the terms of the proposed merger with Consortium 2 to our unaffiliated shareholders. The meeting of the board was then recessed and the special advisory committee convened separately with Sidley, Lazard and Watson Wyatt. At the meeting of the special advisory committee, the special advisory committee requested that Lazard render an opinion as to whether the financial consideration to be received by our shareholders in the proposed merger with entities sponsored by Consortium 2 was fair from a financial point of view to our shareholders (other than the Company, Merger Sub, any holder of Rollover Shares and any shareholder who is entitled to demand and properly perfects appraisal rights). Lazard delivered to the special advisory committee an oral opinion, which was subsequently confirmed by a written opinion dated November 16, 2006, that, as of such date and based upon and subject to the factors and assumptions set forth in its written opinion, the consideration to be received by the holders of our common stock in the proposed merger was fair, from a financial point of view, to such holders (other than the Company, Merger Sub, any holder of Rollover Shares and any shareholder who is entitled to demand and properly perfects appraisal rights). The full text of the written opinion of Lazard, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken with such opinion, is attached as Annex C to this proxy statement. Watson Wyatt advised the special advisory committee that the modified management arrangements conformed more closely in design and amount to benchmarks (except with respect to Mr. L. Lowry Mays, whose amended arrangement was more favorable to the Company than a standard arrangement). Watson Wyatt confirmed their report that buyouts for the full amount of existing severance arrangements are typical in leveraged buyout transactions, the proposed award of restricted stock to Messrs. Mark Mays and Randall Mays was in an amount consistent with a buyout of the modified severance arrangements and the proposed equity pool for management in the modified arrangements was within benchmark ranges.

After additional discussion and deliberation with its advisors, the special advisory committee determined that the terms of the proposed merger with entities sponsored by Consortium 2 was fair to our unaffiliated shareholders.

Following the meeting of the special advisory committee, the directors (excluding Messrs. Mark, Randall and L. Lowry Mays and B. J. McCombs) reconvened, and the chair of the special advisory committee reported to the disinterested directors as a whole its assessment as to fairness. The board of directors, by the unanimous vote of the disinterested directors, determined that the Merger is advisable, fair to and in the best interests of the Company and its shareholders, approved the Merger and the Merger Agreement and resolved to recommend to the shareholders of the Company approval of the Merger and approval and adoption of the Merger Agreement.

After the meeting was adjourned, the Company, the Fincos and Merger Sub executed the Merger Agreement and issued a press release announcing the Merger.

Following the execution of the Merger Agreement, Goldman Sachs began the process of contacting private equity firms and strategic buyers that might be interested in exploring a transaction with the Company. Of the 22 parties contacted during the 21-day post-signing go-shop period, including 16 potential strategic buyers and 6 private equity firms (2 of which had previously been contacted, but had not entered into confidentiality agreements), none submitted a proposal to pursue a transaction with the Company. Accordingly, on December 8, 2006, we notified the Fincos that we had not received any proposals that would qualify as an “Excluded Competing Proposal” for purposes of the solicitation provisions of the Merger Agreement.

Reasons for the Merger

Determinations of the Special Advisory Committee and of the Board of Directors

On September 25, 2006, the disinterested members of our board of directors formed a special advisory committee comprised of three disinterested and independent members of the board. The special advisory committee was formed for the purpose of (i) prior to execution of the Merger Agreement, providing its assessment, after receiving the advice of legal and financial advisors and other experts, as to the fairness of the terms of the Merger Agreement, and (ii) following execution of the Merger Agreement, in the event the Company receives a Competing Proposal (as defined below under “The Merger Agreement — Solicitations of Alternative Proposals”), providing its assessment, after receiving the advice of financial advisors and other experts, as to the fairness and/or superiority of the terms of the Competing Proposal and the continuing fairness of the terms of the Merger Agreement. The process for pursuing, and all negotiations with respect to, the Merger Agreement (and any other possible transaction) were directed by the disinterested directors as a whole. The special advisory committee unanimously determined that the terms of the Merger Agreement were fair to the Company’s unaffiliated shareholders.

In reaching its determination, the special advisory committee consulted its legal and financial advisors and other experts and considered a number of factors, including, but not limited to, those positive and potentially negative factors set forth below. The special advisory committee considered all of the factors as a whole in making its assessment. In view of the variety of factors considered in connection with its assessment as to fairness, the special advisory committee did not find it practicable to and did not quantify, rank or otherwise assign relative or specific weight or values to any of these factors. In addition, each individual member of the special advisory committee may have given different weights to different factors.

After careful consideration, the board of directors, by a separate unanimous vote of the disinterested directors, approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, and determined that the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, the Company and its shareholders, and recommends that you vote “FOR” the adoption of the Merger Agreement. In considering the recommendation of the board of directors with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers who participated in meetings of the board of directors have interests in the Merger that are different from, or in addition to, the interests of our shareholders generally. See “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 41.

In reaching its decisions our board of directors consulted with its financial and legal advisors, and considered a number of factors, including, but not limited to, those set forth below:

•	The board of directors’ familiarity with the business, financial condition, results of operations, prospects and competitive position of the Company, including the challenges faced by the Company and other risks inherent in achieving our plans.

•	The judgment of the disinterested directors regarding the prospects of the Company based on its current and historical performance, management’s projections, the uncertainties regarding industries in which the Company operates and the risks inherent in achieving management’s projections.

•	The results of the board of directors’ review, with the assistance of Goldman Sachs, of the strategic alternatives available to the Company, including the board of directors’ assessment of the risks and challenges presented by each alternative; the potential value that each alternative could generate to the Company’s shareholders; the potential disruption to the Company’s existing business plans and prospects occasioned by each alternative; and the likelihood of successfully executing each such alternative.

•	The prior strategic initiatives implemented by the Company, including the initial public offering of approximately 10% of the common stock of Clear Channel Outdoor Holdings, Inc., the 100% spin-off of Live Nation, a $1.6 billion return of capital to the Company’s shareholders in the form of stock repurchases and a 50% increase in the Company’s regular quarterly dividend, which had failed to increase the market price of the Company common stock to a level reflective of the value of the Company’s businesses.

•	The fact that the Company, with the assistance of its advisors, had conducted a wide-ranging process to solicit indications of interest in a transaction, including (i) the public announcement on October 25, 2006 of its intention to evaluate strategic alternatives, (ii) the execution of nine confidentiality agreements, (iii) the receipt of preliminary indications of interest from four consortia of private equity firms, (iv) active due diligence and management interviews by three consortia of private equity firms, (v) the conduct of discussions and negotiations with consortia of private equity firms and (vi) the receipt of two definitive proposals to acquire the Company, as described under “The Merger — Background of the Merger.”

•	The financial presentation and analysis, including the opinion dated November 16, 2006 of Goldman Sachs to the board of directors, to the effect that as of that date, and based upon and subject to the factors and assumptions set forth therein, the $37.60 per share in cash to be received by the holders of the outstanding shares of Company common stock (other than the holders of Rollover Shares) pursuant to the Merger Agreement was fair from a financial point of view, to such holders as described under “Opinions of Financial Advisors — Opinion of the Company’s Financial Advisor.” The full text of the Goldman Sachs opinion is attached to this proxy statement as Annex B.

•	The financial presentation and analysis, including the opinion dated November 16, 2006 of Lazard to the special advisory committee, to the effect that as of that date, and based upon and subject to certain assumptions, factors and qualifications set forth therein, the Merger Consideration to be paid to the holders of Company common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders of our common stock (other than the Company, Merger Sub, any holder of Rollover Shares and any shareholder who is entitled to demand and properly perfects appraisal rights) as described under “Opinions of Financial Advisors — Opinion of the Special Advisory Committee’s Financial Advisor” The full text of the Lazard opinion is attached to this proxy statement as Annex C.

•	The current and historical market prices of the Company’s common stock and the premium over the recent historical market prices of our common stock reflected in the $37.60 price per share, a premium of approximately 16.8% above the closing trading price of the Company common stock on October 24, 2006, the day prior to the announcement of the Company’s decision to consider strategic alternatives, a premium of approximately 25.4% above the average closing price of the Company common stock during the 30 trading days ended October 24, 2006, a premium of approximately 28.5% above the average closing price of the Company common stock during the 60 trading days ended October 24, 2006, and a premium of approximately 25.0% over the average closing trading price of the Company common stock over the one year period ended November 15, 2006.

•	The fact that the $37.60 price per share reflected the highest firm proposal received from all parties contacted in soliciting indications of interest under the process discussed above.

•	The assessment by the special advisory committee that the terms of the Merger Agreement were fair to the Company’s unaffiliated shareholders.

•	The Debt Commitment Letter indicated a strong commitment on the part of the lenders with few conditions that would permit the lenders to terminate their commitments.

•	The terms of the Merger Agreement and the related agreements, including:

1. A 21-day post-signing go-shop period, during which the Company may solicit additional interest in transactions involving the Company, and after such 21-day period, continue discussions with certain persons under certain circumstances for an additional 29 days;

2. the Company’s ability after the go-shop period, under certain other limited circumstances, to furnish information to and conduct negotiations with third parties regarding other proposals;

3. the fact that the Merger Agreement permits the Company to respond to Competing Proposals, and upon payment of a fee of $500 million ($300 million during the go-shop period), to accept a proposal that our board of directors determines to be superior to the terms of the Merger Agreement and the transactions contemplated thereby, under certain circumstances as more fully described under “The Merger Agreement — Solicitation of Alternative Proposals”;

4. the limited number and nature of the conditions to funding set forth in the Debt Commitment Letter and the obligation of the buyer to use its reasonable best efforts (1) to obtain the debt financing and (2) if the buyer fails to effect the closing because of a failure to obtain the debt financing, to pay us a $500 million termination fee;

5. the provisions of the Merger Agreement that allow our board of directors, under certain circumstances, to change its recommendation that the Company’s shareholders vote in favor of the adoption of the Merger Agreement;

6. the limited number and nature of the conditions which must be satisfied prior to the consummation of the Merger under the Merger Agreement, including the absence of a financing condition;

7. the fact that the Company will be entitled to a termination fee of $600 million, in certain circumstances, if the Merger Agreement is terminated due to the failure to receive the requisite regulatory approvals prior to a specified date provided that all other conditions to Merger Sub’s obligations to consummate the Merger have been satisfied; and

8. the fact that the Sponsors have agreed not to syndicate equity interests in Merger Sub to other private equity firms that executed confidentiality agreements prior to the signing of the Merger Agreement.

•	The modifications to the employment agreements of Messrs. Mark, Randall and L. Lowry Mays, including the agreement that the proposed transaction would not be deemed a change of control under their employment agreements.

•	The several limited guarantees provided by the Sponsors and the respective representations, warranties and covenants of the parties.

•	The fact that the consideration to be received in the Merger by the holders of the outstanding shares of Company common stock (other than the Rollover Shares) is all cash.

•	The understanding of the directors, after consulting with their financial and legal advisers, that the termination fee of $500 million ($300 million if the termination occurs during the go-shop period) to be paid by the Company if the Merger Agreement is terminated under certain circumstances, was reasonable, customary and not preclusive.

•	The availability of appraisal rights to our shareholders who comply with all required procedures under Texas law.

•	The experience of the Sponsors in completing acquisitions.

The board of directors also considered the following potentially negative factors in reaching its decision to approve, adopt and declare advisable in all respects the Merger Agreement and the transactions contemplated by the Merger Agreement:

•	The risk that the financing contemplated by the Debt Commitment Letter for the consummation of the Merger might not be obtained.

•	The fact that the consideration received in the Merger will be taxable to the shareholders of the Company.

•	The fact that the shareholders (other than holders of Rollover Shares) would have no continuing equity interest in the Company following the proposed transaction and therefore would not participate in any potential future growth or earnings or any potential future transaction that might occur at a later time if the Company remained public.

•	The fact that the interests of certain directors and officers of the Company are different in certain respects from the interests of shareholders generally, as described under “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger,” including potential payments to be made to members of the Company’s management in the transaction.

•	The restrictions on the conduct of our business prior to the consummation of the Merger, which, subject to specific limitations, may delay or prevent the Company from taking certain actions during the time that the Merger Agreement remains in effect.

•	The requirement that under the terms of the Merger Agreement, the Company would pay the Fincos a termination fee if it were to terminate the Merger Agreement to accept a Superior Proposal for the acquisition of the Company, if the board of directors were to change its recommendation concerning the Merger Agreement, and in certain other circumstances (including, in some instances, if shareholders do not vote to adopt the Merger Agreement), and that our obligation to pay the termination fee might discourage other parties from proposing a business combination with, or an acquisition of, the Company.

•	The fact that the Company is entering into a Merger Agreement with a newly formed entity with essentially no assets and, accordingly, that its remedy in connection with a breach, even a breach that is deliberate or willful, of the Merger Agreement by Merger Sub is limited to a termination fee of $500 million ($600 million in certain circumstances if the breach results in a failure to obtain necessary regulatory consents).

•	The risks and costs to the Company if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential impact on the Company’s businesses.

•	The risk that while the Merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the Merger will be satisfied, and as a result, it is possible that the Merger may not be completed even if approved by our shareholders.

•	The approvals required for consummation of the transaction, including the approval of the FTC or the Antitrust Division of the U.S. Department of Justice under the HSR Act and the FCC Consent, and the time periods that may be required to obtain those approvals.

The board of directors considered all of the factors as a whole and the board of directors unanimously considered the factors in their totality to be favorable to and in support of the decision to approve, adopt and declare advisable in all respects the Merger Agreement and the transactions contemplated by the Merger Agreement and to recommend that the Company’s shareholders approve and adopt the Merger Agreement.

In view of the variety of factors considered in connection with its evaluation of the Merger, the board of directors did not find it practicable to and did not quantify, rank or otherwise assign relative or specific weight or values to any of these factors. In addition, each individual director may have given different weights to different factors.

The foregoing discussion of our board of directors’ considerations concerning the Merger is forward looking in nature. This information should be read in light of the discussions under the heading “Cautionary Statement Concerning Forward-Looking Information.”

Recommendation of the Board of Directors

After careful consideration our board of directors by unanimous vote (excluding Messrs. Mark P. Mays, Randall T. Mays, L. Lowry Mays and B. J. McCombs who recused themselves from the deliberations):

•	determined that the Merger is fair to and in the best interests of the Company and its unaffiliated shareholders;

•	approved, adopted and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement;

•	recommended that the shareholders of the Company vote in favor of the Merger and directed that such matter be submitted for consideration of the shareholders of the Company at the special meeting; and

•	authorized the execution, delivery and performance of the Merger Agreement and the transactions contemplated by the Merger Agreement.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the board of directors with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our shareholders generally. These interests, to the extent material, are described below. The board of directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the Merger.

Treatment of Company Stock Options

As of the record date, there were 6,737,678 outstanding Company stock options held by our directors and executive officers under the Company’s stock option plans. Of these Company stock options, 2,341,647 have an exercise price below $37.60, and are considered “in the money.” Each outstanding Company stock option that remains outstanding and unexercised as of the Effective Time, whether vested or unvested (except as described below under “Equity Rollover”), will automatically become fully vested and convert into the right to receive a cash payment equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per share of the Company stock option and (ii) the number of shares of Company common stock issuable upon exercise of such Company stock option. As of the Effective Time, Company stock options will no longer be outstanding and will automatically cease to exist, and the holders thereof will no longer have any rights with respect to the Company stock options, except the right to receive the cash payment, if any, described in the preceding sentence.

The following table identifies, for each of our directors and executive officers, the aggregate number of shares of Company common stock subject to outstanding vested and unvested “in the money” options as of December 31, 2006, the aggregate number of shares of Company common stock subject to outstanding unvested “in the money” options that will become fully vested in connection with the Merger, the weighted average exercise price and value of such unvested “in the money” options, and the weighted average exercise price and value of vested and unvested “in the money” options. The information in the table assumes that all options remain outstanding on the closing date of the Merger.

					Weighted
			Weighted		Average
		Number of	Average		Exercise
	Aggregate	Shares	Exercise		Price of	Value of
	Shares	Underlying	Price of	Value of	Vested and	Vested and
	Subject to	Unvested	Unvested	Unvested	Unvested	Unvested
Name	Options	Options	Options	Options	Options	Options

Alan D. Feld	10,365	—	—	—	21.76590	164,120
Perry J. Lewis	43,848	—	—	—	29.03667	375,485
L. Lowry Mays	853,352	—	—	—	30.80551	5,798,095
Mark P. Mays	499,691	499,691	32.78604	2,405,491	32.78604	2,405,491
Randall T. Mays	499,691	499,691	32.78604	2,405,491	32.78604	2,405,491
B. J. McCombs	30,333	24,267	31.57638	146,178	31.57640	182,714
Phyllis B. Riggins	—	—	—	—	—	—
Theodore H. Strauss	10,365	—	—	—	21.76590	164,120
J. C. Watts	—	—	—	—	—	—
John H. Williams	—	—	—	—	—	—
John B. Zachry	22,500	18,000	31.72000	105,840	31.72000	132,300
Paul J. Meyer	—	—	—	—	—	—
John E. Hogan	244,268	222,073	30.76224	1,518,482	31.15280	1,574,844
Herbert W. Hill, Jr.	15,626	13,728	33.26762	59,475	33.48541	64,295
Andrew W. Levin	40,717	34,902	33.07283	158,007	33.35672	172,774
William G. Moll	61,021	52,025	32.69464	255,201	31.39232	378,799
Donald D. Perry	9,870	9,870	30.72442	67,862	30.72442	67,862

Treatment of Company Restricted Stock

As of the record date, our directors and executive officers held 729,782 shares of Company restricted stock. Each share of Company restricted stock that remains outstanding as of the Effective Time, including Company restricted stock held by our executive officers and directors (except as described below under “Equity Rollover”), whether vested or unvested, will automatically become fully vested and convert into the right to receive a cash payment equal to the Merger Consideration. As of the Effective Time, all shares of Company restricted stock (except as described below under “Equity Rollover”) will no longer be outstanding and will automatically cease to exist, and such directors and executive officers will no longer have any rights with respect to their shares of Company restricted stock, except the right to receive a cash payment equal to the Merger Consideration in respect of each share of Company restricted stock.

The following table identifies, for each of our directors and executive officers, the aggregate number of shares of Company restricted stock held by such director or executive officer as of December 31, 2006 and the value of these shares of Company restricted stock that will become fully vested in connection with the Merger. The information in this table assumes that all such shares of Company restricted stock remain outstanding on the closing date of the Merger.

		Value of Shares of
	Aggregate Shares of	Company Restricted
Name	Company Restricted Stock	Stock

Alan D. Feld	5,700	$214,320
Perry J. Lewis	5,700	$214,320
L. Lowry Mays	84,000	$3,158,400
Mark P. Mays	234,000	$8,798,400
Randall T. Mays	234,000	$8,798,400
B. J. McCombs	—	—
Phyllis B. Riggins	6,600	$248,160
Theodore H. Strauss	5,700	$214,320
J. C. Watts	5,700	$214,320
John H. Williams	5,700	$214,320
John B. Zachry	—	—
Paul J. Meyer	12,000	$451,200
John E. Hogan	75,000	$2,820,000
Herbert W. Hill, Jr.	9,750	$366,600
Andrew W. Levin	20,932	$787,043
Donald D. Perry	18,750	$705,000
William G. Moll	6,250	$235,000

Severance

At the request of the Company’s disinterested directors, the Company has entered into second amendments to the current employment agreements with each of Messrs. L. Lowry Mays, Mark P. Mays and Randall T. Mays, to (i) provide that the consummation of the Merger alone will not give them “Good Reason” (as defined in the employment agreements) to resign and receive the severance payments and benefits provided in the respective employment agreements, and (ii) modify the severance provisions applicable following consummation of the Merger as follows:

•	Effective upon consummation of the Merger, or a transaction qualifying as a “Superior Proposal” as defined in the Merger Agreement, the employment agreements for each of Messrs. Mark P. Mays and Randall T. Mays have been modified to provide that if his employment is terminated by the Company without “Cause” or if they resign for “Good Reason” (as modified as described above), then they will each receive (i) a lump-sum cash payment equal to the base salary, bonus and accrued vacation pay through the date of termination, (ii) a lump-sum cash payment equal to 2.99 times the sum of his base salary and bonus (using the highest bonus paid to executive in the three years preceding the termination, but not less than $1,000,000), and (iii) three years continued benefits for himself, his spouse and his dependents. As part of the amendments, both Messrs. Mark P. Mays and Randall T. Mays have also relinquished the right to receive a federal and state income-tax “gross-up” payment in connection with amounts payable upon termination, as well as the right to receive options to purchase 1,000,000 shares of Company common stock upon termination. Except as described above, the employment agreements otherwise remain as previously in effect.

•	Effective upon consummation of the Merger or a transaction qualifying as a Superior Proposal as defined in the Merger Agreement, the employment agreement for Mr. L. Lowry Mays has been modified to provide that, if his employment is terminated by the Company without “Cause” or if he resigns for “Good Reason” (as modified as described above), then he will receive a lump-sum cash payment equal to his base salary, bonus and accrued vacation pay through the date of termination. As part of the amendment, Mr. L. Lowry Mays relinquished (i) his right to any other cash severance payments (other than the right to receive a federal and state income tax “gross-up” payment in connection with amounts payable upon termination), as well as (ii) the right to receive options to purchase 1,000,000 shares of Company common stock upon termination. Except as described above, the employment agreement otherwise remains as previously in effect.

Pursuant to a severance policy adopted by the Company, any corporate officer of the Company (including executive officers) actively employed on November 16, 2006, except for any corporate officer who is collectively bargained or party to an employment or other agreement with the Company or any of its subsidiaries that provides for severance, who is terminated without “cause” or resigns for “good reason” in the period beginning on November 16, 2006 and ending one year after the Effective Time, will be entitled to 18 months of his or her “base pay” plus 18 months of his or her “monthly bonus” as severance. Monthly bonus is defined by the severance policy to be an amount equal to the corporate officer’s 2006 annual bonus earned by the officer divided by 12. Consistent with past practice the 2006 annual bonus for Company’s corporate officers is expected to be determined during the first quarter of 2007.

Assuming that each executive officer is involuntarily terminated without “cause” or such employee terminates employment for “good reason” between November 16, 2006 and one year following the Effective Time, the amount of cash severance benefits (based upon the executive officer’s current monthly “base pay” and his or her 2005 monthly bonus) that would be payable is:

Estimated Potential
Cash Severance
Name	Benefits

L. Lowry Mays(1)	—
Mark P. Mays(1)	—
Randall T. Mays(1)	—
Paul J. Meyer(1)	—
John E. Hogan(1)	—
Herbert W. Hill, Jr.	270,000
Andrew W. Levin	562,500
William G. Moll(2)	270,000
Donald D. Perry(2)	595,000

(1)	Messrs. L. Lowry Mays, Mark P. Mays, Randall T. Mays, Paul J. Meyer and John Hogan are all employed pursuant to employment agreements and not covered by this severance policy. In addition, each of the employment agreements of Messrs. L. Lowry Mays, Mark P. Mays and Randall T. Mays will be terminated or modified, as applicable, and replaced with new or amended employment agreements which terms will be as described below under “New Employment Agreements.”

(2)	In connection with a divestiture of certain radio and television assets, the Company’s severance policy provides that if a corporate officer, except for any corporate officer who is collectively bargained or party to an employment or other agreement with the Company or any of its subsidiaries that provides for severance, is involuntarily terminated without “cause,” not offered comparable employment with the successor entity, or resigns for “good reason” in connection with the divestiture, the corporate officer will be entitled to 24 months of his or her “base pay” plus 24 months of his or her “monthly bonus” as severance.

Equity Rollover

In connection with the Merger Agreement, the Fincos and Mr. L. Lowry Mays, our chairman of the board of directors, Mr. Mark P. Mays, our Chief Executive Officer/Chief Operating Officer, and Mr. Randall T. Mays, our President/Chief Financial Officer, entered into a letter agreement (the “Letter Agreement”) pursuant to which each of Messrs. Mark P. Mays and Randall T. Mays have agreed to convert $10 million of shares of

Company common stock, shares of Company restricted stock and “in the money” Company stock options into equity securities of the surviving corporation. The Letter Agreement provides that Messrs. Mark P. Mays and Randall T. Mays, upon execution of new or amended employment agreements with the surviving corporation, will each receive $20 million in restricted common stock of the surviving corporation, which will vest ratably over five years. Additionally, the Company has been informed that the Fincos and the Sponsors have provided Messrs. L. Lowry Mays and B. J. McCombs, each a member of the Company’s board of directors, the opportunity to convert, although the Fincos and the Sponsors are under no obligation to provide such opportunity, a portion of their shares of Company common stock, shares of Company restricted stock and “in the money” Company stock options held by them into equity securities of the surviving corporation. Mr. L. Lowry Mays’ current intention is to sell 100% of his equity securities in the Company. However, if he seeks to rollover some portion of his holdings, Mr. L. Lowry Mays has informed the Company that he will be selling a substantial majority of his holdings in the transaction.

The Merger Agreement contemplates that the Fincos and Merger Sub may agree to permit certain executive officers to elect that some of their outstanding shares of Company common stock, shares of Company restricted stock and “in the money” Company stock options will not be cancelled in exchange for the Merger Consideration, but instead will be converted into shares or options to purchase shares of the surviving corporation or an affiliate of the surviving corporation following the effectiveness of the Merger. We contemplate that such conversions, if any, would be based on the per share cash consideration being paid to the Company shareholders in the Merger and the per share prices paid by the Sponsors in connection with equity financing for the transactions contemplated by the Merger Agreement, and in the case of Company stock options, would preserve the spread value of the options. As of the date of this proxy statement, except for the Letter Agreement, no member of the Company’s management nor any director has entered into any agreement, arrangement or understanding with the Fincos or Merger Sub or their affiliates regarding any such arrangements.

The Fincos and Merger Sub have informed us that they anticipate offering certain members of the Company’s management the opportunity to convert a portion of their current equity interests in the Company into equity in the surviving corporation or an affiliate of the surviving corporation and/or to the right to purchase equity interests in the surviving corporation or an affiliate of the surviving corporation. Although we believe members of our management team are likely to enter into new arrangements to purchase or participate in the equity of the surviving corporation or an affiliate, these matters are subject to further negotiations and discussion and no terms or conditions have been finalized (other than the Letter Agreement). Any such new arrangements are expected to be entered into prior to the completion of the Merger.

New Equity Incentive Plan

In connection with the consummation of the Merger, the surviving corporation (or a new parent company) will adopt a new equity incentive plan, under which participating employees will be eligible to receive options to acquire stock or other equity interests and/or restricted share interests. The Letter Agreement contemplates that this new equity incentive plan will permit the grant of options covering 12.5% of the fully diluted equity of the surviving corporation immediately after consummation of the Merger (with exercise prices set at fair market value for shares issuable upon exercise of such options, which for initial grants would be tied to the price paid by the Sponsors or their affiliates for such securities); but also contemplates that the parties may substitute restricted stock instead of options (in which event the restricted stock program would involve the creation of two classes of equity at the holding company level and the opportunity for a limited number of senior executives to purchase relatively low cost restricted common stock in order to maximize capital gains treatment on equity appreciation). The Sponsors, the Fincos, and the Company’s management are still analyzing various alternatives for the implementation of the new equity incentive plan contemplated by the Letter Agreement. It is contemplated by the parties to the Letter Agreement that, at the closing of the Merger, a significant majority of the options or other equity securities to be issued under the new equity incentive plan will be granted. As part of this grant, each of Messrs. Mark P. Mays and Randall T. Mays will receive grants of options out of the new equity incentive plan equal to 2.5% of the fully diluted equity of the surviving corporation, subject to such reduction as may be mutually agreed should the parties elect to implement a restricted stock program. The remaining 7.5% of the fully diluted equity subject to the new equity incentive plan will be granted immediately after consummation of the Merger to other employees of the Company, including officers of the Company, or reserved for future issuance. Of the options or other equity securities to be granted to Messrs. Mark P. Mays and Randall T. Mays under the new equity incentive plan at the closing of the Merger 50% will vest solely based upon continued employment (with 25% vesting on the third anniversary of the grant date, 25% vesting on the fourth anniversary of the grant date and 50% vesting on the fifth anniversary of the grant date) and the remaining 50% will vest based both upon continued employment and upon the achievement of predetermined performance targets. These options will have an exercise price equal to the same price per share paid by the Sponsors in connection with the equity financing for the Merger. The size and terms of the option grants to other employees of the Company, including officers of the Company, have not yet been determined.

New Employment Agreements

The Letter Agreement provides that Mr. L. Lowry Mays’ existing employment agreement will be terminated effective at the Effective Time and replaced with a new five year employment agreement pursuant to which Mr. L. Lowry Mays will receive an annual salary of $250,000 and benefits and perquisites consistent with his current arrangement. Mr. Mays also will be eligible to receive an annual bonus of not less than $1 million upon satisfaction of certain performance goals of the surviving corporation. Mr. L. Lowry Mays also will agree to be bound by customary covenants not to compete and not to solicit employees during the term of his agreement.

The Letter Agreement also provides that each of Messrs. Mark P. Mays and Randall T. Mays’ existing employment agreements will be terminated or modified effective at the Effective Time, and each new or modified employment agreement would have the following terms:

•	the provision of the new option grants as summarized above;

•	severance upon termination in a lump sum amount equal to three times the executive’s annual base salary plus the executive’s prior year’s annual cash bonus;

•	a five-year term, automatically extended for consecutive one year periods unless 12 months prior notice of non-renewal provided;

•	salary consistent with current salary in effect;

•	annual bonus not less than executive’s bonus for the year ended December 31, 2006, so long as the surviving corporation reaches certain performance goals; and

•	certain benefits and perquisites consistent with the current employment agreements (including “gross-up” payments for excise taxes that may be payable as a result of the Merger).

Board of Director Representations

The Letter Agreement provides that Messrs. Mark P. Mays and Randall T. Mays each will be a member of the board of directors of the surviving corporation, for so long as they are officers of the surviving corporation. Mr. L. Lowry Mays will serve as Chairman — Emeritus of the surviving corporation.

Indemnification and Insurance

Under the terms of the Merger Agreement, Merger Sub has agreed that all current rights of indemnification provided by the Company for its current and former directors or officers shall survive the Merger and continue in full force and effect. Merger Sub has also agreed to indemnify, defend and hold harmless, and advance expenses to the Company’s current and former directors or officers to the fullest extent required by the Company’s articles of incorporation, bylaws or any indemnification agreement to which the Company is a party.

Additionally, the surviving corporation for the six years following the Effective Time, will indemnify and hold harmless each current and former officers and directors of the Company from any costs or expenses paid in connection with any claim, action or proceeding arising out of or related to (i) any acts or omissions of a current or former officer or director in their capacity as an officer or director if the service was at the request or for the benefit of the Company or any of its subsidiaries or (ii) the Merger, the Merger Agreement or any transactions contemplated thereby.

In addition, at the Company’s election, the Company or the Fincos will obtain insurance policies with a claims period of at least six years from the Effective Time with respect to directors’ and officers’ liability insurance that provides coverage for events occurring on or before the Effective Time. The terms of the policies will be no less favorable than the existing policy of the Company, unless the cost of the policies would exceed 300% of the current policy’s annual premium, in which case the coverage will be the greatest amount available for an amount not exceeding 300% of the current premium.

FINANCING

Financing of the Merger

The total amount of funds necessary to complete the Merger is anticipated to be approximately $22.1 billion, consisting of (i) approximately $18.6 billion to pay the Company’s shareholders and option holders the amounts due to them under the Merger Agreement, assuming that no Company shareholder validly exercises and perfects its appraisal rights, (ii) approximately $0.4 billion to pay related fees and expenses in connection with the Merger and (iii) approximately $3.1 billion to refinance certain existing indebtedness, including all of the Company’s existing bank indebtedness and certain issues of the Company’s outstanding public debt. These payments are expected to be funded by Merger Sub and the Fincos in a combination of equity contributions by other investors in the Fincos, debt financing obtained by the Fincos and made available to the Company and to the extent available, cash of the Company. The Fincos and Merger Sub have obtained equity and debt financing commitments described below in connection with the transactions contemplated by the Merger Agreement.

Equity Financing

The Fincos have received equity commitment letters for an aggregate commitment of up to approximately $4.0 billion. The Sponsors have collectively agreed to cause up to $2.46 billion of cash to be contributed to the Fincos, which will constitute the equity portion of the Merger financing. Subject to certain conditions, each of the Sponsors may assign a portion of its equity commitment obligation to other investors. The Fincos have received equity commitment letters from the Equity Investors for approximately $1.55 billion. In addition, subject to certain conditions agreed to with the Fincos, a portion of each of the Equity Investors commitment may be assigned to other affiliated and non-affiliated investors. The Sponsors have informed the Company that they intend to syndicate a portion of their respective equity commitments to other investors, similar to syndication efforts undertaken by the Sponsors in some prior transactions and may include investments by existing shareholders of the Company, other affiliates of the Company and limited partners of the Sponsors and their co-investors. The terms and conditions of any such investments are subject to further negotiations and discussions among the Sponsors, the Fincos and the potential equity investors. Each of the equity commitments is generally subject to the satisfaction of the conditions to the Merger Sub’s obligations to effect the closing under the Merger Agreement. Each of the equity commitment letters will terminate upon the termination of the Merger Agreement.

Debt Financing

In connection with the execution and delivery of the Merger Agreement, the Fincos have received a debt commitment letter, dated November 16, 2006 (the “Debt Commitment Letter”), from Citigroup Global Markets Inc., Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., Morgan Stanley Senior Funding Inc., Credit Suisse, Cayman Islands Branch, Credit Suisse

Securities (USA) LLC, The Royal Bank of Scotland plc, RBS Securities Corporation, Wachovia Bank, National Association, Wachovia Investment Holdings, LLC and Wachovia Capital Markets, LLC to provide $21.475 billion in aggregate debt financing, consisting of (i) senior secured credit facilities in an aggregate principal amount of $16.375 billion (of which up to $13.850 billion will be available at closing for purposes of financing the Merger and related transactions), (ii) a receivables-backed revolving credit facility with a maximum availability of $1.0 billion, (iii) a senior unsecured bridge loan facility in an aggregate principal amount of up to $2.6 billion, and (iv) a senior subordinated unsecured bridge loan facility in an aggregate principal amount of up to $1.5 billion to finance, in part, the payment of the Merger Consideration, the repayment or refinancing of certain of our debt outstanding on the closing date of the Merger and the payment of fees and expenses in connection with the Merger, refinancing, financing and related transactions and, after the closing date of the Merger, to provide for ongoing working capital, refinance other debt and general corporate purposes.

The debt commitments expire on the earlier of (x) 60 days following the termination date set forth in the Merger Agreement and (y) May 16, 2008. The facilities contemplated by the debt financing commitments are subject to customary closing conditions, including:

•	the consummation of the Merger in accordance with the Merger Agreement;

•	the absence of any amendments or waivers to the Merger Agreement which are materially adverse to the lenders and which have not been approved by the lead arrangers under the Debt Commitment Letter;

•	the absence of any “Material Adverse Effect on the Company” (as defined below under “The Merger Agreement — Representations and Warranties”);

•	the receipt by Merger Sub of cash equity contributions which, together with any rollover equity and stock issued to existing shareholders and management, constitute at least 15% of the consolidated capitalization of the Company (excluding certain limited existing debt);

•	the execution of definitive credit documentation consistent with the term sheets for the debt facilities;

•	the receipt of specified financial statements of the Company; and

•	the receipt of customary closing documents and deliverables.

Availability under the contemplated receivables-backed revolving credit facility is limited by a “borrowing base” (which is calculated periodically based on a specified percentage of accounts receivables and is subject to adjustments for reserves and other matters). If availability under the borrowing base is less than $750 million on the closing date of the Merger, the lenders have agreed to increase their commitments and availability under the senior secured credit facilities by the amount of such shortfall.

The Debt Commitment Letter contemplates that at least a majority in principal amount of each of the Company’s existing 7.65% Senior Notes Due 2010 and AMFM Operating Inc.’s existing 8% Senior Notes due 2008 (the “Repurchased Existing Notes”) will be repurchased, redeemed, satisfied or discharged on the closing date of the Merger or as soon as practicable thereafter. Under the Merger Agreement, the Company has agreed to commence, and to cause AMFM Operating Inc. to commence, debt tender offers to purchase the Repurchased Existing Notes with the assistance of the Fincos. As part of the debt tender offers, the Company and AMFM Operating Inc. will solicit the consent of the holders to amend, eliminate or waive certain sections (as specified by the Fincos) of the applicable indenture governing the Repurchased Existing Notes. The closing of the debt tender offers shall be conditioned on the occurrence of the closing of the Merger, but the closing of the Merger and the debt financing are not conditioned upon the closing of the debt tender offers. The debt commitments are not conditioned on nor do they require or contemplate the acquisition of the outstanding public shares of Clear Channel Outdoor Holdings. The debt commitments do not require or contemplate any changes to the existing cash management and intercompany arrangements between the Company and Clear Channel Outdoor Holdings, the provisions of which are described in Clear Channel Outdoor Holdings’ SEC filings. The consummation of the Merger will not permit Clear Channel Outdoor Holdings to terminate these arrangements and the Company may continue to use the cash flows of Clear Channel Outdoor Holdings for its own general corporate purposes pursuant to the terms of the existing cash management and intercompany arrangements between the Company and Clear Channel Outdoor Holdings, which may include making payments on the new debt.

The Fincos agreed to use their reasonable best efforts to arrange the debt financing on the terms and conditions described in the debt financing commitments. If any portion of the debt financing becomes unavailable in the manner or from the sources contemplated in the Debt Commitment Letter, the Fincos have agreed to use their reasonable best efforts to obtain alternative financing from alternative sources.

Although the debt financing described in this proxy statement is not subject to due diligence or a typical “market out” provision (i.e. a provision allowing lenders not to fund their commitments if certain conditions in the financial markets prevail) such financing may not be considered assured. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available as anticipated.

Under the Merger Agreement, the Debt Commitment Letter may be amended, restated or otherwise modified or superseded to add lenders and arrangers, increase the amount of debt, replace or modify the facilities or otherwise replace or modify the Debt Commitment Letter in a manner not less beneficial in the aggregate to Merger Sub and the Fincos, except that any new debt financing commitments shall not (i) adversely amend the conditions to the debt financing set forth in the Debt Commitment Letter in any material respect, (ii) reasonably be expected to delay or prevent the closing of the Merger, or (iii) reduce the aggregate amount of debt financing available for closing unless replaced with new equity or debt financing.

OPINIONS OF FINANCIAL ADVISORS

Opinion of the Company’s Financial Advisor

Goldman Sachs rendered its oral opinion, which was subsequently confirmed in writing, to our board of directors that, as of November 16, 2006 and based upon and subject to the factors and assumptions set forth therein, the $37.60 per share in cash to be received by the holders of the outstanding shares of Company common stock (other than the Rollover Shares) pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated November 16, 2006, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of our board of directors in connection with its consideration of the transaction. Goldman Sachs’ opinion is not a recommendation as to how any holder of shares of Company common stock should vote with respect to the Merger.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

•	annual reports to shareholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2005;

•	an annual report to shareholders and an Annual Report on Form 10-K of Clear Channel Outdoor Holdings, Inc., a subsidiary of the Company (“Clear Channel Outdoor”) for the fiscal year ended December 31, 2005;

•	Clear Channel Outdoor’s Registration Statement on Form S-1, including the prospectus contained therein, dated November 10, 2005, relating to the Clear Channel Outdoor Class A common stock;

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company and Clear Channel Outdoor;

•	certain other communications from the Company and Clear Channel Outdoor to their respective shareholders; and

•	certain internal financial analyses and forecasts for the Company prepared by our management, which included certain assessments with respect to the likelihood of achieving such forecasts for the Company and financial analyses and forecasts for Clear Channel Outdoor.

Goldman Sachs also held discussions with members of the senior managements of the Company and Clear Channel Outdoor regarding their assessment of the past and current business operations, financial condition and future prospects of the Company and Clear Channel Outdoor. In addition, Goldman Sachs reviewed the reported price and trading activity for our common stock and Clear Channel Outdoor Class A common stock, compared certain financial and stock market information for the Company and Clear Channel Outdoor with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the broadcasting and outdoor advertising industries specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, legal, accounting, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company, Clear Channel Outdoor or any of their respective subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of the Company, Clear Channel Outdoor or any of their respective subsidiaries furnished to Goldman Sachs. Goldman Sachs’ opinion does not address the underlying business decision of the Company to engage in the transaction or the relative merits of the Merger as compared to any alternative transaction that might be available to the Company. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of the opinion.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the board of directors of the Company in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 14, 2006 and is not necessarily indicative of current market conditions.

Analysis at Various Prices.

Goldman Sachs performed certain analyses, based on historical financial information, SEC filings and financial forecasts provided by the Company’s management at a range of illustrative Company common stock share prices from $35.50 to $37.50 per share. Assuming prices of $35.50 to $37.50 per share of Company common stock, Goldman Sachs calculated (a) implied equity values using the fully diluted number of shares of Company common stock outstanding under the treasury stock method of accounting, (b) implied enterprise values by adding the Company’s net debt and minority interests to the Company’s implied equity values, (c) adjusted equity values by subtracting $400 million of unconsolidated assets and a $1.1 billion present value of tax assets from the Company’s implied equity values, and (d) adjusted enterprise values by subtracting $400 million of unconsolidated assets and a $1.1 billion present value of tax assets from the Company’s implied enterprise values. Goldman Sachs then calculated (i) the ratio of adjusted enterprise values to revenue, (ii) the ratio of adjusted enterprise values to earnings before interest, income taxes, depreciation and amortization, or EBITDA, and (iii) the ratio of adjusted equity values to free cash flow, or FCF, adjusted to remove effects of acquisition related depreciation and amortization. The following table presents the results of Goldman Sachs’ analysis based on illustrative Company common stock share prices of $35.50 to $37.50:

Adjusted Enterprise Value/Revenue	2006E	3.7x - 3.8x
	2007E	3.6x - 3.7x
Adjusted Enterprise Value/EBITDA	2006E	11.4x - 11.9x
	2007E	10.8x - 11.3x
Adjusted Equity Value/Adjusted FCF	2006E	17.4x - 18.5x
	2007E	15.1x - 16.1x

Goldman Sachs also reviewed the historical trading prices and volumes for our common stock for the two-year period ended November 14, 2006. In addition, Goldman Sachs analyzed a range of assumed prices of $35.50 to $37.50 per share of Company common stock in relation to (i) the closing prices of our common stock on November 14, 2006, on October 6, 2006 (the last trading day prior to the day that a research analyst issued a report outlining potential strategic alternatives for the Company and Clear Channel Outdoor), and on September 22, 2006 (the last trading day prior to the September 25, 2006 meeting of the Company’s board of directors during which strategic alternatives were discussed), (ii) the average market price over the 30-trading day and one-year periods ended November 14, 2006, (iii) the high price over the 52-week and two-year periods ended November 14, 2006 and (iv) the low price over the 52-week and two-year periods ended November 14, 2006. The following table presents the results of Goldman Sachs’ analysis based on illustrative Company common stock share prices of $35.50 to $37.50:

Premium to market price of $34.11 per share (as of November 14, 2006)	4.1% - 9.9%
Premium to undisturbed price of $30.02 per share (as of October 6, 2006)	18.3% - 24.9%
Premium to undisturbed price of $29.05 per share (as of September 22, 2006)	22.2% - 29.1%
Premium to average market price of $32.62 per share for the 30-trading day period ended November 14, 2006	8.8% - 15.0%
Premium to average market price of $30.07 per share for the one-year period ended November 14, 2006	18.0% - 24.7%
Premium to high price of $35.48 per share for the 52-week period ended November 14, 2006	0.1% - 5.7%
Premium to high price of $35.48 per share for the two-year period ended November 14, 2006	0.1% - 5.7%
Premium to low price of $27.41 per share for the 52-week period ended November 14, 2006	29.5% - 36.8%
Premium to low price of $27.41 per share for the two-year period ended November 14, 2006	29.5% - 36.8%

Present Value of Future Stock Price Analysis.

Goldman Sachs performed an illustrative analysis of the implied present value of the future stock price of the Company, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future capital structure and implied share price based on an assumed enterprise value as a multiple of future EBITDA using the Company’s management forecasts. For this analysis, Goldman Sachs used the financial forecasts for the Company prepared by our management and assumed (i) a $1.5 billion minority interest based on Clear Channel Outdoor and Clear Media Ltd. market data as of November 14, 2006 and a $156 million other minority interest grown in each case at 5% per year based on management forecasts, (ii) unconsolidated assets of $400 million grown at 5% per year based on management forecasts, (iii) the present value of tax assets, (iv) that leverage is maintained at a total debt to last twelve months EBITDA ratio of 3.5x, (v) that excess cash flow is used to repurchase our common stock at enterprise value to one-year forward EBITDA multiples of 9.0x to 10.0x, and (vi) an annual recurring dividend of $0.75 per share. Goldman Sachs first calculated implied per share values for our common stock at year end for each of the fiscal years 2007 to 2011 by applying price to one-year forward EBITDA multiples of

9.0x to 10.0x to estimates prepared by our management of fiscal years 2008 to 2012 EBITDA. Goldman Sachs then discounted those values and the value of any dividends to be paid up to the date of the future share price to November 14, 2006, using an equity discount rate of 10.0%. This analysis resulted in a range of illustrative values per share of Company common stock of $27.40 to $34.44.

Discounted Cash Flow Analysis.

Goldman Sachs performed an illustrative discounted cash flow analysis using the Company’s management forecasts to determine a range of implied present values per share of Company common stock. All cash flows were discounted to November 14, 2006, and terminal values were based upon perpetuity growth rates for cash flows in the year 2012 and beyond. In performing the illustrative discounted cash flow analysis, Goldman Sachs applied discount rates ranging from 8.0% to 9.0% to the projected unlevered free cash flows of the Company for the remainder of 2006 and calendar years 2007 to 2011. The discount rates applied by Goldman Sachs reflect the weighted average cost of capital of the Company based on the capital structure of the Company as of November 14, 2006. Goldman Sachs also applied perpetuity growth rates ranging from 1.75% to 2.75%. This analysis resulted in a range of illustrative values per share of Company common stock of $25.66 to $39.27.

Recapitalization Analysis.

Goldman Sachs analyzed an illustrative recapitalization transaction involving the Company and the theoretical value that our shareholders could receive in such a transaction. In the illustrative recapitalization transaction, the Company used after-tax proceeds from the sale of certain non-core assets to finance a special dividend to our shareholders in the range of $4.2 billion to $5.0 billion on June 30, 2007. In calculating the amount of the special dividend, Goldman Sachs assumed (i) that 89% of after-tax proceeds from asset sales by Clear Channel Outdoor would be distributed to the Company’s shareholders, (ii) an annual recurring dividend of $0.75 per share, and (iii) the use of an existing $1.5 billion capital loss tax shield. Goldman Sachs then discounted the value of the special dividend to November 14, 2006, using discount rates ranging from 9.50% to 10.50%, which resulted in a present value of the special dividend to shareholders in the range of $8.26 to $9.83 per share. The theoretical post-recapitalization trading values of our shares were based upon estimated enterprise value to one-year forward EBITDA multiples of 9.5x to 10.5x and forecasts for the Company provided by our management after giving effect to the asset sales. Goldman Sachs then calculated the implied per share future equity values for our common stock from 2007 to 2011, and then discounted those values and the value of any dividends to be paid up to the date of the future share price to November 14, 2006, using an equity discount rate of 10.0%. This analysis resulted in a range of illustrative values per share of Company common stock of $31.54 to $38.04.

Sum-of-the-Parts Analyses.

Goldman Sachs performed illustrative sum-of-the-parts analyses on the Company using certain financial forecasts for the Company and Clear Channel Outdoor provided by the management of the Company. In the first illustrative sum-of-the-parts analysis, Goldman Sachs calculated illustrative per share value indications for the Company assuming a spin-off of Clear Channel Outdoor. In the second illustrative sum-of-the-parts analysis, Goldman Sachs calculated illustrative per share value indications for the Company assuming a spin-off of Clear Channel Outdoor and asset sales by the Company in addition to the spin-off of Clear Channel Outdoor.

In the first illustrative sum-of-the-parts analysis, Goldman Sachs made the following assumptions: (i) a spin-off of Clear Channel Outdoor closing on June 30, 2007, (ii) the use of proceeds from inter-company debt repayments and/or new debt financings to finance a special dividend to the Company shareholders in the range of $0.0 to $4.8 billion, or $0.00 to $9.61 per share, and (iii) an annual recurring dividend of $0.75 per share by the Company following the spin-off. The theoretical post spin-off illustrative values of Clear Channel Outdoor shares were based upon estimated enterprise value to 2007 estimated EBITDA multiples of 11.0x to 13.0x and forecasts for Clear Channel Outdoor provided by our management. The theoretical post spin-off trading values of shares of Company common stock were based upon estimated enterprise value to 2007 estimated EBITDA multiples of 9.0x to 11.0x and forecasts for the Company provided by our management after giving effect to the spin-off of Clear Channel Outdoor. Goldman Sachs then calculated the implied per share future equity values for Clear Channel Outdoor, the special dividend and the Company following the spin-off of Clear Channel Outdoor and then discounted those values to November 14, 2006, using a discount rate of 10.0%. This analysis resulted in a range of illustrative values per share of Company common stock of $29.86 to $38.32, inclusive of the values of Clear Channel Outdoor, the Company following the spin-off of Clear Channel Outdoor and the amount of any special dividend.

In the second illustrative sum-of-the-parts analysis, Goldman Sachs made the following assumptions: (i) a spin-off of Clear Channel Outdoor closing on June 30, 2007, (ii) the sale of small market radio and television assets, (iii) the use of proceeds from the sale of small market radio and television assets and proceeds from inter-company debt repayments and/or new debt financings to finance a special dividend to shareholders of the Company in the range of $1.4 to $5.7 billion, or $2.78 to $11.47 per share, and (iv) an annual recurring dividend of $0.75 per share by the Company following the spin-off. The theoretical post spin-off illustrative values of Clear Channel Outdoor shares were based upon estimated enterprise value to 2007 estimated EBITDA multiples of 11.0x to 13.0x and forecasts for Clear Channel Outdoor provided by our management. The theoretical post spin-off trading values of shares of the Company common stock were based upon estimated price to 2007 estimated EBITDA multiples of 9.0x to 11.0x and forecasts for the Company provided by our management after giving effect to the asset sales and the spin-off of Clear Channel Outdoor. Goldman Sachs then calculated the implied per share future equity values for Clear Channel Outdoor, the special dividend and the Company following the spin-off of Clear Channel Outdoor and then discounted those values to November 14, 2006, using a discount rate of 10.0%. This analysis resulted in a range of illustrative values per share of Company common stock of $30.28 to $38.27, inclusive of the values of Clear Channel Outdoor, the Company following the spin-off of Clear Channel Outdoor and the amount of the special dividend.

Miscellaneous

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company, Clear Channel Outdoor or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Company’s board of directors as to the fairness from a financial point of view of the $37.60 in cash per share to be received by the holders of the outstanding shares of our common stock (other than the Rollover Shares) pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The Merger Consideration was determined through arms-length negotiations between the Company, on the one hand, and the Sponsors, on the other hand, and was unanimously approved by our board of directors (excluding Messrs. Mark P. Mays, Randall T. Mays, L. Lowry Mays and B. J. McCombs who recused themselves from the deliberations). Goldman Sachs provided advice to our board of directors during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company, its board of directors or the special advisory committee of its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the Merger.

As described above, Goldman Sachs’ opinion to the Company’s board of directors was one of many factors taken into consideration by the Company’s board of directors in making its determination to approve the Merger Agreement (See “The Merger — Reasons for the Merger” on page 37). The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs acted as financial advisor to the Company in connection with, and participated in certain of the negotiations leading to, the transaction contemplated by the Merger Agreement. In addition, Goldman Sachs has provided certain investment banking services to the Company from time to time, including having acted as global coordinator and senior bookrunning manager in connection with the initial public offering of 35,000,000 shares of Class A common stock of Clear Channel Outdoor in November 2005 and as financial advisor to the Company in connection with the spin-off of Live Nation, Inc., a former subsidiary of the Company, in December 2005. In addition, at the request of the board of directors of the Company, Goldman Sachs Credit Partners L.P., an affiliate of Goldman Sachs, made available a financing package to the Sponsors in connection with the Merger.

Goldman Sachs has provided and is currently providing certain investment banking services to THL Partners and its affiliates and portfolio companies, including having acted as joint bookrunner and joint lead manager in connection with the public offering of 28,750,000 shares of common stock of Fairpoint Communications, Inc., a portfolio company of THL Partners, in February 2005, as financial advisor to TransWestern Holdings, LP, a former portfolio company of THL Partners, in connection with its sale in July 2005 and as co-financial advisor to Metris Companies, Inc., a former portfolio company of THL Partners, in connection with its sale in December 2005. Goldman Sachs has provided and is currently providing certain investment banking services to Bain and its affiliates and portfolio companies, including having acted as joint lead arranger in connection with the provision of a committed financing package consisting of senior secured facilities, a mezzanine facility and a PIK loan facility (aggregate principal amount €799,500,000) in connection with the acquisition of FCI SA, a portfolio company of Bain, in December 2005, as lead arranger in connection with the leveraged recapitalization of Brenntag AG, a former portfolio company of Bain (“Brenntag”), in January 2006 and as co-financial advisor to Brenntag in connection with its sale in September 2006.

Goldman Sachs may also provide investment banking services to the Company and its affiliates and each of the Sponsors and their respective affiliates and portfolio companies in the future. As part of such investment banking services, Goldman Sachs may act as financial advisor to the Company in connection with sales of radio assets by the Company. Additionally, Goldman Sachs is currently acting as financial advisor in connection with the sale of certain television assets by the Company. In connection with the above-described investment banking services Goldman Sachs has received, and may receive, compensation.

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to the Company and its affiliates and each of the Sponsors and their respective affiliates and portfolio companies, actively trade the debt and equity securities (or related derivative securities) of the Company and the respective affiliates and portfolio companies of each of the Sponsors for their own account and for the accounts of their customers and at any time hold long and short positions of such securities. Affiliates of Goldman Sachs have co-invested with each of the Sponsors and their respective affiliates from time to time and such affiliates of Goldman Sachs have invested and may invest in the future in limited partnership units of affiliates of each of the Sponsors.

The board of directors of the Company selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement, dated September 18, 2006, the Company engaged Goldman Sachs to act as its financial advisor in connection with its consideration of a range of strategic alternatives. Pursuant to the terms of this engagement letter, the Company has agreed to pay Goldman Sachs a transaction fee equal to approximately $40 million, the principal portion of which is contingent upon consummation of the transaction. In addition, the Company has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinion of the Special Advisory Committee’s Financial Advisor

Under an agreement dated October 25, 2006, the special advisory committee retained Lazard Frères & Co. LLC, referred to as Lazard, to act as its investment banker in connection with the Merger. As part of that engagement, the special advisory committee requested that Lazard evaluate the fairness, from a financial point of view, to the holders of our common stock of the consideration to be paid to such holders in the Merger. Lazard delivered a written opinion to the special advisory committee, dated November 16, 2006, the date of the Merger Agreement, that, as of that date and based upon and subject to certain assumptions, factors and qualifications set forth therein, the Merger Consideration to be paid to the holders of Company common stock pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of our common stock (other than the Company, Merger Sub, any holder of Rollover Shares and any shareholder who is entitled to demand and properly perfects appraisal rights).

The full text of the Lazard opinion is included as Annex C to this proxy statement and is incorporated into this proxy statement by reference. The description of the Lazard opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Lazard opinion set forth in Annex C. You are urged to read the Lazard opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with the opinion. Lazard’s written opinion is directed to the special advisory committee and only addresses the fairness, from a financial point of view, to the holders of our common stock (other than the Company, Merger Sub, any holder of Rollover Shares and any shareholder who is entitled to demand and properly perfects appraisal rights) of the Merger Consideration to be paid to the holders of our common stock pursuant to the Merger Agreement. Lazard’s written opinion does not address the merits of the underlying decision by the Company to engage in the Merger or any other aspect of the Merger and does not constitute a recommendation to any shareholder as to how the shareholder should vote on any matter relating to the Merger. Lazard’s opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, November 16, 2006, the date of Lazard’s opinion. Lazard assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion. The following is only a summary of the Lazard opinion. You are encouraged to read the entire opinion carefully.

In connection with its opinion, Lazard:

•	reviewed the financial terms and conditions contained in the Merger Agreement;

•	analyzed certain historical publicly available business and financial information relating to us;

•	reviewed various financial forecasts and other data provided to Lazard by us relating to our businesses;

•	held discussions with members of our senior management with respect to our business and prospects;

•	reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally comparable to our businesses;

•	reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally comparable to ours;

•	reviewed the historical stock prices and trading volumes of our common stock; and

•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard relied upon the accuracy and completeness of the foregoing information and has not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of our assets or liabilities or concerning our solvency or fair value. With respect to the financial forecasts, Lazard assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of our management as to our future financial performance. Lazard did not assume any responsibility for and expressed no view as to such forecasts or the assumptions on which they were based.

In rendering its opinion, Lazard assumed, with the consent of the special advisory committee, that the Merger would be consummated on the terms described in the Merger Agreement provided to it, without any waiver or modification of any material terms or conditions by us and that obtaining the necessary regulatory approvals for the Merger would not have an adverse effect on us or the Merger. Lazard did not express any opinion as to any tax or other consequences that might result from the Merger, nor does its opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that we had obtained such advice as we deemed necessary from qualified professionals. In addition, Lazard noted in its opinion that certain members of our management, as well as the chairman of our board of directors, are receiving change of control payments and benefits related thereto and may be entering into certain compensation arrangements in connection with the Merger. Lazard expressed no view with respect to any such payments, benefits or compensation arrangements.

Lazard noted in its opinion that, although it had examined the financial terms of certain business combinations since January 1, 2005 involving companies in lines of business that Lazard believed to be generally comparable to ours, none of these transactions were truly comparable to a potential acquisition of the Company including the Merger, due to, among other things, the size of a potential transaction involving the Company compared to the examined business combinations and changes in the industries in which the Company operates. For these reasons, Lazard did not use the examined business combinations in its financial analyses.

Lazard was not engaged to broadly solicit, and Lazard confirmed that it did not broadly solicit, other parties regarding a potential transaction with us, nor was Lazard requested to consider, and its opinion does not address, the relative merits of the Merger as compared to any other transaction in which we might have engaged. Lazard does not express any opinion as to the price at which our common stock might trade subsequent to the announcement of the Merger.

The following is a brief summary of the material financial and comparative analyses that Lazard deemed to be appropriate in connection with rendering its opinion.

Comparable Public Companies Sum-of-the-Parts Analysis

A sum-of-the-parts analysis reviews a business’ operating performance and outlook on a segment-by-segment basis to determine an implied market value for the enterprise as a whole. Lazard performed a comparable public companies sum-of-the-parts analysis with respect to the Company’s radio broadcasting segment, domestic outdoor advertising segment, international outdoor advertising segment, television segment, Katz Media/other segment and unallocated corporate segment.

Lazard calculated an implied valuation for the Company based on an analysis of companies that Lazard believed to be generally comparable to the Company or its business segments. In performing these analyses, Lazard reviewed and analyzed certain publicly available financial information and market trading data relating to the selected comparable companies and compared such information to the corresponding information for the relevant business segment of the Company.

Lazard reviewed the following companies:

•	Affichage Holding AG

•	CBS Corp.

•	Citadel Broadcasting Corp.

•	Cox Radio, Inc.

•	Cumulus Media, Inc.

•	Emmis Communications Corp.

•	Entercom Communications Corp.

•	Gray Television, Inc.

•	Hearst-Argyle Television, Inc.

•	JCDecaux SA

•	Lamar Advertising Company

•	LIN TV Corp.

•	Radio One, Inc.

•	Sinclair Broadcast Group, Inc.

The estimated financial information for the selected public companies used by Lazard in its analysis was based on research analysts estimates. The historical financial information used by Lazard in its analysis was based on publicly available historical information. The financial information for the Company was based on information and estimates provided to Lazard by the Company’s management.

For each of the selected public comparable companies, Lazard, among other things, reviewed the enterprise value of each company as a multiple of estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA for fiscal year 2006. Lazard then calculated an implied enterprise reference range for each of the Company’s segments by applying selected enterprise value to EBITDA multiples derived from the analyses of (1) 9.5x to 10.5x, in the case of the radio broadcasting segment, (2) 13.5x to 14.5x, in the case of the domestic outdoor advertising segment, (3) 9.0x to 10.0x, in the case of the international outdoor advertising segment, (4) 9.0x to 10.0x, in the case of the television segment, (5) 7.0x to 8.0x, in the case of the Katz Media/other segment and (6) 10.3x to 11.3x, in the case of the unallocated corporate segment, to the corresponding estimated fiscal year 2006 EBITDA data for each of the Company’s segments. Lazard then derived an implied equity reference range for the Company by adding these implied enterprise reference ranges together plus the value of the Company’s unconsolidated assets and subtracting the Company’s net debt and minority interests.

Based upon the projections referenced above and the assumptions set forth above, this analysis implied a per share equity reference range for the Company of $29.95 to $34.35, as compared to the Merger Consideration of $37.60 per share (not including the additional per share consideration, if any).

Discounted Future Stock Price Analysis

Lazard performed a discounted future stock price analysis, which is designed to provide an indication of the future value of the Company’s equity as a function of the Company’s future earnings and its current enterprise value to EBITDA multiples. The resulting value is then discounted to arrive at a present value for the Company’s implied future stock price. For purposes of this analysis, Lazard first calculated implied 2012 per share equity values for the Company’s common stock by applying a range of enterprise value to EBITDA multiples of 10.25x to 11.25x to estimates of the Company’s fiscal year 2012 EBITDA provided to Lazard by the Company’s management. For purposes of this analysis Lazard advised us that it also assumed a cash sale of the Company’s television segment, certain non-core radio assets and the international outdoor advertising segment, which are referred to as the Company’s assumed divested assets. Lazard estimated the implied after-tax cash proceeds that could be received by the Company from the sale of the Company’s assumed divested assets by applying enterprise value to EBITDA multiples of 11.5x to 12.5x to estimates of the assumed divested asset’s fiscal year 2006 EBITDA provided to Lazard by the Company’s management. Lazard then calculated implied per share equity values for the Company’s common stock based on the present value of the 2012 per share equity values using a range of discount rates reflecting the assumed cost of equity for the Company of 11% to 13%.

Based upon the projections referenced above and the assumptions set forth above, this analysis implied a per share equity reference range for the Company of $34.19 to $39.31, as compared to the Merger Consideration of $37.60 per share (not including the additional per share consideration, if any).

Recapitalization Analysis

Lazard performed a recapitalization analysis, which is designed to provide an indication of the implied per share equity value of the Company if the Company would remain as an independent, publicly traded company after a recapitalization.

In performing this analysis, Lazard advised us that it assumed a recapitalization would involve (1) a spin-off of 100% of the domestic outdoor advertising segment to the Company’s shareholders, (2) the refinancing of the existing intercompany note between the Company and Clear Channel Outdoor, (3) the sale for cash of the Company’s assumed divested assets as described in the “Discounted Future Stock Price Analysis” above and (4) increasing leverage on the remaining company coupled with the payment of a special dividend and an annual dividend with a higher yield than the current dividend yield of the Company.

For purposes of this analysis, Lazard calculated an implied enterprise reference range for the domestic outdoor advertising segment by applying enterprise value to EBITDA multiples derived from the “Comparable Public Companies Sum-of-the-Parts Analysis” above to estimates of the domestic outdoor advertising segment’s fiscal year 2006 EBITDA provided to Lazard by the Company’s management. Lazard then derived an implied equity reference range for the domestic outdoor advertising segment by subtracting net debt and minority interests. Lazard also calculated an implied enterprise reference range for the remaining company by applying enterprise value to EBITDA multiples derived from the “Comparable Public Companies Sum-of-the-Parts Analysis” above to estimates of the remaining company’s fiscal year 2006 EBITDA provided to Lazard by the Company’s management. Lazard then derived an implied equity reference range for the remaining company by adding the value of the Company’s unconsolidated assets and subtracting net debt.

Based upon the projections referenced above and the assumptions set forth above, this analysis implied a per share equity reference range for the Company of $32.57 to $37.03, as compared to the Merger Consideration of $37.60 per share (not including the additional per share consideration, if any).

Discounted Cash Flow Sum-of-the-Parts Analysis

A sum-of-the-parts analysis reviews a business’ operating performance and outlook on a segment-by-segment basis to determine an implied market value for the enterprise as a whole. Using projections provided by the Company’s management, Lazard performed a discounted cash flow sum-of-the-parts analysis with respect to the Company’s radio broadcasting segment, domestic outdoor advertising segment, Katz Media/other segment and unallocated corporate segment. For purposes of this analysis Lazard advised us that it also assumed a sale of the Company’s assumed divested assets.

Lazard performed an analysis of the present value of the projected unlevered free cash flows that each of the Company’s business segments could generate from fiscal years 2007 through 2012. Using a discounted cash flow analysis, Lazard calculated an implied enterprise reference range for each of the Company’s segments by determining the present value of the unlevered free cash flow for each of the business segments generated from fiscal years 2007 through 2012 plus a terminal value for each of the business segments based on a range of multiples of estimated fiscal year 2012 EBITDA. The analyses assumed terminal multiples of (1) 9.5x to 10.5x, in the case of the radio broadcasting segment, (2) 13.5x to 14.5x, in the case of the domestic outdoor advertising segment, (3) 7.0x to 8.0x, in the case of the Katz Media/other segment and (4) 11.0x to 12.5x, in the case of the unallocated corporate segment (assuming the sale of the assumed divested assets). The cash flows and terminal values for each of the business segments were then discounted to present value using discount rates reflecting the weighted average cost of capital of (1) 9.0% to 10.0%, in the case of the radio broadcasting segment, (2) 8.5% to 9.5%, in the case of the domestic outdoor advertising segment, (3) 8.0% to 9.0%, in the case of the Katz Media/other segment and (4) 8.0% to 9.0%, in the case of the unallocated corporate segment (assuming the sale of the assumed divested assets). Lazard then derived an implied equity reference range for the Company by adding these implied enterprise reference ranges together plus the value of the Company’s unconsolidated assets and the cash proceeds from the sale of the Company’s assumed divested assets as described in the “Discounted Future Stock Price Analysis” above and subtracting the Company’s net debt and minority interests.

Based on the projections referenced above and the assumptions set forth above, this analysis implied a per share equity reference range for the Company of $35.15 to $40.82, as compared to the Merger Consideration of $37.60 per share (not including the additional per share consideration, if any).

Leveraged Buyout Analysis

Using projections provided by the Company’s management and assuming an estimated rate of return that investors may require, Lazard performed a leveraged buyout analysis of the Company in order to ascertain the per share consideration for the Company’s common stock that a leveraged buyout firm might be willing to pay in a leveraged buyout transaction.

As a leveraged buy out analysis is based on the value of a company in a change of control context, Lazard gave effect to the amended cash severance obligations payable upon a change in control (excluding loss of tax deduction), the proposed grant of restricted stock and options to executives and debt redemption costs. In its analysis, Lazard used ranges of exit multiples and ranges of estimated rates of return that it selected based on the multiples derived in the “Comparable Public Companies Sum-of-the-Parts Analysis” above. For purposes of this analysis, Lazard advised us that it assumed the sale for cash of the Company’s assumed divested assets as described in the “Discounted Future Stock Price Analysis” above. In this scenario, Lazard assumed, among other things, a 2011 exit at EBITDA multiples ranging from 10.7x to 11.7x and a range of estimated rates of return of 15% to 25%.

Based upon the projections referenced above and the assumptions set forth above, this analysis implied a per share equity reference range for the Company of $35.00 to $40.00, as compared to the Merger Consideration of $37.60 per share (not including the additional per share consideration, if any).

Miscellaneous

The preparation of financial analyses is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and, therefore, is not necessarily susceptible to partial analysis or summary description. Selecting the portions of the analyses or the summary set forth above without considering the analyses as a whole could create an incomplete or misleading view of the process underlying Lazard’s presentation to the special advisory committee. In formulating its presentation to the special advisory committee, Lazard considered the results of all of its analyses and did not attribute any particular weight to any factor or analyses considered by it; rather, Lazard formulated its presentation on the basis of its experience and professional judgment after considering the results of its analyses. No company used in the above analyses as a comparison is directly comparable to us or the transactions contemplated by the Merger Agreement or the Merger. The analyses were prepared for the purpose of Lazard rendering advice to the special advisory committee in connection with its consideration of the Merger, and those analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which may be significantly more or less favorable than set forth in the analyses. You should understand that estimates of values and forecasts of future results contained in the analyses, whether publicly available or provided by our management, were based upon numerous assumptions and forecasts with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company and Lazard and are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.

In performing its analyses, Lazard made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters. Because those analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond our control or the control of our advisors, neither we, the special advisory committee, Lazard nor any other person assumes responsibility if future results or actual values are materially different from those forecasts or estimates contained in the analyses.

In connection with Lazard’s services as the special advisory committee’s investment banker, we agreed to pay Lazard an aggregate fee of $5 million, a significant portion of which was payable in connection with the rendering of its opinion. The fee to Lazard was payable, whether or not its opinion was favorable, and no portion of the fee was contingent upon entering into a definitive agreement with respect to, or consummating, a transaction. We have also agreed to reimburse Lazard for its reasonable out-of-pocket expenses (including attorneys’ fees) and to indemnify Lazard and certain related parties against certain liabilities under certain circumstances that may arise out of the rendering of its advice, including certain liabilities under U.S. federal securities laws.

Lazard may have provided and may currently or in the future provide investment banking services to the Company and to the Sponsors and their affiliates for which Lazard may have received or may receive customary fees.

Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. In addition, in the ordinary course of their respective businesses, affiliates of Lazard and LFCM Holdings LLC (an entity owned in large part by managing directors of Lazard) may actively trade the securities of the Company and/or the securities of the Sponsors and their affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and securities services. Lazard was selected to act as investment banker to the special advisory committee because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions, as well as its familiarity with the business segments of the Company.

Lazard prepared these analyses for the purpose of providing an opinion to the special advisory committee as to the fairness, from a financial point view, of the Merger Consideration to be paid to the holders of Company common stock (other than the Company, Merger Sub, any holder of Rollover Shares and any shareholder who is entitled to demand and properly perfects appraisal rights). The Merger Consideration to be paid to the holders of Company common stock pursuant to the Merger Agreement was determined through arm’s-length negotiations between the Company and the Sponsors and was approved by our board of directors. Lazard did not recommend any specific merger consideration to the special advisory committee or to the Company or that any given merger consideration constituted the only appropriate merger consideration for the Merger.

The opinion of Lazard was one of many factors taken into consideration by the special advisory committee (See “The Merger — Reasons for the Merger — Determinations of the Special Advisory Committee and of the Board of Directors” beginning on page 37). Consequently, the analyses described above should not be viewed as determinative of the opinion of the special advisory committee with respect to the Merger Consideration or of whether the special advisory committee would have been willing to determine that a different merger consideration was fair. Additionally, Lazard’s opinion is not intended to confer any rights or remedies upon any employee or creditor of the Company.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

Material U.S. Federal Income Tax Consequences of the Merger to Our Shareholders

Circular 230 Notice

The following discussion pertaining to U.S. federal income tax considerations is not given in the form of a covered opinion within the meaning of Circular 230 issued by the United States Secretary of the Treasury. Thus, you cannot rely upon U.S. federal income tax advice contained herein for the purpose of avoiding U.S. federal income tax penalties. This discussion is written to support the promotion or marketing of the Merger.

The following is a summary of the material U.S. federal income tax consequences of the Merger to holders of Company common stock whose shares of Company common stock are converted into the right to receive cash in the Merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our shareholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of Company common stock that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

A “non-U.S. holder” is a person (other than a partnership) that is not a U.S. holder.

If a partnership holds Company common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner of a partnership holding Company common stock should consult its tax advisor.

This discussion is based on current law, which is subject to change, possibly with retroactive effect. It applies only to beneficial owners who hold shares of Company common stock as capital assets, and may not apply to shares of Company common stock received in connection with the exercise of employee stock options or otherwise as compensation, shareholders who hold an equity interest, directly or indirectly, in Fincos or the surviving corporation after the Merger, or certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, shareholders subject to the alternative minimum tax, shareholders that have a functional currency other than the U.S. dollar, or shareholders who hold Company common stock as part of a hedge, straddle or a constructive sale or conversion transaction). This discussion does not address the receipt of cash in connection with the cancellation of shares of restricted stock, restricted stock units or options to purchase shares of Company common stock, or any other matters relating to equity compensation or benefit plans. This discussion also does not address any aspect of state, local or foreign tax laws.

U.S. Holders

The exchange of shares of Company common stock for cash in the Merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Company common stock are converted into the right to receive cash in the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the shareholder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that a shareholder’s holding period for such shares is more than 12 months at the time of the consummation of the Merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Backup withholding of tax may apply to cash payments received by a non-corporate shareholder in the Merger, unless the shareholder or other payee provides a taxpayer identification number (social security number, in the case of individuals, or employer identification number, in the case of other shareholders), certifies that such number is correct, and otherwise complies with the backup withholding rules. Each of our shareholders should complete and sign the Substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a U.S. holder’s federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Cash received in the Merger will also be subject to information reporting unless an exemption applies.

Non-U.S. Holders

Any gain realized on the receipt of cash in the Merger by a non-U.S. holder generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of Company’s common stock at any time during the five years preceding the Merger.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the Merger under regular graduated U.S. federal income tax rates. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a U.S. person as defined under the U.S. Internal Revenue Code of 1986, as amended, and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the Merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

Company believes that it is not and has not been a “United States real property holding corporation” for U.S. federal income tax purposes.

Backup withholding of tax may apply to the cash received by a non-corporate shareholder in the Merger, unless the shareholder or other payee certifies under penalty of perjury that it is a non-U.S. holder in the manner described in the letter of transmittal (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code) or otherwise establishes an exemption in a manner satisfactory to the paying agent. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner. Cash received in the Merger will also be subject to information reporting, unless an exemption applies.

The U.S. federal income tax consequences set forth above are not intended to constitute a complete description of all tax consequences relating to the Merger. Because individual circumstances may differ, each shareholder should consult the shareholder’s tax advisor regarding the applicability of the rules discussed above to the shareholder and the particular tax effects to the shareholder of the Merger in light of such shareholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of shares of Company restricted stock, or options to purchase shares of Company common stock, including the transactions described in this proxy statement relating to our equity compensation and benefit plans.

ACCOUNTING TREATMENT OF TRANSACTION

We expect that, for financial reporting purposes, the Merger may be accounted for as a leveraged recapitalization, pursuant to which the historical basis of the Company’s assets and liabilities will be preserved following the Merger. However, it is possible that the Merger could be accounted for as a purchase, pursuant to which, following the Merger, the Company’s assets and liabilities would be reflected at their fair market value as of the date of the Merger.

REGULATORY APPROVALS

Hart-Scott-Rodino

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the rules promulgated thereunder, the Company cannot complete the Merger until it notifies and furnishes information to the Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice, and specified waiting period requirements are satisfied.

The parties have agreed that if the FTC or the Antitrust Division of the U.S. Department of Justice has not granted the necessary approvals under the HSR Act as of August 16, 2007, then if the Company’s and the Fincos’ respective antitrust counsel, in their professional judgment, jointly determine that a divestiture is required to obtain the necessary approvals under the HSR Act, they will provide notice of such determination to the Fincos and the Fincos have agreed promptly, and in any event by November 15, 2007, to implement the divestiture. Under the terms of the Merger Agreement, a “divestiture” of any asset or business means (i) any sale, transfer, separate holding, divestiture or other disposition, or any prohibition of, or any limitation on, the acquisition, ownership, operation, effective control or exercise of full rights of ownership, of such asset or (ii) the termination or amendment of any existing or contemplated governance structure of Merger Sub or the Company or contemplated contractual or governance rights of Merger Sub or the Company.

FCC Regulations

Under the Communications Act, the Company and the Fincos may not complete the Merger unless they have first obtained the approval of the FCC to transfer control of the Company’s FCC licenses to affiliates of the Fincos (the “FCC Consent”). FCC approval is sought through the filing of applications with the FCC, which are subject to public comment and objections from third parties. Pursuant to the Merger Agreement, the parties filed on December 12, 2006 all applications necessary to obtain the FCC Consent. The timing or outcome of the FCC approval process cannot be predicted.

The Fincos have agreed to take promptly any and all steps necessary to avoid or eliminate any impediment (including any impediment under the FCC’s media ownership rules) to obtaining the FCC Consent so as to enable the parties to close the transactions contemplated by the Merger Agreement as promptly as practicable.

Other

The Merger is also subject to review by governmental authorities of various other jurisdictions under the antitrust, communication and investment review laws of those jurisdictions.

MERGER RELATED LITIGATION

We are aware of eight putative class action complaints that were filed in the District Court of Bexar County, Texas, in connection with the Merger. These actions have been consolidated into one proceeding. The actions, Teitelbaum v. Clear Channel Communications, Inc., et al., No. 2006CI17492 (filed November 14, 2006), Murphy v. Clear Channel Communications, Inc., et al., No. 2006CI17647 (filed November 16, 2006), Manson v. Clear Channel Communications, Inc., et al., No. 2006CI17656 (filed November 16, 2006), City of St. Clair Shores Police and Fire Retirement System v. Clear Channel Communications, Inc., et al., No. 2006CI17660 (filed November 16, 2006), Levy Investments, Ltd. v. Clear Channel Communications, Inc., et al., No. 2006CI17669 (filed November 16, 2006), DD Equity Partners LLC v. Clear Channel Communications, Inc., et al., No. 2006CI7914 (filed November 22, 2006), Metzler Investment GmbH v. Clear Channel Communications, Inc., et al., No. 2006CI18067 (filed November 28, 2006), and Pioneer Investments Kapitalanlagegesellschaft MBH v. Clear Channel Communications, Inc., et. al., No. 2006CI18542 (filed December 7, 2006), make the allegations and seek the remedies as summarized below:

•	The Teitelbaum complaint alleges the Company and its directors breached their fiduciary duties, or aided and abetted in the breach of those duties, by agreeing to and failing to revoke the golden parachute provisions of the employment agreements of Messrs. L. Lowry Mays, Mark P. Mays, and Randall T. Mays. The complaint seeks a determination that class action status is fair, seeks to revoke the “golden parachute” severance provisions, indemnification of the shareholders for the alleged breach of the defendant’s fiduciary duties, and the payment of plaintiff’s fees and costs.

•	The Murphy complaint alleges, among other things, that the Company’s directors breached their fiduciary duties in connection with the proposed Merger. The Murphy complaint seeks to enjoin the Merger (or, in the event the Merger is consummated, rescission of the Merger), damages, and the payment of plaintiff’s fees and costs.

•	The Manson complaint alleges, among other things, that the Company’s directors breached their fiduciary duties in connection with the proposed Merger and that Thomas H. Lee Partners, L.P. and Bain Capital Partners LLC aided and abetted the Company’s directors in breaching their fiduciary duties. The Manson complaint seeks a determination that class action status is proper, to enjoin the Merger (or, in the event the Merger is consummated, rescission of the Merger), damages, and the payment of plaintiff’s costs and fees.

•	The City of St. Clair complaint alleges, among other things, that the Company’s directors breached their fiduciary duties in connection with the proposed Merger and that Thomas H. Lee Partners, L.P. and Bain Capital Partners, LLC aided and abetted the Company’s directors in breaching their fiduciary duties. The City of St. Clair complaint seeks a determination that class action status is proper, to enjoin the Merger (or, in the event the Merger is consummated, rescission of the Merger), damages, and the payment of plaintiff’s costs and fees.

•	The Levy complaint alleges, among other things, that the Company’s directors breached their fiduciary duties in connection with the proposed Merger. The Levy complaint seeks a determination that class action status is proper, seeks to enjoin the Merger (or, in the event the Merger is consummated, rescission of the Merger), damages, and the payment of plaintiff’s costs and fees.

•	The DD Equity complaint alleges, among other things, that the Company’s directors breached their fiduciary duties in connection with the proposed Merger and that Thomas H. Lee Partners, L.P. and Bain Capital Partners, LLC aided and abetted the Company’s directors in breaching their fiduciary duties. The DD Equity complaint seeks a determination that class action status is proper, a declaration that the defendants have breached their fiduciary duties and aided and abetted such breaches, to enjoin the Merger (or, in the event the Merger is consummated, rescission of the Merger), seeks an order directing that the defendants exercise their fiduciary duties to obtain a transaction that is in the best interests of the Company, and the payment of plaintiff’s costs and fees.

•	The Metzler complaint alleges, among other things, that the Company’s directors breached their fiduciary duties in connection with the proposed Merger. The Metzler complaint seeks a determination that class action status is proper, seeks to enjoin the Merger (or, in the event the Merger is consummated, rescission of the Merger), damages, and the payment of plaintiff’s costs and fees.

•	The Pioneer Investments complaint alleges, among other things, that the Company’s directors breached their fiduciary duties in connection with the proposed Merger and that Thomas H. Lee Partners, L.P. and Bain Capital Partners, LLC aided and abetted the Company’s directors in breaching their fiduciary duties. The Pioneer Investments complaint seeks a determination that class action status is proper, seeks to enjoin the Merger (or, in the event the Merger is consummated, rescission of the Merger), damages, and the payment of plaintiff’s costs and fees.

In addition to the actions described above, we are aware of two shareholder derivative complaints naming the Company and its directors as defendants. The first action, also filed in the District Court of Bexar County, Texas, Rauch v. Clear Channel Communications, Inc., et al., No. 2006CI17436 (filed November 22, 2006) alleges breach of fiduciary duties, abuse of control, gross mismanagement, and waste of corporate assets by the defendants. The complaint seeks an order declaring the employment agreements with Messrs. L. Lowry Mays, Mark P. Mays, and Randall T. Mays unenforceable or rescinding them, declaring the Merger Agreement unenforceable and rescinding it, directing the defendants to exercise their fiduciary duties to obtain a transaction that is in the best interests of the Company and its shareholders, imposing a constructive trust upon any benefits improperly received by the defendants, and directing the payment of plaintiff’s costs and fees. The Rauch litigation has been consolidated with the eight putative class action complaints described above.

The second action, filed in the United States District Court for the Western District of Texas, Alaska Laborers Employees Retirement Fund v. Clear Channel Communications, Inc., et al., No. SA07CA0042RF (filed January 11, 2007) contains both derivative and class action claims and alleges, among other things, that the Company’s directors violated federal securities laws, breached their fiduciary duties, abused their control of the Company, and grossly mismanaged the Company in connection with the proposed Merger. The complaint also alleges that Thomas H. Lee Partners, L.P. and Bain Capital Partners LLC aided and abetted the Company’s directors in breaching their fiduciary duties. The Alaska Laborers complaint seeks a determination that class action status is proper, a declaration that the Merger Agreement was entered into in breach of the Company’s directors fiduciary duties, to enjoin the Merger, to direct that the Company’s directors exercise their fiduciary duties to obtain a transaction that is in the best interests of the Company and its shareholders, to impose a constructive trust upon any benefits improperly received by the defendants, and the payment of plaintiff’s costs and fees.

We believe that the allegations contained in the complaints are without merit, and we intend to vigorously contest these matters.

THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to carefully read the Merger Agreement in its entirety.

The Merger Agreement is included to provide you with information regarding its terms and is not intended to provide any other factual information about the Company, the Fincos, Merger Sub or their respective affiliates. The representations, warranties and covenants made by us, the Fincos and Merger Sub are qualified and subject to important limitations agreed to by us, the Fincos and Merger Sub in connection with negotiating the terms of the Merger Agreement. Furthermore, the representations and warranties may be subject to standards of materiality applicable to us, the Fincos and Merger Sub that may be different from those that are applicable to you.

Effective Time; Marketing Period

The Effective Time of the Merger will occur at the later of the time that the Company, the Fincos and Merger Sub file the Articles of Merger with the Secretary of State of the State of Texas and the Certificate of Merger with the Secretary of State of the State of Delaware on the Closing Date or such later time as provided in the Articles of Merger and Certificate of Merger and agreed to by the Fincos, Merger Sub and the Company. The Closing Date will occur as soon as practicable, but in no event later than the second business day after all of the conditions to the Merger set forth in the Merger Agreement have been satisfied or waived, or such other date as the Fincos, Merger Sub and the Company may agree. If all of the conditions have been satisfied, but the Marketing Period (defined below) has not expired, then the Fincos are not required to effect the closing until the earlier of:

•	a date during the Marketing Period specified by the Fincos on no less than three business days’ written notice to the Company; and

•	the final day of the Marketing Period, or at such other time, date or place as is agreed to in writing by the Fincos, Merger Sub and the Company.

The “Marketing Period” is defined in the Merger Agreement as the first period of 25 consecutive business days throughout which time the Fincos have certain financial information required to be provided by the Company under the Merger Agreement and the mutual conditions to the obligations of the parties and the conditions to the obligations of the Fincos (other than those conditions that, by their own terms, cannot be satisfied until the closing) have been and remain satisfied. If the Marketing Period has not ended on or before August 17, 2007, the Marketing Period shall be deemed to commence no earlier than September 4, 2007, or if the Marketing Period has not ended on or before December 14, 2007, the Marketing Period shall be deemed to commence no earlier than January 7, 2008.

The purpose of the Marketing Period is to provide the Fincos with a reasonable and appropriate period of time during which they can market and place the permanent debt financing contemplated by the debt financing commitments for the purposes of financing the Merger. The Fincos have agreed:

•	to use their reasonable best efforts to arrange and obtain the financing on the terms and conditions described in the financing commitments, negotiate and finalize definitive agreements with respect to the financing on the terms and conditions contained in the financing commitments, satisfy on a timely basis all conditions applicable to the Fincos or Merger Sub in the definitive agreements that are within their control, consummate the financing no later than the closing, and enforce their rights under the financing commitments; and

•	if any portion of the financing becomes unavailable on the terms and conditions contemplated in the financing commitments, to promptly notify the Company and use their reasonable best efforts to obtain alternative financing from alternative sources, on terms, taken as a whole, that are no more adverse to the Company, as promptly as practicable following the occurrence of such event, but in no event later than the last day of the Marketing Period, including entering into definitive agreements with respect thereto.

In addition, if all or any portion of the debt financing that is structured as a high yield financing, has not been consummated, and certain conditions under the Merger Agreement have been satisfied or waived and the bridge financing contemplated by the financing commitments is available on the terms and conditions contemplated in the financing commitments, then the Fincos must use the proceeds of the bridge financing to replace the high yield financing no later than the last day of the Marketing Period.

Effects of the Merger

If the Merger Agreement is adopted by our shareholders and the other conditions to closing are satisfied, Merger Sub will merge with and into the Company. The separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation, wholly-owned by entities sponsored by the Sponsors and their co-investors. Upon completion of the Merger, our common stock will be converted into the right to receive the Merger Consideration. The surviving corporation will be a privately held corporation, and you will cease to have any ownership interest in the surviving corporation or any rights as its shareholder.

The Structure

At the Effective Time, Merger Sub will merge with and into the Company. The separate existence of Merger Sub will cease, and the Company will survive the Merger and continue to exist after the Merger wholly-owned by entities sponsored by the Sponsors and their co-investors. All of the Company’s and Merger Sub’s properties, rights, privileges, powers and franchises, and all of their claims, obligations, liabilities, debts, and duties, will become those of the surviving corporation. Following completion of the Merger, the Company common stock will be delisted from the NYSE, deregistered under the Exchange Act, and no longer publicly traded. Thereafter, the current shareholders of the Company will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in value of the Company following the Effective Time.

Rollover by Shareholders

Under the terms of the Merger Agreement, the Fincos may allow certain employees of the Company (each, a “Rollover Shareholder”) to convert some or all of the shares of Company common stock or other equity or convertible securities of the Company held by them (“Rollover Shares”) into equity securities of the surviving corporation in lieu of receiving the applicable portion of the Merger Consideration.

Pursuant to the Letter Agreement each of Messrs. Mark P. Mays and Randall T. Mays have agreed to convert $10 million, in the aggregate, of shares of Company common stock, shares of Company restricted stock and “in the money” Company stock options into equity securities of the surviving corporation, in the same proportion as that of the Fincos. Additionally, the Company has been informed that the Fincos and the Sponsors have provided Messrs. L. Lowry Mays and B. J. McCombs, each a member of the Company’s board of directors, the opportunity to convert a portion of their shares of Company common stock, shares of Company restricted stock and “in the money” Company stock options held by them into equity securities of the surviving corporation. Mr. L. Lowry Mays’ current intention is to sell 100% of his equity securities in the Company. However, if he seeks to rollover some portion of his holdings, Mr. L. Lowry Mays has informed the Company that he will be selling a substantial majority of his holdings in the transaction.

The Fincos and Merger Sub have informed us that they anticipate offering certain members of the Company’s management the opportunity to convert a portion of their current equity interests in the Company into equity in the surviving corporation or an affiliate of the surviving corporation and/or to the right to purchase equity interests in the surviving corporation or an affiliate of the surviving corporation. Although we believe members of our management team are likely to enter into new arrangements to purchase or participate in the equity of the surviving corporation or an affiliate, these matters are subject to further negotiations and discussion and no terms or conditions have been finalized (other than the Letter Agreement). Any such new arrangements are expected to be entered into prior to the completion of the Merger.

Treatment of Common Stock and Other Securities

Company Common Stock

At the Effective Time, each share of Company common stock issued and outstanding immediately prior to the Effective Time will automatically be converted into the right to receive $37.60 in cash, without interest and less any applicable withholding tax, other than:

•	shares of Company common stock held in the Company’s treasury or owned by Merger Sub immediately prior to the Effective Time, which shares will automatically be canceled, retired and will cease to exist without conversion or consideration;

•	shares of Company common stock held by shareholders who do not vote in favor of adoption of the Merger Agreement and who have properly demanded and perfected their appraisal rights in accordance with Texas law, which shares will be entitled to only such rights as are granted by Texas law; and

•	Rollover Shares.

Each share of Company common stock, when so converted, will automatically be canceled, and will cease to exist. After the Effective Time, each outstanding stock certificate or book-entry share representing shares of Company common stock converted in the Merger will represent only the right to receive the Merger Consideration with respect to each share of Company common stock.

In addition, if the Effective Time occurs after January 1, 2008, then each holder of shares of Company common stock will also receive an additional amount for each share of Company common stock equal to the lesser of:

•	the pro rata portion, based upon the number of days elapsed since January 1, 2008, of $37.60 multiplied by 8% per annum, or

•	an amount equal to (a) the Operating Cash Flow for the Company and its subsidiaries for the period from and including January 1, 2008 through and including the last day of the last month preceding the Closing Date for which financial statements are available at least ten (10) calendar days prior to the Closing Date less dividends paid or declared with respect to the foregoing period and amounts committed or paid to purchase equity interests in the Company or derivatives thereof with respect to that period (but only to the extent that those dividends or amounts are not deducted from the Operating Cash Flow for the Company and its subsidiaries for any prior period) divided by (b) the sum of the number of outstanding shares of Company common stock (including outstanding shares of Company restricted stock) plus the number of shares of Company common stock issuable pursuant to convertible securities of the Company outstanding at the Closing Date with exercise prices less than the Merger Consideration.

The term “Operating Cash Flow” means an amount determined on a consolidated basis for the Company and its subsidiaries as follows:

•	an amount determined in accordance with generally accepted accounting principles equal to the sum of net income, excluding therefrom any amount described in one or more of the following clauses (but only to the extent included in net income):

(i)	the aggregate after-tax amount, if positive, of any net extraordinary, nonrecurring or unusual gains,

(ii)	any items of gain or loss from permitted divestitures under the Merger Agreement,

(iii)	any items of gain or loss from the change in value or disposition of investments, including with respect to marketable securities and forward exchange contracts,

(iv)	any non-cash income, gain or credits included in the calculation of net income,

(v)	any net income or loss attributable to non-wholly-owned subsidiaries or investments, except to the extent the Company has received a cash dividend or distribution or an intercompany cash payment with respect thereto during such period,

(vi)	any net income attributable to foreign subsidiaries, except to the extent the Company has received a cash dividend or distribution or an intercompany cash payment with respect thereto during such period, and

(vii)	the cumulative effect of a change in accounting principle, plus

•	to the extent net income has been reduced thereby and without duplication, amortization of deferred financing fees included in interest expense, depreciation and amortization (including amortization of film contracts) and other non-cash charges that are (a) not attributable to subsidiaries whose net income is subject to clause (v) or (vi) of the first bullet above and (b) not in the nature of provisions for future cash payments, minus

•	the amount of cash taxes paid or accrued with respect to such period (including provision for taxes payable in future periods) to the extent exceeding the amount of tax expense deducted in determining net income, minus

•	dividends paid or declared with respect to such period and amounts committed or paid to purchase equity interests in the Company or derivatives thereof with respect to such period, minus

•	capital expenditures made in cash or accrued with respect to such period, minus

•	with respect to any income realized outside of the United States, any amount of taxes that would be required to be paid in order to repatriate such income to the United States, minus

•	cash payments made or scheduled to be made with respect to film contracts.

Company Stock Options

At the Effective Time, except as otherwise agreed by the Fincos and a holder of Company stock options, each outstanding Company stock option that remains outstanding and unexercised, whether vested or unvested, will automatically become fully vested and convert into the right to receive a cash payment equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per share of the Company stock option and (ii) the number of shares of common stock issuable upon exercise of such Company stock option. As of the Effective Time, subject to certain exceptions, the Company stock options will no longer be outstanding and will automatically cease to exist, and the holders thereof will no longer have any rights with respect to such Company stock options, except the right to receive the cash payment described above, if any.

Company Restricted Stock

As of the Effective Time, except as otherwise agreed by the Fincos and a holder of shares of Company restricted stock with respect to such holder’s shares of Company restricted stock, each share of Company restricted stock that remains outstanding as of the Effective Time, whether vested or unvested, will automatically become fully vested and become free of restriction and will be cancelled and converted into the right to receive a cash payment equal to the Merger Consideration.

Exchange and Payment Procedures

On the Closing Date, promptly following the Effective Time, the surviving corporation shall deposit with a paying agent (the “Paying Agent”) designated by the Fincos and reasonably acceptable to the Company, for holders of shares of Company common stock, Company stock options, and shares of Company restricted stock (other than (i) shares held in the treasury of the Company immediately prior to the Effective Time, (ii) shares owned by Merger Sub immediately prior to the Effective Time, (iii) shares held by a shareholder who properly demands statutory appraisal rights and (iv) Rollover Shares), a cash amount sufficient to pay the aggregate Merger Consideration to be paid in the Merger in exchange for their shares of Company common stock, Company stock options, and shares of Company restricted stock.

Appropriate transmittal materials will be provided to the holders of Company common stock certificates or book-entry shares promptly following the Effective Time, and in any event not later than the second business day following the Effective Time, by the Paying Agent, informing the holders of the effectiveness of the Merger and the procedure for surrendering Company common stock share certificates and book-entry shares to the Paying Agent. After holders surrender their certificates or book-entry shares and properly complete and execute transmittal materials to the Paying Agent, the surrendered certificates will be canceled and those holders will be entitled to receive in exchange therefor a cash amount equal to the Merger Consideration for each share of Company common stock represented by the surrendered and canceled certificates. The Paying Agent will deliver the Merger Consideration contemplated to be paid per outstanding share upon surrender of the certificates representing those securities. In addition, as promptly as practicable following the Effective Time, the Paying Agent will mail to each holder of a Company stock option or Company restricted stock a check in the appropriate amount payable to the holder pursuant to the terms of the Merger Agreement.

After the Effective Time, there will be no further transfers of Company common stock. Any certificate presented to the surviving corporation or the Paying Agent for transfer (other than those certificates representing dissenting shares) after the Effective Time will be canceled and exchanged for the Merger Consideration with respect to each share of Company common stock represented by that certificate.

Any portion of the funds deposited with the Paying Agent that remain undistributed to holders of certificates, book-entry shares, stock options, or restricted shares for one year after the Effective Time will be delivered to the surviving corporation, together with interest and other income received by the Paying Agent. Holders of Company common stock who at that time have not yet complied with the exchange procedures outlined above shall thereafter look only to the surviving corporation, as general creditors of the surviving corporation, for delivery of any Merger Consideration, without interest, that may be payable upon due surrender of their respective share certificates. None of the Fincos, Merger Sub, the Company, the surviving corporation or the Paying Agent will be liable for any amount properly delivered to a public official under any applicable abandoned property, escheat or similar law.

The Paying Agent will invest any cash included in the funds made available by the Fincos as directed by the Fincos or, after the Effective Time, the surviving corporation, provided that (i) no investment shall relieve the Fincos or the Paying Agent from making the payments required under the Merger Agreement, and following any losses the surviving corporation shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Company common stock, Company stock options, and Company restricted stock in the amount of those losses, and (ii) the investments shall be in short-term obligations of the United States with maturities of no more than 30 days or guaranteed by the United States and backed by the full faith and credit of the United States or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest or income produced by the investments will be payable to the surviving corporation or the Fincos, as directed by the Fincos.

The Fincos, the surviving corporation and the Paying Agent shall be entitled to deduct and withhold from any payment pursuant to the Merger Agreement amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or any other applicable law.

Representations and Warranties

The Merger Agreement contains representations and warranties of the parties to the Merger Agreement made to and solely for the benefit of each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Merger Agreement and that modify, qualify and create exceptions to the representations and warranties contained in the Merger Agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, because (i) they were made only as of the date of the Merger Agreement or a prior specified date, (ii) in some cases they are subject to qualifications with respect to materiality and knowledge, and (iii) they are modified in important part by the underlying disclosure schedules. The Company’s disclosure schedules contain information that has been included in the Company’s prior public disclosures, as well as non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The Company makes various representations and warranties in the Merger Agreement that are subject, in some cases, to exceptions and qualifications (including exceptions that do not create a Material Adverse Effect on the Company (as defined below)). Our representations and warranties relate to, among other things:

•	our and our subsidiaries’ due organization, valid existence, good standing and qualification to do business;

•	our and our subsidiaries’ articles of incorporation, bylaws and other organizational documents;

•	our capitalization, including in particular the number of issued and outstanding shares of Company common stock, Company stock options, warrants and Company restricted stock outstanding;

•	our corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•	the approval and recommendation of the Merger Agreement, and the approval of the Merger and the other transactions contemplated by the Merger Agreement by the board of directors;

•	the required vote of our shareholders in connection with the adoption of the Merger Agreement;

•	the absence of certain specified violations of, or conflicts with, our governing documents, applicable law or certain agreements as a result of entering into the Merger Agreement and consummating the Merger;

•	the required consents and approvals of governmental entities in connection with consummation of the Merger and the other transactions contemplated by the Merger Agreement;

•	compliance with applicable laws and permits, including FCC licenses;

•	our SEC forms, documents, registration statements and reports since December 31, 2004, and to our knowledge, the SEC forms, documents, registration statements and reports of Clear Channel Outdoor since November 2, 2005, including the financial statements contained therein;

•	our disclosure controls and procedures and internal controls over financial reporting;

•	the absence of a Material Adverse Effect on the Company and certain other changes or events related to the Company or its subsidiaries since December 31, 2005;

•	the absence of certain undisclosed liabilities;

•	the absence of legal proceedings and governmental orders against the Company;

•	taxes;

•	the absence of any untrue statement of a material fact or omission of a material fact required to be stated in this proxy statement or any other document filed with the SEC in connection with the Merger;

•	our material contracts;

•	employment and labor matters affecting us or our subsidiaries, including matters relating to the our or our subsidiaries’ employee benefit plans;

•	the inapplicability to the Merger Agreement and the Merger of restrictions imposed on business combinations by Article 13 of the Texas Business Corporation Act;

•	the receipt by the board of directors of a fairness opinion from Goldman Sachs & Co. and the receipt by the special advisory committee of the board of directors of an opinion from Lazard; and

•	the absence of undisclosed brokers’ fees.

For purposes of the Merger Agreement, “Material Adverse Effect on the Company” means any event, state of facts, circumstance, development, change, effect or occurrence that has had or would reasonably be expected to have a material adverse effect on the business condition (financial or otherwise), operations or results of operations of the Company and its subsidiaries, taken as a whole. However, any event, state of facts circumstance, development, change, effect or occurrence resulting from the following matters will not be taken into account in determining whether there has been a Material Adverse Effect on the Company and will not constitute a Material Adverse Effect on the Company:

•	changes in general economic or political conditions or the securities, credit or financial markets in general, in each case, generally affecting the general television or radio broadcasting, music, internet, outdoor advertising or event industries;

•	general changes or developments in the general television or radio broadcasting, music, internet or event industries, including general changes in law or regulation across such industries;

•	the announcement of the Merger Agreement or the pendency or consummation of the Merger;

•	the identity of Merger Sub, the Sponsors or any of their affiliates as the acquirer of the Company;

•	compliance with the terms of, or the taking of any action required by, the Merger Agreement or consented to by the Fincos;

•	any acts of terrorism or war (other than any of the foregoing that causes any damage or destruction to or renders unusable any facility or property of the Company or any of its subsidiaries);

•	changes in generally accepted accounting principles or the interpretation thereof;

•	any weather related event; or

•	any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of the failure shall be considered in determining whether there is a Material Adverse Effect on the Company).

The events summarized in the first two bullet points above will not be taken into account in determining whether there has been a Material Adverse Effect on the Company except to the extent those changes or developments would reasonably be expected to have a materially disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to other for-profit participants in the industries and in the geographic markets in which the Company conducts its businesses after taking into account the size of the Company relative to such other for-profit participants.

The Merger Agreement also contains various representations and warranties made jointly and severally by the Fincos and Merger Sub that are subject, in some cases, to exceptions and qualifications (including exceptions that do not create a Merger Sub Material Adverse Effect (as defined below)). The representations and warranties relate to, among other things:

•	their due organization, valid existence and good standing;

•	their certificate of incorporation, bylaws and other organizational documents;

•	their power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•	the absence of violations of, or conflicts with, their governing documents, applicable law or certain agreements as a result of entering into the Merger Agreement and consummating the Merger;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the Merger Agreement;

•	their qualification under the Communications Act to hold FCC licenses;

•	the absence of litigation and government orders against the Fincos and Merger Sub;

•	the Fincos’ ability to secure financing for the Merger;

•	the delivery of limited guarantees of certain of the obligations of the Fincos and Merger Sub executed by each of the Sponsors;

•	the capitalization of Merger Sub;

•	the absence of undisclosed broker’s fees;

•	the absence of any untrue statement of a material fact or omission of a material fact required to be stated in any information supplied by the Fincos for inclusion in this proxy statement; and

•	the solvency of the surviving corporation following the consummation of the Merger.

For purposes of the Merger Agreement, a “Merger Sub Material Adverse Effect” means any event, state of facts, circumstance, development, change, effect or occurrence that is materially adverse to the business, financial condition or results of operations of Merger Sub and Merger Sub’s subsidiaries taken as a whole or may reasonably be expected to prevent or materially delay or materially impair the ability of Merger Sub or any of its subsidiaries to consummate the Merger and the other transactions contemplated by the Merger Agreement.

The representations and warranties in the Merger Agreement of each of the Company, the Fincos and Merger Sub will terminate at the earlier of the Effective Time and the termination of the Merger Agreement pursuant to its terms.

Conduct of the Company’s Business Pending the Merger

Under the Merger Agreement, the Company has agreed that, subject to certain exceptions, between November 16, 2006 and the completion of the Merger, unless the Fincos give their prior written consent:

•	the Company and its subsidiaries will conduct business in the ordinary course and consistent with past practice in all material respects; and

•	the Company and its subsidiaries will use their reasonable best efforts to preserve substantially intact the Company’s business organizations and to keep available the services of certain senior executive officers.

The Company also has agreed that, during the same time period, subject to certain exceptions, neither the Company nor any of its subsidiaries will take any of the following actions, unless the Fincos give their prior written consent:

•	amend the Company’s articles of incorporation or bylaws or the organizational documents of its subsidiaries;

•	issue, sell, pledge, dispose, encumber or grant any equity securities or convertible securities of the Company or its subsidiaries;

•	acquire any business organization or any division thereof or any material amount of assets with a purchase price in excess of $150 million in the aggregate;

•	adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any equity securities or convertible securities of the Company or its subsidiaries;

•	other than with respect to the payment by the Company of a regular quarterly dividend, as and when normally paid, not to exceed $0.1875 per share, declare, set aside for payment or pay any dividend payable in cash, property or stock on, or make any other distribution in respect of, any shares of its capital stock;

•	create, incur, guarantee or assume any indebtedness except for indebtedness: (i) incurred under the Company’s or a subsidiary’s existing credit facilities, (ii) for borrowed money incurred pursuant to agreements in effect prior to the execution of the Merger Agreement, (iii) as otherwise required in the ordinary course of the Company’s business consistent with past practice, or (iv) in an aggregate principal amount not to exceed $250 million;

•	make any material change to its methods of accounting in effect at December 31, 2005, except as required by generally accepted accounting principles, Regulation S-X of the Securities Exchange Act of 1934, as amended, as required by a governmental authority, as required by a change in applicable law, or as disclosed in the documents filed by the Company with the SEC prior to November 16, 2006;

•	adopt or enter into a plan of restructuring, recapitalization or other reorganization (other than the Merger and other than transactions exclusively between the Company and its subsidiaries or between the Company’s subsidiaries, in which case, the Fincos’ consent will not be unreasonably withheld or delayed);

•	sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any lien (other than permitted liens) or otherwise dispose of any asset or any portion of its properties or assets with a sale price in excess of $50 million;

•	make any material change in any method of tax accounting or any annual tax accounting period, make, change or rescind any material tax election, participate in any settlement negotiations concerning United States federal income taxes in respect of the 2003 or subsequent tax year, settle or compromise any material tax liability, audit claim or assessment, surrender any right to claim for a material tax refund, file any amended tax return involving a material amount of additional taxes, enter into any closing agreement relating to material taxes, or waive or extend the statute of limitations in respect of material taxes other than pursuant to extensions of time to file tax returns obtained in the ordinary course of business;

•	grant any stock options, restricted shares or other rights to acquire any of the Company’s or its subsidiaries’ capital stock or take any action to cause to be exercisable any otherwise unexercisable options under any of the Company’s option plans, except as may be required under any option plans or an employment agreement or pursuant to any customary grants made to employees at fair market value (provided that the number of shares of Company common stock thereunder shall not exceed 0.25% of the outstanding shares of Company common stock as of the close of business on November 10, 2006);

•	increase the compensation or other benefits payable to (i) current or former directors (including L. Lowry Mays, Mark P. Mays, and Randall T. Mays in their capacities as executive officers of the Company), (ii) any other senior executive officers of the Company by an amount exceeding a specified amount agreed upon by the Company and the Fincos, or (iii) other employees except in the ordinary course of business consistent with past practices;

•	grant any severance or termination pay to, or enter into any severance agreement with, any current or former director, executive officer or employee of the Company or any of its subsidiaries, except as are required in accordance with any benefit plan of the Company and in the case of employees other than the senior executive officers, other than in the ordinary course of business consistent with past practice;

•	enter into any employment agreement with any director, executive officer or employee of the Company or any of its subsidiaries, except (i) employment agreements to replace a departing executive officer or employee upon substantially similar terms, (ii) employment agreements with on-air talent, (iii) new employment agreements entered into in the ordinary course of business providing for compensation not in excess of $250,000 annually and with a term of no more than two years, or (iv) extensions of employment agreements other than agreements with senior executive officers in the ordinary course of business consistent with past practice;

•	adopt, approve, ratify, enter into or amend any collective bargaining agreement, side letter, memorandum of understanding or similar agreement with any labor union;

•	adopt, amend or terminate any benefit plan of the Company or any retention, change in control, profit sharing, or severance plan or contract for the benefit of any of the Company’s current or former directors, officers, or employees or any of their beneficiaries, except for any amendment to comply with Section 409(A) of the U.S. Internal Revenue Code of 1986, as amended.

•	make any capital expenditure in excess of $50 million individually, or $100 million in the aggregate, except for any capital expenditures in aggregate amounts consistent with past practice or as required pursuant to new contracts entered into in the ordinary course of business;

•	make any investment in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any person in excess of $25 million in the aggregate for all such investments, loans or advances, other than an investment in, or loan or advance to, a subsidiary of the Company, provided that (other than travel and similar advances in the ordinary course of business) the Company shall not make any loans or advances to any senior executive officer;

•	settle or compromise any material claim, suit, action, arbitration or other proceeding, provided that the Company may settle or compromise any claim that is not related to the Merger Agreement or the transactions contemplated hereby that do not exceed $10 million individually, or $30 million in the aggregate, and do not impose any material restriction on the business or operations of the Company or its subsidiaries;

•	except with respect to certain permitted divestitures, without the Fincos’ consent (which consent may not be unreasonably withheld, delayed or conditioned), enter into any local marketing or similar agreement in respect of the programming of any radio or television broadcast station or contract for the acquisition or sale of any radio broadcast station, television broadcast station or daily newspaper or of any equity or debt interest in any person that directly or indirectly has an attributable interest in any radio broadcast station, television broadcast station or daily newspaper;

•	make any amendment or modification to, or give any consent or grant any waiver under, that certain Master Agreement, dated as of November 16, 2005, by and between the Company and Clear Channel Outdoor (the “Master Agreement”) to permit Clear Channel Outdoor to issue any capital stock, options or other securities, consolidate or merge with another person, declare or pay any dividend, sell or encumber any of its assets, amend, modify, cancel, forgive or assign any intercompany notes or amend, terminate or modify the Master Agreement or the Corporate Services Agreement, dated November 16, 2005, between Clear Channel Management Services, L.P. and Clear Channel Outdoor;

•	enter into any transaction, agreement, arrangement or understanding between the Company or any of its subsidiaries, on the one hand, and any affiliate of the Company (other than its subsidiaries) on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K that involves more than $100,000;

•	adopt any takeover defenses or take any action to render any state takeover statutes inapplicable to any transaction other than the transactions contemplated by the Merger Agreement; or

•	authorize or enter into any written agreement or otherwise make any commitment to do any of the foregoing.

FCC Matters

Until the Effective Time, the Company has agreed to: (i) use its reasonable best efforts to comply with all material requirements of the FCC applicable to the operation of the Company’s television and radio stations, (ii) promptly deliver to the Fincos copies of any material reports or applications filed with the FCC, (iii) promptly notify the Fincos of any inquiry, investigation or proceeding initiated by the FCC relating to the Company’s television and radio stations, which if determined adversely, would be reasonably likely to have a Material Adverse Effect on the Company, and (iv) not make or revoke any election with the FCC that would have, in the aggregate, a Material Adverse Effect on the Company.

Shareholders’ Meeting

Unless the Merger Agreement is terminated, the Company is required to establish a record date for, duly call, give notice of, convene and hold the special meeting within 45 days of the mailing of this proxy statement, for the purpose of voting upon the adoption of the Merger Agreement and approval of the Merger. The Company is required to recommend that the Company’s shareholders vote in favor of the adoption of the Merger Agreement and the approval of the Merger, except that the Company will not be obligated to recommend to its shareholders the adoption of the Merger Agreement or the approval of the Merger if the board of directors, in accordance with the Merger Agreement changes, qualifies, withdraws or modifies in any manner adverse to the Fincos its recommendation that the Company’s shareholders vote in favor of the adoption of the Merger Agreement and the approval of the Merger. The Company is also required to use its commercially reasonable efforts to solicit from its shareholders proxies in favor of the adoption of the Merger Agreement and the approval of the Merger and to take all other actions necessary or advisable to secure the vote or consent of its shareholders required by the rules of the NYSE and applicable law.

Appropriate Actions

The parties agreed in the Merger Agreement to use their respective reasonable best efforts to consummate the Merger, including, (i) in the case of the Fincos, the obtaining of all necessary approvals under any applicable communication laws required in connection with the Merger, (ii) obtaining all necessary actions or non-actions, consents and approvals from governmental authorities or other persons and taking all reasonable steps as may be necessary to obtain approval from, or to avoid an action or proceeding, by any governmental authority or other persons necessary to consummate the Merger, (iii) defending any lawsuits or legal proceedings challenging the Merger, including seeking to have any stay or temporary restraining order vacated or reversed, and (iv) executing and delivering any additional instruments necessary to consummate the Merger.

Pursuant to the Merger Agreement, the Fincos and the Company filed on December 12, 2006, all applications necessary in order to obtain the FCC Consent.

The Fincos have agreed to promptly take any and all steps necessary to avoid or eliminate every impediment and obtain all consents under any antitrust, competition or communications or broadcast law (including the FCC media ownership rules), that may be required by any governmental authority to enable the parties to consummate the Merger as promptly as practicable, including committing to or effecting, by consent decree, hold separate order, trust or otherwise, the divestiture (as defined above under “Regulatory Approvals”) of such assets or businesses as are required to be divested in order to obtain the FCC Consent or to avoid the entry of, or to effect the dissolution of or vacate or lift any order, that would otherwise have the effect of preventing or materially delaying the consummation of the Merger.

The parties have agreed that if the FTC or the Antitrust Division of the U.S. Department of Justice has not granted the necessary approvals under the HSR Act as of August 16, 2007, then if the Company’s and the Fincos’ respective antitrust counsel, in their professional judgment, jointly determine that a divestiture is required to obtain the necessary approvals under the HSR Act, they will provide notice of such determination to the Fincos and the Fincos have agreed promptly, and in any event by November 15, 2007, to implement the divestiture.

Access to Information

Until the earlier of the Effective Time or the termination of the Merger Agreement, except as otherwise prohibited by applicable law or the terms of any contract entered into prior to November 16, 2006 or as would reasonably be expected to violate or result in a loss or impairment of any attorney-client or work product privilege, the Company will, and will cause each of its subsidiaries to, (i) provide to the Fincos and their respective officers, directors, employees, accountants, consultants, legal counsel, permitted financing sources, agents and other representatives (the “Fincos’ Representatives”) reasonable access during normal business hours to the Company’s and certain material subsidiaries’ officers, employees, offices and other facilities, properties, books, contracts and records and other information as the Fincos may reasonably request regarding the business, assets, liabilities, employees and other aspects of the Company and its subsidiaries, (ii) permit the Fincos to make copies and inspections thereof as the Fincos may reasonably request, and (iii) furnish promptly to the Fincos such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and its subsidiaries as the Fincos or the Fincos’ Representatives may reasonably request. In addition, during such time, the Company will provide the Fincos and the Fincos’ Representatives copies of each unaudited monthly consolidated balance sheet of the Company for the month then ended and related statements of earnings, and cash flows in the form and promptly following such time as they are provided or made available to the Company’s senior executive officers.

Solicitation of Alternative Proposals

The Merger Agreement provides that through 11:59 p.m. Eastern Standard Time on December 7, 2006 (the “No-Shop Period Start Date”), the Company was permitted to:

•	initiate, solicit and encourage Competing Proposals (as defined below) from third parties, including by way of providing access to non-public information to third parties pursuant to a confidentiality agreement; and

•	participate in discussions or negotiations regarding, and take any other action to facilitate any Competing Proposal.

On the No-Shop Period Start Date, the Company agreed to advise the Fincos of the number and identities of the parties making a bona fide written Competing Proposal that the board of directors or any committee thereof believed in good faith after consultation with the Company’s outside legal and financial advisors, constituted or could reasonably be expected to lead to a Superior Proposal (as defined below) (any such proposal, an “Excluded Competing Proposal”) and provide to the Fincos (within two calendar days) written notice specifying the material terms and conditions of any Excluded Competing Proposal. The Company did not receive any Competing Proposals prior to that time.

Commencing on the No-Shop Period Start Date the Company agreed to:

•	immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any persons conducted prior these dates with respect to any actual or potential Competing Proposal; and

•	with respect to parties with whom discussions or negotiations have been terminated on, prior to or subsequent to November 16, 2006, the Company shall use its reasonable best efforts to obtain the return or the destruction of, in accordance with the terms of the applicable confidentiality agreement, any confidential information previously furnished by the Company.

From and after the No-Shop Period Start Date until the earlier of the Effective Time or the date, if any, on which the Merger Agreement is terminated, the Company agreed not to:

•	initiate, solicit, or knowingly facilitate or encourage the submission of any inquiries, proposals or offers with respect to a Competing Proposal;

•	participate in any negotiations regarding, or furnish to any person any information in connection with, any Competing Proposal;

•	engage in discussions with any person with respect to any Competing Proposal;

•	approve or recommend any Competing Proposal;

•	enter into any letter of intent or similar document or any agreement or commitment providing for any Competing Proposal;

•	otherwise cooperate with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person (other than the Fincos or their representatives) with respect to a Competing Proposal; or

•	exempt any person from the restrictions contained in any state takeover or similar laws or otherwise cause these restrictions not to apply to any person or to any Competing Proposal.

For purposes of the Merger Agreement, a “Competing Proposal” means any proposal or offer relating to:

•	any direct or indirect acquisition or purchase, in any single transaction or series of related transactions, by any person or group acting in concert, of 15% or more of the fair market value of the assets, issued and outstanding shares of Company common stock or other ownership interests of the Company and its consolidated subsidiaries, taken as a whole, or to which 15% or more of the Company’s and its subsidiaries net revenues or earnings on a consolidated basis are attributable;

•	any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 15% or more of the shares of Company common stock; or

•	any merger, consolidation, business combination, recapitalization, issuance of or amendment to the terms of outstanding stock or other securities, liquidation, dissolution or other similar transaction involving the Company as a result of which any person or group acting in concert would acquire 15% or more of the fair market value of the assets, issued and outstanding shares of Company common stock or other ownership interests (including capital stock of the Company’s subsidiaries) of the Company and its consolidated subsidiaries, taken as a whole or to which 15% or more of the Company’s and its subsidiaries net revenues or earnings on a consolidated basis are attributable.

Prior to adoption of the Merger Agreement by the Company’s shareholders, if the Company receives any written Competing Proposal which the board of directors believes in good faith to be bona fide and which the board of directors determines, after consultation with outside counsel and financial advisors, constitutes, or could reasonably be expected to result in, a Superior Proposal, the Company may:

•	furnish information to the third party making the Competing Proposal, provided the Company receives from the third party an executed confidentiality agreement; and

•	engage in discussions or negotiations with the third party with respect to the Competing Proposal.

Additionally, neither the board of directors nor any committee thereof shall change, qualify, withdraw or modify in any manner adverse to the Fincos or Merger Sub, or publicly propose to change, qualify, withdraw or modify in a manner adverse to the Fincos or Merger Sub, its recommendation that the Company shareholders adopt the Merger Agreement (the “Company Recommendation”) or its approval of the Merger Agreement and the transactions contemplated thereby, or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or otherwise take any action inconsistent with the Company Recommendation (collectively, a “Change of Recommendation”); provided, that (1) prior to adoption of the Merger Agreement by our shareholders, the board of directors may effect a Change of Recommendation and/or terminate the Merger Agreement if the Company has received a Competing Proposal that the board of directors has concluded in good faith, after consultation with outside legal and financial advisors, constitutes a Superior Proposal and that the failure of the board of directors to effect a Change of Recommendation and/or terminate the Merger Agreement would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary duties to the Company’s shareholders under applicable law and (2) the board of directors cannot effect a Change of Recommendation or terminate the Merger Agreement in response to a Superior Proposal unless (i) the Company has provided at least 5 business days’ prior written notice to the Fincos of its intention to effect a Change of Recommendation and/or terminate the Merger Agreement to enter into a definitive agreement with respect to such Superior Proposal, which specifies the material terms of conditions of such Superior Proposal, (ii) the board of directors has determined in good faith, after consultation with outside counsel, that the failure to make a Change of Recommendation in connection with the Superior Proposal could be reasonably likely to violate the board of directors’ fiduciary duties under applicable law and the Company has promptly notified the Fincos in writing of such determinations and (iii) following such five business day period, during which the Company must in good faith negotiate with the Fincos, to the extent the Fincos wish to negotiate, to enable the Fincos to make such proposed changes to the terms of the Merger Agreement, and taking into account any revised proposal made by the Fincos, the board of directors has determined in good faith, after consultation with outside counsel, that such Superior Proposal remains a Superior Proposal. A termination of the Merger Agreement described in the preceding sentence would be void and of no force and effect unless concurrently with such termination the Company pays the termination fee as described below “Termination Fees — Company Termination Fees.”

The Company agreed to advise the Fincos of any Competing Proposal or any inquiry, proposal or offer, request for information or request for discussions or negotiations with respect to or that would reasonably be expected to lead to any Competing Proposal, the identity of the person making any Competing Proposal, or inquiry, proposal, offer or request, and to provide the Fincos with a copy (if in writing) and summary of the material terms of any such Competing Proposal or such inquiry, proposal or request. The Company agreed to keep the Fincos informed of the status of any Competing Proposal or inquiry, proposal or request and not to enter into any confidentiality agreement or other agreement with any person subsequent to the date of the Merger Agreement which prohibits the Company from providing such information to the Fincos. The Company also agreed that neither it nor any of its subsidiaries will terminate, waive, amend or modify any provision or any existing standstill or confidentiality agreement to which it or any of its subsidiaries is a party and that it and its subsidiaries shall enforce the provisions of any such agreement, unless failure by the board of directors to take such action could reasonably be expected to violate its fiduciary duties under applicable law.

For purposes of the Merger Agreement, “Superior Proposal” means any bona fide written offer or proposal made by a third party (including any shareholder of the Company) to acquire (when combined with such party’s ownership of securities of the Company held immediately prior to such offer or proposal) greater than 50% of the issued and outstanding Company common stock or all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, an issuance of securities by the Company, a sale of all or substantially all the Company’s assets or otherwise, on terms which are not subject to a financing contingency and which the board of directors determines in good faith, after consultation with the Company’s financial and legal advisors and consideration of all terms and conditions of such offer or proposal (including the conditionality and the timing and likelihood of consummation of such proposal), is on terms that are more favorable to the holders of the Company common stock from a financial point of view than the terms set forth in the Merger Agreement or the terms of any other proposal made by the Fincos after the Fincos’ receipt of a notification of such Superior Proposal, taking into account at the time of determination, among any other factors, any changes to the terms of the Merger Agreement that as of that time had been proposed by the Fincos in writing and the conditionality and likelihood of consummation of the Superior Proposal.

In addition to the foregoing, the Company may:

•	disclose to the shareholders a position contemplated by Rules 14e-2(a) and 14d-9 under the Exchange Act; and

•	make other disclosures to the Company’s shareholders, if the board of directors reasonably determines in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with any applicable state or federal securities law.

Indemnification; Directors’ and Officers’ Insurance

Under the terms of the Merger Agreement, Merger Sub has agreed that all current rights of indemnification provided by the Company for its current and former directors or officers shall survive the Merger and continue in full force and effect. Merger Sub has also agreed to indemnify, defend and hold harmless, and advance expenses to the Company’s current and former directors or officers to the fullest extent required by the Company’s articles of incorporation, bylaws or any indemnification agreement to which the Company is a party.

Additionally, the surviving corporation for the six years following the Effective Time, will indemnify and hold harmless each current and former officers and directors of the Company from any costs or expenses paid in connection with any claim, action or proceeding arising out of or related to (i) any acts or omissions of a current or former officer or director in their capacity as an officer or director if the service was at the request or for the benefit of the Company or any of its subsidiaries or (ii) the Merger, the Merger Agreement or any transactions contemplated thereby.

In addition, at the Company’s election, the Company or the Fincos will obtain insurance policies with a claims period of at least six years from the Effective Time with respect to directors’ and officers’ liability insurance that provides coverage for events occurring on or before the Effective Time of the Merger. The terms of the policies will be no less favorable than the existing policy of the Company, unless the annual premiums of the policies would exceed 300% of the current policy’s premium, in which case the coverage will be the greatest amount available for an amount not exceeding 300% of the current premium.

Employee Benefit Plans

Under the Merger Agreement, the Fincos have agreed that they will, and will cause the surviving corporation to:

•	for one year following the closing of the Merger, provide the surviving corporation’s employees and its subsidiaries’ employees (other than those senior executive officers who have existing employment agreements or other employees that enter into new employment arrangements with the Fincos or the surviving corporation in connection with the Merger) compensation and employee benefits (other than any equity-based benefits) that, in the aggregate, are no less favorable than the compensation and employee benefits for these employees immediately prior to the consummation of the Merger;

•	for one year following the closing of the Merger, provide to Company employees who experience a termination of employment severance benefits that are no less than the severance benefits that would have been provided to these employees upon a similar termination of employment immediately prior to the Effective Time;

•	credit all service with the Company and its subsidiaries for purposes of eligibility and vesting and for accrual of vacation, other paid time off and severance benefits under any employee benefit plan applicable to employees of the surviving corporation or its subsidiaries after the consummation of the Merger to the extent recognized by the Company under a corresponding benefit plan; and

•	honor any and all collective bargaining agreements.

Financing

The Fincos have agreed:

•	to use their reasonable best efforts to arrange and obtain the financing on the terms and conditions described in the financing commitments, negotiate and finalize definitive agreements with respect to the financing on the terms and conditions contained in the financing commitments, satisfy on a timely basis all conditions applicable to the Fincos or Merger Sub in the definitive agreements that are within their control, consummate the financing no later than the Closing Date, and enforce their rights under the financing commitments;

•	if any portion of the financing becomes unavailable on the terms and conditions contemplated in the commitments, to promptly notify the Company and use their reasonable best efforts to obtain alternative financing from alternative sources, on terms, taken as a whole, that are no more adverse to the Company, as promptly as practicable, but in no event later than the last day of the Marketing Period, including entering into definitive agreements with respect thereto;

•	if all or any portion of the debt financing structured as a high yield financing has not been consummated, the conditions to closing the Merger contained in the Merger Agreement (except limited specified exceptions) have been satisfied or waived and the bridge financing contemplated by the financing commitments is available on the terms and conditions contemplated in the debt financing commitments, to use the bridge financing contemplated in the debt financing commitments, if necessary, to replace the high yield financing no later than the last day of the Marketing Period; and

•	to keep us reasonably informed of the status of their efforts to arrange the debt financing, to provide us with copies of the definitive documents related to the debt financing promptly upon execution and to give us prompt notice of any material breach of or termination of any financing commitment.

Under the Merger Agreement, the Debt Commitment Letter may be amended, restated or otherwise modified or superseded to add lenders and arrangers, increase the amount of debt, replace or modify the facilities or otherwise replace or modify the Debt Commitment Letter in manner not less beneficial in the aggregate to Merger Sub and the Fincos, except that any new debt financing commitments shall not (i) adversely amend the conditions to the debt financing set forth in the Debt Commitment Letter in any material respect, (ii) reasonably be expected to delay or prevent the closing of the Merger, or (iii) reduce the aggregate amount of debt financing available for closing unless replaced with new equity or debt financing.

We have agreed to cooperate in connection with the arrangement of the financing as may be reasonably requested by the Fincos, provided that such requested cooperation does not unreasonably interfere with our ongoing operations or otherwise materially impair the ability of any of our officers or executives to carry out their duties. Such cooperation shall include, among other things, at the reasonable request of the Fincos:

•	preparing business, financial and other pertinent information and data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of the type and form customarily included in private placements resold under Rule 144A of the Securities Act to consummate the offerings of debt securities contemplated by the debt financing commitments, including delivery of financial statements, compliant with applicable requirements of Regulation S-K and Regulation S-X and a registration statement on Form S-1 under the Securities Act;

•	participation in meetings, presentations, road shows, drafting sessions, due diligence sessions and sessions with rating agencies;

•	assistance with the preparation of materials for rating agency presentations, offering documents and similar documents required in connection with the debt financing;

•	entering into agreements, executing and delivering officer’s certificates and pledging assets and facilitating diligence with respect thereto;

•	using reasonable best efforts to obtain customary accountants’ comfort letters, consents, legal opinions, survey and title insurance along with assistance and cooperation from independent accountants and other professional advisors as reasonably requested by the Fincos;

•	otherwise reasonably cooperating in connection with the consummation of the debt financing and the syndication and marketing thereof.

Under the Merger Agreement, the Company has agreed to commence, and to cause AMFM Operating Inc. to commence, debt tender offers to purchase Repurchased Existing Notes with the assistance of the Fincos.

Conduct of the Fincos’ Business Pending the Merger

Under the Merger Agreement, the Fincos have agreed that, subject to certain exceptions, between November 16, 2006 and the Effective Time, unless the Company gives its written consent (which consent will not be unreasonably withheld, delayed or conditioned), they will not:

•	amend or otherwise change any of Merger Sub’s organizational documents that would be likely to prevent or materially delay the consummation of the Merger and related transactions;

•	acquire or make any investment in any corporation, partnership, limited liability company, other business organization or any division thereof that holds, or has an attributable interest in, any license, authorization, permit or approval issued by the FCC if such acquisition or investment would delay, impede or prevent receipt of the FCC Consent; or

•	take any action that would be reasonably likely to cause a material delay in the satisfaction of certain specified conditions contained in the Merger Agreement or the consummation of the Merger.

Conditions to the Merger

The obligations of the parties to complete the Merger are subject to the satisfaction or waiver of the following mutual conditions:

•	Shareholder Approval. The adoption of the Merger Agreement by the Company’s shareholders.

•	HSR Act Approvals. Any applicable waiting period under the HSR Act and any applicable foreign antitrust laws relating to the consummation of the Merger will have expired or been terminated.

•	No Law or Orders. No governmental authority will have enacted or issued any law or order which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger.

•	FCC Consent. The FCC Consent will have been obtained.

The obligations of the Fincos and Merger Sub to complete the Merger are subject to the satisfaction or waiver of the following additional conditions:

•	Representations and Warranties. The accuracy of the Company’s representations and warranties as of the date of the execution of the Merger Agreement and as of the Effective Time (except for representations and warranties made as of a specific date, which need only be true and correct as of such date or time), except where the failure of such representations and warranties (in general, without giving effect to materiality qualifiers) to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect on the Company and, except for the Company’s representation regarding its capitalization, which shall be correct except for inaccuracies which are de minimis.

•	Performance of Obligations. The performance or compliance, in all material respects, by the Company of its agreements and covenants in the Merger Agreement.

•	Closing Certificate. The Company’s delivery to the Fincos at the closing of a certificate with respect to the satisfaction of the conditions relating to the Company’s representations, warranties, covenants and agreements.

•	No Material Adverse Affect. There will not have occurred, since November 16, 2006, any Material Adverse Effect on the Company.

The obligation of the Company to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	Representations and Warranties. The accuracy of the Fincos’ and Merger Sub’s representations and warranties as of the date of execution of the Merger Agreement and as of the Effective Time (except for representations and warranties made as of a specific date, which need only be true and correct as of such date or time), except where the failure of such representations and warranties (in general, without giving effect to materiality qualifiers) to be so true and correct would not, individually or in the aggregate, have a Merger Sub Material Adverse Effect.

•	Performance of Obligations. The performance or compliance, in all material respects, by the Fincos and Merger Sub of their agreements and covenants in the Merger Agreement.

•	Solvency Certificate. The Fincos’ delivery to the Company at the closing of a solvency certificate.

•	Closing Certificate. The Fincos’ delivery to the Company at the closing of a certificate with respect to the satisfaction of the conditions relating to the Fincos’ representations, warranties, covenants and agreements.

If a failure to satisfy one of these conditions to the obligations of the Company to complete the Merger is not considered by our board of directors to be material to our shareholders, the board of directors could waive compliance with that condition. Our board of directors is not aware of any condition to the Merger that cannot be satisfied. Under Texas law, after the Merger Agreement has been adopted by our shareholders, the Merger Consideration cannot be changed and the Merger Agreement cannot be altered in a manner adverse to our shareholders without re-submitting the revisions to our shareholders for their approval.

Termination

The Company and the Fincos may agree to terminate the Merger Agreement without completing the Merger at any time. The Merger Agreement also may be terminated in each of the following circumstances:

•	by either the Fincos or the Company, if:

•	the closing of the Merger has not occurred on or before the date that is 12 months from December 12, 2006, the date on which all applications necessary to obtain the FCC Consent have been filed (the “FCC Filing Date”)) (the “Termination Date”), except that, if, as of the Termination Date, all conditions to the Merger Agreement have been satisfied or waived, other than the expiration or termination of any applicable waiting period under the HSR Act and any applicable foreign antitrust laws and receipt of the FCC Consent, the Termination Date may be extended to the date that is 18 months from the FCC Filing Date by the Company or the Fincos;

•	any governmental entity has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is final and non-appealable;

•	the Company’s shareholders do not adopt the Merger Agreement at the special meeting or any adjournment of the special meeting; or

•	there is a material breach by the non-terminating party of any of its representations, warranties, covenants or agreements in the Merger Agreement such that the closing conditions would not be satisfied by the Termination Date and such breach has not been cured within 30 days following delivery of written notice by the terminating party.

•	by the Company, if on or prior to the last day of the Marketing Period neither Merger Sub nor the surviving corporation has received the proceeds of the financings sufficient to consummate the Merger;

•	by the Company, if prior to the adoption of the Merger Agreement by the Company shareholders, the board of directors has concluded in good faith, after consultation with outside legal and financial advisors, that an unsolicited Competing Proposal is a Superior Proposal;

•	by the Fincos, if the board of directors effects a Change of Recommendation;

•	by the Fincos, if the board of directors fails to reconfirm the Company Recommendation within five business days of receipt of a written request from the Fincos, provided that the Fincos shall only be entitled to one such request; and

•	by the Fincos, if the board of directors fails to include in the proxy statement distributed to the Company’s shareholders its recommendation that the Company’s shareholders approve and adopt the Merger Agreement.

In some cases, termination of the Merger Agreement may require us to pay a termination fee to the Fincos, or require the Fincos to pay a termination fee to us, as described below under “The Merger Agreement — Termination Fees.”

Termination Fees

Company Termination Fee

The Company must pay to the Fincos a termination fee of $500 million in cash if the Merger Agreement is terminated:

•	by the Company, prior to adoption of the Merger Agreement by the Company’s shareholders, in order to enter into a definitive agreement relating to a Superior Proposal, such termination fee to be paid concurrently with the termination of the Merger Agreement;

•	by the Fincos, if the board of directors effects a Change of Recommendation, fails to reconfirm the Company Recommendation, or fails to include the Company Recommendation in this proxy statement,

such termination fee to be paid promptly following the termination of the Merger Agreement (and in any event no later than two business days after delivery to the Company of notice of demand for payment);

•	by the Fincos or the Company, if the Company’s shareholders do not adopt the Merger Agreement at the special meeting and prior to the special meeting a Competing Proposal has been publicly announced or been made known to the Company and not withdrawn at least two business days prior to the special meeting, and within 12 months after the termination of the Merger Agreement, the Company or any of its subsidiaries enters into a definitive agreement with respect to, or consummates, any Competing Proposal, such termination fee to be paid promptly following the execution of a definitive agreement or the consummation of the transaction contemplated by the Competing Proposal (and in any event no later than two business days after delivery to the Company of notice of demand of payment); or

•	by the Fincos, if the Fincos are not in material breach of their obligations under the Merger Agreement and, if the Company has willfully and materially breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement such that the corresponding closing condition would not be satisfied, which breach has not been cured within 30 days, and prior the date of termination a Competing Proposal has been publicly announced or been made known to the Company and within 12 months after the termination of the Merger Agreement the Company or any of its subsidiaries enters into a definitive agreement with respect to, or consummates, any Competing Proposal, such termination fee to be paid promptly following the execution of a definitive agreement or the consummation of the transaction contemplated by the Competing Proposal (and in any event no later than two business days after delivery to the Company of notice of demand of payment).

In the event that the Merger Agreement is terminated (i) by the Company or the Fincos because of the failure to obtain the approval of the Company’s shareholders at the special meeting or any adjournment thereof or (ii) by the Fincos due to a willful or material breach of the Merger Agreement by the Company, and a termination fee is not otherwise then payable by the Company under the Merger Agreement, the Company has agreed to pay reasonable out-of-pocket fees and expenses incurred by the Fincos in connection with the Merger Agreement and this proxy statement, not to exceed $45 million. If the Company becomes obligated to pay a termination fee under the Merger Agreement after payment of the expenses, the amount previously paid to the Fincos as expenses will be credited toward the termination fee amount payable by the Company.

Merger Sub Termination Fee

Merger Sub must pay to the Company a termination fee within two business days after the termination of the Merger Agreement if the Merger Agreement is terminated as follows:

•	(i) by either the Company or the Fincos, if the Effective Time has not occurred on or before the Termination Date and the terminating party has not breached in any material respect its obligations under the Merger Agreement that proximately caused the failure to consummate the Merger on or before the Termination Date, or (ii) by the Company if the Company is not in material breach of its obligations under the Merger Agreement and the Fincos and Merger Sub have willfully and materially breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain closing condition would not be satisfied, which breach has not been cured within 30 days, and in each case, all conditions to the Fincos’ and Merger Sub’s obligation to consummate the Merger have been satisfied, other than conditions relating to the expiration or termination of any applicable waiting period under the HSR Act or the receipt of the FCC Consent, in which case Merger Sub will pay to the Company a termination fee of $600 million in cash; however, if the only condition that has not been satisfied is the receipt of the FCC Consent and Merger Sub, the Fincos and each attributable investor have carried out their respective obligations relating to obtaining that consent, the termination fee will be $300 million in cash; or

•	by the Company if (i) on or prior to the last day of the Marketing Period neither Merger Sub nor the surviving corporation has received the proceeds of the financings sufficient to consummate the Merger or (ii) the Fincos have, due to a willful and material breach by Merger Sub and/or the Fincos, breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements under the Merger Agreement such that certain closing conditions would not be satisfied, and such breach has not been cured within 30 days following delivery of written notice by the Company, and in each case of (i) or (ii) the first bullet above is not applicable, in which case Merger Sub will pay the Company a termination fee of $500 million in cash.

Our right to receive a termination fee from Merger Sub pursuant to the Merger Agreement or the limited guarantees executed by the Sponsors is our exclusive remedy for losses suffered by us as a result of the failure of the Merger to be consummated.

Amendment and Waiver

The Merger Agreement may be amended by mutual written agreement of the parties by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time. However, after the adoption of the Merger Agreement by the Company’s shareholders, the Merger Agreement can not be amended if such amendment would require further approval by the shareholders.

The Merger Agreement also provides that, at any time prior to the Effective Time, any party may, by written agreement:

•	extend the time for the performance of any of the obligations or other acts of the other parties to the Merger Agreement;

•	waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; or

•	waive compliance with any of the agreements or conditions contained in the Merger Agreement which may be legally waived.

Limited Guarantees

In connection with the Merger Agreement, each of the Sponsors (each an affiliate of one of the Fincos) and the Company entered into a Limited Guarantee pursuant to which, among other things, each of the Sponsors is providing the Company a guarantee of payment of its pro rata portion of Merger Sub termination fees.

DELISTING AND DEREGISTRATION OF OUR COMMON STOCK

If the Merger is completed, our common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended, and we will no longer file periodic reports with the SEC on account of our common stock.

MARKET PRICES OF OUR COMMON STOCK AND DIVIDEND DATA

Our common stock is traded on the NYSE under the symbol “CCU.” The following table sets forth the intraday high and low sales price per share of our common stock on the NYSE and cash dividend declared for the periods indicted.

			Cash
			Dividend
	High	Low	Declared

2005
First Quarter	$35.07	$31.14	$0.125
Second Quarter	$34.81	$28.75	$0.188
Third Quarter	$34.26	$30.31	$0.188
Fourth Quarter	$33.44	$29.60	$1.563
2006
First Quarter	$32.84	$27.82	$0.188
Second Quarter	$31.54	$27.34	$0.188
Third Quarter	$31.64	$27.17	$0.188
Fourth Quarter	$35.88	$28.83	$0.188
2007
First Quarter (through January 26, 2007)	$37.55	$35.31	—

On October 24, 2006 which was the trading day immediately prior to the date on which we announced that our board of directors was exploring possible strategic alternatives for the Company to enhance shareholder value, the Company common stock closed at $32.20 per share and the average closing stock price of the Company common stock during the 60 trading days ended October 24, 2006 was $29.27 per share. On November 15, 2006, which was the last trading day before we announced that our board of directors has approved the Merger Agreement, the Company common stock closed at $34.12 per share. On January 26, 2007, which was the last trading day before this proxy statement was printed, the Company common stock closed at $37.10 per share. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares.

As of January 22, 2007, there were 493,902,969 shares of Company common stock outstanding held by approximately 3,220 holders of record.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information concerning the beneficial ownership of Company common stock as of January 22, 2007, for each member of the Company’s board of directors, each of the Company’s named executive officers, the Company’s directors and executive officers as a group and each person known to the Company to own beneficially more than 5% of the outstanding Company common stock. At the close of business on January 22, 2007, there were 493,902,969 shares of Company common stock outstanding. Except as otherwise noted, each shareholder has sole voting and investment power with respect to the shares beneficially owned.

Please see the footnotes below for the disclosure required by the Exchange Act, for each of the parties listed below. We obtained the information presented below for shareholders other than executive officers and directors from Form 13Fs, Schedule 13Gs and amendments thereto, which reflect beneficial ownership as of the dates indicated in the Form 13Fs, Schedule 13Gs or amendments thereto.

	Amount and
	Nature of Beneficial		Percent
Name	Ownership(1)		of Class

Alan D. Feld	74,227	(2)	*
Perry J. Lewis	189,837	(3)	*
L. Lowry Mays	31,564,109	(4)	6.4%
Mark P. Mays	2,366,281	(5)	*
Randall T. Mays	1,976,059	(6)	*
B. J. McCombs	4,811,968	(7)	1.0%
Phyllis B. Riggins	15,674	(8)	*
Theodore H. Strauss	214,173	(9)	*
J. C. Watts	19,657	(10)	*
John H. Williams	61,533	(11)	*
John B. Zachry	4,500	(12)	*
Paul J. Meyer	21,874		*
John Hogan	429,575	(13)	*
FMR Corp.(14)	77,126,566		15.6%
Capital Research and Management Company(15)	28,675,420		5.8%
Morgan Stanley(16)	37,113,716	(16)	7.5%
All Directors and Executive Officers as a Group (17 persons)	41,952,237	(17)	8.4%

*	Percentage of shares beneficially owned by such person does not exceed one percent of the class so owned.

(1)	Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise, has or shares voting power and/or investment power or as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership by a person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of unissued shares as to which such person has the right to acquire voting and/or investment power within 60 days. Unless otherwise indicated, the number of shares shown includes outstanding shares of common stock owned as of November 30, 2006 by the person indicated and shares underlying options owned by such person on November 30, 2006 that are exercisable within 60 days of that date.

(2)	Includes 55,273 shares subject to options held by Mr. Feld. Excludes 9,000 shares owned by Mr. Feld’s wife, as to which Mr. Feld disclaims beneficial ownership.

(3)	Includes 122,180 shares subject to options held by Mr. Lewis. Excludes 3,000 shares owned by Mr. Lewis’ wife, as to which Mr. Lewis disclaims beneficial ownership.

(4)	Includes 2,994,525 shares subject to options held by Mr. L. Mays, 48,456 shares held by trusts of which Mr. L. Mays is the trustee, but not a beneficiary, 26,801,698 shares held by the LLM Partners Ltd of which Mr. L. Mays shares control of the sole general partner, 1,532,120 shares held by the Mays Family Foundation and 100,874 shares held by the Clear Channel Foundation over which Mr. L. Mays has either sole or shared investment or voting authority. Mr. L. Mays’ address is c/o the Company, 200 East Basse Road, San Antonio, Texas 78209.

(5)	Includes 757,243 shares subject to options held by Mr. M. Mays, 343,573 shares held by trusts of which Mr. M. Mays is the trustee, but not a beneficiary, and 1,022,293 shares held by the MPM Partners, Ltd. Mr. M. Mays controls the sole general partner of MPM Partners, Ltd. Also includes 6,727 shares and 1,054 shares, which represent shares in LLM Partners.

(6)	Includes 757,243 shares subject to options held by Mr. R. Mays, 359,517 shares held by trusts of which Mr. R. Mays is the trustee, but not a beneficiary, and 619,761 shares held by RTM Partners, Ltd. Mr. R. Mays controls the sole general partner of RTM Partners, Ltd. Also includes 4,484 shares and 1,054 shares, which represent shares in LLM Partners.

(7)	Includes 48,885 shares subject to options held by Mr. McCombs and 4,763,083 shares held by the McCombs Family Partners, Ltd. of which Mr. McCombs is the general partner. Excludes 27,500 shares held by Mr. McCombs’ wife, as to which Mr. McCombs disclaims beneficial ownership.

(8)	Includes 4,699 shares subject to options held by Ms. Riggins.

(9)	Includes 55,273 shares subject to options held by Mr. Strauss, and 72,087 shares held by the THS Associates L.P. of which Mr. Strauss is the general partner.

(10)	Includes 12,532 shares subject to options held by Mr. Watts.

(11)	Includes 42,819 shares subject to options held by Mr. Williams. Excludes 9,300 shares held by Mr. Williams’ wife, as to which Mr. Williams disclaims beneficial ownership.

(12)	Includes 4,500 shares subject to options held by Mr. Zachary.

(13)	Includes 321,173 shares subject to options held by Mr. Hogan.

(14)	FMR Corp. has sole voting power over 1,528,328 shares and sole investment power over 77,126,566 shares. Address: 82 Devonshire Street, Boston, Massachusetts 02109.

(15)	Capital Research and Management Company has sole voting power over 14,555,720 shares and sole investment power over 28,675,420 shares. Address: 333 South Hope Street, Los Angeles, California 90071.

(16)	Includes 29,296,368 shares held by Van Kampen Investments Inc., a wholly-owned subsidiary of Morgan Stanley. Morgan Stanley shares voting and investment power with respect to 47,751 shares. Address: 1585 Broadway, New York, New York 10036.

(17)	Includes 5,355,853 shares subject to options held by such persons, 600,575 shares held by trusts of which such persons are trustees, but not beneficiaries, 26,801,698 shares held by the LLM Partners Ltd, 1,022,293 shares held by the MPM Partners, Ltd., 619,761 shares held by the RTM Partners, Ltd, 4,763,083 shares held by the McCombs Family Partners, Ltd, 72,087 shares held by the THS Associates L.P., 1,532,120 shares held by the Mays Family Foundation and 100,874 shares held by the Clear Channel Foundation.

DISSENTERS’ RIGHTS OF APPRAISAL

Under the Texas Business Corporation Act (the “TBCA”), you have the right to demand appraisal in connection with the Merger and to receive, in lieu of the Merger Consideration, payment in cash, without interest, for the fair value of your shares of Company common stock as determined by an appraiser selected in a Texas state court proceeding. The Company’s shareholders electing to exercise appraisal rights must comply with the provisions of Article 5.12 of the TBCA in order to perfect their rights. The Company will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Texas statutory procedures required to be followed by a shareholder in order to demand and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Article 5.12 of the TBCA, the full text of which appears in Annex D to this proxy statement.

This proxy statement constitutes the Company’s notice to its shareholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Article 5.12. If you wish to consider exercising your appraisal rights, you should carefully review the text of Article 5.12 contained in Annex D since failure to timely and properly comply with the requirements of Article 5.12 will result in the loss of your appraisal rights under Texas law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	Prior to the special meeting you must deliver to the Company a written objection to the Merger and your intention to exercise your right to dissent in the event that the Merger is effected and setting forth the address at which notice shall be delivered in that event.

•	This written objection must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the Merger Agreement. Voting against or failing to vote for the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Article 5.12.

•	You must not vote in favor of the adoption of the Merger Agreement. A vote in favor of the adoption of the Merger Agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. Failing to vote against adoption of the Merger Agreement will not constitute a waiver of your appraisal rights.

•	You must continuously hold your shares through the Effective Time.

If you fail to comply with any of these conditions and the Merger is completed, you will be entitled to receive the cash payment for your shares of Company common stock as provided for in the Merger Agreement if you are the holder of record at the Effective Time, but you will have no appraisal rights with respect to your shares of Company common stock. A proxy card which is signed and does not contain voting instructions will, unless revoked, be voted “FOR” the adoption of the Merger Agreement and will constitute a waiver of your right of appraisal and will nullify any previous written demand for appraisal.

All written objections should be addressed to the Company’s Secretary at 200 East Basse Road, San Antonio Texas, 78209, and should be executed by, or on behalf of, the record holder of the shares in respect of which appraisal is being demanded. The written objection must reasonably inform the Company of the identity of the shareholder and the intention of the shareholder to demand appraisal of his, her or its shares.

To be effective, a written objection by a holder of Company common stock must be made by or on behalf of, the shareholder of record. The written objection should set forth, fully and correctly, the shareholder of record’s name as it appears on his or her stock certificate(s) and should specify the holder’s mailing address and the number of shares registered in the holder’s name. The written objection must state that the person intends to exercise their right to dissent under Texas law in connection with the Merger. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the Company. The beneficial holder must, in such cases, have the record owner submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a written objection should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the written objection should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the written objection for appraisal for a shareholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the written objection, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written objection should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the written objection will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of Company common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within ten days after the Effective Time, the surviving corporation must give written notice that the Merger has become effective to each Company shareholder who has properly filed a written objection and who did not vote in favor of the Merger Agreement. Each shareholder who has properly filed a written objection has ten days from the delivery or mailing of the notice to make written demand for payment of the fair value for the shareholder’s shares. The written demand must state the number of shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder who fails to make written demand within ten days of the delivery or mailing of the notice from the surviving corporation that the Merger has become effective will not be entitled to any appraisal rights. Any shareholder making a written demand for payment must submit to the surviving corporation for notation any certificated shares held by that shareholder which are subject to the demand within 20 days after making the written demand. The failure by any shareholder making a written demand to submit its certificates may result in the termination of the shareholder’s appraisal rights.

The Company has 20 days after its receipt of a demand for payment to provide notice that the surviving corporation (i) accepts the amount claimed in the written demand and agrees to pay the amount claimed within 90 days from Effective Time, or (ii) offer to pay its estimated fair value of the shares within 90 days after the Effective Time.

If, within 60 days after the Effective Time, the surviving corporation and a shareholder who has delivered written demand in accordance with Article 5.12 do not reach agreement as to the fair value of the shares, either the surviving corporation or the shareholder may file a petition in any Texas state court, with a copy served on the surviving corporation in the case of a petition filed by a shareholder, demanding a determination of the fair value of the shares held by all shareholders entitled to appraisal. The surviving corporation has no obligation and has no present intention to file such a petition if there are objecting shareholders. Accordingly, it is the obligation of the Company’s shareholders to initiate all necessary action to perfect their appraisal rights in respect of shares of Company common stock within the time prescribed in Article 5.12. The failure of a shareholder to file such a petition within the period specified could nullify the shareholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a shareholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within ten days after receiving service of a copy of the petition, to provide the office of the clerk of the court in which the petition was filed with a list containing the names and addresses of all shareholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached.

After notice to dissenting shareholders, the court will conduct a hearing upon the petition, and determine those shareholders who have complied with Article 5.12 and who have become entitled to the appraisal rights provided thereby.

After determination of the shareholders entitled to appraisal of their shares of Company common stock, the court will appraise the shares, determining their fair value. When the value is determined, the court will direct the payment of such value to the shareholders entitled to receive the same, immediately to the holders of uncertificated shares and upon surrender by holders of the certificates representing shares.

You should be aware that the fair value of your shares as determined under Article 5.12 could be more, the same, or less than the value that you are entitled to receive under the terms of the Merger Agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the shareholders participating in the appraisal proceeding by the court as the court deems equitable in the circumstances. Upon the application of a shareholder, the court may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any shareholder who had demanded appraisal rights will not, after the Effective Time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the Effective Time; however, if no petition for appraisal is filed within 120 days after the Effective Time, or if the shareholder delivers a written withdrawal of such shareholder’s demand for appraisal and an acceptance of the terms of the Merger prior to the filing of a petition for appraisal, then the right of that shareholder to appraisal will cease and that shareholder will be entitled to receive the cash payment for shares of his, her or its Company common stock pursuant to the Merger Agreement. Any withdrawal of a demand for appraisal made after the filing of a petition for appraisal may only be made with the written approval of the surviving corporation.

Failure to comply with all of the procedures set forth in Article 5.12 will result in the loss of a shareholder’s statutory appraisal rights. In view of the complexity of Article 5.12, the Company’s shareholders who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

SUBMISSION OF SHAREHOLDER PROPOSALS

Shareholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of shareholders in 2007 were required, no later than November 13, 2006 to submit their proposal in accordance with the procedures prescribed in SEC Rule 14a-8 to Clear Channel’s Corporate Secretary, Clear Channel Communications, Inc., P.O. Box 659512, San Antonio, Texas 78265-9512.

OTHER MATTERS

Other Business at the Special Meeting

Management is not aware of any matters to be presented for action at the special meeting other than those set forth in this proxy statement. However, should any other business properly come before the special meeting, or any adjournment thereof, the enclosed proxy confers upon the persons entitled to vote the shares represented by such proxy, discretionary authority to vote the same in respect of any such other business in accordance with their best judgment in the interest of the Company.

Multiple Shareholders Sharing One Address

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more shareholders who share an address, unless the Company has received contrary instructions from one or more of the shareholders. The Company will deliver promptly upon written or oral request a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to shareholders who share an address, should be directed by writing to Innisfree M&A Incorporated, at 501 Madison Avenue, 20th Floor, New York, NY 10022, or by calling (877) 456-3427 toll-free at (212) 750-5833. In addition, shareholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting the Company at the address and phone number set forth in the prior sentence.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Reports, proxy statements or other information concerning us may also be inspected at the offices of the New York Stock Exchange at:

20 Broad Street
New York, NY 10005

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by writing to Innisfree M&A Incorporated at 501 Madison Avenue, 20th Floor, New York, NY 10022, or by calling toll-free at (877) 456-3427. If you would like to request documents, please do so by February 23, 2007, in order to receive them before the special meeting.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting:

•	Clear Channel’s Annual Report on Form 10-K for the year ended December 31, 2005;

•	Clear Channel’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

•	Clear Channel’s Current Reports on Form 8-K filed March 20, 2006, March 24, 2006, July 31, 2006, August 16, 2006, November 16, 2006, December 11, 2006 and January 18, 2007; and

•	Clear Channel’s proxy statement relating to its 2006 annual meeting of shareholders.

You may request a copy of these filings, at no cost, by writing or calling Clear Channel at the following address or telephone number: Investor Relations Department, Clear Channel Communications, Inc., 210-832-3315. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated January 29, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

ANNEX A

Merger Agreement

Execution Copy

AGREEMENT AND PLAN OF MERGER

By and Among

BT TRIPLE CROWN MERGER CO., INC.

B TRIPLE CROWN FINCO, LLC

T TRIPLE CROWN FINCO, LLC

and

CLEAR CHANNEL COMMUNICATIONS, INC.

Dated as of November 16, 2006

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of November 16, 2006 (this “Agreement”), by and among BT Triple Crown Merger Co., Inc., a Delaware corporation (“Mergerco”), B Triple Crown Finco, LLC, a Delaware limited liability company, T Triple Crown Finco, LLC, a Delaware limited liability company (together with B Triple Crown Finco, LLC, the “Parents”), and Clear Channel Communications, Inc., a Texas corporation (the “Company”).

RECITALS

WHEREAS, in furtherance of the recapitalization of the Company by Mergerco, the respective Boards of Directors of the Company, the Parents and Mergerco each have approved and deemed advisable and in the best interests of their respective shareholders (other than affiliated shareholders of the Company as to which no determination has been made) this Agreement and the merger of Mergerco with and into Company (the “Merger”), upon the terms and subject to the conditions and limitations set forth herein and in accordance with the Business Corporation Act of the State of Texas (the “TBCA”) and the Business Organizations Code of the State of Texas (the “TBOC”, together with the TBCA, the “Texas Acts”) and the General Corporation Law of the State of Delaware (the “DGCL”) and recommended approval and adoption by their respective shareholders of this Agreement, the Merger and the transactions contemplated hereby;

WHEREAS, a special advisory committee of the Board of Directors of the Company has reviewed the terms of the Merger and determined that such terms are fair; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, the Parents and Mergerco have delivered to the Company the Limited Guarantee (the “Limited Guarantee”) of each of the Investors, in a form satisfactory to the Company, dated as of the date hereof.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I.

DEFINITIONS

Section 1.01  Definitions.  Defined terms used in this Agreement have the meanings ascribed to them by definition in this Agreement or in Appendix A.

Article II.

THE MERGER

Section 2.01  The Merger.  Upon the terms and subject to the conditions of this Agreement, and in accordance with the Texas Acts and the DGCL, at the Effective Time, Mergerco shall be merged with and into the Company, whereupon the separate existence of Mergerco shall cease, and the Company shall continue under the name Clear Channel Communications, Inc. as the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Texas.

Section 2.02  Closing.  Subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article VII hereof, the closing of the Merger (the “Closing”) will take place at 9:00 a.m., Eastern Time, on a date to be specified by the parties hereto, but no later than the second business day after the satisfaction or waiver of the conditions set forth in Section 7.01, Section 7.02 and Section 7.03 hereof (other than conditions that, by their own terms, cannot be satisfied until the Closing, but subject to the satisfaction of such conditions at Closing) at the offices of Akin Gump Strauss Hauer & Feld LLP, 590 Madison Avenue, New York, New York 10022; provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VII hereof, neither the Parents nor Mergerco shall be required to effect the Closing until the earlier of (a) a date during the Marketing Period specified by the Parents on no less than three (3) business days’ written notice to the Company and (b) the final day of the Marketing Period, or at such other time, date or place as is agreed to in writing by the parties hereto (such date being the “Closing Date”).

Section 2.03  Effective Time.

(a) Concurrently with the Closing, the Company and the Parents shall cause articles of merger (the “Articles of Merger”) with respect to the Merger to be executed and filed with the Secretary of State of the State of Texas (the “Secretary of State”) as provided under the Texas Acts and a Certificate of Merger to be filed with the Secretary of State of the State of Delaware as provided for in the DGCL (the “Certificate of Merger”). The Merger shall become effective on the later of the date and time at which the Articles of Merger has been duly filed with the Secretary of State or the Certificate of Merger has been filed with the Secretary of State of the State of Delaware or at such other date and time as is agreed between the parties and specified in the Articles of Merger, and such date and time is hereinafter referred to as the “Effective Time.”

(b) From and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Mergerco, and all of the claims, obligations, liabilities, debts and duties of the Company and Mergerco shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 2.04  Articles of Incorporation and Bylaws.  Subject to Section 6.08 of this Agreement, the Articles of Incorporation and Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time to be (except with respect to the name and state of incorporation of the Company and such changes as are necessary to comply with Texas Law, if any) the same as the Articles of Incorporation and Bylaws of Mergerco as in effect immediately prior to the Effective Time, until thereafter amended in accordance with applicable law, the provisions of the Articles of Incorporation and the Bylaws of the Surviving Corporation.

Section 2.05  Board of Directors.  Subject to applicable Law, each of the parties hereto shall take all necessary action to ensure that the Board of Directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the Board of Directors of Mergerco immediately prior to the Effective Time.

Section 2.06  Officers.  From and after the Effective Time, the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law.

Article III.

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 3.01  Effect on Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Mergerco or the holders of any securities of the Company:

(a) Cancellation of Company Securities.   Each share of the Company’s common stock, par value $0.10 per share (the “Company Common Stock”), held by the Company as treasury stock or held by Mergerco immediately prior to the Effective Time shall automatically be cancelled, retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(b) Conversion of Company Securities.   Except as otherwise provided in this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 3.01(a) hereof, Dissenting Shares and Rollover Shares) shall be converted into the right to receive $37.60 plus the Additional Per Share Consideration, if any, in cash, without interest (the “Merger Consideration”). Each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in this Section 3.01(b) shall be automatically cancelled and shall cease to exist and the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”) which immediately prior to the Effective Time represented such Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 3.02 of this Agreement, the Merger Consideration.

(c) Conversion of Mergerco Capital Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.001 per share, of Mergerco (the “Mergerco Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become validly issued, fully paid and nonassessable shares of the Surviving Corporation (with the relative rights and preferences described in an amendment to the Articles of Incorporation adopted as of the Effective Time as provided in Section 2.04, the “Surviving Corporation Common Stock”). As of the Effective Time, all such shares of Mergerco Common Stock cancelled in accordance with this Section 3.01(c), when so cancelled, shall no longer be issued and outstanding and shall automatically cease to exist, and each holder of a certificate representing any such shares of Mergerco Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Surviving Corporation Common Stock as set forth in this Section 3.01(c).

(d) Adjustments.   Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Company Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration as provided in Section 3.01(b) shall be equitably adjusted to reflect such change (including, without limitation, to provide holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such transaction).

Section 3.02  Exchange of Certificates.

(a) Designation of Paying Agent; Deposit of Exchange Fund.   Prior to the Effective Time, the Parents shall designate a paying agent (the “Paying Agent”) reasonably acceptable to the Company for the payment of the Merger Consideration as provided in Section 3.01(b).   On the Closing Date, promptly following the Effective Time, the Surviving Corporation shall deposit, or cause to be deposited with the Paying Agent for the benefit of holders of shares of Company Common Stock, cash amounts in immediately available funds constituting an amount equal to the aggregate amount of the Merger Consideration plus the Total Option Cash Payments (the “Aggregate Merger Consideration”) (exclusive of any amounts in respect of Dissenting Shares, the Rollover Shares and Company Common Stock to be cancelled pursuant to Section 3.01(a)) (such amount as deposited with the Paying Agent, the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 3.01(b) and Section 3.03, the Surviving Corporation shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment. The Paying Agent shall cause the Exchange Fund to be (A) held for the benefit of the holders of Company Common Stock and Company Options, and (B) applied promptly to making the payments pursuant to Section 3.02(b) hereof. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.

(b) Delivery of Shares.   As promptly as practicable following the Effective Time and in any event not later than the second business day after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail (and to make available for collection by hand) (i) to each holder of record of a Certificate or Book-Entry Share, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (x) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 3.04 hereof) or Book-Entry Shares to the Paying Agent and which shall be in the form and have such other provisions as Mergerco and the Company may reasonably specify and (y) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificate or Book-Entry Shares shall have been converted pursuant to this Agreement (which instructions shall provide that at the election of the surrendering holder, Certificates or Book-Entry Shares may be surrendered, and the Merger Consideration in exchange therefor collected, by hand delivery); and (ii) to each holder of a Company Option, a check in an amount due and payable to such holder pursuant to Section 3.03 hereof in respect of such Company Option. If payment of the applicable portion of the Aggregate Merger Consideration is made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (A) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (B) the person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the applicable portion of the Aggregate Merger Consideration to a person other than the registered holder of such Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 3.02, each Certificate, Book-Entry Share or option certificate, as applicable, shall be deemed at any time after the Effective Time to represent only the right to receive the applicable portion of the Aggregate Merger Consideration or Option Cash Payments, as applicable, in cash as contemplated by this Section 3.02 or Section 3.03 without interest thereon.

(c) Surrender of Shares.   Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within five (5) business days following the later to occur of (i) the Effective Time; or (ii) the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration (or the cash pursuant to Section 3.02(b)) payable upon the surrender of the Certificates or Book-Entry Shares.

(d) Termination of Exchange Fund.   Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates, Book-Entry Shares or Company Options for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any such holders prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation, as general creditors thereof for payment of their claim for cash, without interest, to which such holders may be entitled. If any Certificates or Book-Entry Shares shall not have been surrendered prior to one (1) year after the Effective Time (or immediately prior to such earlier date on which any cash in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority), any such cash in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, subject to any and all claims or interest of any person previously entitled thereto.

(e) No Liability.   None of the Parents, Mergerco, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Investment of Exchange Fund.   The Paying Agent shall invest any cash included in the Exchange Fund as directed by the Parents or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment shall relieve the Surviving Corporation or the Paying Agent from making the payments required by this Article III, and following any losses the Surviving Corporation shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Company Common Stock and Company Options in the amount of such losses; and (ii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest or income produced by such investments will be payable to the Surviving Corporation or Mergerco, as directed by Mergerco.

Section 3.03  Stock Options and Other Awards

(a) Company Options.   As of the Effective Time, except as otherwise agreed by the Parents and a holder of Company Options with respect to such holder’s Company Options, each Company Option, whether vested or unvested, shall, by virtue of the Merger and without any action on the part of any holder of any Company Option, become fully vested and converted into the right at the Effective Time to receive, as promptly as practicable following the Effective Time, a cash payment (less applicable withholding taxes and without interest) with respect thereto equal to the product of (a) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option multiplied by (b) the number of shares of Company Common Stock issuable upon exercise of such Company Option (the “Option Cash Payment” and the sum of all such payments, the “Total Option Cash Payments”). In the event that the exercise price of any Company Option is equal to or greater than the Merger Consideration, such Company Option shall be cancelled without payment therefor and have no further force or effect. Except for the Company Options set forth in Section 3.03(a) of the Company Disclosure Schedule, as of the Effective Time, all Company Options shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the Option Cash Payment. Prior to the Effective Time, the Company shall take any and all actions reasonably necessary to effectuate this Section 3.03(a), including, without limitation, providing holders of Company Options with notice of their rights with respect to any such Company Options as provided herein.

(b) Other Awards.   As of the Effective Time, except as otherwise agreed by the Parents and a holder of Restricted Shares with respect to such holder’s Restricted Shares, each share outstanding immediately prior to the Effective Time subject to vesting or other lapse restrictions pursuant to any Company Option Plan or an applicable restricted stock agreement (each, a “Restricted Share”) which is outstanding immediately prior to the Effective Time shall vest and become free of restriction as of the Effective Time and shall, as of the Effective Time, be cancelled and converted into the right to receive the Merger Consideration in accordance with Section 3.01(b).

(c) Amendments to and Termination of Plans.   Prior to the Effective Time, the Company shall use its reasonable best efforts to make any amendments to the terms of the Company Option Plans and to obtain any consents from holders of Company Options and Restricted Shares that, in each case, are necessary to give effect to the transactions contemplated by Section 3.03(a) and Section 3.03(b). Without limiting the foregoing the Company shall use its reasonable best efforts to ensure that the Company will not at the Effective Time be bound by any options, stock appreciation rights, warrants or other rights or agreements which would entitle any person, other than the holders of the capital stock (or equivalents thereof) of the Parents, Mergerco and their respective subsidiaries, to own any capital stock of the Surviving Corporation or to receive any payment in respect thereof. In furtherance of the foregoing, and subject to applicable Law and agreements existing between the Company and the applicable person, the Company shall explicitly condition any new awards or grants to any person under its Company Option Plans, annual bonus plans and other incentive plans upon such person’s consent to the amendments described in this Section 3.03(c) and, to the fullest extent permitted by applicable Law, shall withhold payment of the Merger Consideration to or require payment of the exercise price for all Company Options by any holder of a Company Option as to which the Merger Consideration exceeds the amount of the exercise price per share under such option unless such holder consents to all of the amendments described in this Section 3.03(c).   Prior to the Effective Time, the Company shall take all actions necessary to terminate all Company Stock Plans, such termination to be effective at or before the Effective Time.

(d) Employee Stock Purchase Plan.  The Board of Directors of the Company shall terminate all purchases of stock under the Company’s 2000 Employee Stock Purchase Plan (the “Company ESPP”) effective as of the day immediately after the end of the month next following the date hereof, and no additional offering periods shall commence under the Company ESPP after the date hereof. The Company shall terminate the Company ESPP in its entirety immediately prior to the Closing Date, and all shares held under such plan, other than Rollover Shares, shall be delivered to the participants and shall, as of the Effective Time, be cancelled and converted into the right to receive the Merger Consideration in accordance with Section 3.01(b).

Section 3.04  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving

Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

Section 3.05  Dissenting Shares.  Notwithstanding Section 3.01(b) hereof, to the extent that holders thereof are entitled to appraisal rights under Article 5.12 of the TBCA, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Article 5.12 of the TBCA (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Article 5.12 of the TBCA (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall cease to have any rights with respect thereto, except the right to receive such consideration as shall be determined pursuant to Article 5.12 of the TBCA); provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal and payment under the TBCA, such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. Any payments required to be made with respect to the Dissenting Shares shall be made by the Surviving Corporation (and not the Company, Mergerco or either Parent) and the Aggregate Merger Consideration shall be reduced, on a dollar for dollar basis, as if the holder of such Dissenting Shares had not been a shareholder on the Closing Date. The Company shall give the Parents notice of all demands for appraisal and the Parents shall have the right to participate in all negotiations and proceedings with respect to all holders of Dissenting Shares. The Company shall not, except with the prior written consent of the Parents, voluntarily make any payment with respect to, or settle or offer to settle, any demand for payment from any holder of Dissenting Shares.

Section 3.06  Transfers; No Further Ownership Rights.  After the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If Certificates are presented to the Surviving Corporation for transfer following the Effective Time, they shall be cancelled against delivery of the Merger Consideration, as provided for in Section 3.01(b) hereof, for each share of Company Common Stock formerly represented by such Certificates.

Section 3.07  Withholding.  Each of the Paying Agent, the Company, Mergerco and the Surviving Corporation shall be entitled to deduct and withhold from payments otherwise payable pursuant to this Agreement any amounts as they are respectively required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

Section 3.08  Rollover by Shareholders.  At the Effective Time, each Rollover Share issued and outstanding immediately before the Effective Time shall be cancelled and be converted into and become the number of validly issued shares of equity securities of the Surviving Corporation calculated in accordance with Section 3.08 of the Mergerco Disclosure Schedule. As of the Effective Time, all such Rollover Shares when so cancelled, shall no longer be issued and outstanding and shall automatically cease to exist, and each holder of a certificate representing any such Rollover Shares shall cease to have any rights with respect thereto, except the right to receive the shares of equity securities of the Surviving Corporation as set forth in this Section 3.08.

Section 3.09  Additional Per Share Consideration.

(a) No later than ten (10) business days before the Closing Date, if the Closing Date shall occur after the Additional Consideration Date, the Company shall prepare and deliver to the Parents a good faith estimate of Additional Per Share Consideration, together with reasonably detailed supporting information (the “Estimated Additional Per Share Consideration”).

(b) Before and after the delivery of the Estimated Additional Per Share Consideration statement, the Company shall provide the Parents reasonable access to the records and employees of the Company and its subsidiaries, and the Company shall, and shall cause the employees of the Company and its subsidiaries to, (i) cooperate in all reasonable respects with the Parents in connection with the Parents’ review of the Estimated Additional Per Share Consideration statement and (ii) provide the Parents with access to accounting records, supporting schedules and relevant information relating to the Company’s preparation of the Estimated Additional Per Share Consideration statement and calculation of Estimated Additional Per Share Consideration as the Parents shall reasonably request and that are available to the Company or its affiliates. Within five (5) business days after delivery of the Estimated Additional Per Share Consideration statement to the Parents, the Parents may notify the Company that they disagree with the Estimated Additional Per Share Consideration statement. Such notice shall set forth, to the extent practicable, in reasonable detail the particulars of such disagreement. If the Parents do not provide a notice of disagreement within such five (5) business day period, then the Parents shall be deemed to have accepted the calculations and the amounts set forth in the Estimated Additional Per Share Consideration statement delivered by the Company, which shall then be final, binding and conclusive for all purposes hereunder. If any notice of disagreement is timely provided in accordance with this Section 3.09(b), then the Company and the Parents shall each use commercially reasonable efforts for a period of one (1) business day thereafter (the “Estimated Additional Per Share Consideration Resolution Period”) to resolve any disagreements with respect to the calculations in the Estimated Additional Per Share Consideration statement.

(c) If, at the end of the Estimated Additional Per Share Consideration Resolution Period, the Company and the Parents are unable to resolve any disagreements as to items in the Estimated Additional Per Share Consideration statement, then KPMG, LLP (New York Office) (or such other independent accounting firm of recognized national standing in the United States as may be mutually selected by the Company and the Parents) shall resolve any remaining disagreements. If neither KPMG, LLP (New York Office) nor any such mutually selected accounting firm is willing and able to serve in such capacity, then the Parents shall deliver to the Company a list of three other accounting firms of recognized national or international standing and the Company shall select one of such three accounting firms (such firm as is ultimately selected pursuant to the aforementioned procedures being the “Accountant”). The Accountant shall be charged with determining as promptly as practicable, whether the Estimated Additional Per Share Consideration as set forth in the Estimated Additional Per Share Consideration statement was prepared in accordance with this Agreement and (only with respect to the disagreements as to the items set forth in the notice of disagreement and submitted to the Accountant) whether and to what extent, if any, the Estimated Additional Per Share Consideration requires adjustment.

(d) The Accountant shall allocate its costs and expenses between the Parents (on behalf of Mergerco) and the Company based upon the percentage of the contested amount submitted to the Accountant that is ultimately awarded to the Company, on the one hand, or the Parents, on the other hand, such that the Company bears a percentage of such costs and expenses equal to the percentage of the contested amount awarded to the Parents (such portion of such costs and expenses, the “Company Accountant Expense”) and the Parents (on behalf of Mergerco) bear a percentage of such costs and expenses equal to the percentage of the contested amount awarded to the Company. The determination of the Accountant shall be final, binding and conclusive for all purposes hereunder.

(e) In order to permit the parties to prepare for an orderly Closing, the Company will deliver monthly reports calculating the previous month’s Operating Cash Flow on or before the 20th day of each month starting January 15, 2007 (with respect to performance during December 2006) and will provide the Parents with access to accounting records, supporting schedules and relevant information relating to the Company’s preparation thereof as the Parents shall reasonably request and that are available to the Company or its affiliates.

Article IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the documents filed by the Company with the SEC between December 31, 2004 and the date hereof (together with all forms, documents, schedules, certifications, prospectuses, reports, and registration, proxy and other statements, required to be filed or furnished by it with or to the SEC between December 31, 2004 and the date hereof, including such documents filed during such periods on a voluntary basis on Form 8-K, and in each case including exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”) or in the Outdoor SEC Documents or as disclosed in the separate disclosure schedule which has been delivered by the Company to the Parents prior to the execution of this Agreement (the “Company Disclosure

Schedule”) (provided that, any information set forth in one Section of the Company Disclosure Schedule will be deemed to apply to each other Section or subsection of this Agreement to the extent such disclosure is made in a way as to make its relevance to such other Section or subsection readily apparent) the Company hereby represents and warrants to Mergerco and the Parents as follows:

Section 4.01  Organization and Qualification; Subsidiaries.  Each of the Company and the subsidiaries set forth in Section 4.01 of the Company Disclosure Schedule (the “Material Subsidiaries”) is a corporation or legal entity duly organized, validly existing and, if applicable, in good standing under the laws of its jurisdiction of organization and has the requisite corporate, partnership or limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is currently conducted. Each of the Company and its Material Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and, if applicable, is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing as would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.02  Articles of Incorporation and Bylaws.  The Company has made available to the Parents a complete and correct copy of the Articles of Incorporation and the Bylaws (or equivalent organizational documents), each as amended to date, of the Company and each of its Material Subsidiaries. The Articles of Incorporation and the Bylaws (or equivalent organizational documents) of the Company and each of its Material Subsidiaries are in full force and effect. None of the Company or any of its Material Subsidiaries is in material violation of any provision of their respective Articles of Incorporation or the Bylaws (or equivalent organizational documents).

Section 4.03  Capitalization.

(a) The authorized capital stock of the Company consists of 1,500,000,000 shares of Company Common Stock, par value $.10 per share, 2,000,000 shares of the Company’s class A preferred stock, par value $1.00 per share (the “Class A Preferred Stock”) and 8,000,000 shares of the Company’s class B preferred stock, par value $1.00 per share (the “Class B Preferred Stock”). As of the close of business on November 10, 2006, (i) 493,794,750 shares of Company Common Stock, including Restricted Shares, were issued and outstanding; (ii) no shares of the Class A Preferred Stock were issued and outstanding; (iii) no shares of the Class B Preferred Stock were issued and outstanding; and (iv) 100,000 shares of Company Common Stock were held in treasury. As of the close of business on November 10, 2006 there were 36,605,199 shares of Company Common Stock authorized and reserved for future issuance under Company Option Plans, 356,962 shares of Company Common Stock authorized and reserved for issuance upon exercise of warrants and outstanding Company Options to purchase 36,633,054 shares of Company Common Stock (of which (i) 12,044,341 shares of Company Common Stock were subject to outstanding options with an exercise price less than $37.60 and such “in the money” options have a weighted average exercise price equal to $29.78 per share and (ii) 206,465 shares of Company Common Stock were subject to outstanding warrants with an exercise price less than $37.60 and such “in the money” warrants have a weighted average exercise price equal to $34.61 per share). As of November 10, 2006, there were 2,304,843 Restricted Shares issued and outstanding. Since November 10, 2006, no Equity Securities or Convertible Securities of the Company have been issued, reserved for issuance or are outstanding, other than or pursuant to the Company Options and warrants referred to above that are outstanding as of the date of this Agreement or Equity Securities and/or Convertible Securities hereafter issued in accordance with Section 6.01(k) hereof. As of the Effective Time, the warrants referred to above thereafter shall not be exercisable for securities of the Company.

(b) Except as set forth above and except as set forth in Section 4.03(b) of the Company Disclosure Schedule and except as not specifically prohibited under Section 6.01 hereof, there are no shares of Company Common Stock, Class A Preferred Stock or Class B Preferred Stock issued or outstanding or otherwise reserved for issuance. Additionally, there are no outstanding subscriptions, options, conversion or exchange rights, warrants, rights (including without limitation, pursuant to a so-called “poison pill”), calls, repurchase or redemption agreements, convertible securities or other similar rights, agreements, commitments or contracts of any kind to which the Company or any of the Material Subsidiaries is a party or by which the Company or any of the Material Subsidiaries is bound obligating the Company or any of the Material Subsidiaries to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of the Material Subsidiaries or obligating the Company or any of the Material Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or contract.

(c) There are no securities except as set forth above that can vote on any matters on which the holders of Company Common Stock may vote, either on the date hereof or upon conversion or exchange of such securities.

(d) All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Option Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

Section 4.04  Authority Relative to Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Requisite Shareholder Approval, to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than, with respect to the Merger, the receipt of the Requisite Shareholder Approval, as well as the filing of the Articles of Merger with the Secretary of State). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Mergerco and the Parents, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles).

(b) The Board of Directors of the Company, at a meeting duly called and held, has (i) approved and adopted this Agreement and approved the Merger and the other transactions contemplated hereby; (ii) determined that the Merger is advisable and fair to and in the best interests of, the shareholders of the Company (other than affiliate shareholders as to which no determination was made); and (iii) resolved to submit this Agreement to the shareholders of the Company for approval, file the Proxy Statement with the SEC and, subject to Section 6.07 hereof, recommend that the shareholders of the Company approve this Agreement and the Merger.

(c) The Requisite Shareholder Approval at the Shareholders’ Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement and the Merger is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its subsidiaries which is necessary to adopt this Agreement, approve the Merger and the transactions contemplated hereby.

Section 4.05  No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 4.05 of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, the performance of this Agreement by the Company will not and the consummation of the transactions contemplated hereby will not (i) conflict with or violate the Articles of Incorporation or Bylaws (or equivalent organizational documents) of (A) the Company or (B) any of the Material Subsidiaries; (ii) assuming the consents, approvals and authorizations specified in Section 4.05(b) have been received and the waiting periods referred to therein have expired, and any condition to the effectiveness of such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to the Company or any of its subsidiaries; or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time or both) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien, other than any Permitted Lien, upon any of the properties or assets of the Company or any of its subsidiaries, pursuant to any note, bond, mortgage, indenture or credit agreement, or any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any property or asset of the Company or its subsidiaries is bound or affected, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration or Lien that would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated by this Agreement will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the HSR Act, any applicable Foreign Antitrust Laws, any filings, waivers or approvals as may be required under the Communications Act and foreign communications Laws, any filings, waivers or approvals as may be required under foreign investment review laws, filing and recordation of appropriate merger documents as required by the Texas Acts, the DGCL and the rules of the NYSE, and except where failure to obtain such other consents, approvals, authorizations or permits, or to make such filings or notifications, would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.06  Permits and Licenses; Compliance with Laws.

(a) Each of the Company and its Material Subsidiaries is in possession of all franchises, grants, authorizations, licenses (other than Company FCC Licenses), permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Company or any of its Material Subsidiaries to own, lease and operate the properties of the Company and its Material Subsidiaries or to carry on its business as it is now being conducted and contemplated to be conducted by the Company and its Material Subsidiaries (the “Company Permits”), and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not have, individually or in the aggregate, a Material Adverse Effect on the Company. None of the Company or any of its Material Subsidiaries is in conflict with, or in default or violation of, (i) any Laws applicable to the Company or any of its Material Subsidiaries or by which any property or asset of the Company or any of its Material Subsidiaries is bound or affected; (ii) any of the Company Permits; or (iii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Material Subsidiaries is a party or by which the Company or any of its Material Subsidiaries or any property or asset of the Company or any of its Material Subsidiaries is bound or affected, except for any such conflicts, defaults or violations that would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Section 4.06(b) of the Company Disclosure Schedule sets forth (i) all main radio and television stations and (ii) all radio or television stations for which the Company or any subsidiary of the Company provides programming, advertising or other services pursuant to a LMA. The Company FCC Licenses are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired (other than FCC Licenses that are the subject of pending renewal applications), and are not subject to any material conditions except for conditions applicable to broadcast licenses generally or as otherwise disclosed on the face of the Company FCC Licenses. The Company and its subsidiaries are operating, and have operated the Company Stations, in compliance in all material respects with the terms of the Company FCC Licenses and the Communications Act, and the Company and its subsidiaries have timely filed or made all material applications, reports and other disclosures required by the FCC to be filed or made with respect to the Company Stations and have timely paid all FCC regulatory fees with respect thereto, except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company. Except for administrative rulemakings, legislation or other proceedings affecting the broadcast industry generally, there is not, pending or, to the Company’s knowledge, threatened by or before the FCC any proceeding, notice of violation, order of forfeiture or complaint or investigation against or relating to the Company or any of its subsidiaries, or any of the Company Stations, except for any such proceedings, notices, orders, complaints, or investigations that would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.07  Company SEC Documents.

(a) The Company and to its knowledge Outdoor Holdings have filed all Company SEC Documents and Outdoor SEC Documents, as the case may be, since December 31, 2004 (and in the case of Outdoor Holdings since November 2, 2005). None of the Company’s subsidiaries (other than Outdoor Holdings) is required to file periodic reports with the SEC pursuant to the Exchange Act. As of their respective effective dates (in the case of Company SEC Documents and Outdoor SEC Documents, as the case may be, that are registration statements filed pursuant to the requirements of the Securities Act), and as of their respective SEC filing dates (in the case of all other Company SEC Documents or the Outdoor SEC Documents, as the case may be), or in each case, if amended prior to the date hereof, as of the date of the last such amendment, the Company SEC Documents and, to the Company’s knowledge, the Outdoor SEC Documents complied in all material respects, and all documents filed by the Company or Outdoor Holdings between the date of this Agreement and the date of Closing shall comply in all material respects, with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time they were filed or, if amended, as of the date of such amendment contained, or if filed after the date hereof will contain, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. The Company has made available to the Parents a complete and correct copy of any material amendments or modifications which, to the Company’s knowledge, are required to be filed with the SEC, but have not yet been filed with the SEC, with respect to (i) agreements which previously have been filed by the Company or any of its subsidiaries with the SEC pursuant to the Securities Act or the Exchange Act and (ii) the Company SEC Documents filed prior to the date hereof. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Company SEC Documents and, to the Company’s knowledge, the Outdoor SEC Documents.

(b) The consolidated financial statements (as restated prior to the date hereof, if applicable, and including all related notes and schedules) of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the rules related to Quarterly Reports on Form 10-Q promulgated under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(c) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed, based on its most recent evaluations, to its outside auditors and the audit committee of the Board of Directors of the Company, (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

Section 4.08  Absence of Certain Changes or Events.  Since December 31, 2005, except as otherwise contemplated or permitted by this Agreement, the businesses of the Company and its subsidiaries taken as a whole have been conducted in all material respects in the ordinary course of business consistent with past practice and through the date of this Agreement. Since December 31, 2005 and through the date of this Agreement, there has not been a Material Adverse Effect on the Company or any event, circumstance or occurrence that has had or would reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.09  No Undisclosed Liabilities.  Except (a) as reflected or reserved against in the Company’s consolidated balance sheets (as restated prior to the date hereof, or the notes thereto) included in the Company SEC Documents, (b) for liabilities or obligations incurred in the ordinary course of business since the date of such balance sheets, and (c) for liabilities or obligations arising under this Agreement, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its subsidiaries, other than those which would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.10  Absence of Litigation.  There is no claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any of their respective properties or assets at law or in equity, and there are no Orders, before any arbitrator or Governmental Authority, in each case as would have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.11  Taxes.  Except as has not been or would not be, individually or in the aggregate, material to the Company, or except as set forth in Section 4.11 of the Company Disclosure Schedule, (i) the Company and each of its Material Subsidiaries have prepared (or caused to be prepared) and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns (taking into account all amendments thereto) are complete and accurate in all material respects; (ii) the Company and each of its Material Subsidiaries have timely paid all material Taxes owed by it (whether or not shown on any Tax Returns), except for Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (iii) as of the date of this Agreement, in respect of United States federal, state and local Taxes and in respect of federal income Taxes payable in France, the United Kingdom, Italy, Spain, Sweden, Belgium, the Netherlands, and Switzerland, there are not pending or, to the knowledge of the Company, threatened any material audits, examinations, investigations or other proceedings in respect of any Taxes of the Company or any of its subsidiaries; (iv) to the knowledge of the Company there are no material Liens for Taxes on any of the assets of the Company or any of its Material Subsidiaries other than Permitted Liens; (v) none of the Company or any of its Material Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two (2) year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law); (vi) to the actual knowledge of the Company all material amounts of United States federal, state and local Taxes and all material amounts of federal income Taxes payable in France, the United Kingdom, Italy, Spain, Sweden, Belgium, the Netherlands, and Switzerland, required to be withheld by the Company and each of its subsidiaries have been timely withheld and paid over to the appropriate Governmental Authority; (vii) no material deficiency for any Tax has been asserted or assessed by any Governmental Authority in respect of United States federal, state and local Taxes and in respect of federal income Taxes payable in France, the United Kingdom, Italy, Spain, Sweden, Belgium, the Netherlands, and Switzerland, in writing against the Company or any of its subsidiaries (or, to the knowledge of the Company, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or been withdrawn or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (viii) neither the Company nor any of its subsidiaries has waived any statute of limitations in respect of Material Taxes payable to the United States or any state or locality thereof, or in respect of federal income Taxes payable in France, the United Kingdom, Italy, Spain, Sweden, Belgium, and Switzerland, or agreed to any extension of time with respect to an assessment or deficiency for Taxes in respect of such jurisdictions (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course); (ix) neither the Company nor any of its Material Subsidiaries (A) in the past three (3) years has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or pursuant to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a payment or indemnification obligation (other than agreements among the Company and its subsidiaries and other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which does not relate to Taxes); (x) neither the Company nor any of its Material Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2); and (xi) the Company is not, and has not been at any time within the last five (5) years, a “United States real property holding corporation” within the meaning of Section 897 of the Code.

Section 4.12  Information Supplied.  The Proxy Statement and any other document filed with the SEC by the Company in connection with the Merger (or any amendment thereof or supplement thereto) (collectively, the “SEC Filings”), at the date first mailed to the shareholders of the Company, at the time of the Company Shareholders’ Meeting and at the time filed with the SEC, as the case may be, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by the Company with respect to statements made therein based on information supplied in writing by the Parents specifically for inclusion in such documents. The SEC Filings made by the Company will comply in all material respects with the provisions of the Exchange Act.

Section 4.13  Material Contracts.

(a) As of the date hereof, neither the Company nor any of its subsidiaries is a party to or bound by any “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC) (all contracts of the type described in this Section 4.13(a), being referred to herein as a “Company Material Contract”).

(b) Neither the Company nor any subsidiary of the Company is in breach of or default under the terms of any Company Material Contract. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract. Each Company Material Contract is a valid and binding obligation of the Company or its subsidiary which is a party thereto and, to the knowledge of the Company, is in full force and effect; provided, however, that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (b) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and (ii) the Company and its subsidiaries have performed and complied in all material respects with all obligations required to be performed or complied with by them under each Company Material Contract.

Section 4.14  Employee Benefits and Labor Matters.

(a) Correct and complete copies of the following documents with respect to each Company Benefit Plan (other than such Company Benefit Plan that is maintained outside of the jurisdiction of the United States and covers fewer than 400 employees) have been made available to the Parents by the Company to the extent applicable: (i) any plan documents and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto; (iii) the most recent actuarial report, if any; (iv) the most recent IRS determination letter; (v) the most recent summary plan descriptions; and (vi) written summaries of all non-written Company Benefit Plans.

(b) The Company Benefit Plans have been maintained, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other Laws, except for non-compliance which has not had or could not reasonably be expected to have a Material Adverse Effect on the Company.

(c) Except as set forth on Section 4.14(c) of the Company Disclosure Schedule, none of the Company Benefit Plans is subject to Title IV of ERISA or Sections 4063 or 4064 of ERISA. The Company Benefit Plans intended to qualify under Section 401 of the Code or other tax-favored treatment under applicable laws do so qualify, and nothing has occurred with respect to the operation of the Company Benefit Plans that could cause the loss of such qualification or tax-favored treatment, or the imposition of any liability, penalty or tax under ERISA or the Code, except for non-compliance which has not had or could not reasonably be expected to have a Material Adverse Effect on the Company. No Company Benefit Plan provides post-termination health, medical or life insurance benefits for current, former or retirement employees of the Company or any of its subsidiaries, except as required to avoid an excise Tax under Section 4980B of the Code or as otherwise required by any other applicable Law, or except as would not have or could not reasonably expect to have a Material Adverse Effect on the Company.

(d) There are no pending or, to the knowledge of the Company, threatened actions, claims or lawsuits with respect to any Company Benefit Plan (other than routine benefit claims), nor does the Company have any knowledge of facts that could form the basis for any such claim or lawsuit, except for such actions, claims or lawsuits which, if adversely determined, could not reasonably be expected to have a Material Adverse Effect on the Company.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereunder, either by themselves or in connection with any other event, will entitle any employee, officer or director of the Company or any of its subsidiaries to (i) accelerate the time of any payment, vesting of any payment or funding of compensation or benefits, except for the acceleration of vesting of outstanding stock options and restricted stock awards pursuant to the Company Option Plans and the distribution of all account balances under the Company’s Non-Qualified Deferred Compensation Plan, (ii) any increase in the amount payable under any Company Benefit Plan or any employment, severance, bonus or similar agreement, or (iii) any payment of any material amount that could individually or in combination with any other such payment constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code except as disclosed on Section 4.14(e) of the Company Disclosure Schedule.

(f) There is no union organization activity involving any of the employees of the Company or its subsidiaries pending or, to the knowledge of the Company, threatened. There is no picketing pending or, to the knowledge of the Company, threatened, and there are no strikes, slowdowns, work stoppages, other material job actions, lockouts, arbitrations, material grievances or other material labor disputes involving any of the employees of the Company or its subsidiaries pending or, to the knowledge of the Company, threatened. With respect to all employees, the Company and each subsidiary is in material compliance with all laws, regulations and orders relating to the employment of labor, including all such Laws, regulations and orders relating to wages, hours, the WARN Act, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation, and the collection and payment of withholding and/or social security taxes and any similar tax, except such non-compliance as would not have or reasonably be expected to have a Material Adverse Effect. All independent contractors presently retained by the Company or its subsidiaries to provide any and all services are appropriately classified as such in accordance with applicable law, except such failures as would not have, or would not reasonably be expected to have, a Material Adverse Effect.

Section 4.15  State Takeover Statutes.  The Company has taken all action necessary to exempt the Merger, this Agreement, and transaction contemplated hereby from the provisions of Article 13 of the TBCA and such action is effective. No other state takeover, “moratorium”, “fair price”, “affiliate transaction” or similar statute or regulation under any applicable Law is applicable to the Merger or any of the transactions contemplated by this Agreement.

Section 4.16  Opinion of Financial Advisors.  The Board of Directors of the Company has received an oral opinion of Goldman Sachs & Co. and the special advisory committee of the Board of Directors of the Company has received the oral opinion of Lazard, to the effect that, as of the date of each such opinion and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration as provided in Section 3.01(b) payable to each holder of outstanding shares of Company Common Stock (other than shares cancelled pursuant to Section 3.01(b) hereof, shares held by affiliates of the Company, Dissenting Shares and the Rollover Shares), in the aggregate, is fair to the holders of the Company Common Stock from a financial point of view. The Company shall deliver executed copies of the written opinions received from Goldman Sachs & Co. and Lazard to the Parents promptly upon receipt thereof.

Section 4.17  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company other than as provided in the letter of engagement by and between the Board of Directors of the Company and Goldman Sachs & Co. and the special advisory committee of the Board of Directors of the Company and Lazard provided to the Parents prior to the date hereof, which such letters have not been amended or supplemented.

Section 4.18  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV, neither the Company nor any other person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to the Parents in connection with the transactions contemplated hereby. Neither the Company nor any other person will have or be subject to any liability or indemnification obligation to Mergerco, either Parent or any other person resulting from the distribution to the Parents, or the Parents’ use of, any such information, including any information, documents, projections, forecasts of other material made available to the Parents in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article IV.

Article V.

REPRESENTATIONS AND WARRANTIES OF THE PARENTS AND MERGERCO

Except as disclosed in the separate disclosure schedule which has been delivered by the Parents to the Company prior to the execution of this Agreement (the “Mergerco Disclosure Schedule”) (provided that any information set forth in one Section of the Mergerco Disclosure Schedule will be deemed to apply to each other Section or subsection of this Agreement to the extent such disclosure is made in a way as to make its relevance to such other Section or subsection readily apparent), the Parents and Mergerco hereby jointly and severally represent and warrant to the Company as follows:

Section 5.01  Organization and Qualification; Subsidiaries.  Each Parent is a limited liability company duly organized, validly existing in good standing under the laws of its jurisdiction of organization and has the requisite limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Parent is duly qualified or licensed as a foreign limited liability company to do business, and, if applicable, is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary. Mergerco is a corporation duly organized, validly existing in good standing under the laws of its jurisdiction of organization and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such governmental approvals would not have, individually or in the aggregate, a Mergerco Material Adverse Effect. Mergerco is duly qualified or licensed as a foreign corporation to do business, and, if applicable, is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have, individually or in the aggregate, a Mergerco Material Adverse Effect.

Section 5.02  Certificate of Incorporation, Bylaws, and Other Organizational Documents.  The Parents have made available to the Company a complete and correct copy of the certificate of incorporation, the bylaws (or equivalent organizational documents), and other operational documents, agreements or arrangements, each as amended to date, of Mergerco (collectively, the “Mergerco Organizational Documents”). The Mergerco Organizational Documents are in full force and effect. Neither Mergerco, nor to the knowledge of the Parents the other parties thereto, are in violation of any provision of the Mergerco Organizational Documents, as applicable, except as would not have, individually or in the aggregate, a Mergerco Material Adverse Effect.

Section 5.03  Authority Relative to Agreement.  The Parents and Mergerco have all necessary power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Merger and the other transactions contemplated hereby, including the Financing by the Parents. The execution and delivery of this Agreement by the Parents and Mergerco and the consummation of the Merger by them and the other transactions contemplated hereby, including the Financing by the Parents, have been duly and validly authorized by all necessary limited liability company action on the part of the Parents and all corporate action of Mergerco, and no other corporate proceedings on the part of the Parents or Mergerco are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, including the Financing by the Parents (other than, with respect to the Merger, the filing of the Articles of Merger with the Secretary of State). This Agreement has been duly and validly executed and delivered by the Parents and Mergerco and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding obligation of the Parents and Mergerco, enforceable against the Parents and Mergerco in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 5.04  No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Parents and Mergerco do not, and the performance of this Agreement by the Parents and Mergerco will not and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the certificates of formation or limited liability company agreements (or equivalent organizational documents) of the Parents or the certificate of incorporation or bylaws (or equivalent organizational documents) of Mergerco; (ii) assuming the consents, approvals and authorizations specified in Section 5.04(b) have been received and the waiting periods referred to therein have expired, and any condition to the effectiveness of such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to the Parents or Mergerco; or (iii) result in any breach of or constitute a default (with notice or lapse of time or both) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Parents or Mergerco pursuant to, any note, bond, mortgage, indenture or credit agreement, or any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which a Parent or Mergerco is a party or by which a Parent or Mergerco or any property or asset of a Parent or Mergerco is bound or affected, other than, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences of the type referred to above which would not have, individually or in the aggregate, a Mergerco Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Parents and Mergerco does not, and the consummation by the Parents and Mergerco of the transactions contemplated by this Agreement, including the Financing, will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the HSR Act, any applicable non-U.S. competition, antitrust or investment Laws, any filings, approvals or waivers of the FCC as may be required under the Communications Act and foreign communications, filing and recordation of appropriate merger documents as required by the Texas Acts, the DGCL and the rules of the NYSE, and except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have, individually or in the aggregate, a Mergerco Material Adverse Effect.

Section 5.05  FCC Matters.  Section 5.05 of the Mergerco Disclosure Schedule sets forth each Attributable Interest. Subject to compliance with the Parents’ obligations under Section 6.05, (i) Mergerco is legally and financially qualified under the Communications Act to control the Company FCC Licenses; (ii) Mergerco is in compliance with Section 3.10(b) of the Communications Act and the FCC’s rules governing alien ownership; (iii) there are no facts or circumstances pertaining to Mergerco or any of its subsidiaries which, under the Communications Act would reasonably be expected to (x) result in the FCC’s refusal to grant the FCC Consent or otherwise disqualify Mergerco, or (y) materially delay obtaining the FCC Consent, or cause the FCC to impose a condition or conditions that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company; and (iv) no waiver of, or exemption from, any provision of the Communications Act or the rules, regulations and policies of the FCC is necessary to obtain the FCC Consent.

Section 5.06  Absence of Litigation.  There is no claim, action, proceeding, or investigation pending or, to the knowledge of the Parents, threatened against any of the Parents or Mergerco or any of their respective properties or assets at law or in equity, and there are no Orders before any arbitrator or Governmental Authority, in each case, as would have, individually or in the aggregate, a Mergerco Material Adverse Effect.

Section 5.07  Available Funds.

(a) Section 5.07(a) of Mergerco Disclosure Schedule sets forth true, accurate and complete copies, as of the date hereof, of executed commitment letters from the parties listed in Section 5.07(a) of the Mergerco Disclosure Schedule dated as of the date hereof (as the same may be amended, modified, supplemented, restated, superseded and replaced in accordance with Section 6.13(a), collectively, the “Debt Commitment Letters”), pursuant to which, and subject to the terms and conditions thereof, the lender parties thereto have committed to lend the amounts set forth therein for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”). Section 5.07(a) of Mergerco Disclosure Schedule sets forth true, accurate and complete copies, as of the date hereof, of executed commitment letters (collectively, the “Equity Commitment Letters” and together with the Debt Commitment Letters, the “Financing Commitments”) pursuant to which the investors listed in Section 5.07(a) of the Mergerco Disclosure Schedule (the “Investors”) have committed to invest the cash amounts set forth therein subject to the terms therein (the “Equity Financing” and together with the Debt Financing, the “Financing”).

(b) As of the date hereof, the Financing Commitments are in full force and effect and have not been withdrawn or terminated or otherwise amended or modified in any respect. As of the date hereof, each of the Financing Commitments, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of the

Parents and to Parents’ knowledge, the other parties thereto. Except as set forth in the Financing Commitments, there are no (i) conditions precedent to the respective obligations of the Investors to fund the full amount of the Equity Financing; (ii) conditions precedent to the respective obligations of the lenders specified in the Debt Commitment Letter to fund the full amount of the Debt Financing; or (iii) contractual contingencies under any agreements, side letters or arrangements relating to the Financing Commitments to which either Parent or any of their respective affiliates is a party that would permit the lenders specified in the Debt Commitment Letters or the Investors providing the Equity Commitment Letters to reduce the total amount of the Financing (other than retranching or reallocating the Debt Financing in a manner that does not reduce the aggregate amount of the debt financing), or that would materially affect the availability of the Debt Financing or the Equity Financing. As of the date hereof, (A) no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Parents under any term or condition of the Financing Commitments, and (B) subject to the accuracy of the representations and warranties of the Company set forth in Article II hereof, and the satisfaction of the conditions set forth in Section 7.01 and Section 7.02 hereof, the Parents have no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Financing Commitments. The Parents have fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid on or before the date of this Agreement. Subject to the terms and conditions of this Agreement and as of the date hereof, assuming the funding of the Financing in accordance with the terms and conditions of the Financing Commitments, the aggregate proceeds from the Financing constitute all of the financing required to be provided by the Parents or Mergerco for the consummation of the transactions contemplated hereby, and are sufficient for the satisfaction of all of the Parents’ and Mergerco’s obligations under this Agreement, including the payment of the Aggregate Merger Consideration and the payment of all associated costs and expenses (including any refinancing of indebtedness of Mergerco or the Company required in connection therewith).

(c) From and after the date hereof, Mergerco, the Parents, any Investor and their respective affiliates shall not enter into any discussions, negotiations, arrangements, understanding or agreements with respect to the Equity Financing with those persons identified on Section 5.07(c) of the Company Disclosure Schedule.

Section 5.08  Limited Guarantee.  Concurrently with the execution of this Agreement, the Parents have delivered to the Company the Limited Guarantee of each of the Investors, dated as of the date hereof, with respect to certain matters on the terms specified therein.

Section 5.09  Capitalization of Mergerco.  As of the date of this Agreement, the authorized capital stock of Mergerco (the “Mergerco Shares”) will be held by the persons listed on Section 5.09 of Mergerco Disclosure Schedule. On the Closing Date, the Mergerco Shares will be held by the persons listed on Section 5.09 of the Mergerco Disclosure Schedule and any other Investor who has committed to invest in the Equity Financing pursuant to the provisions of Section 6.13 (each such Investor, a “New Equity Investor” and each such New Equity Investor’s equity commitment letter, a “New Equity Commitment Letter”). Other than as set forth on Section 5.09 of the Mergerco Disclosure Schedule, no person who holds shares of record or beneficially has an Attributable Interest in Mergerco. Except as provided in the Equity Commitment Letters or the New Equity Commitment Letters, if any, there are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the Mergerco Shares or any capital stock equivalent or other nominal interest in Mergerco (the “Mergerco Equity Interests”), pursuant to which Mergerco is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into or exchangeable for, or evidencing the right to subscribe for any Mergerco Equity Interests. Except as provided in the Equity Commitment Letters or New Equity Commitment Letters, if any, there are no contracts or commitments to which Mergerco is a party relating to the issuance, sale or transfer of any equity securities or other securities of Mergerco. Mergerco was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 5.10  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Mergerco with respect to which the Company or any subsidiary is or could become liable for payment in full or in part, except in the event that the Company becomes obligated with respect to the payment of Mergerco’s Expenses pursuant to the terms of Section 8.02(a).

Section 5.11  Information Supplied.  None of the information supplied or to be supplied by the Parents for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.12  Solvency.  As of the Effective Time, assuming (a) satisfaction of the conditions to the Parents’ and Mergerco’s obligation to consummate the Merger, (b) the accuracy of the representation and warranties of the Company set forth in Article IV hereof (for such purposes, such representations and warranties shall be true and correct in all material respects without giving effect to any knowledge, materiality or “Material Adverse Effect” qualification or exception), (c) any estimates, projections or forecasts have been prepared on good faith based upon reasonable assumptions, and (d) the Required Financial Information fairly presents the consolidated financial condition of the Company and its subsidiaries as at the end of the periods covered thereby and the consolidated results of operations of the Company and its subsidiaries for the periods covered thereby, then immediately after giving effect to all of the transactions contemplated by this Agreement, the Surviving Corporation will be solvent.

Section 5.13  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article V, none of Mergerco, the Parents, or any other person on behalf of Mergerco or the Parents makes any express or implied representation or warranty with respect to Mergerco or with respect to any other information provided to the Company in connection with the transactions contemplated hereby. None of Mergerco, the Parents and any other person will have or be subject to any liability or indemnification obligation to the Company or any other person resulting from the distribution to the Company, or the Company’s use of, any such information unless any such information is expressly included in a representation or warranty contained in this ARTICLE V.

Article VI.

COVENANTS AND AGREEMENTS

Section 6.01  Conduct of Business by the Company Pending the Merger.  The Company covenants and agrees that, between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.01, except (i) as may be required by Law; (ii) as may be agreed in writing by the Parents; (iii) as may be expressly permitted pursuant to, or required under, this Agreement; or (iv) as set forth in Section 6.01 of the Company Disclosure Schedule, the business of the Company and its subsidiaries shall be conducted in the ordinary course of business and in a manner consistent with past practice in all material respects; and the Company and its subsidiaries shall use commercially reasonable efforts to preserve substantially intact the Company’s business organization (except as otherwise contemplated by this Section 6.01) and retain the employment of the Senior Executives; provided, however, that no action by the Company or its subsidiaries with respect to matters specifically addressed by any provision of this Section 6.01 shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision. Furthermore, the Company agrees with the Parents and Mergerco that, except as set forth in Section 6.01 of the Company Disclosure Schedule or as may be consented to in writing by the Parents, the Company shall not, and shall not permit any subsidiary to:

(a) amend or otherwise change the Articles of Incorporation or Bylaws of the Company or such equivalent organizational documents of any of the subsidiaries;

(b) except for transactions between the Company and its subsidiaries, or among the Company’s subsidiaries, or as otherwise permitted in Section 6.01 of this Agreement, issue, sell, pledge, dispose, encumber or grant any Equity Securities or Convertible Securities of the Company or its subsidiaries; provided, however, that (i) the Company may issue shares upon exercise of any Company Option or other Convertible Security outstanding as of the date hereof, other agreement existing as of the date hereof, or as may be granted after the date hereof in accordance with this Section 6.01, (ii) the Company may issue shares of

Company Common Stock pursuant to the Company ESPP in accordance with this Section 6.01 and (iii) any other agreement existing as of the date hereof;

(c) acquire, except in respect of any mergers, consolidations, business combinations among the Company and its subsidiaries or among the Company’s subsidiaries (including by merger, consolidation, or acquisition of stock or assets), any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets in connection with acquisitions or investments with a purchase price in excess of $150,000,000 in the aggregate; provided, that without the Parents’ consent, which such consent shall not be unreasonably withheld, the Company and its subsidiaries shall not acquire or make any investment (or agree to acquire or to make any investment) in any entity that holds, or has an attributable interest in, any license, authorization, permit or approval issued by the FCC; provided that it shall be deemed reasonable by the Parents to withhold consent for an acquisition or investment that would be reasonably likely to delay, impede or prevent receipt of the FCC Consent;

(d) adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any Equity Securities or Convertible Securities (other than the acquisition of Equity Securities or Convertible Securities originally issued pursuant to the terms of the Company Benefit Plan in connection with a cashless exercise or as contemplated by Section 6.01 hereof) tendered by employees or former employees;

(e) other than with respect to the payment by the Company of a regular quarterly dividend, as and when normally paid, not to exceed $0.1875 per share, declare, set aside for payment or pay any dividend payable in cash, property or stock on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its shareholders in their capacity as such (other than dividends by a direct or indirect majority-owned subsidiary of the Company to its parent);

(f) create, incur or assume any indebtedness for borrowed money, issue any note, bond or other security or guarantee any indebtedness for any person (other than a subsidiary) except for indebtedness: (i) incurred under the Company’s or a subsidiary’s existing credit facilities or incurred to replace, renew, extend, refinance or refund any existing indebtedness in the ordinary course of business consistent with past practice, not in excess of the existing credit limits, provided that no syndication, placement or other marketing efforts in connection with the replacement, renewal, extension or refinancing of any existing indebtedness shall be conducted or be announced during the Marketing Period and during the period commencing twenty (20) business days immediately prior to the Marketing Period; (ii) for borrowed money incurred pursuant to agreements in effect prior to the execution of this Agreement; (iii) as otherwise required in the ordinary course of business consistent with past practice; or (iv) other than as permitted pursuant to this Section 6.01, in an aggregate principal amount not to exceed $250,000,000; provided that, notwithstanding the foregoing, in no event shall: (x) the Company redeem, repurchase, prepay, defease, cancel or otherwise acquire any notes maturing on or after January 1, 2009; (y) the Company or any subsidiary create, incur or assume any indebtedness that can not be prepaid at any time without penalty or premium (other than customary LIBOR “breakage” costs); or (z) create, incur or assume any indebtedness that would interfere with, hinder or prevent the Parents from being able to consummate the Financing Commitments in effect as of the date hereof;

(g) make any material change to its methods of accounting in effect at December 31, 2005, except (i) as required by GAAP, Regulation S-X of the Exchange Act or as required by a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization); (ii) as required by a change in applicable Law; or (iii) as disclosed in the Company SEC Documents filed prior to the date hereof;

(h) without the consent of the Parents, adopt or enter into a plan of restructuring, recapitalization or other reorganization (other than the Merger and other than transactions exclusively between the Company and its subsidiaries or between the Company’s subsidiaries, in which case, the Parents’ consent will not be unreasonably withheld or delayed);

(i) except for (i) transactions among the Company and its subsidiaries, (ii) as provided for in Section 6.01(i) of the Company Disclosure Schedule, and (iii) pursuant to contracts in force on the date of this Agreement and listed in Section 6.01(i) of the Company Disclosure Schedule, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any asset or any portion of its properties or assets with a sale price in excess of $50,000,000;

(j) except (a) as required by Law or the Treasury Regulations promulgated under the Code, or (b) as would not result in the incurrence of a material amount of additional taxes, or (c) as otherwise is in the ordinary course of business and in a manner consistent with past practice, (i) make any material change (or file any such change) in any method of Tax accounting or any annual Tax accounting period; (ii) make, change or rescind any material Tax election; (iii) participate in any settlement negotiations concerning United States federal income Taxes in respect of the 2003 or subsequent tax year without giving one representative designated by the Parents the opportunity to monitor such audit and providing monthly updates to the Parents in respect of any significant developments regarding such 2003 or subsequent tax years; (iv) settle or compromise any material Tax liability, audit claim or assessment; (v) surrender any right to claim for a material Tax refund; (vi) file any amended Tax Return involving a material amount of additional Taxes; (vii) enter into any closing agreement relating to material Taxes; or (viii) waive or extend the statute of limitations in respect of material Taxes other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business;

(k) grant, confer or award Convertible Securities or other rights to acquire any of its or its subsidiaries’ capital stock or take any action to cause to be exercisable any otherwise unexercisable option under any Company Option Plan (except as otherwise provided by the terms of any unexercisable options outstanding on the date hereof), except (i) as may be required under any bonus or incentive plans existing prior to the date hereof or entered into after the date hereof in accordance with this Section 6.01 and employment agreements executed prior to the date hereof or entered into after the date hereof in accordance with this Section 6.01; and (ii) for customary grants of Equity Securities and Convertible Securities made to employees at fair market value, as determined by the Board of Directors of the Company; provided that with respect to subsections (i) and (ii) hereof, the number of shares of Company Common Stock subject to such Equity Securities or Convertible Securities shall not exceed 0.25% of the outstanding shares of Company Common Stock as of the close of business on November 10, 2006;

(l) except as required pursuant to existing written agreements or existing Company Benefit Plans in effect as of the date hereof, or as permitted by this Section 6.01 or as disclosed in Section 6.01(l) of the Company Disclosure Schedule, or as otherwise required by Law, (i) increase the compensation or other benefits payable or to become payable to (x) current or former directors (including Lowry Mays, Mark Mays, and Randall Mays in their capacities as executive officers of the Company); (y) any other Senior Executives of the Company by an amount exceeding the amount set forth on Section 6.01(l) of the Company Disclosure Schedule, or (z) other employees except in the ordinary course of business consistent with past practices (ii) grant any severance or termination pay to, or enter into any severance agreement with any current or former director, executive officer or employee of the Company or any of its subsidiaries, except as are required in accordance with any Company Benefit Plan and in the case of employees other than the Senior Executives, other than in the ordinary course of business consistent with past practice, (iii) enter into any employment agreement with any director, executive officer or employee of the Company or any of its subsidiaries, except (A) employment agreements to the extent necessary to replace a departing executive officer or employee upon substantially similar terms, (B) employment agreements with on-air talent, (C) new employment agreements entered into in the ordinary course of business providing for compensation not in excess of $250,000 annually and with a term of no more than two (2) years, or (D) extension of employment agreements other than agreements with the Senior Executives in the ordinary course of business consistent with past practice (iv) adopt, approve, ratify, enter into or amend any collective bargaining agreement, side letter, memorandum of understanding or similar agreement with any labor union, except, in each case, as would not result in a material increase to the Company in the cost of maintaining such collective bargaining agreement, plan, trust, fund, policy or arrangement or (v) adopt, amend or terminate any Company Benefit Plan (except as otherwise specifically provided in this Section 6.01(l) or as required by applicable law), retention, change in control, profit sharing, or severance plan or contract for the benefit of any of their current or former directors, officers, or employees or any of their beneficiaries, except for any amendment to comply with Section 409(A) of the Code;

(m) make any capital expenditure or expenditures which is in excess of $50,000,000 individually or $100,000,000 in the aggregate, except for any such capital expenditures in aggregate amounts consistent with past practice or as required pursuant to new contracts entered into in the ordinary course of business;

(n) make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any person in excess of $25,000,000 in the aggregate for all such investments, loans or advances, other than an investment in, or loan or advance to a subsidiary; provided, however, that (other than travel and similar advances in the ordinary course of business) the Company shall not make any loans or advances to any Senior Executives;

(o) settle or compromise any material claim, suit, action, arbitration or other proceeding whether administrative, civil or criminal, in law or in equity, provided that the Company may settle or compromise any such claim that is not related to this Agreement or the transactions contemplated hereby that do not exceed $10,000,000 individually or $30,000,000, in the aggregate and do not impose any material restriction on the business or operations of the Company or its subsidiaries;

(p) except with respect to any Permitted Divestitures, without the Parents’ consent, which consent may not be unreasonably withheld, delayed or conditioned, enter into any LMA in respect of the programming of any radio or television broadcast station or contract for the acquisition or sale of any radio broadcast station, television broadcast station or daily newspaper (by merger, purchase or sale of stock or assets or otherwise) or of any equity or debt interest in any person that directly or indirectly has an attributable interest in any radio broadcast station, television broadcast station or daily newspaper; provided, that it shall be deemed reasonable for the Parents to withhold consent for any such LMA or acquisition that would be reasonably likely to delay, impede or prevent receipt of the FCC Consent;

(q) make any amendment or modification to, or give any consent or grant any waiver under, that certain Master Agreement, dated as of November 16, 2005, by and between the Company and Outdoor Holdings (the “Master Agreement”), to permit Outdoor Holdings to issue capital stock, option or other security, consolidate or merge with another person, declare or pay any dividend, sell or encumber any of its assets, amend, modify, cancel, forgive or assign any intercompany notes or amend, terminate or modify the Master Agreement or the Corporate Services Agreement between Clear Channel Management Services, L.P. and Outdoor Holdings, dated November 16, 2005;

(r) enter into any transaction, agreement, arrangement or understanding between (i) the Company or any of its subsidiaries, on the one hand, and (ii) any affiliate of the Company (other than its subsidiaries) on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K that involves more than $100,000, except for (a) in the ordinary course of business consistent with the practices disclosed in the SEC Documents; and (b) the grant of Equity Securities or Convertible Securities permitted by this Agreement under Company Option Plans and (c) compensatory payments as provided for in the Company’s bonus or incentive plans adopted by the Compensation Committee of the Board of Directors of the Company or the Board of Directors of the Company prior to the date hereof;

(s) adopt any takeover defenses or take any action to render any state takeover statutes inapplicable to any transaction other than the transactions contemplated by this Agreement; or

(t) authorize or enter into any written agreement or otherwise make any commitment to do any of the foregoing.

Section 6.02  FCC Matters.  During the period from the date of this Agreement to the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.01, the Company shall, and shall cause each of its Material Subsidiaries to: (i) use reasonable best efforts to comply with all material requirements of the FCC applicable to the operation of the Company Stations; (ii) promptly deliver to the Parents copies of any material reports or applications filed with the FCC; (iii) promptly notify the Parents of any inquiry, investigation or proceeding initiated by the FCC relating to the Company Stations which, if determined adversely to the Company, would be reasonably likely to have, in the aggregate, a Material Adverse Effect on the Company; and (iv) not make or revoke any election with the FCC if such election or revocation would have, in the aggregate, a Material Adverse Effect on the Company.

Section 6.03  Proxy Statement.

(a) Covenants of the Company with Respect to the Proxy Statement.   Within thirty (30) days following the date of this Agreement, subject to Section 6.07 hereof, the Company shall prepare and shall cause to be filed with the SEC a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) relating to the meeting of the Company’s shareholders to be held to consider the adoption and approval of this Agreement and the Merger. The Company shall include, except to the extent provided in Section 6.07, the text of this Agreement and the recommendation of the Board of Directors of the Company that the Company’s shareholders approve and adopt this Agreement. The Company shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect to the Proxy Statement. The Company shall promptly notify the Parents upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, shall consult with the Parents prior to responding to any such comments or request or filing any amendment or supplement to the Proxy Statement and shall provide the Parents with copies of all correspondence between the Company and its Representatives on the one hand and the SEC and its staff on the other hand. None of the information with respect to the Company or its subsidiaries to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

(b) Covenants of the Parents with Respect to the Proxy Statement.   None of the information with respect to the Parents, Mergerco or their respective subsidiaries specifically provided in writing by the Parents or any person authorized to act on their behalf for inclusion in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Cooperation.   The Company and the Parents shall cooperate and consult with each other in preparation of the Proxy Statement. Without limiting the generality of the foregoing, the Parents will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. Notwithstanding anything to the contrary stated above, prior to filing and mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other party an opportunity to review and comment on such document or response and shall discuss with the other party and include in such document or response, comments reasonably and promptly proposed by the other party.

(d) Mailing of Proxy Statement; Amendments.   Within five (5) days after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the holders of Company Common Stock as of the record date established for the Shareholders’ Meeting. If at any time prior to the Effective Time any event or circumstance relating to the Company, the Parents or Mergerco or any of the Company’s subsidiaries or the Parents’ or Mergerco’s subsidiaries, or their respective officers or directors, should be discovered by the Company or the Parents, respectively, which, pursuant to the Securities Act or Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, such party shall promptly inform the other. Each of the Parents and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading (determined in accordance with Rule 14a-9(a) of the Exchange Act). All documents that each of the Company and the Parents is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the NYSE.

Section 6.04  Shareholders’ Meeting . Unless this Agreement has been terminated pursuant to Section 8.01, the Company shall, promptly after the SEC indicates that it has no further comments on the Proxy Statement, establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders within forty-five (45) days of the mailing of such Proxy Statement, for the purpose of voting upon the adoption of this Agreement and approval of the Merger (the “Shareholders’ Meeting”), and the Company shall hold the Shareholders’ Meeting. The Company shall recommend to its shareholders the adoption of this Agreement and approval of the Merger in the Proxy Statement and at the Shareholders’ Meeting (the “Company Recommendation”); provided, however, that the Company shall not be obligated to recommend to its shareholders the adoption of this Agreement or approval of the Merger at its Shareholders’ Meeting to the extent that the Board of Directors of the Company makes a Change of Recommendation pursuant to the provisions of Section 6.07.   Unless the Company makes a Change of Recommendation, the Company will use commercially reasonable efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement and the Merger and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by the rules of the NYSE or the applicable Law to obtain such approvals. The Company shall keep the Parents updated with respect to proxy solicitation results as reasonably requested by the Parents.

Section 6.05  Appropriate Action; Consents; Filings.

(a) Subject to the terms of this Agreement, the parties hereto will use their respective reasonable best efforts to consummate and make effective the transactions contemplated hereby and to cause the conditions to the Merger set forth in Article VII to be satisfied, including (i) in the case of the Parents, the obtaining of all necessary approvals under any applicable communication Laws required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, including any obligations of the Parents in accordance with Section 6.05(b); (ii) the obtaining of all necessary actions or non-actions, consents and approvals from Governmental Authorities or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement and the making of all necessary registrations and filings (including filings with Governmental Authorities if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid an action or proceeding by, any Governmental Authority or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement; (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions performed or consummated by such party in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed; and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to fully carry out the purposes of this Agreement. Each of the parties hereto shall promptly (in no event later than fifteen (15) business days following the date that this Agreement is executed) make its respective filings, and thereafter make any other required submissions under the HSR Act and any applicable non-U.S. competition or antitrust Laws with respect to the transactions contemplated hereby. The Parents and the Company shall cooperate to prepare such applications as may be necessary for submission to the FCC in order to obtain the FCC Consent (the “FCC Applications”) and shall promptly (in no event later than thirty (30) business days following the date that this Agreement is executed) file such FCC Applications with the FCC. Said FCC Applications shall specify that Mergerco, or any person having an attributable ownership interest in Mergerco as defined for purposes of applying the FCC Media Ownership Rules (“Attributable Investor”), shall render non-attributable all interests in any assets or businesses which would conflict with the FCC Media Ownership Rules (including, without limitation, the equity debt plus rules) if such interests were held by Mergerco or any Attributable Investor following the Effective Time, including, without limitation, any such interest that Mergerco or any Attributable Investor is or may become obligated to acquire (the “Attributable Interest”). The Parents shall, and the Parents shall cause each Attributable Investor to, (i) render non-attributable under the FCC Media Ownership Rules each Attributable Interest, and (ii) not acquire or enter into any agreement to acquire any Attributable Interest, and not permit to exist any interest that conflicts with the FCC’s alien ownership rules. The action required by clause (i) above shall be completed not later than the Effective Time. The parties shall diligently take, or cooperate in the taking of, all necessary, desirable and proper actions, and provide any additional information, reasonably required or requested by the FCC. Each of the Parents and the Company will keep the other informed of any material communications (including any meeting, conference or telephonic call) and will provide the other copies of all correspondence between it (or its advisors) and the FCC and each of the Parents and the Company will permit the other to review any material communication relating to the FCC Applications to be given by it to the FCC. Each of the Parents and the Company shall notify the other in the event it becomes aware of any other facts, actions, communications or occurrences that might directly or indirectly affect the Parents’ or the Company’s intent or ability to effect prompt FCC approval of the FCC Applications. The Parents and the Company shall oppose any petitions to deny or other objections filed with respect to the FCC Applications and any requests for reconsideration or judicial review of the FCC Consent. Each of the Parents and the Company agrees not to, and shall not permit any of their respective subsidiaries to, take any action that would reasonably be expected to materially delay, materially impede or prevent receipt of the FCC Consent. The fees required by the FCC for the filing of the FCC Applications shall be borne one-half by the Parents (on behalf of Mergerco) and one-half by the Company

(b) The Parents agree to take promptly any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents under any antitrust, competition or communications or broadcast Law (including the FCC Media Ownership Rules) that may be required by any U.S. federal, state or local or any applicable non-U.S. antitrust or competition Governmental Authority, or by the FCC or similar Governmental Authority, in each case with competent jurisdiction, so as to enable the parties to close the transactions contemplated by this Agreement as promptly as practicable, including committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, the Divestiture of such assets or businesses as are required to be divested in order to obtain the FCC Consent, or to avoid the entry of, or to effect the dissolution of or vacate or lift, any Order, that would otherwise have the effect of preventing or materially delaying the consummation of the Merger and the other transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Section 6.05, if the FTC or the Antitrust Division of the United States Department of Justice has not granted the necessary approvals under the HSR Act of the date that is nine (9) months following the date hereof, then, if the respective antitrust counsel to the Company and the Parents, in consultation with each other and in the exercise of their professional judgment, jointly determine that a Divestiture (as defined below) is required to obtain the necessary approvals under the HSR Act, they shall provide written notice of such determination to the Parents and the Company (the “Divestiture Notice”). Upon receipt of the Divestiture Notice, the Parents shall promptly, and in any event within twelve (12) months, implement or cause to be implemented a Divestiture. For purposes of this Agreement, a “Divestiture” of any asset or business shall mean (i) any sale, transfer, separate holding, divestiture or other disposition, or any prohibition of, or any limitation on, the acquisition, ownership, operation, effective control or exercise of full rights of ownership, of such asset; or (ii) the termination or amendment of any existing or contemplated Mergerco’s or Company’s governance structure or contemplated Mergerco’s or Company’s contractual or governance rights. Further, and for the avoidance of doubt, the Parents will take any and all actions necessary in order to ensure that (x) no requirement for any non-action, consent or approval of the FTC, the Antitrust Division of the United States Department of Justice, any authority enforcing applicable antitrust, competition, communications Laws, any State Attorney General or other governmental authority, (y) no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding, and (z) no other matter relating to any antitrust or competition Law or any communications Law, would preclude consummation of the Merger by the Termination Date.

(c) Each of the Parents and the Company shall give (or shall cause its respective subsidiaries to give) any notices to third parties, and the Parents and the Company shall use, and cause each of its subsidiaries to use, its reasonable best efforts to obtain any third party consents not covered by paragraphs (a) and (b) above, necessary, proper or advisable to consummate the Merger. Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including immediately informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement.

(d) In order to avoid disruption or delay in the processing of the FCC Applications, the Parents and the Company agree, as part of the FCC Applications, to request that the FCC apply its policy permitting license assignments and transfers in transactions involving multiple markets to proceed, notwithstanding the pendency of one or more license renewal applications. The Parents and the Company agree to make such representations and undertakings as necessary or appropriate to invoke such policy, including undertakings to assume the position of applicant with respect to any pending license renewal applications, and to assume the risks relating to such applications. The Parents and the Company acknowledge that license renewal applications (each, a “Renewal Application”) may be pending before the FCC with respect to the Company Stations (each, a “Renewal Station”). To the extent reasonably necessary to expedite grant of a Renewal Application, and thereby facilitate grant of the FCC Applications, the Parents and the Company shall enter into tolling agreements with the FCC with respect to the relevant Renewal Application as necessary or appropriate to extend the statute of limitations for the FCC to determine or impose a forfeiture penalty against such Renewal Station in connection with any pending complaints, investigations, letters of inquiry, or other proceedings, including, but not limited to, complaints that such Renewal Station aired programming that contained obscene, indecent or profane material (a “Tolling Agreement”). The Parents and the Company shall consult in good faith with each other prior to entering into any such Tolling Agreement. Section 6.05(d) of the Company Disclosure Schedule sets forth all main radio and television stations owned by the Company with Renewal Applications pending as of the date of this Agreement.

Section 6.06  Access to Information; Confidentiality.

(a) From the date hereof to the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.01, except as otherwise prohibited by applicable Law or the terms of any contract entered into prior to the date hereof or as would reasonably be expected to violate or result in a loss or impairment of any attorney-client or work product privilege (it being understood that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that does not result in such violation, loss or impairment), the Company shall and shall cause each of its subsidiaries to (i) provide to the Parents (and their respective officers, directors, employees, accountants, consultants, legal counsel, permitted financing sources, agents and other representatives (collectively, the “Representatives”)) reasonable access during normal business hours to the Company’s and Material Subsidiaries’ officers, employees, offices and other facilities, properties, books, contracts and records and other information as the Parents may reasonably request regarding the business, assets, liabilities, employees and other aspects of the Company and its subsidiaries; (ii) permit the Parents to make copies and inspections thereof as the Parents may reasonably request; and (iii) furnish promptly to the Parents such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and its subsidiaries as the Parents or their respective Representatives may reasonably request. In addition, during such period, the Company shall provide the Parents and their respective Representatives copies of the unaudited monthly consolidated balance sheet of the Company for the month then ended and related statements of earnings, and cash flows in the form and promptly following such time as they are provided or made available to the Senior Executives.

(b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreements.

Section 6.07  No Solicitation of Competing Proposal.

(a) Notwithstanding any other provision of this Agreement to the contrary, commencing on the date of this Agreement and continuing until 11:59 p.m., Eastern Standard Time, on December 7, 2006 (the “No-Shop Period Start Date”), the Company and its subsidiaries and their respective Representatives shall have the right to directly or indirectly (i) initiate, solicit and encourage Competing Proposals from third parties, including by way of providing access to non-public information to such third parties in connection therewith; provided, that the Company shall enter into confidentiality agreements with any such third parties and shall promptly provide to the Parents any material non-public information concerning the Company or its subsidiaries that is provided to any such third party which has not been previously provided to the Parents; and (ii) participate in discussions or negotiations regarding, and take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, a Competing Proposal. On the No-Shop Period Start Date, the Company shall advise the Parents orally and in writing of the number and identities of the parties making a bona fide written Competing Proposal that the Board of Directors of the Company or any committee thereof believes in good faith after consultation with the Company’s outside legal and financial advisor of nationally recognized reputation, that such Competing Proposal constitutes or could reasonably be expected to lead to a Superior Proposal (any such proposal, an “Excluded Competing Proposal”) and provide to the Parents (within two (2) calendar days) written notice which notice shall specify the material terms and conditions of any such Excluded Competing Proposal (including the identity of the party making such Excluded Competing Proposal).

(b) Except as may relate to any person from whom the Company has received, after the date hereof and prior to the No-Shop Period Start Date, an Excluded Competing Proposal, commencing on the No-Shop-Period Start Date (and with respect to any persons from whom the Company has received, after the date hereof and prior to the No-Shop Period Start Date, an Excluded Competing Proposal commencing on January 5, 2007) the Company shall, and the Company shall cause its subsidiaries and Representatives (including financial advisors) to, (i) immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any persons conducted heretofore by the Company, its subsidiaries or any Representatives with respect to any actual or potential Competing Proposal, and (ii) with respect to parties with whom discussions or negotiations have been terminated on, prior to or subsequent to the date hereof, the Company shall use its reasonable best efforts to obtain the return or the destruction of, in accordance with the terms of the applicable confidentiality agreement, and confidential information previously furnished by the Company, its subsidiaries or its Representatives. From and after the No-Shop Period Start Date until and with respect to any Excluded Competing Proposal from and after January 5, 2007) the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.01, and except as otherwise specifically provided for in this Section 6.07, the Company agrees that neither it nor any subsidiary shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly: (i) initiate, solicit, or knowingly facilitate or encourage the submission of any inquiries proposals or offers with respect to a Competing Proposal (including by way of furnishing information); (ii) participate in any negotiations regarding, or furnish to any person any information in connection with, any Competing Proposal; (iii) engage in discussions with any person with respect to any Competing Proposal; (iv) approve or recommend any Competing Proposal; (v) enter into any letter of intent or similar document or any agreement or commitment providing for any Competing Proposal; or (vi) otherwise cooperate with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person (other than the Parents or their representatives) with respect to, or which would reasonably be expected to result in, a Competing Proposal; or (vii) exempt any person from the restrictions contained in any state takeover or similar laws or otherwise cause such restrictions not to apply to any person or to any Competing Proposal.

(c) Notwithstanding the limitations set forth in Section 6.07(b), from the date hereof and prior to the receipt of Requisite Shareholder Approval, if the Company receives any written Competing Proposal which the Board of Directors of the Company believes in good faith to be bona fide and did not result from a breach of Section 6.07(b), (i) which the Board of Directors of the Company determines, after consultation with outside counsel and financial advisors, constitutes a Superior Proposal; or (ii) which the Board of Directors of the Company determines in good faith after consultation with the Company’s outside legal and financial advisors could reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Superior Proposal, the Company may, subject to compliance with Section 6.07(h), take the following actions: (x) furnish information to the third party making such Competing Proposal, provided the Company receives from the third party an executed confidentiality agreement (the terms of which are substantially similar to, and no less favorable to the Company, in the aggregate, than those contained in the Confidentiality Agreements) and (y) engage in discussions or negotiations with the third party with respect to the Competing Proposal; provided, however, that the Company shall promptly provide the Parents any non-public information concerning the Company or any of its subsidiaries that is provided to the third party making such Competing Proposal or its Representatives which was not previously provided to the Parents.

(d) Neither the Board of Directors of the Company nor any committee thereof shall (i) change, qualify, withdraw or modify in any manner adverse to the Parents or Mergerco, or publicly propose to change, qualify, withdraw or modify in a manner adverse to the Parents or Mergerco, the Company Recommendation or the approval or declaration of advisability by such Board of Directors of the Company, or any Committee thereof, of this Agreement and the transactions contemplated hereby, including the Merger or (ii) take any other action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or otherwise take any action inconsistent with the Company Recommendation (a “Change of Recommendation”).

(e) Notwithstanding anything in this Agreement to the contrary, if, at any time prior to obtaining the Requisite Shareholder Approval, the Company receives a Competing Proposal which the Board of Directors of the Company concludes in good faith, after consulting with outside counsel and financial advisors, constitutes a Superior Proposal, the Board of Directors of the Company may (x) effect a Change of Recommendation and/or (y) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal if the Board of Directors of the Company determines in good faith, after consultation with outside counsel and its financial advisor, that failure to take such action could reasonably be expected to violate its fiduciary duties under applicable Law; provided, however that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless concurrently with such termination the Company pays the Company Termination Fee payable pursuant to Section 8.02(a); and provided, further, that the Board of Directors of the Company may not effect a Change of Recommendation pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) in response to a Superior Proposal unless (i) the Company shall have provided prior written notice to the Parents, at least five (5) business days in advance (the “Notice Period”), of its intention to effect a Change of Recommendation in response to such Superior Proposal or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal) and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents and (ii) the Board of Directors of the Company shall have determined in good faith, after consultation with outside counsel, that the failure to make a Change of Recommendation in connection with the Superior Proposal could be reasonably likely to violate the Company’s Board of Directors’ fiduciary duties under applicable Law, and (iii) the Company shall have promptly notified the Parents in writing of the determinations described in clause (ii) above, and (iv) following the expiration of the Notice Period, and taking into account any revised proposal made by the Parents since commencement of the Notice Period, the Board of Directors of the Company has determined in good faith, after consultation with outside legal counsel, that such Superior Proposal remains a Superior Proposal; provided, however, that during such Notice Period the Company shall in good faith negotiate with the Parents, to the extent the Parents wish to negotiate, to enable the Parents to make such proposed changes to the terms of this Agreement, provided, further, that in the event of any material change to the material terms of such Superior Proposal, the Board of Directors of the Company shall, in each case deliver to the Parents an additional notice, and the Notice Period shall recommence; (v) the Company is in compliance, in all material respects, with Section 6.07, and (vi) with respect to a termination of this Agreement pursuant to the foregoing clause (y), the Company concurrently pays the Company Termination Fee pursuant to Section 8.02(a).

(f) The Company promptly (and in any event within two (2) calendar days) shall advise the Parents orally and in writing of any Competing Proposal or any inquiry, proposal or offer, request for information or request for discussions or negotiations with respect to or that would reasonably be expected to lead to any Competing Proposal, the identity of the person making any such Competing Proposal, or inquiry, proposal, offer or request and shall provide the Parents with a copy (if in writing) and summary of the material terms of any such Competing Proposal or such inquiry, proposal or request. The Company shall keep the Parents informed of the status (including any change to the terms thereof) of any such Competing Proposal or inquiry, proposal or request. The Company agrees that it shall not and shall cause the Company’s subsidiaries not to enter into any confidentiality agreement or other agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing such information to the Parents. The Company agrees that neither it nor any of its subsidiaries shall terminate, waive, amend or modify any provision or any existing standstill or confidentiality agreement to which it or any of its subsidiaries is a party and that it and its subsidiaries shall enforce the provisions of any such agreement, unless failure by the Board of Directors of the Company to take such action could reasonably be expected to violate its fiduciary duties under applicable Law.

(g) Nothing contained in this Agreement shall prohibit the Company or the Board of Directors of the Company from (i) disclosing to the Company’s shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; or (ii) making any disclosure to its shareholders if the Board of Directors of the Company has reasonably determined in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with any applicable state or federal securities Law; provided any such disclosure

(other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change of Recommendation unless the Board of Directors of the Company publicly reaffirms at least two (2) business days after a request by the Parents to do so its recommendation in favor of the adoption of this Agreement.

(h) As used in this Agreement, “Competing Proposal” shall mean any proposal or offer (including any proposal from or to the Company’s shareholders from any person or “group” (as defined in Section 13(d) of the Exchange Act) other than the Parents, Mergerco and their respective subsidiaries relating to: (i) any direct or indirect acquisition or purchase, in any single transaction or series of related transactions, by any such person or group acting in concert, of 15% or more of the fair market value of the assets, issued and outstanding Company Common Stock or other ownership interests of the Company and its consolidated subsidiaries, taken as a whole, or to which 15% or more of the Company’s and its subsidiaries net revenues or earnings on a consolidated basis are attributable; (ii) any tender offer or exchange offer (including through the filing with the SEC of a Schedule TO), as defined pursuant to the Exchange Act, that if consummated, would result in any person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 15% or more of the Company Common Stock; or (iii) any merger, consolidation, business combination, recapitalization, issuance of or amendment to the terms of outstanding stock or other securities, liquidation, dissolution or other similar transaction involving the Company as a result of which any person or group acting in concert would acquire assets, securities or businesses described in clause (i) above.

(i) As used in this agreement, “Superior Proposal” shall mean any bona fide written offer or proposal made by a third party (including any shareholder of the Company) to acquire (when combined with such party’s ownership of securities of the Company held immediately prior to such offer or proposal) greater than 50% of the issued and outstanding Company Common Stock or all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, an issuance of securities by the Company, a sale of all or substantially all the Company’s assets or otherwise, on terms which are not subject to a financing contingency and which the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial and legal advisors and consideration of all terms and conditions of such offer or proposal (including the conditionality and the timing and likelihood of consummation of such proposal), is on terms that are more favorable to the holders of the Company Common Stock from a financial point of view than the terms set forth in this Agreement or the terms of any other proposal made by the Parents after the Parents’ receipt of a notification of such Superior Proposal, taking into account at the time of determination, among any other factors, any changes to the terms of this Agreement that as of that time had been proposed by the Parents in writing and the conditionality and likelihood of consummation of the Superior Proposal.

Section 6.08  Directors’ and Officers’ Indemnification and Insurance.

(a) Mergerco agrees that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors or officers, as the case may be, of the Company or its subsidiaries as provided in their respective Articles of Incorporation or Bylaws (or comparable organization documents) or in any agreement shall survive the Merger and shall continue in full force and effect. From and after the Effective Time, Mergerco and the Surviving Corporation shall (and Mergerco shall cause the Surviving Corporation to) indemnify, defend and hold harmless, and advance expenses to Indemnitees with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent required by: (i) the Articles of Incorporation or Bylaws (or equivalent organizational documents) of the Company or any of its subsidiaries or affiliates as in effect on the date of this Agreement; and (ii) any indemnification agreements of the Company or its subsidiaries or other applicable contract as in effect on the date of this Agreement.

(b) Without limiting the provisions of Section 6.08(a), during the period ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation will: (i) indemnify and hold harmless each Indemnitee against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Indemnitee’s capacity as a director or officer of the Company or of any other entity if such service was at the request or for the benefit of the Company or any of its subsidiaries; or (B) the Merger, the Merger Agreement and any transactions contemplated hereby; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 6.08(b) or elsewhere in this Agreement, neither Mergerco nor the Surviving Corporation shall (and Mergerco shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Section 6.08(b) unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnitees from all liability arising out of such claim, action, suit, proceeding or investigation. The Surviving Corporation shall be entitled, but not obligated to, participate in the defense and settlement of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement agreed to or effected without the Surviving Corporation’s written consent (which consent shall not be unreasonably withheld or delayed) upon reasonable prior notice and an opportunity to participate in the discussions concerning such settlement; and provided, further, that the Surviving Corporation shall not be obligated pursuant to this Section 6.08(b) to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnitees of the Surviving Corporation) for all Indemnitees of the Surviving Corporation in any jurisdiction with respect to any single action except to the extent that two or more of such Indemnitees of the Surviving Corporation shall have an actual material conflict of interest in such action.

(c) At the Company’s election in consultation with the Parents, (i) the Company shall obtain prior to the Effective Time “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope no less favorable than the existing policy of the Company for claims arising from facts or events that occurred on or prior to the Effective Time at a cost that does not exceed 300% of the annual premium currently paid by the Company for D&O Insurance (as defined below); or (ii) if the Company shall not have obtained such tail policy, the Parents will provide, or cause the Surviving Corporation to provide, for a period of not less than six (6) years after the Effective Time, the Indemnitees who are insured under the Company’s directors’ and officers’ insurance and indemnification policy with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable, taken as a whole, than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage, provided, however, that the Parents and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the annual premium currently paid by the Company for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Parents or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) The Indemnitees to whom this Section 6.08 applies shall be third party beneficiaries of this Section 6.08.   The provisions of this Section 6.08 are intended to be for the benefit of each Indemnitee, his or her successors, heirs or representatives.

(e) Notwithstanding anything contained in Section 9.01 or Section 9.06 hereof to the contrary, this Section 6.08 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Mergerco, the Surviving Corporation and its subsidiaries, and shall be enforceable by the Indemnitees and their successors, heirs or representatives. In the event that the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 6.08.

Section 6.09  Notification of Certain Matters.  The Company shall give prompt notice to the Parents, and the Parents shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the this Agreement, the Merger or the transactions contemplated hereby, or from any person alleging that the consent of such person is or may be required in connection with the Merger or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Mergerco; and (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to this Agreement, the Merger or the transactions contemplated hereby.

Section 6.10  Public Announcements.  Except with respect to any action taken pursuant to, and in accordance with, Section 6.07 or Article VIII, so long as this Agreement is in effect, the Parents and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transaction contemplated hereby, and shall not issue any such press release or make any such public statement without the prior consent of the other (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or any listing agreement with the NYSE to which the Company is a party.

Section 6.11  Employee Matters.

(a) During the one (1) year period commencing at the Effective Time, the Parents shall provide or shall cause the Surviving Corporation to provide to employees of the Company and any of its subsidiaries other than those Senior Executives who have existing employment agreements or other employees that enter into new employment arrangements with the Parents or the Surviving Corporation in connection with the consummation of the Merger (“Company Employees”) the same base salary or wages, as applicable, and bonus and employee benefits that are in the aggregate, no less favorable than the base salary or wages, as applicable, any bonus opportunities and employee benefits (excluding stock purchase plans and other equity based plans) being provided to Company Employees immediately prior to the Effective Time under the Company Benefit Plans.

(b) Without limiting Section 6.11(a) hereof, during the one (1) year period commencing at the Effective Time, the Parents shall provide or shall cause the Surviving Corporation to provide to each Company Employee who experiences a termination of employment, severance benefits that are no less than the severance benefits, if any, to which such Company Employee would be entitled under the severance policy set forth on Section 6.11(b) of the Company Disclosure Schedule. During the period specified above, severance benefits to Company Employees shall be determined without taking into account any reduction after the Effective Time in the base salary or hourly wage rate paid to Company Employees and used to determine severance benefits.

(c) For purposes of eligibility and vesting under the Employee Benefit Plans of the Parents, the Company, the Company subsidiaries and their respective affiliates providing benefits to any Company Employees after the Closing (the “New Plans”), and for purposes of accrual of vacation and other paid time off and severance benefits under New Plans, each Company Employee shall be credited with his or her years of service with the Company, the Company subsidiaries and their respective affiliates (and any additional service with any predecessor employer) before the Closing, to the same extent as such Company Employee was entitled, before the Closing, to credit for such service under any similar Company Benefit Plan, provided, however, that no such crediting shall result in the duplication of benefits under any Company Benefit Plan. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately before the replacement; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, the Parents shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents to the same extent as under the applicable Company Benefit Plan, and the Parents shall use commercially reasonable efforts to cause any eligible expenses incurred by such employee and his or her covered dependents under an Company Benefit Plan during the portion of the plan year of the New Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d) Following the Effective Time, the Parents shall cause the Surviving Corporation and its subsidiaries to honor all collective bargaining agreements by which the Company or any of its subsidiaries is bound in accordance with their terms.

(e) Nothing herein expressed or implied shall (i) confer upon any of the Company Employees any rights or remedies (including, without limitation, any right to employment or continued employment for any specified period) of any nature or kind whatsoever under or by reason of the Agreement or (ii) subject to the provisions of Section 6.11(a) above, obligate the Parents, the Surviving Corporation or any of their respective subsidiaries to maintain any particular Company Benefit Plan or grant or issue any equity-based awards or limit the ability of the Parents to amend or terminate any of such Company Benefit Plans to the extent permitted thereunder in accordance with their terms. None of the provisions of this Agreement are intended to constitute an amendment to any Company Benefit Plan and no Company Employee shall have the right to enforce or compel the enforcement of any provisions of this Section 6.11 or this Agreement.

Section 6.12  Conduct of Business by the Parents Pending the Merger.  The Parents covenant and agree with the Company that between the date hereof and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.01, the Parents, except as may be consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) shall not amend or otherwise change any of the Mergerco Organizational Documents that would be likely to prevent or materially delay the consummation of the transactions contemplated hereby;

(b) shall not acquire or make any investment in any corporation, partnership, limited liability company, other business organization or any division thereof that holds, or has an attributable interest in, any license, authorization, permit or approval issued by the FCC if such acquisition or investment would delay, impede or prevent receipt of the FCC Consent; and

(c) take any action that would be reasonably likely to cause a material delay in the satisfaction of the conditions contained in Section 7.01 or Section 7.03 or the consummation of the Merger.

Section 6.13  Financing.

(a) The Parents shall use their reasonable best efforts to (i) arrange and obtain the Financing on the terms and conditions described in the Financing Commitments, which agreements shall be in effect as promptly as practicable after the date hereof, but in no event later than the Closing, (ii) negotiate and finalize definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitments, (iii) satisfy on a timely basis all conditions applicable to the Parents or Mergerco in such definitive agreements that are within their control, (iv) consummate the Financing no later than the Closing, and (v) enforce their rights under the Financing Commitments. In the event that any portion of the Financing becomes unavailable in the manner or from the sources contemplated in the Financing Commitments, (A) the Parents shall promptly notify the Company, and (B) the Parents shall use their reasonable best efforts to obtain alternative financing from alternative sources, on terms, taken as whole, that are no more adverse to the Company, as promptly as practicable following the occurrence of such event but in no event later than the last day of the Marketing Period, including entering into definitive agreements with respect thereto (such definitive agreements entered into pursuant to this Section 6.13(a) being referred to as the “Financing Agreements”). For the avoidance of doubt, in the event that (x) all or any portion of the Debt Financing, structured as a high yield financing, has not been consummated; and (y) all conditions set forth in Article VII hereof have been satisfied or waived (other than conditions set forth in Section 7.02(c) and Section 7.03(d)) and (z) the bridge facilities contemplated by the Financing Commitments are available on terms and conditions described in the Financing Commitments, then the Parents shall agree to use the bridge facility contemplated by the Debt Commitment Letters, if necessary, to replace such high yield financing no later than the last date of the Marketing Period. In furtherance of the provisions of this Section 6.13(a), one or more Debt Commitment Letters may be amended, restated, supplemented or otherwise modified or superseded to add one or more lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Commitment Letters as of the date hereof, to increase the amount of indebtedness or otherwise replace one or more facilities with one or more new facilities or modify one or more facilities to replace or otherwise modify the Debt Commitment Letters, or otherwise in manner not less beneficial in the aggregate to Mergerco and the Parents (as determined in the reasonable judgment of the Parents) (the “New Debt Financing Commitments”), provided that the New Debt Financing Commitments shall not (i) adversely amend the conditions to the Debt Financing set forth in the Debt Commitment Letters, in any material respect, (ii) reasonably be expected to delay or prevent the Closing; or (iii) reduce the aggregate amount of available Debt Financing (unless, in the case of this clause (iii), replaced with an amount of new equity financing on terms no less favorable in any material respect to Mergerco than the terms set forth in the Equity Commitment Letters or one or more new debt facilities pursuant to the new debt facilities pursuant to the New Debt Financing Commitments.) Upon and from and after each such event, the term “Debt Financing” as used herein shall be deemed to mean the Debt Financing contemplated by the Debt Commitment Letters that are not so superseded at the time in question and the New Debt Financing Commitments to the extent then in effect. For purposes of this Agreement, “Marketing Period” shall mean the first period of twenty-five (25) consecutive business days throughout which (A) the Parents shall have the Required Financial Information that the Company is required to provide the Parents pursuant to Section 6.13(b), and (B) the conditions set forth in Section 7.01 or Section 7.02 (other than Section 7.02(c)) shall be satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.02 (other than Section 7.02(c)) to fail to be satisfied assuming the Closing were to be scheduled for any time during such twenty-five (25) consecutive business day period; provided, however, that if the Marketing Period has not ended on or prior to August 17, 2007, the Marketing Period shall commence no earlier than September 4, 2007 or if the Marketing Period has not ended on or prior to December 14, 2007, the Marketing Period shall commence no earlier than January 7, 2008. The Parents shall (x) furnish complete and correct and executed copies of the Financing Agreements promptly upon their execution, (y) give the Company prompt notice of any material breach by any party of any of the Financing Commitments, any New Debt Financing Commitment or the Financing Arrangements of which the Parents become aware or any termination thereof, and (z) otherwise keep the Company reasonably informed of the status of the Parents’ efforts to arrange the Financing (or any replacement thereof).

(b) The Company shall, and shall cause its subsidiaries, and their respective officers, employees, consultants and advisors, including legal and accounting of the Company and its subsidiaries at the Parents’ sole expense, to cooperate in connection with the arrangement of the Financing as may be reasonably requested in advance written notice to the Company provided by the Parents (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its subsidiaries or otherwise impair, in any material respect, the ability of any officer or executive of the Company or Outdoor Holdings to carry out their duties to the Company and to Outdoor Holdings, respectively). Such cooperation by the Company shall include, at the reasonable request of the Parents, (i) agreeing to enter into such agreements, and to execute and deliver such officer’s certificates (which in the good faith determination of the person executing the same shall be accurate), including certificates of the chief financial officer of the Company or any subsidiary with respect to solvency matters and as are customary in financings of such type, and agreeing to pledge, grant security interests in, and otherwise grant liens on, the Company’s assets pursuant to such agreements, provided that no obligation of the Company under any such agreement, pledge or grant shall be effective until the Effective Time; (ii) (x) preparing business projections, financial statements, pro forma statements and other financial data and pertinent information of the type required by Regulation S-X and Regulation S-K under the Securities Act and of the type and form customarily included in private placements resold under Rule 144A of the Securities Act to consummate the offerings of debt securities contemplated by the Financing Commitments, all as may be reasonably requested by the Parents and (y) delivery of audited consolidated financial statements of the Company and its consolidated subsidiaries for the fiscal year ended December 31, 2006 and December 31, 2007, as appropriate (together with the materials in clause (x), the “Required Financial Information”), which Required Financial Information shall be Compliant; (iii) making the Company’s Representatives available to assist in the Financing, including participation in a reasonable number of meetings, presentations (including management presentations), road shows, drafting sessions, due diligence sessions and sessions with rating agencies, including one or more meetings with prospective lenders, and assistance with the preparation of materials for rating agency presentations, offering documents and similar documents required in connection with the Financing; (iv) reasonably cooperating with the marketing efforts of the Debt Financing; (v) ensuring that any syndication efforts benefit from the existing lending and investment banking relationships of the Company and its subsidiaries (vi) using reasonable best efforts to obtain customary accountants’ comfort letters, consents, legal opinions, survey and title insurance as requested by the Parents along with such assistance and cooperation from such independent accountants and other professional advisors as reasonably requested by the Parents; (vii) taking all actions reasonably necessary to permit the prospective lenders involved in the Debt Financing to (A) evaluate the Company’s current assets ,cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing; provided that no right of any lender, nor obligation of the Company or any of its subsidiaries, thereunder shall be effective until the Effective Time; and (viii) otherwise reasonably cooperating in connection with the consummation of the Financing and the syndication and marketing thereof, including obtaining any rating agencies’ confirmations or approvals for the Financing. The Company hereby consents to the use of its and its subsidiaries’ logos in connection with the Financing. Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability or obligation in connection with the Financing (or any replacements thereof) prior to the Effective Time. The Parents shall, promptly upon request by the Company following the valid termination of this Agreement (other than in accordance with Section 8.01(i), reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its subsidiaries in connection with such cooperation. The Parents shall indemnify and hold harmless the Company and its subsidiaries for and against any and all losses suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than information provided by the Company or its subsidiaries). As used in this Section 6.13(b), “Compliant” means, with respect to any Required Financial Information, that such Required Financial Information does not contain any untrue statement of a material fact or omit to state any material fact regarding the Company and it subsidiaries necessary in order to make such Required Financial Information not misleading and is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulation S-K and Regulation S-X and a registration statement on Form S-1 (or any applicable successor form) under the Securities Act, in each case assuming such Required Financial Information is intended to be the information to be used in connection with the Debt Financing contemplated by the Debt Commitment Letters.

Section 6.14  Actions with Respect to Existing Debt.

(a) As soon as reasonably practicable after the receipt of any written request by the Parents to do so, the Company shall commence, and shall cause the issuer under the Subsidiary Indenture (the “Subsidiary Issuer”) to commence, offers to purchase with respect to all of the outstanding aggregate principal amount of those series of the debt securities issued under the applicable indenture listed on Section 6.14 of the Mergerco Disclosure Schedule (the “Short-Dated Notes” ), on such terms and conditions, including pricing terms, that are proposed, from time to time, by the Parents (each a “Debt Tender Offer” and collectively, the “Debt Tender Offers” ) and the Parents shall assist the Company in connection therewith. As part of any Debt Tender Offer, the Company shall, and shall cause the Subsidiary Issuer to, solicit the consent of the holders of each series of the Short-Dated Notes to amend, eliminate or waive certain sections (as specified by the Parents) of the applicable Indenture. The Debt Tender Offer shall be made pursuant to an Offer to Purchase and Consent Solicitation Statement prepared by the Company in connection with the Debt Tender Offer in form and substance reasonably satisfactory to the Parents and the Company. Notwithstanding the foregoing, the closing of the Debt Tender Offers (and to make any payments for the Note Consents) shall be conditioned on the occurrence of the Closing, and the parties shall use their reasonable best efforts to cause the Debt Tender Offers to close on the Closing Date. The Company shall provide, and shall cause its subsidiaries to, and shall cause the Subsidiary Issuer and its subsidiaries to provide, and shall use its reasonable best efforts to cause their respective Representatives to, provide all cooperation requested by the Parents in connection with the Debt Tender Offers.

(b) Upon the request of the Parents pursuant to this Section 6.14, the Company shall prepare, as promptly as practicable, the offer to purchase, together with any required related letters of transmittal and similar ancillary agreements (such documents, together with all supplements and amendments thereto, being referred to herein collectively as the “Debt Tender Offer Documents”), relating to the Debt Tender Offer and shall use its reasonable best efforts to cause to be disseminated to the record holders of the Short-Dated Notes, and to the extent known by the Company, the beneficial owners of the Short-Dated Notes, the Debt Tender Offer Documents; provided, however, that prior to the dissemination thereof, the Company shall provide copies thereof to the Parents not less than ten (10) business days in advance of any such dissemination (or such shorter period of time as is reasonably practicable in light of when the Parents request that the Company commence the Debt Tender Offer) and shall consult with the Parents with respect to the Debt Tender Offer Documents and shall include in such Debt Tender Offer Documents all comments reasonably proposed by the Parents and reasonably acceptable to the Company. If at any time prior to the acceptance of Short-Dated Notes pursuant to the Debt Tender Offer any event should occur that is required by applicable Law to be set forth in an amendment of, or a supplement to, the Debt Tender Offer Documents, the Company shall use reasonable best efforts to prepare and disseminate such amendment or supplement; provided, however, that prior to such dissemination, the Company shall provide copies thereof to the Parents not less than two (2) business days (or such shorter period of time as is reasonably necessary in light of the circumstances) in advance of any such dissemination and shall consult with the Parents with respect to such amendment or supplement and shall include in such amendment or supplement all comments reasonably proposed by the Parents. The Company shall comply with the requirements of Rule 14e-1 promulgated under the Exchange Act, the Trust Indenture Act of 1939, as amended (the “TIA”), and any other applicable Law in connection with the Debt Tender Offer. Promptly following the expiration of the consent solicitation, assuming the requisite consent from the holders of the Short-Dated Notes (including from persons holding proxies from such holders) have been received, the Company shall and shall cause the Subsidiary Issuer to, cause appropriate supplemental indentures (the “Supplemental Indentures”) to become effective providing for the amendments of the applicable Indenture contemplated in the Debt Tender Offer Documents; provided, however, that notwithstanding the fact that the Supplemental Indenture may become effective earlier, the proposed amendments set forth therein shall not become operative unless and until all conditions to the Debt Tender Offer have been satisfied or (subject to approval by the Parents) waived by the Company in accordance with the terms hereof. The form and substance of the Supplemental Indentures shall be reasonably satisfactory to the Parents and the Company.

(c) The Company shall waive any of the conditions to the Debt Tender Offer as may be reasonably requested by the Parents (other than the conditions that the Debt Tender Offer is conditioned on the Merger as provided in clause (i) above), so long as such waivers would not cause the Notes Tender Offer to violate the Exchange Act, the TIA, or any other applicable Law, and shall not, without the prior written consent of the Parents, waive any condition to the Debt Tender Offer or make any change, amendment or modification to the terms and conditions of the Debt Tender Offer (including any extension thereof) other than as agreed between the Parents and the Company or as required in the reasonable judgment of the Company to comply with applicable Law.

(d) With respect to any series of Short-Dated Notes, if requested by the Parents in writing, in lieu of commencing a Debt Tender Offer for such series (or in addition thereto), the Company shall, to the extent permitted by the Indenture and the Debt Securities (as defined in the Indenture) for such Short-Dated Notes, (A) issue not less than thirty (30) days and not more than sixty (60) days prior to the Effective Time a notice of optional redemption for all of the outstanding aggregate principal amount of Short-Dated Notes of such series, as applicable, pursuant to Article Eleven of the Company Indenture and Article 3 of the Subsidiary Indenture and the other provisions of such Indentures applicable thereto or (B) take any actions reasonably requested by the Parents to facilitate the satisfaction and/or discharge of such series pursuant to Article Four of the Company Indenture and Article 8 of the Subsidiary Indenture and the other provisions of such Indentures applicable thereto and shall redeem or satisfy and/or discharge, as applicable, such series in accordance with the terms of the Indenture at the Effective Time; provided that prior to the Company being required to take any of the actions described in clause (A) or (B) above that cannot be conditioned upon the occurrence of the Closing, the Parents shall have, or shall have caused to be, deposited with the trustee under the Indenture sufficient funds to effect such redemption or satisfaction and discharge, which funds shall be returned to the Parents if the Agreement is terminated.

(e) If this Agreement is terminated pursuant to Section 8.01(e) prior to the consummation of the Merger, the Parents shall reimburse the Company for its reasonable out-of-pocket fees and expenses incurred pursuant to, and in accordance with, this Section 6.14. If the Effective Time does not occur, the Parents shall indemnify and hold harmless the Company, its subsidiaries and their respective officers and directors and each person, if any, who controls the Company within the meaning of Section 20 of the Exchange Act from and against any and all damages suffered or incurred by them in connection with any actions taken pursuant to this Section 6.14; provided, however, that the Parents shall not have any obligation to indemnify and hold harmless any such party or person to the extent any such damages suffered or incurred arose from disclosure regarding the Company that is determined to have contained a material misstatement or omission or due to the gross or negligent misconduct of the Company.

Section 6.15  Section 16(b).  The Company shall take all steps reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 of the Exchange Act.

Section 6.16  Resignations.  The Company shall prepare and deliver to the Parents at or prior to the Closing (i) evidence reasonably satisfactory to the Parents, as specified by the Parents reasonably in advance of the Closing, the resignation of any directors of the Company’s wholly owned subsidiaries effective at the Effective Time and (ii) all documents and filings, completed and executed by the appropriate directors of the Company and its wholly owned subsidiaries, that are necessary to record the resignations contemplated by the preceding clause (i).

Section 6.17  Certain Actions and Proceedings.  Except as otherwise provided in Section 6.05, until this Agreement is terminated in accordance with Section 8.01 or otherwise, the Company shall consult with the Parents with respect to and the Parents shall be entitled to participate in, the defense of any action, suit or proceeding instituted against the Company (or any of its directors or officers) before any court of a Governmental Authority or threatened by any Governmental Authority or any third party, including a Company stockholder, to restrain, modify or prevent the consummation of the transactions contemplated by this Agreement, or to seek damages or a discovery order in connection with such transactions. The Company shall not enter into any agreement arrangement or understanding that limits, modifies or in any way contradicts the provisions of this Section 6.17.

Article VII.

CONDITIONS TO THE MERGER

Section 7.01  Conditions to the Obligations of Each Party.  The respective obligations of the parties hereto to consummate the Merger are subject to the satisfaction or (waiver in writing if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) the Requisite Shareholder Approval shall have been obtained in accordance with the Texas Acts, the rules and regulations of the NYSE;

(b) any applicable waiting period under the HSR Act and any applicable Foreign Antitrust Laws relating to the consummation of the Merger shall have expired or been terminated;

(c) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger; and

(d) the FCC Consent shall have been obtained.

Section 7.02  Conditions to the Obligations of the Parents and Mergerco.  The obligations of the Parents and Mergerco to consummate the Merger are subject to the satisfaction (or waiver in writing if permissible under applicable Law) on or prior to the Closing Date by the Parents of the following further conditions:

(a) the representations and warranties of the Company contained in this Agreement shall be true and correct in all respects (without giving effect to any limitation on any representation and warranty indicated by a materiality qualification, including the words “Material Adverse Effect on the Company,” “material,” “in all material respects” or like words, except in the case of Section 4.08) as of the date of this Agreement and as of the Effective Time with the same effect as though made on and as of the Effective Time (except for representations and warranties made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation on any representation and warranty indicated by a materiality qualification, including the words “Material Adverse Effect on the Company,” “material,” “in all material respects” or like words, except in the case of Section 4.08) would not, individually or in the aggregate, have a Material Adverse Effect on the Company. In addition, the representations and warranties set forth in Section 4.03(a) and Section 4.03(b) shall be true and correct in all respects (except for such inaccuracies as are de minimis in the aggregate) and the representations and warranties set forth in Section 4.04(a) and Section 4.04(b) shall be true and correct in all material respects as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of an earlier date in which case such representations and warranties will be true and correct as of such earlier date);

(b) the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time;

(c) the Company shall have delivered to the Parents a certificate, dated the Effective Time and signed by its chief executive officer or another senior officer on behalf of the Company, certifying to the effect that the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied; and

(d) since the date of this Agreement, there shall not have been any Material Adverse Effect on the Company.

Section 7.03  Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (or waiver in writing if permissible under applicable Law) by the Company of the following further conditions:

(a) each of the representations and warranties of the Parents and Mergerco contained in this Agreement shall be true and correct in all respects (without giving effect to any limitation on any representation and warranty indicated by a materiality qualification, including the words “Mergerco Material Adverse Effect,” “material,” “in all material respects” or like words) as of the date of this Agreement and as of the Effective Time with the same effect as though made on and as of the Effective Time (except for representations and warranties made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation on any representation and warranty indicated by a materiality qualification, including the words “Mergerco Material Adverse Effect,” “material,” “in all material respects” or like words) would not, individually or in the aggregate, have a Mergerco Material Adverse Effect;

(b) The Parents and Mergerco shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time;

(c) The Parents shall have delivered to the Company a solvency certificate substantially similar in form and substance as the solvency certificate to be delivered to the lenders pursuant to the Debt Commitment Letters or any agreements entered into in connection with the Debt Financing; and

(d) The Parents shall have delivered to the Company a certificate, dated the Effective Time and signed by their respective chief executive officers or another senior officer on their behalf, certifying to the effect that the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

Article VIII.

TERMINATION, AMENDMENT AND WAIVER

Section 8.01  Termination.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the shareholders of the Company, as follows:

(a) by mutual written consent of each of the Parents and the Company;

(b) by either the Parents or the Company, if (i) the Effective Time shall not have occurred on or before 5:00 p.m., New York City Time, on the date that is twelve (12) months from the FCC Filing Date (such date, as may be extended in accordance with this Section 8.01(b), being the “Termination Date”); and (ii) the party seeking to terminate this Agreement pursuant to this Section 8.01(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date; provided, that, if, as of the Termination Date, all conditions to this Agreement shall have been satisfied or waived (other than those that are satisfied by action taken at the

Closing) other than the condition set forth in Section 7.01(b) or Section 7.01(d), the Parents or the Company may, by written notice to the other party, extend the Termination Date to 5:00 pm, New York City Time, on the date that is eighteen (18) months from the FCC Filing Date.

(c) by either the Parents or the Company, if any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and the other transactions contemplated hereby, and such Order or other action shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 8.01(c) shall have used its reasonable best efforts to contest, appeal and remove such Order or other action; and provided, further, that the right to terminate this Agreement under this Section 8.01(c) shall not be available to a party if the issuance of such final, non-appealable Order was primarily due to the failure of such party to perform any of its obligations under this Agreement, including the obligations of the Parents under Section 6.05(b) of this Agreement;

(d) by the Parents or the Company if the Requisite Shareholder Approval shall not have been obtained by reason of the failure to obtain such Requisite Shareholder Approval at a duly held Shareholders’ Meeting or at any adjournment or postponement thereof; provided, however, that the Company shall not have the right to terminate this Agreement under this Section 8.01(d) if the Company or any of its Representatives has failed to comply in any material respect with its obligations under Section 6.03, Section 6.04 or Section 6.07;

(e) by the Company if it is not in material breach of its obligations under this Agreement and if Mergerco and/or the Parents shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform by Mergerco and/or the Parents (1) would result in a failure of a condition set forth in Section 7.01, Section 7.03(a) or Section 7.03(b), and (2) cannot be cured on or before the Termination Date, provided that the Company shall have given the Parents written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.01(e) and the basis for such termination and Mergerco and/or the Parents shall have failed to cure such breach or failure within such thirty (30) day period;

(f) by the Company if (i) all of the conditions set forth in Section 7.01 and Section 7.02 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing) and (ii) on or prior to the last day of the Marketing Period, none of Mergerco nor the Surviving Corporation shall have received the proceeds of the Financings sufficient to consummate the Merger and the transactions contemplated hereby;

(g) by the Parents if they and Mergerco are not in material breach of their obligations under this Agreement and if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform by the Company (1) would result in a failure of a condition set forth in Section 7.01, Section 7.02(a) or Section 7.02(b), and (2) cannot be cured on or before the Termination Date, provided that the Parents shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating Parents’ intention to terminate this Agreement pursuant to this Section 8.01(g) and the basis for such termination and the Company shall have failed to cure such breach or failure within such thirty (30) day period;

(h) by the Company, prior to receipt of the Requisite Shareholder Approval with respect to a Superior Proposal and in accordance with, and subject to the terms and conditions of, Section 6.07(d); provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.01(h) unless concurrent with such termination, the Company pays the Company Termination Fee.

(i) by the Parents if the Board of Directors of the Company or any committee thereof shall have (i) effected a Change of Recommendation; (ii) unless the Board of Directors of the Company has previously effected a Change of Recommendation, prior to the receipt of the Requisite Shareholder Approval, failed to reconfirm the Company Recommendation within five (5) business days of receipt of a written request from the Parents; provided, that the Parents shall only be entitled to one (1) such request; or (iii) unless the Board of Directors of the Company has previously effected a Change of Recommendation, failed to include in the Proxy

Statement distributed to the Company’s shareholders its recommendation that the Company’s shareholders approve and adopt this Agreement and the Merger.

In the event of termination of this Agreement pursuant to this Section 8.01, this Agreement shall terminate and there shall be no other liability on the part of any party (or Investor as the case may be) hereto (except for the Confidentiality Agreements referred to in Section 6.06(b), the Limited Guarantee and the provisions of Section 8.02, Section 8.05(a), Section 9.07, Section 9.08 and Section 9.10).

Section 8.02  Termination Fees.

(a) If

(i) this Agreement is terminated by the Company pursuant to Section 8.01(h) or by the Parents pursuant to Section 8.01(i); or

(ii) this Agreement is terminated by the Parents or the Company pursuant to Section 8.01(d) or by the Parents pursuant to Section 8.01(g) (due to a willful and material breach by the Company); provided, however, that (x) prior to, in the case of Section 8.01(d), the Shareholders’ Meeting and, in the case of Section 8.01(g), the date of termination of this Agreement, a Competing Proposal has been publicly announced or made known to the Company and, in the case of termination pursuant to Section 8.01(d), not withdrawn at least two (2) business days prior to the Shareholders Meeting, and (y) if within twelve (12) months after such termination of this Agreement the Company or any of its subsidiaries enters into a definitive agreement with respect to, or consummates, any Competing Proposal;

then in any such event the Company shall pay to the Parents a Company Termination Fee and the Company shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Mergerco and/or the Parents; provided, however, that if this Agreement is terminated by the Company or the Parents pursuant to Section 8.01(d) or by the Parents pursuant to Section 8.01(g) (due to a willful and material breach by the Company) and, in each case, no Company Termination Fee is then payable in respect thereof, then in each such case, the Company shall pay to the Parents the Expenses of Mergerco and the Parents, which amount shall not be greater than $45,000,000, and thereafter the Company shall be obligated to pay to the Parents the Company Termination Fee (less the amount of Expenses previously actually paid to the Parents pursuant to this sentence) in the event such Company Termination Fee becomes payable pursuant to this Section 8.02(a), such payment to be made, by wire transfer of immediately available funds to an account designated by the Parents; (A) in the case of termination pursuant to Section 8.02(a)(i), prior to the termination of this Agreement by the Company pursuant to Section 8.01(h) or promptly following the termination of this Agreement by the Parents pursuant to Section 8.01(i) (and in any event no later than two (2) business days after the delivery to the Company of notice of demand for payment), and (B) in the case of termination pursuant to Section 8.02(a)(ii), promptly following the earlier of the execution of a definitive agreement or consummation of the transaction contemplated by any Competing Proposal (and in any event no later than two (2) business days after the delivery to the Company of notice of demand for payment); and in circumstances in which Expenses are payable, such payment shall be made to the Parents not later than two business days after delivery to the Company of an itemization setting forth in reasonable detail all Expenses of Mergerco and the Parents (which itemization may be supplemented and updated from time to time by such party until the 60th day after such party delivers such itemization); it being understood that in no event shall the Company be required to pay the fee referred to in this Section 8.02(a) on more than one occasion.

(b) If this Agreement is terminated pursuant to Section 8.01(b), Section 8.01(e), or Section 8.01(f), then

(i) in the case of a termination pursuant to Section 8.01(b) or Section 8.01(e) (due to a willful and material breach by Mergerco and/or the Parents), if at such time, the Company is not in material breach of its obligations hereunder and all conditions to Mergerco’s and the Parents’ obligations to consummate the Merger shall have been satisfied, other than any of the conditions set forth in Section 7.01(b) or Section 7.01(d), then Mergerco shall pay to the Company a fee of $600,000,000 in cash; provided, however, that if at the time of such termination, (A) all conditions to Mergerco’s and the Parents’ obligations to consummate the Merger shall have been satisfied other than the condition set forth in Section 7.01(d), and (B) Mergerco, the Parents and each Attributable Investor has complied in all material respects with their obligations under Section 6.05(a) hereof, then Mergerco shall instead pay to the Company a fee of $300,000,000; or

(ii) in the case of a termination pursuant to Section 8.01(e) due to a willful and material breach by Mergerco and/or the Parents or Section 8.01(f) where clause (i) above is not applicable, then Mergerco shall pay to the Company a fee of $500,000,000 in cash,

(such payment, as applicable, the “Mergerco Termination Fee”), such payment to be made within two (2) business days after the termination of this Agreement, and in either such case, neither Mergerco nor the Parents shall have no further liability with respect to this Agreement or the transactions contemplated hereby to the Company; it being understood that in no event shall Mergerco or the Parents be required to pay fees or damages payable pursuant to this Section 8.02(b) on more than one occasion.

(c) Each of the Company, Mergerco and the Parents acknowledges that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement, that without these agreements the Company, Mergerco and the Parents would not have entered into this Agreement, and that any amounts payable pursuant to this Section 8.02 do not constitute a penalty. If the Company fails to pay as directed in writing by the Parents any amounts due to the Parents pursuant to this Section 8.02 within the time periods specified in this Section 8.02 or Mergerco fails to pay the Company any amounts due to the Company pursuant to this Section 8.02 within the time periods specified in this Section 8.02, the Company or Mergerco, as applicable, shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Mergerco and the Parents, on one hand, or the Company, on the other hand, as applicable, in connection with any action, including the lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment. Notwithstanding anything to the contrary in this Agreement, the Company’s right to receive payment of the Mergerco Termination Fee pursuant to this Section 8.02 or the guarantee thereof pursuant to the Limited Guarantees shall be the sole and exclusive remedy of the Company and its subsidiaries against Mergerco, the Parents, the Investors and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates or agents for the loss suffered as a result of this Agreement or the transaction contemplated hereby, and upon payment of such amount, none of Mergerco, the Parents, the Investors or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, including the Merger.

Section 8.03  Amendment.  This Agreement may be amended by mutual agreement of the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the adoption and approval of this Agreement and the Merger by shareholders of the Company, there shall not be any amendment that by Law or in accordance with the rules of any stock exchange requires further approval by the shareholders of the Company without such further approval of such shareholders nor any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.04  Waiver.  At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) subject to the proviso of Section 8.03, waive compliance with any agreement or condition contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Mergerco and the Parents in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.05  Expenses; Transfer Taxes.

(a) Except as otherwise provided in Section 6.05(a), all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(b) Notwithstanding anything to the contrary contained herein, the Surviving Corporation shall pay all documentary, sales, use, real property transfer, real property gains, registration, value added, transfer, stamp, recording and similar Taxes, fees, and costs together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with this Agreement and the transactions contemplated hereby regardless of who may be liable therefor under applicable Law, other than transfer taxes of any shareholder in connection with a transfer of his, her or its shares.

Article IX.

GENERAL PROVISIONS

Section 9.01  Non-Survival of Representations, Warranties and Agreements.  The representations, warranties and agreements in this Agreement and any certificate delivered pursuant hereto by any person shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that this Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including, without limitation, those contained in Section 6.08, Section 6.11, Section 8.02, Section 8.05 and this Article IX.

Section 9.02  Notices.  Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to the Parents or Mergerco:

Bain Capital Partners, LLC
111 Huntington Avenue
Boston, MA 02199
Phone: 617-516-2000
Fax: 617-516-2010
Attn: John Connaughton

and

Thomas H. Lee Partners, L.P.
100 Federal Street
Boston, MA 02110
Phone: 617-227-1050
Fax: 617-227-3514
Attn: Scott Sperling

with copies (which shall not constitute notice) to:

Ropes & Gray LLP
One International Place
Boston, MA 02110
Phone: 617-951-7000
Fax: 617-951-7050
Attn: David C. Chapin, Esq.
Attn: Alfred O. Rose, Esq.

if to the Company:

Clear Channel Communications, Inc.
200 East Basse
San Antonio, TX 78209
Phone: 210-822-2828
Fax: 210-832-3433

Attn:	Andy Levin, Executive Vice President and
Chief Legal Officer

with copies (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP
2029 Century Park East, Suite 2400
Los Angeles, CA 90067
Phone: 310-229-1000
Fax: 310-229-1001
Attn: C.N. Franklin Reddick III

Section 9.03  Interpretation; Certain Definitions.  When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a person are also to its permitted successors and assigns.

Section 9.04  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

Section 9.05  Assignment.  Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto; provided, that Mergerco may assign any of its rights and obligations to any direct or indirect wholly owned subsidiary of Mergerco, but no such assignment shall relieve Mergerco of its obligations hereunder. Further, the Company acknowledges and agrees that Mergerco may (i) elect to transfer its equity interests to any affiliate or direct or indirect wholly owned subsidiary of Mergerco, (ii) reincorporate in Texas or (iii) merge with or convert into a Texas corporation created solely for the purpose of the Merger, and any such transfer, reincorporation, merger or conversion shall not result in a breach of any representation, warranty or covenant of Mergerco and/or the Parents herein. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

Section 9.06  Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the exhibits and schedules hereto), the Confidentiality Agreements and the Limited Guarantees constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and except for (a) the rights of the Company’s shareholders to receive the Merger Consideration at the Effective Time in accordance with, and subject to, the terms and conditions of this Agreement, (b) the right of the holders of Company Options to receive the Option Cash Payment at the Effective Time, in accordance with, and subject to, the terms and conditions of this Agreement, (c) the provisions of Section 6.08 hereof, and (d) the last sentence of Sections 8.02(c) and (e) and Section 9.08(a) is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 9.07  Governing Law.  This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal laws of the State of New York (other than with respect to matters governed by the Texas Acts with respect to which the Texas Acts shall apply and the DGCL with respect to matters with respect to which the DGCL shall apply), without giving effect to any choice or conflict of laws provision or rule.

Section 9.08  Consent to Jurisdiction; Enforcement.

(a) (i) The Company agrees that to the extent it has incurred losses or damages in connection with this Agreement, (i) the maximum aggregate liability of Mergerco for such losses or damages shall be limited to those amounts specified in Section 8.02(b), (ii) the maximum aggregate liability of each Parent for such losses or damages shall be zero, (iii) the maximum liability of each Guarantor, directly or indirectly, shall be limited to the express obligations of such Guarantor under its Limited Guarantee, and (iv) in no event shall the Company seek to recover any money damages in excess of such amount from Mergerco, the Parents, or the Guarantors or their respective Representatives and affiliates in connection therewith.

(b) The Company agrees that irreparable damage to Mergerco and the Parents would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Mergerco and the Parents shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in a state or federal court located in the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which Mergerco or either Parent is entitled at law or in equity. The parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Mergerco or either Parent or to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedy with respect to any such breach shall be the remedy set forth in Section 8.02(b), as applicable, and under the Limited Guarantees.

(c) In addition, each of Mergerco, each Parent and the Company hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Western District of Texas and, if the United States District Court for the Western District of Texas does not accept such jurisdiction, the courts of the State of Texas, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Texas state or federal court. Each of Mergerco, each Parent and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(d) Each of Mergerco, each Parent and the Company irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party. Nothing in this Section 9.08 shall affect the right of any party to serve legal process in any other manner permitted by Law.

Section 9.09  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.10  Waiver of Jury Trial.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE

COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

[Remainder of This Page Intentionally Left Blank]

IN WITNESS WHEREOF, Mergerco, the Parents and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MERGERCO:

BT TRIPLE CROWN MERGER CO., INC.

By:
Name: _ _
Title: _ _

PARENTS:

B TRIPLE CROWN FINCO, LLC

By:
Name: _ _
Title: _ _

T TRIPLE CROWN FINCO, LLC

By:
Name: _ _
Title: _ _

COMPANY:
CLEAR CHANNEL COMMUNICATIONS, INC.

By:
Name: _ _
Title: _ _

Signature Page to
Agreement and Plan of Merger

APPENDIX A

DEFINITIONS

As used in the Agreement, the following terms shall have the following meanings:

“Accountant” shall have the meaning set forth in Section 3.09(c).

“Additional Consideration Date” shall mean January 1, 2008.

“Additional Per Share Consideration” shall mean, if the Effective Time shall occur after the Additional Consideration Date, an amount, rounded to the nearest penny, equal to the lesser of (A) the pro rata portion, based upon the number of days elapsed since the Additional Consideration Date, of $37.60 multiplied by 8% per annum, per share or (B) an amount equal to (i) Operating Cash Flow for the period from and including the Additional Consideration Date through and including the last day of the last month preceding the Closing Date for which financial statements are available at least ten (10) calendar days prior to the Closing Date (the “Adjustment Period”) minus dividends paid or declared with respect to the period from and after the end of the Adjustment Period through and including the Closing Date and amounts committed or paid to purchase equity interests in the Company or derivatives thereof with respect to such period (but only to the extent that such dividends or amounts are not deducted from Operating Cash Flow for any prior period) divided by (ii) the sum of the number of outstanding shares of Company Common Stock (including outstanding Restricted Shares) plus the number of shares of Company Common Stock issuable pursuant to Convertible Securities outstanding at the Closing Date with exercise prices less than the Merger Consideration.

“Adjustment Period” shall have the meaning set forth in the definition of Additional Per Share Consideration.

“affiliate” of a specified person, shall mean a person who, directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with, such specified person.

“Aggregate Merger Consideration” shall have the meaning set forth in Section 3.02(a).

“Agreement” shall have the meaning set forth in the Preamble.

“Articles of Merger” shall have the meaning set forth in Section 2.03(a).

“Attributable Interest” shall have the meaning set forth in Section 6.05(a).

“Attributable Investor” shall have the meaning set forth in Section 6.05(a).

“Blue Sky Laws” shall mean state securities or “blue sky” laws.

“Book-Entry Shares” shall have the meaning set forth in Section 3.01(b).

“business day” shall mean any day on which the principal offices of the SEC in Washington, D.C. or the Secretary of State are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York.

“Certificate of Merger” shall have the meaning set forth in Section 2.03(a).

“Certificates” shall have the meaning set forth in Section 3.01(b).

“Change of Recommendation” shall have the meaning set forth in Section 6.07(d).

“Class A Preferred Stock” shall have the meaning set forth in Section 4.03(a).

“Class B Preferred Stock” shall have the meaning set forth in Section 4.03(a).

“Closing” shall have the meaning set forth in Section 2.02.

“Closing Date” shall have the meaning set forth in Section 2.02.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Communications Act” shall mean the Communications Act of 1934, as amended, and the rules, regulations and published policies and orders of the FCC thereunder.

“Company” shall have the meaning set forth in the Preamble.

“Company Accountant Expense” shall have the meaning set forth in Section 3.09(d).

“Company Benefit Plan” shall mean (i) each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), whether or not subject to ERISA, each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), whether or not subject to ERISA, (ii) each other plan, arrangement or policy (written or oral) relating to equity and equity-based awards, stock purchases, deferred compensation, bonus or other incentive compensation, severance, retention, salary continuation, educational assistance, material fringe benefits, leave of absence, vacation, change in control benefit, disability pension, welfare benefit, life insurance, or other material employee benefits, and (iii) each severance, consulting, change in control, employment, individual compensation or similar arrangement, in each case as to which the Company or its subsidiaries has any obligation or liability, contingent or otherwise, other than any (A) Multiemployer Plan; (B) governmental plan or any plan, arrangement or policy mandated by applicable Law and not otherwise insured, covered or set forth in any insurance contract, trust, escrow or other funding agreement; or (C) any employment contract applicable to employees performing services in jurisdictions outside of the United States that provides for severance only in accordance with applicable Laws.

“Company Common Stock” shall have the meaning set forth in Section 3.01(a).

“Company Disclosure Schedule” shall have the meaning set forth in Article IV.

“Company Employees” shall have the meaning set forth in Section 6.11(a).

“Company ESPP” shall have the meaning set forth in Section 3.03(d).

“Company FCC Licenses” shall mean all main radio and television stations licenses, permits, authorizations, and approvals issued by the FCC to the Company and its subsidiaries for the operation of the Company Stations.

“Company Indenture” shall mean the Senior Indenture, dated as of October 1, 1997, as amended, modified and supplemented by supplemental indentures from time to time through and including the Twenty-First Supplemental Indenture dated as of October 1, 1997, between Clear Channel Communications, Inc. and The Bank of New York Trust Company, N.A., as trustee.

“Company Material Contract” shall have the meaning set forth in Section 4.13(a).

“Company Option” shall mean each outstanding option to purchase shares of Company Common Stock under any of the Company Option Plans.

“Company Option Plans” shall mean (i) the Company’s 1994 Incentive Stock Option Plan, 1994 Nonqualified Stock Option Plan, 1998 Stock Incentive Plan and 2001 Stock Incentive Plan and Sharesave Scheme and (ii) The Ackerly Group, Inc. Fifth Amended and Restated Employees Stock Option Plan, The 1998 AMFM Inc. Stock Option Plan, The 1999 AMFM Inc. Stock Option Plan, Capstar Broadcasting Corporation 1998 Stock Option Plan, Jacor Communication, Inc. 1997 Long-Term Incentive Stock Plan, The Marquee Group, Inc. 1996 Stock Option Plan, SFX Entertainment, Inc. 1998 Stock Option and Restricted Stock Plan, and SFX Entertainment, Inc. 1999 Stock Option and Restricted Stock Plan.

“Company Permits” shall have the meaning set forth in Section 4.06(a).

“Company Recommendation” shall have the meaning set forth in Section 6.04.

“Company SEC Documents” shall have the meaning set forth in Article IV.

“Company Stations” shall mean all of the radio broadcast and television stations currently owned and operated by the Company and its subsidiaries, including full power television and radio broadcast stations and low power television stations, television translator stations, FM broadcast translator stations and FM broadcast booster stations.

“Company Termination Fee” means $500,000,000, except (i) in the event that this Agreement is terminated by the Company prior to January 5, 2007 pursuant to Section 8.01(h) or (ii) in the event that this Agreement is terminated by the Parents prior to January 5, 2007 pursuant to Section 8.01(i), and, in each case, such right of termination is based on the submission of an Excluded Competing Proposal, the Company Termination Fee shall be $300,000,000

“Competing Proposal” shall have the meaning set forth in Section 6.07(h).

“Compliant” shall have the meaning set forth in Section 6.13(b).

“Confidentiality Agreements” shall mean (i) the confidentiality agreement, dated as of October 20, 2006, by and between Thomas H. Lee Partners, L.P. and the Company, as amended, and (ii) the confidentiality agreement, dated as of October 25, 2006, by and between Bain Capital Partners, LLC and the Company, as amended.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Convertible Securities” shall mean any subscriptions, options, warrants, debt securities or other securities convertible into or exchangeable or exercisable for any shares of Equity Securities.

“D&O Insurance” shall have the meaning set forth in Section 6.08(c).

“Debt Commitment Letters” shall have the meaning set forth in Section 5.07(a).

“Debt Financing” shall have the meaning set forth in Section 5.07(a).

“Debt Securities” shall mean the “Securities” as defined in each of the Indentures.

“Debt Tender Offer” shall have the meaning set forth in Section 6.14(a).

“Debt Tender Offer Documents” shall have the meaning set forth in Section 6.14(b).

“DGCL” shall have the meaning set forth in the Recitals.

“Dissenting Shares” shall have the meaning set forth in Section 3.05.

“Divestiture” shall have the meaning set forth in Section 6.05(b).

“Divestiture Notice” shall have the meaning set forth in Section 6.05(b).

“Effect” shall have the meaning set forth in the definition of Material Adverse Effect on the Company.

“Effective Time” shall have the meaning set forth in Section 2.03(a).

“Employee Benefit Plan” shall mean “employee benefit plans” as defined in Section 3(3) of ERISA.

“Equity Commitment Letters” shall have the meaning set forth in Section 5.07(a).

“Equity Financing” shall have the meaning set forth in Section 5.07(a).

“Equity Securities” shall mean any shares of capital stock of, or other equity interests or voting securities in, the Company or any of its subsidiaries, as applicable.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Additional Per Share Consideration” shall have the meaning set forth in Section 3.09(a).

“Estimated Additional Per Share Consideration Resolution Period” shall have the meaning set forth in Section 3.09(b).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Fund” shall have the meaning set forth in Section 3.02(a).

“Excluded Competing Proposal” shall have the meaning set forth in Section 6.07(a).

“Expenses” shall mean all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its affiliates and equity holders) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of shareholder and shareholder approvals, the filing of any required notices under the HSR Act or other similar regulations, any filings with the SEC or the FCC and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

“FCC” shall mean the Federal Communications Commission or any successor entity.

“FCC Applications” shall have the meaning set forth in Section 6.05(a).

“FCC Consent” shall mean any action by the FCC (including action duly taken by the FCC’s staff pursuant to delegated authority) granting its consent to the transfer of control or assignment to Mergerco or the Parents (or an affiliate of Mergerco or the Parents) of those authorizations, licenses, permits, and other approvals, issued by the FCC, and used in the operation of the Company Stations, pursuant to appropriate applications filed by the parties with the FCC, as contemplated by this Agreement.

“FCC Filing Date” shall mean the last date upon which all FCC Applications are filed with the FCC, but in no event later than the 30th business day from the date hereof.

“FCC Media Ownership Rules” shall mean the FCC’s media ownership rules set forth at 47 C.F.R. Section 73.3555, and the notes thereto, as in effect on the date of this Agreement.

“Financing” shall have the meaning set forth in Section 5.07(a).

“Financing Agreements” shall have the meaning set forth in Section 6.13(a).

“Financing Commitments” shall have the meaning set forth in Section 5.07(a).

“Foreign Antitrust Laws” shall mean any non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment.

“FTC” shall mean the Federal Trade Commission.

“GAAP” shall mean the United States generally accepted accounting principles.

“Governmental Authority” shall mean any United States (federal, state or local) or foreign government, or governmental, regulatory, judicial or administrative authority, agency, commission or court.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indemnitee” shall mean any individual who, on or prior to the Effective Time, was an officer or director of the Company or served on behalf of the Company as an officer or director of any of the Company’s subsidiaries or any of their predecessors in all of their capacities (including as shareholder, controlling or otherwise) and the heirs, executors, trustees, fiduciaries and administrators of such officer or director.

“Indenture” shall mean each of, as the context may require, the Company Indenture and the Subsidiary Indenture.

“Investors” shall have the meaning set forth in Section 5.07(a).

“IRS” shall mean the Internal Revenue Service.

“knowledge” shall mean the actual knowledge of the officers and employees of the Company and the Parents set forth on Section A of the Company Disclosure Schedule and Section A of the Mergerco Disclosure Schedule, respectively, without benefit of an independent investigation of any matter.

“Law” shall mean any and all domestic (federal, state or local) or foreign laws, rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority.

“Lien” shall mean liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind.

“Limited Guarantee” shall have the meaning set forth in the Recitals.

“LMA” shall mean any local marketing agreement, time brokerage agreement, joint sales agreement, shared services agreement or other similar contract in which the Company or any subsidiary has an Attributable Interest in respect of providing programming, advertising or other services to any radio or television broadcast station.

“Marketing Period” shall have the meaning set forth in Section 6.13(a).

“Master Agreement” shall have the meaning set forth in Section 6.01(q).

“Material Adverse Effect on the Company” shall mean any event, state of facts, circumstance, development, change, effect or occurrence (an “Effect”) that has had or would reasonably be expected to have a material adverse effect on the business condition (financial or otherwise, operations or results of operations of the Company and its subsidiaries, taken as a whole, other than (i) any Effect resulting from (A) changes in general economic or political conditions or the securities, credit or financial markets in general, in each case, generally affecting the general television or radio broadcasting, music, internet, outdoor advertising or event industries, (B) general changes or developments in the general television or radio broadcasting, music, internet or event industries, including general changes in law or regulation across such industries, (C) the announcement of the merger agreement or the pendency or consummation of the merger, (D) the identity of Mergerco, the Investors or any of their affiliates as the acquiror of the Company, (E) compliance with the terms of, or the taking of any action required by, the merger agreement or consented to by the Parents, (F) any acts of terrorism or war (other than any of the foregoing that causes any damage or destruction to or renders unusable any facility or property of the Company or any of its subsidiaries), (G) changes in GAAP or the interpretation thereof, or (H) any weather related event, except, in the case of the foregoing clauses (A) and (B), to the extent such changes or developments referred to therein would reasonably be expected to have a materially disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to other for profit participants in the industries and in the geographic markets in which the Company conducts its businesses after taking into account the size of the Company relative to such other for profit participants; or (ii) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such failure shall be considered in determining whether there is a Material Adverse Effect on the Company).

“Material Subsidiaries” shall have the meaning set forth in Section 4.01.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 3.01(b).

“Mergerco” shall have the meaning set forth in the Preamble.

“Mergerco Common Stock” shall have the meaning set forth in Section 3.01(c).

“Mergerco Disclosure Schedule” shall have the meaning set forth in Article V.

“Mergerco Equity Interests” shall have the meaning set forth in Section 5.09.

“Mergerco Material Adverse Effect” shall mean any event, state of facts, circumstance, development, change, effect or occurrence that is materially adverse to the business, financial condition or results of operations of Mergerco and Mergerco’s subsidiaries taken as a whole or may reasonably be expected to prevent or materially delay or materially impair the ability of Mergerco or any of its subsidiaries to consummate the Merger and the other transactions contemplated by this Agreement.

“Mergerco Organizational Documents” shall have the meaning set forth in Section 5.02.

“Mergerco Shares” shall have the meaning set forth in Section 5.09.

“Mergerco Termination Fee” shall have the meaning set forth in Section 8.02(b).

“Multiemployer Plan” shall mean any “multiemployer plans” within the meaning of Section 3(37) of ERISA.

“New Debt Financing Commitments” shall have the meaning set forth in Section 6.13(a).

“New Plans” shall have the meaning set forth in Section 6.11(c).

“No-Shop Period Start Date” shall have the meaning set forth in Section 6.07(a).

“Notice Period” shall have the meaning set forth in Section 6.07(e).

“NYSE” shall mean the New York Stock Exchange.

“Operating Cash Flow” shall mean, for any period, an amount determined on a consolidated basis for the Company and its subsidiaries as follows:

(A) an amount determined in accordance with GAAP (as in effect on the date hereof), consistently applied, equal to the sum of net income, excluding therefrom any amount described in one or more of the following clauses (but only to the extent included in net income):

(i) the aggregate after-tax amount, if positive, of any net extraordinary, nonrecurring or unusual gains,

(ii) any items of gain or loss from Permitted Divestitures,

(iii) any items of gain or loss from the change in value or disposition of investments, including with respect to marketable securities and forward exchange contracts,

(iv) any non-cash income, gain or credits included in the calculation of net income,

(v) any net income or loss attributable to non-wholly owned subsidiaries or investments, except to the extent the Company has received a cash dividend or distribution or an intercompany cash payment with respect thereto during such period,

(vi) any net income attributable to foreign subsidiaries, except to the extent the Company has received a cash dividend or distribution or an intercompany cash payment with respect thereto during such period, and

(vii) the cumulative effect of a change in accounting principle, plus

(B) to the extent net income has been reduced thereby and without duplication, amortization of deferred financing fees included in interest expense, depreciation and amortization (including amortization of film contracts) and other non-cash charges that in the case of items described in this clause (B) are (i) not attributable to subsidiaries whose net income is subject to clause (A)(v) or (A)(vi) above and (ii) not in the nature of provisions for future cash payments, minus

(C) the amount of cash taxes paid or accrued with respect to such period (including provision for taxes payable in future periods) to the extent exceeding the amount of tax expense deducted in determining net income, minus

(D) dividends paid or declared with respect to such period and amounts committed or paid to purchase equity interests in the Company or derivatives thereof with respect to such period, minus

(E) capital expenditures made in cash or accrued with respect to such period, minus

(F) with respect to any income realized outside of the United States, any amount of taxes that would be required to be paid in order to repatriate such income to the United States, minus

(G) cash payments made or scheduled to be made with respect to film contracts.

“Option Cash Payment” shall have the meaning set forth in Section 3.03(a).

“Order” shall mean any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding by or with any Governmental Authority.

“Outdoor Holdings” shall mean Clear Channel Outdoor Holdings, Inc., a Delaware corporation.

“Outdoor SEC Documents” shall mean all documents filed with the SEC by Outdoor Holdings between November 2, 2005 and the date hereof (together with all forms, documents, schedules, certifications, prospectuses, reports, and registration, proxy and other statements, required to be filed or furnished by it with or to the SEC between November 2, 2005 and the date hereof including any such documents filed during such periods on a voluntary basis on Form 8-K) in each case including all exhibits and schedules thereto and documents incorporated by reference therein.

“Parents” shall have the meaning set forth in the Preamble.

“Paying Agent” shall have the meaning set forth in Section 3.02(a).

“Permitted Lien” shall mean (i) any Lien for Taxes not yet due or being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established on the financial statements in accordance with GAAP; (ii) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents; (iii) such non-monetary Liens or other imperfections of title, if any, that, do not have, individually or in the aggregate, a Material Adverse Effect on the Company, including, without limitation, (A) easements or claims of easements whether shown or not shown by the public records, boundary line disputes, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the property, (B) rights of parties in possession, (C) any supplemental Taxes or assessments not shown by the public records and (D) title to any portion of the premises lying within the right of way or boundary of any public road or private road; (iv) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, (v) Liens disclosed on existing title reports or existing surveys (in either case copies of which title reports and surveys have been delivered or made available to the Parents); and (vi) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens, incurred in the ordinary course of business.

“Permitted Divestitures” shall have the meaning set forth on Section 6.01(i) of the Company Disclosure Schedule.

“person” shall mean an individual, a corporation, limited liability company, a partnership, an association, a trust or any other entity or organization, including, without limitation, a Governmental Authority.

“Proxy Statement” shall have the meaning set forth in Section 6.03(a).

“Renewal Application” shall have the meaning set forth in Section 6.05(d).

“Renewal Station” shall have the meaning set forth in Section 6.05(d).

“Representatives” shall have the meaning set forth in Section 6.06(a).

“Required Financial Information” shall have the meaning set forth in Section 6.13(b).

“Requisite Shareholder Approval” shall mean the affirmative vote of the holders of two-thirds of the outstanding Shares of Company Common Stock to approve this Agreement and the transactions contemplated thereby.

“Restricted Share” shall have the meaning set forth in Section 3.03(b).

“Rollover Share” shall mean each Equity Security or Convertible Security owned by an employee of the Company that is expressly designated as a Rollover Share in an agreement of such employee and the Parents to be entered into between the date hereof and the Closing Date.

“SEC” shall mean the Securities and Exchange Commission.

“SEC Filings” shall have the meaning set forth in Section 4.12.

“Secretary of State” shall have the meaning set forth in Section 2.03(a).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Senior Executives” shall mean the “named executive officers” identified in the Company’s Proxy Statement filed with the SEC on March 14, 2006

“Shareholders’ Meeting” shall have the meaning set forth in Section 6.04.

“Short-Dated Notes” shall have the meaning set forth in Section 6.14(a).

“subsidiary” of any person, shall mean any corporation, limited liability company, partnership, association, trust, joint venture or other legal entity (other than any dormant or inactive corporation, limited liability company, partnership, association, trust, joint venture or other legal entity) the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust, joint venture or other legal entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more subsidiaries of such party or by such party and one or more subsidiaries of such party; provided, however, that the following rules of interpretation shall be applied with respect to the use of the term “subsidiary” or “subsidiaries,” as they are applied to Outdoor Holdings and any other subsidiary of the Company which is not wholly owned: (i) when used in the representations and warranties of the Company contained in this Agreement, with respect to Outdoor Holdings and any other subsidiary of the Company that is not wholly owned, the representation or warranty shall be made solely to the Company’s knowledge and (ii) whenever this Agreement obligates any subsidiary to take or not to take, or requires that the Company cause any subsidiary to take, or not to take, any action, such covenant shall be satisfied with respect to Outdoor Holdings and any other subsidiary of the Company that is not wholly owned, upon the Company’s request of such subsidiary to (i) take, or not to take, as the case may be, such action, and (ii) with respect to Outdoor Holdings, if such action is contemplated by the Master Agreement, upon the Company’s exercise of its rights under the Master Agreement with respect to such action.

“Subsidiary Indenture” shall mean the Indenture, dated as of November 17, 1998, as amended, modified and supplemented by that certain First Supplemental Indenture dated as of August 23, 1999, that certain Second Supplemental Indenture dated as of November 19, 1999 and that certain Third Supplemental Indenture dated as of January 18, 2000, among AMFM Operating Inc., each subsidiary guarantor party thereto and The Bank of New York, as trustee.

“Subsidiary Issuer” shall have the meaning set forth in Section 6.14(a).

“Surviving Corporation” shall have the meaning set forth in Section 2.01.

“Surviving Corporation Common Stock” shall have the meaning set forth in Section 3.01(c).

“Superior Proposal” shall have the meaning set forth in Section 6.07(i).

“Supplemental Indentures” shall have the meaning set forth in Section 6.14(b).

“Tax” or “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any governmental or taxing authority including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges; and liability for the payment of any of the foregoing as a result of (w) being a transferee or successor, (x) being a member of an affiliated, consolidated, combined or unitary group, (y) being party to any tax sharing agreement and (z) any express or implied obligation to indemnify any other person with respect to the payment of any of the foregoing.

“Tax Returns” shall mean returns, reports, claims for refund, declarations of estimated Taxes and information statements, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes required to be filed with the IRS or any other governmental or taxing authority, domestic or foreign, including consolidated, combined and unitary tax returns.

“TBCA” shall have the meaning set forth in the Recitals.

“TBOC” shall have the meaning set forth in the Recitals.

“TIA” shall have the meaning set forth in Section 6.14(b).

“Termination Date” shall have the meaning set forth in Section 8.01(b).

“Texas Acts” shall have the meaning set forth in the Recitals.

“Tolling Agreement” shall have the meaning set forth in Section 6.05(d).

“Total Option Cash Payments” shall have the meaning set forth in Section 3.03(a).

“WARN Act” shall mean the Worker Adjustment and Restraining Notification (WARN) Act of 1988.

ANNEX B

OPINION OF GOLDMAN, SACHS & CO.

PERSONAL AND CONFIDENTIAL

November 16, 2006

Board of Directors
Clear Channel Communications, Inc.
200 East Basse Road
San Antonio, TX 78209

Madame and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.10 per share (collectively, the “Shares”), of Clear Channel Communications, Inc. (the “Company”), other than the Rollover Shares (as defined in the Agreement (as defined below)), of the $37.60 per Share in cash (the “Merger Consideration”) to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of November 16, 2006 (the “Agreement”), by and among BT Triple Crown Merger Co., Inc., an affiliate of Bain Capital, LLC (“Bain”) and Thomas H. Lee Partners, L.P (“THLee” and, together with Bain, the “Investors”), B Triple Crown Finco, LLC, an affiliate of Bain, T Triple Crown Finco, LLC, an affiliate of THLee, and the Company. We understand that under the Agreement, if the Effective Time (as defined in the Agreement) occurs after January 1, 2008, the Merger Consideration will be increased by the Additional Per Share Merger Consideration (as defined in the Agreement).

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. We also have provided certain investment banking services to the Company from time to time, including having acted as global coordinator and senior bookrunning manager in connection with the initial public offering of 35,000,000 shares of Class A common stock, par value $0.01 per share (the “Outdoor Class A Common Stock”), of Clear Channel Outdoor Holdings, Inc., a subsidiary of the Company (“Outdoor”), in November 2005 and as financial advisor to the Company in connection with the spin-off of Live Nation, Inc., a former subsidiary of the Company, in December 2005. In addition, at the request of the Board of Directors of the Company, Goldman Sachs Credit Partners LR, an affiliate of Goldman, Sachs & Co., made available a financing package to the Investors in connection with a potential transaction.

We have provided and are currently providing certain investment banking services to THLee and its affiliates and portfolio companies, including having acted as joint bookrunner and joint lead manager in connection with the public offering of 28,750,000 shares of common stock of Fairpoint Communications, Inc., a portfolio company of THLee, in February 2005, as financial advisor to TransWestern Holdings, LP, a former portfolio company of THLee, in connection with its sale in July 2005 and as co-financial advisor to Metris Companies, Inc., a former portfolio company of THLee, in connection with its sale in December 2005. We have provided and are currently providing certain investment banking services to Bain and its affiliates and portfolio companies, including having acted as joint lead arranger in connection with the provision of a committed financing package consisting of senior secured facilities, a mezzanine facility and a PIK loan facility (aggregate principal amount €799,500,000) in connection with the acquisition of FCI SA, a portfolio company of Bain, in December 2005, as lead arranger in connection with the leveraged recapitalization of

Brenntag AG, a former portfolio company of Bain (“Brenntag”), in January 2006 and as co-financial advisor to Brenntag in connection with its sale in September 2006. We also may provide investment banking services to the Company and its affiliates and each of the Investors and their respective affiliates and portfolio companies in the future. In connection with the above-described investment banking services we have received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company and its affiliates and each of the Investors and their respective affiliates and portfolio companies, actively trade the debt and equity securities (or related derivative securities) of the Company and the respective affiliates and portfolio companies of each of the Investors for their own account and for the accounts of their customers and at any time hold long and short positions of such securities. Affiliates of Goldman, Sachs & Co. have co-invested with each of the Investors and their respective affiliates from time to time and such affiliates of Goldman, Sachs & Co. have invested and may invest in the future in limited partnership units of affiliates of each of the Investors.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to shareholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2005 and for Outdoor for the year ended December 31, 2005; Outdoor’s Registration Statement on Form S-1, including the prospectus contained therein, dated November 10, 2005, relating to the Outdoor Class A Common Stock; certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company and Outdoor; certain other communications from the Company and Outdoor to their respective shareholders; and certain internal financial analyses and forecasts for the Company prepared by the management of the Company, which included certain assessments with respect to the likelihood of achieving such forecasts for the Company and financial analyses and forecasts for Outdoor. We also have held discussions with members of the senior managements of the Company and Outdoor regarding their assessment of the past and current business operations, financial condition and future prospects of the Company and Outdoor. In addition, we have reviewed the reported price and trading activity for the Shares and Outdoor Class A Common Stock, compared certain financial and stock market information for the Company and Outdoor with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the broadcasting and outdoor advertising industries specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company, Outdoor or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction or the relative merits of the Transaction as compared to any alternative transaction that might be available to the Company. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Shares (other than the Rollover Shares) pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/  Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

ANNEX C

OPINION OF LAZARD FRÈRES & CO. LLC

November 16, 2006

CONFIDENTIAL

The Special Advisory Committee of the Board of Directors
Clear Channel Communications, Inc.
200 East Basse Road
San Antonio, Texas 78209

Dear Members of the Special Advisory Committee:

We understand that Clear Channel Communications, Inc., a Texas corporation (the “Company”), BT Triple Crown Merger Co., Inc., a Delaware corporation (“Mergerco”), B Triple Crown Finco, LLC, a Delaware limited liability company, and T Triple Crown Finco, LLC, a Delaware limited liability company (together with B Triple Crown Finco, LLC, the “Parents”), have entered into an Agreement and Plan of Merger, dated as of November 16, 2006 (the “Agreement”), which provides, among other things, for the Merger (the “Merger”) of Mergerco with and into the Company, with the Company as the surviving corporation. Pursuant to the Merger, each issued and outstanding share of common stock, par value $0.10 per share, of the Company (“Company Common Stock”), other than Rollover Shares, Company Common Stock held by the Company as treasury stock or held by Mergerco or any holder who is entitled to demand and properly demands appraisal of such shares, will be converted into the right to receive an amount equal to $37.60 plus the Additional Per Share Consideration, if any, in cash, without interest (the “Merger Consideration”). The terms and conditions of the Merger are more fully set out in the Agreement, and capitalized terms used herein but not defined shall have the meanings as defined in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to the Holders of Company Common Stock (as defined below) of the Merger Consideration to be paid to the Holders of Company Common Stock pursuant to the Agreement. For purposes of this opinion “Holders of Company Common Stock” means all holders of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than the Company, Mergerco, any holder of Rollover Shares and any holder who is entitled to demand and properly perfects appraisal rights such that the holder will not receive the Merger Consideration.

In connection with this opinion, we have:

(i) Reviewed the financial terms and conditions of the Agreement;

(ii) Analyzed certain historical publicly available business and financial information relating to the Company;

(iii) Reviewed various financial forecasts and other data provided to us by the Company relating to its businesses;

(iv) Held discussions with members of the senior management of the Company with respect to the business and prospects of the Company;

(v) Reviewed public information with respect to certain other companies in lines of business we believe to be generally comparable to the businesses of the Company;

(vi) Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally comparable to those of the Company;

(vii) Reviewed historical stock prices and trading volumes of the Company Common Stock; and

(viii) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have relied upon the accuracy and completeness of the foregoing information and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or concerning the solvency or fair value of the Company. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to

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the future financial performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

Although we have examined the financial terms of certain business combinations since January 1, 2005 involving companies in lines of business we believe to be generally comparable to those of the Company, we have advised you that none of these transactions are truly comparable to a potential acquisition of the Company, including the Merger, due to, among other things, the size of a potential transaction involving the Company compared to these business combinations and changes in the industries in which the Company operates. For these reasons, we did not use these business combinations in our financial analyses.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the prices at which the Company Common Stock will trade at any time subsequent to the announcement of the Merger.

In rendering our opinion, you have advised us, and we have assumed, that the Merger will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions by the Company. We have also assumed that obtaining the necessary regulatory approvals for the Merger will not have an adverse effect on the Company or the Merger. We do not express any opinion as to any tax or other consequences that might result from the Merger, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals. In addition, we understand that certain members of the Company’s management, as well as the chairman of the board of directors, are receiving change of control payments and benefits related thereto and may be entering into certain compensation arrangements in connection with the Merger. We have advised you that we express no view with respect to any such payments, benefits or compensation arrangements.

Lazard Frères & Co. LLC is acting as investment banker to the special advisory committee of the Company’s board of directors in connection with the Merger and will receive a fee for our services, a substantial portion of which we will receive upon rendering this opinion. We may have in the past provided investment banking services to the Investors or their affiliates unrelated to the Merger for which we may have received customary fees. In addition, in the ordinary course of their respective businesses, affiliates of Lazard and LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard), may actively trade the securities of the Company and/or the securities of the Investors or their affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

In rendering our opinion, we were not authorized to broadly solicit and we did not so solicit other parties regarding a potential transaction with the Company, nor were we requested to consider, and our opinion does not address, the relative merits of the Merger as compared to any other transaction in which the Company might engage.

Our engagement and the opinion expressed herein are for the benefit of the special advisory committee of the Company’s board of directors and our opinion is rendered to the special advisory committee of the Company’s board of directors in connection with its consideration of the Merger and are not on behalf of, and are not intended to confer rights or remedies upon, Mergerco, the Parents, the Investors, any stockholders of the Company, Mergerco, the Parents or the Investors or any other person. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and is not intended to and does not constitute a recommendation to any Holder of Company Common Stock as to how such Holder of Company Common Stock should vote with respect to the Merger or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be paid to the Holders of Company Common Stock pursuant to the Agreement is fair, from a financial point of view, to the Holders of Company Common Stock.

Very truly yours,

LAZARD FRÈRES & CO. LLC

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ANNEX D

ARTICLE 5.12 OF THE TEXAS BUSINESS CORPORATIONS ACT

5.12. Procedure for Dissent by Shareholders as to Said Corporate Actions

A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

(1) (a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder’s right to dissent will be exercised if the action is effective and giving the shareholder’s address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder’s right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder’s shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

(b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder’s right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder’s right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within 20 days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder’s shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the 20 day period shall be bound by the action.

(2) Within 20 days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within 90 days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within 90 days after the date on which the action was effected, upon receipt of notice within 60 days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

(3) If, within 60 days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within 90 days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

B. If, within the period of 60 days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within 60 days after the expiration of the 60 day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder’s shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

CLEAR CHANNEL COMMUNICATIONS, INC.
Proxy Solicited on Behalf of the Board of Directors for the Special Meeting
of Shareholders to be held on March 21, 2007
     The undersigned hereby appoints L. Lowry Mays, Mark P. Mays and Alan D. Feld, and each of them, proxies of the undersigned with full power of substitution for and in the name, place and stead of the undersigned to appear and act for and to vote all shares of CLEAR CHANNEL COMMUNICATIONS, INC. standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at the Special Meeting of Shareholders of said Company to be held in San Antonio, Texas on March 21, 2007, at 8:00 a.m., Central Standard Time, or at any adjournments thereof, with all powers the undersigned would possess of then personally present, as indicated on the reverse side.
     Please note that if you fail to return a valid proxy card and do not vote in person at the special meeting, and there is a quorum present, your shares will be counted as a vote AGAINST the adoption of the Merger Agreement.
     The undersigned acknowledges receipt of notice of said meeting and accompanying Proxy Statement and of the accompanying materials and ratifies and confirms all acts that any of the said proxy holders or their substitutes may lawfully do or cause to be done by virtue hereof.
(Continued and to be dated and signed on the reverse side.)

     Your shares will be voted as specified below. If no specification is made for a proposal and this proxy card is validly executed and returned your shares will be voted “FOR” such proposal.
1. Approval and adoption of the Agreement and Plan of Merger, dated November 16, 2006, by and among Clear Channel Communications, Inc., BT Triple Crown Merger Co., Inc., B Triple Crown Finco, LLC, and T Triple Crown Finco, LLC.

FOR ☐	AGAINST ☐	ABSTAIN ☐
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” the approval and adoption of the Agreement and Plan of Merger, dated November 16, 2006, by and among Clear Channel Communications, Inc., BT Triple Crown Merger Co., Inc., B Triple Crown Finco, LLC, and T Triple Crown Finco, LLC.
2. Approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the Agreement and Plan of Merger, dated November 16, 2006, by and among Clear Channel Communications, Inc., BT Triple Crown Merger Co., Inc., B Triple Crown Finco, LLC, and T Triple Crown Finco, LLC.

FOR ☐	AGAINST ☐	ABSTAIN ☐
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the Agreement and Plan of Merger.
3. In the discretion of the proxy holders, on any other matter that may properly come before the special meeting.

FOR ☐	AGAINST ☐	ABSTAIN ☐
Please sign your name exactly as it appears hereon. Joint owners should sign personally. Attorney, Executor, Administrator, Trustee or Guardian should indicate full title.
Dated:                      ___, 2007

Shareholder’s signature

(Print Name)

Shareholder’s signature if stock held jointly

(Print Name)
Sign, Date, and Return the Proxy Card Promptly Using the Enclosed Envelope.
Votes MUST be indicated (X) in Black or Blue Ink.